                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share.

     (2)  Aggregate number of securities to which transaction applies:
          14,718,134 shares of common stock.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        The filing fee was determined based upon the aggregate merger consideration of $8,242,156 to be paid to the Championship Auto Racing Teams, Inc. stockholders. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $8,242,156 by 0.00008090.

     (4)  Proposed maximum aggregate value of transaction: $8,242,156.

     (5)  Total fee paid: $666.79.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

THIS PRELIMINARY PROXY STATEMENT AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

             PRELIMINARY PROXY STATEMENT -- SUBJECT TO COMPLETION.

Championship Auto Racing Teams, Inc.
5350 Lakeview Parkway South Dr.
Indianapolis, Indiana 46268
                                                             November [  ], 2003

Dear Stockholder:

    We cordially invite you to attend a special meeting of stockholders of Championship Auto Racing Teams, Inc. to be held on December [ ], 2003, at
[    ], local time, at the [         ]. At the special meeting, we will ask you
to vote on a proposal to adopt the Agreement and Plan of Merger we entered into on September 10, 2003 pursuant to which Open Wheel Racing Series LLC will acquire Championship. In the merger contemplated by the merger agreement, a subsidiary of Open Wheel Racing Series will merge with and into Championship and Championship will become a wholly owned subsidiary of Open Wheel Racing Series.

    If we complete the merger, each share of our common stock you own will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to completion of the merger. Based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, you would be entitled to receive $0.56 for each share of our common stock. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November [ ], 2003, and our board of directors will not authorize any such increase while the merger is pending.

    Our board of directors (including all of our independent directors) has determined that the merger agreement and merger are advisable and fair to and in the best interests of our unaffiliated stockholders. Our board of directors believes that, if the merger is not approved, Championship will not be able to continue as a viable business and that in any winding up of Championship, stockholders would receive little or no value for their shares. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

    Your vote is important. Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel Racing Series to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted at the special meeting and are not held by Open Wheel Racing Series or its affiliates. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. If you do not send in your proxy, do not vote in person or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect (for the purposes of the vote required under Delaware law) as a vote against the adoption of the merger agreement. Only holders of record of our common stock at the close of business on November 7, 2003 will be entitled to vote at the special meeting.

    The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If you have any questions about the merger, please call D.F. King & Co., Inc. at (800) 431-9643.

    On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

                                          Yours truly,

                                          CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                          CHRISTOPHER R. POOK
                                          President and Chief Executive Officer

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is dated November [ ], 2003 and is first being mailed to stockholders on or about November [ ], 2003.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
                        5350 LAKEVIEW PARKWAY SOUTH DR.
                             INDIANAPOLIS, IN 46268

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER [  ], 2003

To the Stockholders of Championship Auto Racing Teams, Inc.:

     NOTICE IS HEREBY GIVEN that we will hold a special meeting of the stockholders of Championship Auto Racing Teams, Inc. on December [ ], 2003, at
[     ], local time, at the [                    ], for the following purposes:

          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel Racings Series, and Championship Auto Racing Teams, Inc., pursuant to which, upon completion of the merger, Championship will be a wholly owned subsidiary of Open Wheel Racing Series and each share of our common stock, par value $0.01 per share (other than those held by Open Wheel Racing Series or Open Wheel Acquisition Corporation, or held by stockholders who perfect their appraisal rights under Delaware law), will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common stock
     outstanding on [               ], 2003, you would be entitled to receive
     $0.56 for each share of our common stock that you own. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November [ ], 2003, and our board of directors will not authorize any such increase while the merger is pending.

          2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel Racing Series to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted at the special meeting and are not held by Open Wheel Racing Series LLC or its affiliates.

     Only stockholders of record as of the close of business on November 7, 2003 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding shares of our common stock entitled to notice and to vote on November 7, 2003 was 14,718,134. Each stockholder is entitled to one vote for each share of our common stock held on the record date.

     A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. We urge you to read the proxy statement carefully, including the annexes. You should not send any certificates representing your Championship common stock with your proxy card.

     This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger. Stockholders who do not vote in favor of adoption of the merger agreement have the right under Delaware law to demand appraisal of their shares of our common stock and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A copy of the provision of Delaware law that grants appraisal rights and specifies the required procedures for demanding appraisal is attached to this proxy statement as Annex E.

     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete, sign, date and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect (for the purposes of the vote required under Delaware law) as voting against the adoption of the merger agreement.

                                          By order of the Board of Directors,

                                          J. CARLISLE PEET III
                                          Secretary

Indianapolis, Indiana
November [  ], 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
  The Parties to the Merger Agreement.......................    1
  The Merger................................................    2
  The Special Meeting.......................................    2
  Purpose of the Merger.....................................    3
  Effects of the Merger.....................................    3
  Recommendation of the Championship Board of Directors.....    4
  Opinion of our Financial Advisor..........................    4
  United States Federal Income Tax Consequences.............    4
  The Open Wheel Group's Position as to the Fairness of the
     Merger.................................................    5
  Opinion of Open Wheel's Financial Advisor.................    5
  Interests of Certain Persons in the Merger................    5
  Appraisal Rights..........................................    6
  The Merger Agreement......................................    6
  Financing of the Merger...................................    9
  Provisions for Unaffiliated Stockholders..................    9
  Additional Information....................................    9
  Recent Developments.......................................    9
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL
  MEETING...................................................   11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   14
INTRODUCTION................................................   15
  Proposal to be Considered at the Special Meeting..........   15
  Record Date; Voting Rights; Vote Required.................   15
  Voting and Revocation of Proxies..........................   16
  Solicitation of Proxies; Expenses of Solicitation.........   16
  Comparative Market Price Data.............................   17
  Dividends.................................................   18
  Championship's Selected Consolidated Financial
     Information............................................   18
SPECIAL FACTORS.............................................   20
  Background of the Merger..................................   20
  Reasons for the Recommendation of the Championship Board
     of Directors; Fairness of the Merger...................   31
  Opinion of our Financial Advisor..........................   34
  Championship's Reasons for the Merger.....................   42
  The Open Wheel Group's Position as to the Fairness of the
     Merger.................................................   42
  The Open Wheel Group's Reasons for the Merger.............   45
  Opinion of Open Wheel's Financial Advisor.................   45
  Forecasts.................................................   50
  Purpose and Structure of the Merger.......................   51
  Effects of the Merger on Championship and Championship's
     Common Stock; Plans or Proposals After the Merger......   51
  Effects on Championship if the Merger is not Completed....   52
  Effects of the Merger on Open Wheel.......................   53
  Interests of Directors and Executive Officers in the
     Merger.................................................   53
  Certain Relationships Between the Open Wheel Group and
     Championship...........................................   56
  Financing of the Merger...................................   57
  Provisions for Unaffiliated Stockholders..................   58
  Material U.S. Federal Income Tax Consequences of the
     Merger to Championship's Stockholders..................   58

                                                              PAGE
                                                              ----
  Material U.S. Federal Income Tax Consequences of the
     Merger for the Open Wheel Group........................   59
  Appraisal Rights..........................................   59
  Regulatory Matters........................................   62
  Recent Developments.......................................   62
THE MERGER AGREEMENT........................................   63
  Completion of the Merger..................................   63
  Certificate of Incorporation; By-laws; Directors and
     Officers of the Surviving Corporation..................   63
  Merger Consideration......................................   63
  Stock Options.............................................   64
  Conditions to the Merger..................................   64
  Alternative Acquisition Proposals.........................   66
  Stockholder Rights Agreement..............................   66
  Right to Accept a Superior Proposal.......................   67
  Representations and Warranties............................   67
  Covenants Relating to the Conduct of our Business.........   68
  Reasonable Best Efforts...................................   70
  Directors' and Officers' Indemnification..................   70
  Other Covenants...........................................   70
  Fees and Expenses.........................................   71
  Termination of the Merger Agreement.......................   71
  Amendment.................................................   72
  Extension; Waiver.........................................   72
CONTRIBUTION AGREEMENT......................................   72
OTHER MATTERS...............................................   74
  Beneficial Ownership of Championship Common Stock.........   74
  Other Matters for Action at the Special Meeting...........   75
  Common Stock Transactions Information.....................   75
  Stockholder Proposals.....................................   76
  Where You Can Find More Information.......................   76
  Additional Information....................................   77
ANNEX A - AGREEMENT AND PLAN OF MERGER
ANNEX B - CONTRIBUTION AGREEMENT
ANNEX C - OPINION OF BEAR, STEARNS & CO. INC
ANNEX D - OPINION OF ERNST & YOUNG CORPORATE FINANCE LLC
ANNEX E - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
  STATE OF DELAWARE
ANNEX F - CHAMPIONSHIP AUTO RACING TEAMS, INC. ANNUAL REPORT
  FILED ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002
  (EXCLUDING FINANCIAL STATEMENTS AND EXHIBITS (EXCEPT
  EXHIBITS 99.1 AND 99.2))
ANNEX G - FINANCIAL STATEMENTS OF CHAMPIONSHIP AUTO RACING
  TEAMS, INC. AS OF DECEMBER 31, 2002 AND 2001, AND THE
  RELATED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE
  THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2002,
  INCLUDING THE RELATED REPORT OF DELOITTE & TOUCHE LLP.
ANNEX H - CHAMPIONSHIP AUTO RACING TEAMS, INC. ANNUAL REPORT
  FILED ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2002
ANNEX I - CHAMPIONSHIP AUTO RACING TEAMS, INC. QUARTERLY
  REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30,
  2003

                               SUMMARY TERM SHEET

     This summary term sheet, together with the following question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary term sheet includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary term sheet. This summary term sheet does not contain all of the information you should consider before voting on the merger agreement. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt the merger agreement.

THE PARTIES TO THE MERGER AGREEMENT

       CHAMPIONSHIP AUTO RACING TEAMS, INC.

       Championship Auto Racing Teams, Inc.
       5350 Lakeview Parkway South Dr.
       Indianapolis, Indiana 46268
       (317) 715-4100

     - Championship Auto Racing Teams, Inc., a Delaware corporation, owns all of the common stock of CART, Inc., which operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. In this proxy statement, the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford is referred to as the CART racing series. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars and Bridgestone/Firestone North American Tire, LLC. Championship also owns and operates its top development series, the Toyota Atlantic Championship.

     - In this proxy statement, Championship Auto Racing Teams, Inc. is referred to as "Championship."

     - Our common stock is quoted on the OTC Bulletin Board under the symbol "CPNT.OB."

       OPEN WHEEL RACING SERIES LLC

       Open Wheel Racing Series LLC
       275 Middlefield Road, Second Floor
       Menlo Park, California 94025
       (650) 329-7300

     - Open Wheel Racing Series LLC, a Delaware limited liability company, is a specially formed entity whose principal business is to acquire all outstanding capital stock and attached rights of Championship. The members of Open Wheel are 21st Century Racing Holdings LLC, Big Bang Racing LLC and Willis Capital, L.L.C. Kevin Kalkhoven is the sole member of 21st Century Racing Holdings. Paul Gentilozzi is the sole member of Big Bang Racing LLC. Gerald R. Forsythe, Forsythe Racing, Inc., Indeck Energy Services, Inc. and Indeck-Illion Cogeneration Corp are the members of Willis Capital, L.L.C. Mr. Forsythe is the Chairman and CEO of Forsythe Racing, Inc., Indeck Energy Services, Inc. and Indeck-Illion Cogeneration Corp. As of November [ ], 2003, Open Wheel Racing Series LLC beneficially owns 3,377,400 shares, or approximately 22.95%, of our common stock.

     - In this proxy statement, Open Wheel Racing Series LLC is referred to as "Open Wheel."

       OPEN WHEEL ACQUISITION CORPORATION

       Open Wheel Acquisition Corporation
       275 Middlefield Road, Second Floor
       Menlo Park, California 94025
       (650) 329-7300

     - Open Wheel Acquisition Corporation, a Delaware corporation, is a wholly owned subsidiary of Open Wheel formed for the purpose of effecting a merger with Championship.

     - In this proxy statement, Open Wheel Acquisition Corporation is referred to as "Acquisition Corp."

     - In this proxy statement, Open Wheel and Acquisition Corp. are referred to together as the "Open Wheel Group."

THE MERGER

     - The merger agreement you are asked to adopt would cause Acquisition Corp. to be merged with and into Championship. If the merger agreement is adopted, each share of our common stock will be exchanged for cash equal to (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the merger. This amount will be without interest and rounded down to the nearest cent. Based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, each share of our common stock would be exchanged for $0.56. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November [ ], 2003, and our board of directors will not authorize any such increase while the merger is pending. Shares of our common stock held by Open Wheel or Acquisition Corp. or by stockholders who perfect their appraisal rights under Delaware law will not be entitled to this per share merger consideration. See "Special Factors -- Appraisal Rights" (page 59).

     - The per share merger consideration is based on merger consideration of $8,242,156 and 14,718,134 shares of our outstanding common stock.

THE SPECIAL MEETING

     - Date, Time and Place (see page 15). The special meeting will take place
       on December [  ], 2003, at [   ], local time, at the [               ].

     - Proposal to be considered (see page 15). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, a copy of which is attached to this proxy statement as Annex
       A. For additional information regarding the proposal to be considered at the special meeting, see "Introduction -- Proposal to be Considered at the Special Meeting."

     - Record Date and Shares Entitled to Vote; Quorum (see page 15). The record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the special meeting is November 7, 2003. On the record date, 14,718,134 shares of our common stock were outstanding and entitled to vote on the proposal to adopt the merger agreement. The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the adoption of the merger agreement is necessary to constitute a quorum for the transaction of business at the special meeting. See "Introduction -- Record Date; Voting Rights; Vote Required."

     - Vote Required (see page 15). Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" approval of the merger at the special meeting and are not held by Open Wheel or its affiliates. This second vote is referred to in this proxy statement as the "unaffiliated stockholder approval." Although Championship and Open Wheel could agree to waive the need for the unaffiliated stockholder approval, Championship would not do so unless our board of directors concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who obtained or whose primary objective is to obtain value related to Championship stock or Championship's business that would not be available to all stockholders of Championship unaffiliated with Open Wheel on a pro rata basis. In the event that Championship and Open Wheel agree to waive the need for the unaffiliated stockholder approval under such circumstances, Championship does not intend to solicit proxies. See "Introduction -- Record Date; Voting Rights; Vote Required."

     As of November [ ], 2003, Open Wheel beneficially owns 3,377,400 shares, or approximately 22.95%, of our common stock. All of these shares will be voted in favor of adopting the merger agreement but none will count in determining whether the unaffiliated stockholder approval has been received. See "Special Factors -- Certain Relationships Between the Open Wheel Group and
Championship -- Gerald R. Forsythe -- Forsythe Voting Agreements."

     Our directors and executive officers as a group beneficially own 4,025 shares, or less than 1%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate immediately prior to the completion of the merger. See "Other Matters -- Beneficial Ownership of Championship Common Stock." Neither we nor Open Wheel have entered into any agreements with these directors and officers with respect to the voting of their shares in connection with the merger; however, these directors and officers have expressed their intent to vote their shares in favor of the merger.

     - Procedures for Voting (see page 15). You may vote shares you hold of record in either of two ways:

      - by completing and returning the enclosed proxy card, or

      - by voting in person at the special meeting.

       If you hold shares of our common stock in "street name" through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares. See "Introduction -- Record Date; Voting Rights; Vote Required."

     - Voting of Proxies (see page 16). Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. Shares of our common stock represented by properly executed proxies for which no instruction is given will be voted FOR adoption of the merger agreement. See "Introduction -- Voting and Revocation of Proxies."

     - Revocability of Proxies (see page 16). Your proxy may be revoked at any time before it is voted. If you complete and return the enclosed proxy card but wish to revoke it, you must either (1) send a later-dated proxy card relating to the same shares to our Secretary at or before the special meeting, (2) file with our Secretary a written, later-dated notice of revocation or (3) attend the special meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy. See "Introduction -- Voting and Revocation of Proxies."

     - Failure to vote (see page 16). If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement.

PURPOSE OF THE MERGER

     - The principal purpose of the merger is to enable you to receive cash for your shares. The merger also will enable Open Wheel to obtain control of Championship and give CART, Inc. the opportunity to continue the CART racing series 2004. If the merger is not completed, Championship expects that its cash resources will be depleted by the middle of December of 2003. Without sufficient financial resources, Championship will be required to cease operations and cancel the 2004 season. See "Special Factors -- Purpose and Structure of the Merger" (see page 51),
       "-- Background of the Merger" (see page 20) and "-- Effects on Championship if the Merger is not Completed" (see page 52).

EFFECTS OF THE MERGER

     - Upon completion of the merger, Championship will be a direct, wholly owned, privately held subsidiary of Open Wheel. The registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our common stock will no longer be listed on any exchange or quotation system where our common stock may at such time be listed or quoted. See "Special Factors -- Effects of the Merger on Championship and Championship's Common Stock; Plans or Proposals After the Merger" (see page 51).

RECOMMENDATION OF THE CHAMPIONSHIP BOARD OF DIRECTORS

     - Our board of directors, including all of our independent directors, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Championship's unaffiliated stockholders. Accordingly, our board of directors approved the merger agreement and the merger and recommends that you vote "FOR" the proposal to adopt the merger agreement. Carl Haas, one of our directors (who resigned as a director on September 22, 2003), abstained from the foregoing determination and approval due to a potential conflict of interest as a team owner, however none of our directors voted against approval of the merger agreement and the merger. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger agreement and the merger are advisable fair to and in the best interests of Championship's unaffiliated stockholders, see "Special Factors -- Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger" (see page 31).

OPINION OF OUR FINANCIAL ADVISOR

     - In connection with the proposed merger, our financial advisor, Bear, Stearns & Co. Inc., delivered to our board of directors an opinion to the effect that, subject to the conditions, assumptions and limitations contained in the opinion, from a financial point of view, the per share merger consideration is fair to unaffiliated holders of our common stock, other than Open Wheel or its affiliates, individuals who own or operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, or any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock. In this proxy statement, Bear, Stearns & Co. Inc. is referred to as "Bear Stearns."

     - The full text of the written opinion of our financial advisor, dated September 10, 2003, is attached to this proxy statement as Annex C. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on our financial advisor's review.

     - THE OPINION OF OUR FINANCIAL ADVISOR IS ADDRESSED TO OUR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

     - See "Special Factors -- Opinion of our Financial Advisor" (see page 34).

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     - The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and, generally speaking, will be long-term capital gain or loss if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.

     - BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE MERGER.

THE OPEN WHEEL GROUP'S POSITION AS TO THE FAIRNESS OF THE MERGER

     - Because members of the Open Wheel Group beneficially own 3,377,400 shares, or 22.95%, of our common stock contributed to Open Wheel by Mr. Forsythe, the merger may constitute, if completed, a "going-private transaction" subject to Rule 13e-3 under the Exchange Act, in which case the members of the Open Wheel Group would be required to express their belief as to the fairness of the merger to stockholders of Championship who are not affiliated with Championship. The members of the Open Wheel Group believe that the merger is fair to such stockholders of Championship. This belief, however, should not be construed as a recommendation to stockholders of Championship to vote to adopt the merger agreement. For a discussion of the factors considered by the members of the Open Wheel Group in reaching this belief, see "Special Factors -- The Open Wheel Group's Position as to the Fairness of the Merger" (see page 42).

OPINION OF OPEN WHEEL'S FINANCIAL ADVISOR

     - In connection with the proposed merger, Open Wheel retained its own financial advisor, Ernst & Young Corporate Finance LLC, who delivered a written opinion to Open Wheel, dated September 10, 2003, to the effect that, as of that date, the per share merger consideration to be received by the unaffiliated common stockholders of Championship was fair, from a financial point of view, to such holders. In this proxy statement, Ernst & Young Corporate Finance LLC is referred to as "EYCF."

     - The full text of the written opinion of EYCF dated September 10, 2003 is attached to this proxy statement as Annex D. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on EYCF's review.

     - THE EYCF OPINION IS ADDRESSED TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

     - See "Special Factors -- Opinion of Open Wheel's Financial Advisor" (see page 45).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     - When considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests that are different from, or in addition to, yours, including as follows:

      - one of our directors, Carl Haas (who resigned as a director on September 22, 2003), owns a racing team that participates in the CART racing series. If the merger is not completed, the CART racing series will not continue in 2004 in the absence of another strategic transaction. Due to his potential conflict of interest as a team owner, Mr. Haas abstained from our board of directors' vote approving the merger and the merger agreement;

      - each of Christopher R. Pook, our President and Chief Executive Officer, David J. Clare, our Chief Operating Officer, and John J. Lopes, CART, Inc.'s Vice President of Racing Operations, are parties to prior employment agreements with Championship pursuant to which they would have been entitled to enhanced severance benefits (including cash payments of up to three or 2.99 times the executive's base salary and up to seven years of continued employee benefits) in the event of involuntary termination, as defined under their respective prior employment agreements, within two years following the completion of the merger. In connection with the merger, Mr. Pook's prior employment agreement has been amended and each of Mr. Clare's and Mr. Lopes' prior employment agreements have been superseded by new employment agreements. This amendment and these new employment agreements, as the case may be, eliminate the foregoing severance benefits. In the event the merger agreement is terminated, the amendment to Mr. Pook's employment agreement and Messrs. Clare's and Lopes's new employment agreements would be void and each of their prior employment agreements, including the severance benefits, would be automatically reinstated;

      - in connection with the merger, Championship and CART, Inc. have entered into a new consulting agreement with Mr. Pook, which becomes effective upon completion of the merger, and a new employment agreement with Thomas L. Carter, our Chief Financial Officer. In the event the merger agreement is terminated, Mr. Pook's new consulting agreement and Mr. Carter's new employment agreement would be void and their prior employment agreements would be automatically reinstated; and

      - our directors and executive officers (1) will be indemnified against certain liabilities both before and after the merger and (2) will have, for a certain period of time after completion of the merger, the benefit of directors' and officers' liability insurance for acts and omissions occurring before the merger.

     - None of our current officers and directors will hold positions with Open Wheel after completion of the merger. Following the completion of the merger, Christopher Pook will be a consultant to Championship and David Clare, John Lopes and Thomas Carter will retain their positions as Championship's Chief Operating Officer, Vice President of Operations and Chief Financial Officer, respectively.

     - See "Special Factors -- Interests of Directors and Executive Officers in the Merger" (see page 53) for a more detailed discussion of the foregoing and other interests.

APPRAISAL RIGHTS

     - If the merger is completed, stockholders who object to the merger may elect to exercise their statutory appraisal rights to receive the judicially determined "fair value" of their shares. The fair value, which could be more or less than the merger consideration to which stockholders would be entitled under the merger agreement, would be exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). The determination of fair value would be made after completion of the merger.

     - In order to exercise these rights, you must (1) not vote to adopt the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the procedures under Delaware law for exercising appraisal rights. For a summary of these Delaware law procedures, see "Special Factors -- Appraisal Rights" (see page 59). An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

     - Under the merger agreement, if holders of more than 16% of the outstanding shares of our common stock validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger will not be satisfied.

     - Appraisal rights will not apply if the merger is abandoned for any reason.

THE MERGER AGREEMENT

  CONDITIONS TO THE MERGER

The obligations of Open Wheel and Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of, among others, the following conditions:

     - as required under Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting;

     - the merger must be approved by the holders of a majority of shares of our common stock that are voted "for" or "against" approval at the special meeting and are not held by Open Wheel and its affiliates;

     - no law, injunction or order preventing the completion of the merger or preventing Open Wheel from either owning our common stock or operating any material part of Championship's business may be in effect;

     - the representations and warranties of Championship in the merger agreement must be true and correct in all material respects and Championship must have complied in all material respects with its covenants and other agreements in the merger agreement;

     - no more than 16% of Championship's shares of common stock outstanding immediately prior to the completion of the merger shall be shares held by persons who validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights;

     - subject to certain exceptions, the absence of pending or threatened suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., Championship or any subsidiary of Championship, which Open Wheel reasonably believes would not be covered by Championship's existing insurance policies or which seek equitable relief preventing Open Wheel from either owning Championship common stock or operating any material part of Championship's business;

     - the absence of pending suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., Championship or any subsidiary of Championship that seek equitable relief preventing the completion of the merger;

     - each holder of an option to purchase our common stock must have agreed to surrender that option prior to the completion of the merger (this condition has already been satisfied);

     - Championship must be able to pay its debts as and when they become due and no bankruptcy petition shall have been filed or be pending, subject to limited exceptions; and

     - a material adverse effect on Championship, as defined in the merger agreement and under "The Merger Agreement -- Conditions to the Merger -- Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger," must not have occurred.

  RIGHT TO ACCEPT A SUPERIOR PROPOSAL

     - The merger agreement provides that we will not enter into any agreement with respect to any proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets except as described below. However, the merger agreement also provides that, prior to obtaining the required stockholder approvals, we may, pursuant to a confidentiality agreement, provide to any person or entity information with respect to an alternative acquisition proposal. If, prior to obtaining the required stockholder approvals, we receive a proposal for an alternative merger or other acquisition of over 50% of our stock or all or substantially all of our assets that our board of directors determines in good faith is more favorable to our stockholders than the transactions contemplated by the merger agreement, then, having first complied with certain notification requirements and taken into account any revised proposal from Open Wheel, we may approve such superior takeover proposal, cause the merger agreement to be terminated and enter into a definitive agreement with respect to such superior takeover proposal. If we terminate the merger agreement and enter into a definitive agreement with respect to a superior takeover proposal, we will be required to pay a termination fee of $350,000 to Open Wheel.

  TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated at any time prior to the completion of the merger:

     - by mutual written consent of Open Wheel and Championship;

     - by either Open Wheel or Championship if either of the required stockholder approvals is not obtained at a Championship stockholder meeting called for that purpose;

     - by either Open Wheel or Championship if the merger is not completed on or before February 15, 2004, except that this date may be extended for up to 61 days under the limited circumstances related to the filing of any involuntary bankruptcy petition described under "The Merger
       Agreement -- Termination of the Merger Agreement"; or

     - by either Open Wheel or Championship if a final and nonappealable order or injunction issued by a governmental entity prohibits the merger.

The merger agreement may also be terminated by Open Wheel if:

     - Championship breaches any of its representations, warranties or covenants in a manner which would result in the failure of a condition to Open Wheel's obligation to complete the merger;

     - prior to obtaining the requisite stockholder approvals, Championship's board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement, or proposes publicly to do so;

     - prior to obtaining the requisite stockholder approvals, Championship's board of directors, without obtaining the prior written approval of Open Wheel, amends the Championship stockholder rights agreement to permit another person or entity to acquire 15% or more of Championship's common stock; or

     - prior to obtaining the requisite stockholder approvals, Championship enters into any definitive agreement to implement a proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets (any such proposal referred to in this proxy statement as an alternative acquisition proposal).

  TERMINATION FEE

Championship must pay to Open Wheel a termination fee of $350,000 if:

     - Championship terminates the merger agreement because our board of directors received and accepted a superior takeover proposal as described under "The Merger Agreement -- Right to Accept a Superior Proposal";

     - Open Wheel terminates the merger agreement because

      - our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so,

      - without the approval of Open Wheel, our board of directors amends our stockholder rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding common stock or

      - Championship enters into any definitive agreement to implement an alternative acquisition proposal; or

     - after the date of the merger agreement, any person or entity makes an alternative acquisition proposal, the merger agreement is terminated by either Open Wheel or Championship because the merger has not occurred on or before February 15, 2004 and Championship then completes an alternative merger or business combination or acquisition of over 40% of our stock or assets within 12 months after the termination of the merger agreement.

One purpose of the termination fee is to compensate Open Wheel, in the event that the merger is abandoned by Championship to pursue an alternate proposal, for the financial and other resources Open Wheel has expended in connection with entering into the merger agreement and seeking to complete the merger. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of Championship to acquire control of Championship. For additional information regarding the termination fee provision and the circumstances under which this amount is payable, see "The Merger
Agreement -- Fees and Expenses" (see page 70).

FINANCING OF THE MERGER

     - The total amount of funds required to complete the merger and pay the related fees and expenses is estimated to be approximately $[ ]. The Contribution Agreement dated September 10, 2003, between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand, a copy of which is attached to this proxy statement as Annex B, provides that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, each of Messrs. Kalkhoven, Gentilozzi and Forsythe will make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Mr. Forsythe partially satisfied his contribution obligation by contributing all of his shares, and causing his affiliates to contribute all of their shares, of our common stock to Open Wheel on September 26, 2003, as was required under the Contribution Agreement. Messrs. Kalkhoven, Gentilozzi and Forsythe will use available personal funds to make or cause to be made the required contributions to Open Wheel. The source of these personal funds will be from cash-on-hand and will not be borrowed funds.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

     - Gerald R. Forsythe is one of the indirect owners of Open Wheel. Prior to contributing all of his shares of our common stock to Open Wheel on September 26, 2003, Mr. Forsythe and his affiliates directly owned 3,377,400 shares of our common stock, representing approximately 22.95% of our outstanding common stock as of November [ ], 2003. Due to this ownership, the members of the Open Wheel Group might be deemed to be affiliated stockholders of Championship. Notwithstanding Mr. Forsythe's substantial share ownership, Mr. Forsythe has not been a member of our board of directors since December 18, 2001, and our board of directors believes he was not in a position to influence, and did not influence, our board's consideration of and decision to pursue the transaction with Open Wheel. Therefore, we concluded that despite the possibility that the members of the Open Wheel Group might be deemed our affiliates, it was not necessary to ensure the fairness of the merger for Championship to make any provisions in connection with the merger to grant unaffiliated stockholders access to Championship's, Open Wheel's or Acquisition Corp.'s non-publicly disclosed information, or to obtain counsel or appraisal services solely for unaffiliated stockholders at Championship's expense or the expense of Open Wheel or Acquisition Corp. We did, however, agree with Open Wheel that the merger should be conditioned upon receipt of the unaffiliated stockholder approval. See "-- The Special Meeting."

ADDITIONAL INFORMATION

     - If you have questions about the merger or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should call D.F. King & Co., Inc. at (800) 431-9643.

RECENT DEVELOPMENTS

     A Championship sanctioned event known as the King Taco 500 was scheduled to take place on November 1 and November 2, 2003 in Fontana, California. This event was canceled by the promoter, 88 Corp., due to its belief that the southern California wild fires caused a "force majeure." 88 Corp. has filed a complaint in the United States District Court for the Central District of California seeking a declaratory judgment that a "force majeure" occurred so that it may proceed to seek the return of a rights fee in the amount of $2,500,000 less expenses incurred by Championship in preparation for the race.

     On November 11, 2003, in response to a request by management that Deloitte & Touche LLP ("D&T"), Championship's independent auditor, reissue its report on Championship's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002, in connection with the filing by Championship of this proxy statement, D&T informed management that D&T's report on Championship's financial statements as of December 31, 2002 (which report is included in Annex G to hereto) would include an explanatory paragraph indicating that developments during the nine-month period ended September 30, 2003 raise substantial doubt about Championship's ability to continue as a going concern.

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

     Below are brief answers to frequently asked questions concerning the proposed merger and the special meeting. These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement, including all annexes, carefully.

1.   Q: WHAT IS THE PROPOSED MERGER?

     A: In the proposed merger, Acquisition Corp., a wholly owned subsidiary of Open Wheel, will merge with and into Championship. Championship will survive the merger as a wholly owned subsidiary of Open Wheel, and our shares will cease to be publicly traded. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

2.   Q: WHAT WILL I RECEIVE IN THE MERGER?

     A: Upon completion of the merger, in exchange for each share of Championship common stock that you own, you will be entitled to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger and less any applicable withholding taxes. In this proxy statement, we refer to this cash payment as the "per share merger consideration." Based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, you would be entitled to receive $0.56 for each share of our common stock you own. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November [ ], 2003, and our board of directors will not authorize any such increase while the merger is pending.

3.   Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
     MERGER?

     A: The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the Federal (and any state, local or foreign) tax consequences to you of the merger. To review a summary of the material tax considerations of the merger, see "Special Factors -- Material U.S. Federal Income Tax Consequences of the Merger to Championship's Stockholders."

4.   Q: WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?

     A: Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" the merger at the special meeting and are not held by Open Wheel or its affiliates. See "Introduction -- Record Date; Voting Rights; Vote Required."

5. Q: IS CHAMPIONSHIP'S BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?

     A: Yes. After considering a number of factors, our board of directors, including all of our independent directors, determined that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of Championship's unaffiliated stockholders. One of our directors abstained from this determination due to a potential conflict of interest. Our board of directors recommends that you vote FOR adoption of the merger agreement. To review the background of and reasons for the merger, see "Special Factors -- Background of the Merger" and "-- Reasons for the Recommendation of the

     Championship Board of Directors; Fairness of the Merger." In considering the recommendation of Championship's board of directors, you should be aware that certain of Championship's directors and executive officers have interests in the merger that are different from, or in addition to, yours. See "Special Factors -- Interests of Directors and Executive Officers in the Merger."

6.   Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

     A: We expect to complete the merger late in the fourth quarter of 2003, as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived. See "The Merger
     Agreement -- Conditions to the Merger."

7.   Q: WHAT DO I NEED TO DO NOW?

     A: We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder and then vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted FOR adoption of the merger agreement. See "Introduction -- Voting and Revocation of Proxies."

8. Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. See "Introduction -- Record Date; Voting Rights; Vote Required."

9.   Q: WHAT IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY
     CARD?

     A: You can change your vote by sending a later-dated, signed proxy card or a written revocation to the Secretary of Championship at Championship Auto Racing Teams, Inc., 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. It will only be revoked if you actually vote at the special meeting. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change those voting instructions. See "Introduction -- Voting and Revocation of Proxies."

10. Q: WHAT HAPPENS IF I DO NOT SEND IN MY PROXY, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY SHARES OR IF I ABSTAIN FROM VOTING?

     A: If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect (for the purposes of the vote required under Delaware law) as a vote against adoption of the merger agreement.

11.  Q: SHOULD I SEND MY CHAMPIONSHIP COMMON STOCK CERTIFICATES NOW?

     A: No. Do not send your Championship common stock certificates now. If we complete the merger, you will receive written instructions for exchanging your Championship common stock certificates for your merger consideration. You should follow the procedures described in "The Merger Agreement -- Merger Consideration."

12.  Q: WHAT IF I OPPOSE THE MERGER? DO I HAVE APPRAISAL RIGHTS?

     A: If you are a stockholder who objects to the merger, and if you comply with the procedures required under Delaware law, you may elect to pursue your statutory appraisal rights to receive the judicially determined "fair value" of your shares, which could be more or less than the per share merger consideration. If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). The fair value of your shares could be more or less than the merger consideration to which you would be entitled under the merger agreement.

     In order to qualify for these rights, you must (1) not vote in favor of adoption of the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see "Special Factors -- Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify you from demanding appraisal rights.

     Under the merger agreement, if holders of more than 16% of the outstanding shares of our common stock validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, one of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger will not be satisfied. Appraisal rights will not apply if the merger is abandoned for any reason.

13.  Q: WHAT WILL HAPPEN IF THE MERGER IS ABANDONED?

     A: Our board of directors believes that, if the merger is abandoned, Championship will not be able to continue as a viable business and that in any winding up of Championship, holders of our common stock would receive little or no value for their shares.

14.  Q: WHERE CAN I FIND MORE INFORMATION ABOUT CHAMPIONSHIP?

     A: Championship files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available about Championship, see "Other Matters -- Where You Can Find More Information."

15. Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS OR WANT ADDITIONAL COPIES OF DOCUMENTS?

     A: If you have any questions about the merger or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact D.F. King & Co., Inc. at (800) 431-9643.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains statements that constitute "forward-looking statements". These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions; the timing and occurrence (or non-occurrence) of transactions; and events which may be subject to circumstances beyond our control or the control of our subsidiaries.

     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

     The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (excluding financial statements and exhibits (except exhibits 99.1 and 99.2)), our financial statements as of December 31, 2002 and 2001, and the related consolidated financial statements for each of the three years in the period ended December 31, 2002 and our subsequent Quarterly Reports on Form 10-Q. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (excluding financial statements and exhibits (except exhibits 99.1 and 99.2)), our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 are attached hereto as Annexes F, H and I, respectively. In addition, our financial statements as of December 31, 2002 and 2001, and the related consolidated financial statements for each of the three years in the period ended December 31, 2002 is attached hereto as Annex G, including the related report of Deloitte & Touche LLP.

     All information contained in this proxy statement with respect to Open Wheel and Acquisition Corp. has been supplied or confirmed by Open Wheel.

                                  INTRODUCTION

     We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at
the special meeting to be held on December [  ], 2003, at [     ], local time,
at the [               ], and at any adjournments or postponements of the
special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about November [ ], 2003.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, holders of record of our common stock as of the close of business on November 7, 2003 will consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel, and Championship Auto Racing Teams, Inc., pursuant to which, upon completion of the merger, each share of our common stock, par value $0.01 per share, other than the shares held by Open Wheel or Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, each share of our common stock, other than those held by Open Wheel and Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, would be entitled to receive $0.56. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November
[ ], 2003, and our board of directors will not authorize any such increase while the merger is pending.

     At the special meeting, we will also transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     If the merger is completed, stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation a cash payment in the amount of the "fair value" of their shares. The fair value, which could be more or less than the merger consideration to which stockholders would be entitled under the merger agreement, would be exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment. Stockholders who perfect their appraisal rights in accordance with Delaware law will not receive the merger consideration. See "Special Factors -- Appraisal Rights."

     Our board of directors (including all of our independent directors) has determined that the merger agreement and merger are advisable and fair to and in the best interests of our unaffiliated stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

     Only stockholders of record at the close of business on November 7, 2003, referred to as the "record date," are entitled to notice of and to vote at the special meeting. On that date, there were approximately [ ] holders of record of our common stock and 14,718,134 shares of our common stock outstanding, of which 11,340,734 shares were held by stockholders other than Open Wheel and its affiliates. Each share of our common stock entitles the holder to cast one vote at the special meeting.

     Any stockholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

     Under Delaware law, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting. In addition, the obligations of Championship and Open Wheel to complete the merger are conditioned upon approval of the merger by the holders of a majority of shares of our common stock that are voted "for" or "against" the merger at the special meeting and are not held by Open Wheel or its affiliates. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement for purposes of the vote required by Delaware law. Although Championship and Open Wheel could agree to waive the need for the unaffiliated stockholder approval, Championship would not do so unless our board of directors concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who obtained or whose primary objective is to obtain value related to Championship stock or Championship business that would not be available to all stockholders of Championship unaffiliated with Open Wheel on a pro rata basis. In the event that Championship and Open Wheel agree to waive the need for the unaffiliated stockholder approval under such circumstances, it does not intend to resolicit proxies.

     Championship has entered into two identical voting agreements with Gerald
R. Forsythe, one of Open Wheel's indirect owners. On September 26, 2003, Mr. Forsythe and his affiliates contributed all of their shares of our common stock to Open Wheel. In connection with the merger, since Open Wheel is an affiliate of Mr. Forsythe and is therefore subject to the terms of the Forsythe voting agreements, Open Wheel is required to vote the shares of our common stock it holds in excess of 14.9% of our outstanding common stock in accordance with the
recommendation of our board of directors. As of November [          ], 2003,
Open Wheel owned 3,377,400 shares, or approximately 22.95%, of our common stock.

     Our directors and executive officers as a group beneficially own 4,025 shares, or less than 1%, of our common stock. This number excludes shares issuable upon the exercise of options that will terminate immediately prior to the completion of the merger. See "Other Matters -- Beneficial Ownership of Championship Common Stock." Neither we nor Open Wheel have entered into any agreements with these directors and officers with respect to the voting of their shares in connection with the merger; however, these directors and officers have expressed their intent to vote their shares in favor of the merger.

VOTING AND REVOCATION OF PROXIES

     All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted "FOR" the proposal to adopt the merger agreement.

     A stockholder giving the proxy may revoke it by:

      - delivering to Championship's corporate secretary at Championship's corporate offices at 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation of the proxy;

      - delivering a later-dated, signed proxy card or a written revocation to Championship at the special meeting prior to the taking of the vote on the merger agreement;

      - attending the special meeting and voting in person; or

      - if a stockholder has instructed a broker to vote their shares, following the directions received from such broker to change those instructions.

     Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; stockholders must vote in person at the special meeting in order to revoke their proxy.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

     This solicitation is being made by the board of directors of Championship and the expenses thereof will be borne by Championship. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of Championship or employees of D.F.

King & Co., Inc. Championship expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners. The fee of D.F. King & Co., Inc. is estimated to be approximately $15,000 plus customary additional payments for telephone solicitations and reimbursement of certain out-of-pocket expenses.

     Any written revocation or subsequent proxy card should be delivered to 5350 Lakeview Parkway South Dr., Indianapolis, IN 46268, Attention: Secretary, or hand delivered to our Secretary or his representative before the taking of the vote at the special meeting.

COMPARATIVE MARKET PRICE DATA

     Our common stock was formerly traded on the NYSE under the symbol "MPH." On October 6, 2003, however, the NYSE announced that our common stock would be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as our common stock commenced trading in another securities marketplace or there was a material adverse development. On October 10, 2003, the NYSE announced that in order to allow for additional time to effectuate an orderly transition to an alternate market, trading in our common stock would be suspended prior to the opening of trading on October 15, 2003. On October 16, 2003, we announced that, effective October 15, 2003, our common stock would be quoted on the OTC Bulletin Board under the symbol "CPNT.OB." The table below sets forth by quarter, since the beginning of our fiscal year 2001, the high and low closing prices for our common stock on the NYSE and, from October 15, 2003, the OTC Bulletin Board.

                                                               MARKET PRICES
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year 2001
  First Quarter.............................................  $21.94   $14.31
  Second Quarter............................................  $18.93   $14.40
  Third Quarter.............................................  $17.83   $13.50
  Fourth Quarter............................................  $17.20   $12.15
Fiscal Year 2002
  First Quarter.............................................  $17.00   $13.52
  Second Quarter............................................  $14.87   $ 8.00
  Third Quarter.............................................  $ 9.85   $ 3.30
  Fourth Quarter............................................  $ 5.28   $ 3.40
Fiscal Year 2003
  First Quarter.............................................  $ 4.31   $ 2.58
  Second Quarter............................................  $ 4.13   $ 2.22
  Third Quarter.............................................  $ 2.57   $ 0.58
  Fourth Quarter through November 11, 2003..................  $ 0.62   $ 0.46

     On September 9, 2003, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our common stock on the NYSE was $0.87 per share. On November [11], 2003, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock as quoted on the OTC Bulletin Board was $0.52 per share.

     The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock.

DIVIDENDS

     Championship has not declared or paid a dividend in any of the last two fiscal years. Under the merger agreement, Championship has agreed not to declare or pay any dividends on Championship common stock prior to the closing of the merger or the earlier termination of the merger agreement.

CHAMPIONSHIP'S SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The table below shows selected consolidated financial information about Championship. The financial information for the fiscal years 1998 to 2002 was taken from, and should be read along with the audited financial statements contained in, Championship's most recent Annual Report on Form 10-K (excluding financial statements and exhibits (except exhibits 99.1 and 99.2)), attached hereto as Annex F, and Championship's financial statements as of December 31, 2002 and 2001, and the related consolidated financial statements for each of the three years in the period ended December 31, 2002, attached hereto as Annex G. The financial information for the nine months ended September 30, 2002 and September 30, 2003, excluding book value per share, was taken from financial statements of Championship that have not been audited but that, we believe, fairly present Championship's financial position and results of operations for the periods, and should be read along with Championship's most recently filed Quarterly Report on Form 10-Q, attached hereto as Annex I.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                             -------------------   ---------------------------------------------------
                                               2003       2002       2002       2001       2000       1999      1998
                                             --------   --------   --------   --------   --------   --------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenue:
  Sanction fees............................  $ 16,131   $ 27,082   $ 36,607   $ 47,226   $ 38,902   $ 35,689   $30,444
  Sponsorship revenue......................     6,591      8,039     10,150     12,314     21,063     19,150    16,388
  Television revenue.......................     1,734      4,230      4,538      5,228      5,501      5,018     5,148
  Race promotion revenue...................    10,628      1,417      1,417         --         --         --        --
  Engine leases, rebuilds and wheel
    sales..................................     1,425         --         --      1,286      2,122      2,054     2,214
  Other revenue............................     2,233      2,665      4,533      4,209      7,460      6,865     8,336
                                             --------   --------   --------   --------   --------   --------   -------
      Total revenues.......................    38,742     43,433     57,245     70,263     75,048     68,776    62,530
Expenses:
  Race distributions(1)....................    49,728     15,778     19,797     18,599     15,370     15,334    15,183
  Race expenses............................     6,530      8,432     10,823     10,618      9,869      6,670     4,818
  Race promotion expense...................    20,784      8,935      9,687         --         --         --        --
  Costs of engine rebuilds and wheel
    sales..................................        --         --         --        348        652        610       633
  Television expense.......................    13,910      9,604     10,975         --         --         --        --
  Administrative and indirect
    expenses(2)............................    16,334     20,762     27,756     35,605     25,275     20,646    20,658
  Bad debt-sponsorship partner(3)..........        --         --         --         --      6,320         --        --
  Litigation expenses(4)...................     2,660         --         --      3,547         --         --        --
  Merger and strategic charges.............     1,355         --         --         --         --         --        --
  Relocation Expense.......................        --      1,305      1,422         --         --         --        --
  Asset impairment and strategic
    charges(5).............................     3,299         --         --      8,548         --         --        --
  Depreciation and amortization............     2,842      1,045      1,436      1,493      1,352      1,048       779
                                             --------   --------   --------   --------   --------   --------   -------
      Total expenses.......................   117,442     65,861     81,896     78,758     58,838     44,308    42,071
                                             --------   --------   --------   --------   --------   --------   -------
Operating income (loss)....................   (78,700)   (22,428)   (24,651)    (8,495)    16,210     24,468    20,459
Realized gain (loss) on sale of
  investments..............................       332          2         26         --         --         --        --
Interest income (net)......................     1,121      3,083      3,762      7,033      7,463      5,255     3,198
                                             --------   --------   --------   --------   --------   --------   -------
Income (loss) before income taxes..........   (77,247)   (19,343)   (20,863)    (1,462)    23,673     29,723    23,657
Income tax expense (benefit)...............       660     (6,769)    (7,302)       512      8,520     10,865     8,568
                                             --------   --------   --------   --------   --------   --------   -------
Net income (loss) before effect of
  accounting change........................  $(77,907)  $(12,574)  $(13,561)  $   (950)  $ 15,153   $ 18,858   $15,089
Cumulative effect of accounting change.....        --   $   (956)  $   (956)        --         --         --        --
                                             --------   --------   --------   --------   --------   --------   -------
Net income (loss) after effect of
  accounting change........................  $(77,907)  $(13,530)  $(14,517)  $   (950)  $ 15,153   $ 18,858   $15,089
                                             ========   ========   ========   ========   ========   ========   =======

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                             -------------------   ---------------------------------------------------
                                               2003       2002       2002       2001       2000       1999      1998
                                             --------   --------   --------   --------   --------   --------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings (loss) per share before cumulative
  effect of accounting change:
    Basic..................................  $  (5.29)  $  (0.85)  $  (0.92)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                             ========   ========   ========   ========   ========   ========   =======
    Diluted................................  $  (5.29)  $  (0.85)  $  (0.92)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                             ========   ========   ========   ========   ========   ========   =======
Net earnings (loss) per share:
    Basic..................................  $  (5.29)  $  (0.92)  $  (0.99)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                             ========   ========   ========   ========   ========   ========   =======
    Diluted................................  $  (5.29)  $  (0.92)  $  (0.99)  $  (0.06)  $   0.97   $   1.19   $  1.05
                                             ========   ========   ========   ========   ========   ========   =======
Weighted average shares outstanding:
    Basic..................................    14,718     14,718     14,718     15,289     15,624     15,427    14,190
                                             ========   ========   ========   ========   ========   ========   =======
    Diluted................................    14,718     14,718     14,718     15,289     15,657     15,908    14,421
                                             ========   ========   ========   ========   ========   ========   =======
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents................  $  2,099   $ 15,174   $  6,773   $ 27,765   $ 19,504   $  7,216   $15,080
  Short-term investments...................    17,551     87,776     79,489     87,621     98,206     91,758    61,610
  Working capital (deficit)................    11,394     97,816     92,288    111,604    119,953     99,480    72,219
  Total assets.............................    43,653    130,598    114,451    132,941    144,101    124,887    97,186
  Long-term debt (including current
    portion)...............................     2,523         --         --         --         --         --       314
  Total stockholders' equity...............  $ 24,680   $104,345   $103,018   $117,936   $133,894   $114,330   $86,219
  Book value per share (Basic).............  $   1.68   $   7.09   $   7.00   $   7.71   $   8.57   $   7.41   $  6.08
  Book value per share (Diluted)...........  $   1.68   $   7.09   $   6.99   $   7.71   $   8.55   $   7.19   $  5.98

---------------

(1) Distributions for the years ended December 31, 2001 and 2002 include reimbursement of overseas travel expenses to race teams.

(2) Administrative and indirect expenses for the years ended December 31, 2001 and 2000 include severance payments to former employees of $4,329 and $2,758, respectively.

(3) Bad debt expense relates to a charge associated with our sponsorship agreement with ISL Marketing AG. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2002, which are attached to this proxy statement as Annexes F and H, respectively, for a discussion of this bad debt expense.

(4) Litigation expense for the year ended December 31, 2001 relates to the settlement with Texas Motor Speedway for the postponement of a race at Texas Motor Speedway during 2001. Litigation expense for the nine months ended September 30, 2003 was attributable to an arbitration settlement of a breach of contract case with Engine Developments Ltd., settlement of a breach of contract lawsuit filed by two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., settlement of contract disputes with ESPN television over the cancelled Texas Motor Speedway race, an arbitration award to Action Performance Companies, Inc. in a breach of contract case, settlement of a breach of contract case with Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of Championship, and settlement of a breach of contract case with International Motorsports Association, Inc. with regard to CART, Inc.'s early termination of a sanction agreement.

(5) Asset impairment and strategic charges for the year ended December 31, 2001 relates to the discontinuance of operations of the Dayton Indy Lights Championship effective at the conclusion of the 2001 race season. Asset impairment and strategic charges for the nine months ended September 30, 2003 relates to asset impairment associated with the reduction of carrying value of property and equipment and the write-off of intangible assets with respect to Raceworks, LLC.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In the past two years, our financial condition has deteriorated significantly. CART, Inc., our wholly owned subsidiary that operates the CART racing series, has experienced a significant reduction in revenue from all of its previous revenue sources, including fees charged to race promoters for the right to hold a CART racing series event (such fees referred to in this proxy statement as sanction fees), television programming and sponsorship fees. At the same time, race promoters, who are critical partners in the CART racing series, also experienced a deterioration in their financial condition. This deterioration was primarily attributable to a decrease in promotional and advertising expenditure by corporations due to the general downturn in the economy, decreased attendance at some race venues as a result of the split with the Indy Racing League (which was formed as a rival open wheel racing series in 1995 due to differences of opinion over the future direction of open wheel racing in the United States) and competition from NASCAR, which has experienced rapid growth during this period. In addition, during this period, two of the three engine manufacturers which supplied engines for the CART racing series left the series to participate in the Indy Racing League. Our teams, which were supported to a significant degree by engine manufacturers and their suppliers, were being encouraged to follow those manufacturers to the Indy Racing League. The teams that elected to participate in the CART racing series experienced a dramatic loss of sponsorship revenue related to the departed engine manufacturers as well as the adverse economic conditions that caused companies to cut back promotion and advertising of their brands. In addition, the teams experienced increased costs because they were required to pay for the lease of engines as compared to receiving free engine leases in the past. These conditions required CART, Inc. to expend significant amounts of capital on entry support programs and team participation payments to encourage teams to remain in the CART racing series.

     Beginning in 2001, CART, Inc. lost several important race venues. Three of CART, Inc.'s more profitable international races were lost due to, in the case of Brazil, an adverse political climate, in the case of Germany, bankruptcy of the promoter and, in the case of Japan, the decision by the race venue, which was owned by Honda Motor Company, not to renew with CART, Inc. but rather to run an Indy Racing League event in which participating teams were using Honda engines. CART, Inc. was also forced to cancel another race due to safety concerns. Promoters of CART, Inc.'s other events were also experiencing weakening revenue streams and therefore began demanding lower sanction fees or sanction fees that were based either in whole or in part on a revenue or net income sharing model. CART, Inc. lost some promoters altogether. In order to preserve important markets, CART, Inc. began self-promoting some of its series races rather than utilizing third party promoters. In 2002, CART, Inc. promoted two of its races and in 2003 it promoted six of its races. Unfortunately, due to unfavorable trends in consumer and corporate spending, the overall economic conditions affecting advertising in open-wheel motorsports and the entertainment industry in general and the declining popularity of open-wheel motorsports in the United States, the expenses of self-promoted races were significantly greater than the revenues generated.

     During 2001, CART, Inc. began negotiations for a new television agreement to replace its existing fixed fee television agreement that was due to expire at the end of the 2001 season. The existing agreement guaranteed that at least half of the CART racing series races would be shown on network television (ABC) and the balance of the races would be shown on the ESPN cable network. The existing agreement provided a guaranteed amount of income with no offsetting expenses. Unfortunately, CART, Inc. was unable to negotiate an acceptable fixed fee television agreement to replace the existing agreement. The proposed fixed fee agreement was not entered into by CART, Inc. because at the time it believed that a more favorable agreement could be negotiated with another network. After negotiations with other networks failed to result in an agreement, the proposed fixed fee agreement originally offered to CART, Inc. had been withdrawn. Therefore, beginning in 2002, CART, Inc. began buying the air-time and bearing the production costs for its television broadcasts in order to provide its race sponsors, race promoters and team sponsors with adequate television coverage of its races. CART, Inc.'s television revenue thus became dependent solely upon advertising and international rights sales. In addition, the new television agreements provided for fewer network broadcasts and a significant number of races broadcast on a cable network with less exposure than

ESPN. Due to the adverse economic and industry developments described in the previous paragraph and CART, Inc.'s limited experience with selling television advertising, the revenue generated from sales of television advertising was significantly less than the costs to produce and air the television broadcasts.

     Also in 2001 and 2002, difficult economic conditions and other factors adversely affected CART, Inc.'s sponsorship revenues. Beginning in 1999, CART, Inc. had outsourced its sponsorship sales function pursuant to a long-term contract which guaranteed CART, Inc. a minimum amount of annual sponsorship revenue plus escalations on an annual basis. At the beginning of 2001, however, CART, Inc.'s sponsorship sales partner defaulted on its contract, ceased operations and filed for bankruptcy protection. As a result, CART, Inc. was required to build an internal sponsorship sales force. This sales force had to operate under adverse economic conditions that caused corporate sponsors to reduce their expenditures for both teams and the CART racing series. The decline in sponsorship revenue was also attributable to our weakened television package, as sponsors value a sponsorship opportunity largely on the amount of exposure they receive on television. In some cases, corporate sponsors left the CART racing series to align themselves with a rival series. In other cases, corporate sponsors left motorsports altogether. Our title sponsor for the previous four years decided not to renew its title sponsorship and withdrew from the CART racing series after the 2002 season.

     Other factors also contributed to our declining financial condition during this time period. During 2001, CART, Inc. was in negotiations to change the engine specifications for the CART racing series beginning with the 2003 race season. Engine specifications are changed on a periodic basis in an effort to take advantage of technological advances. The CART racing series used a turbocharged engine, while the Indy Racing League used a normally aspirated engine. Certain engine manufacturers wanted to supply engines to both leagues to spread their costs over a larger base and therefore wanted the CART racing series to use the same engine as the one used by the Indy Racing League. At the time, American Honda Motor Company, Toyota Motor Sales, U.S.A., Inc. and Ford Motor Company supplied engines for the CART racing series. In some cases, these car manufacturers supplied free engines and provided other financial support to certain teams. In addition, the manufacturers were major sponsors for race promoters and also purchased large quantities of television advertising. At the end of the 2002 season, however, Honda and Toyota left the CART racing series to participate in the Indy Racing League. Several of the teams participating in the CART racing series followed Honda and Toyota to the rival series. Although CART, Inc. was able to enter into a contract with a subsidiary of Ford to purchase and service engines for the CART racing series for the 2003 and 2004 seasons, the loss of Honda and Toyota had an adverse effect on CART, Inc. and the CART racing series promoters and teams.

     As a result of the foregoing, by the middle of 2002 it had become apparent to CART, Inc. that it would need to find a way to retain its remaining teams and attract new teams in order to have 18 to 20 race cars in the field for the 2003 season. Failure to field 18 to 20 race cars would, depending on the agreements, have resulted in defaults under certain promoter and television agreements. In light of the circumstances, CART, Inc. believed that the only way to retain existing teams and attract new teams would be to provide participating teams with additional financial support. CART, Inc. believed that this support would result in increased team participation in 2003 and would give it the opportunity to market its television and sponsorship rights on a profitable basis. Therefore, in August 2002, CART, Inc. announced its entry support program and increased its existing team participation payments in order to ensure adequate team participation in the 2003 CART racing series. The entry support program and the team participation payments provide a total of $42,500 in cash payments to teams, per race, for each car entered in the 2003 CART racing series. Management estimates that these payments will amount to a total of $15,342,500 for the 2003 CART racing series. These payments are in addition to prize money and other nonmonetary benefits that accrue to participating teams. In October 2002, recognizing the difficulties the teams were having in securing sponsorship, CART, Inc. announced its commitment to spend an aggregate amount of $30 million in team assistance payments, which would be in addition to the entry support program and team participation payments. In exchange for the entry support, team participation and team assistance payments, the teams agreed to participate in the CART racing series for the entire 2003 season and granted CART, Inc. the right to sell certain advertising space on the teams' racecars. CART, Inc. planned to package this advertising opportunity with its advertising inventory from television and self-promoted races. CART, Inc. believed this would provide an integrated marketing opportunity to sponsors whereby they could participate at the team, race event and series levels. However, CART, Inc. was unsuccessful in selling the integrated advertising packages.

     On October 29, 2002, Championship retained Bear Stearns to act as its financial advisor in its consideration of potential strategic alternatives to increase stockholder value.

     At this time, management, at the direction of the board of directors, began developing a four-year business plan incorporating the changing business model discussed above, including financial forecasts for the four fiscal years ending December 31, 2006. From October 2002 to April 2003, Championship's management worked with an outside consultant to develop the business plan.

     In light of the financial and business challenges encountered by CART, Inc. discussed above, on December 18, 2002, Championship announced that it had hired David J. Clare to fill the newly created position of Chief Operating Officer with effect from January 6, 2003. Mr. Clare's responsibilities include overseeing Championship's promoter relations, marketing and sales, racing operations and communications departments.

     Following the development of the business plan, Bear Stearns, together with management and the board of directors, prepared a confidential information memorandum and Bear Stearns began contacting potential strategic acquirors, equity investors and financing sources concerning strategic alternatives. We encouraged Bear Stearns to pursue a wide range of possibilities for Championship, including finding a strategic partner to acquire a significant interest in Championship or finding a strategic or financial buyer for Championship or a portion of Championship's assets. We did not place any limitations on the types of investors, buyers or partners Bear Stearns could contact or on the structure or type of transaction Bear Stearns could pursue. From May through September 2003, Bear Stearns contacted or was contacted by 45 potential strategic and financial investors, including Mr. Kalkhoven, Mr. Forsythe and Mr. Gentilozzi as well as logical strategic investors within the motorsports industry. Before releasing a confidential information memorandum or other confidential information to entities or individuals who requested initial evaluation materials, we entered into confidentiality agreements with such entities or individuals. As of September 10, 2003, the date we announced the transaction with Open Wheel, 25 prospective investors had executed confidentiality agreements with us. Since that date, we have not entered into any additional confidentiality agreements with entities or individuals that requested initial evaluation materials.

     Championship's board of directors, management and advisors from time to time considered matters relating to strategic alternatives, including finding a buyer for Championship or its assets, liquidation and seeking additional sources of financing. From January 2003 through the announcement of the proposed merger with Open Wheel on September 10, 2003, members of the board held 26 meetings and other organized discussions with respect to these matters.

     In May 2003, Bear Stearns contacted Mr. Kalkhoven to discuss the possibility of a transaction involving Championship. Bear Stearns and Cravath, Swaine & Moore LLP, or Cravath, special counsel to Championship, coordinated the execution of a confidentiality agreement by Mr. Kalkhoven on May 14, 2003. Bear Stearns and Championship management thereafter had several meetings and other discussions with Mr. Kalkhoven to determine his interest in pursuing a transaction involving Championship.

     On June 16, 2003, as our efforts with Bear Stearns to seek strategic alternatives continued, we publicly announced that, in light of the near term financial challenges facing Championship, we had retained Bear Stearns to assist us in exploring strategic alternatives that may be available to us, including a possible sale of Championship.

     During this time, the overall economic, financial and operating conditions affecting Championship's business continued to deteriorate. These developments were reflected in a series of deteriorating financial forecasts provided to the board of directors and publicly disclosed on June 16, 2003, July 22, 2003 and August 11, 2003. Consequently, the expectations of management and the board as to Championship's future performance diminished and it became clear to management and the board that Championship may not have sufficient resources to fund the CART racing series in 2004, even if the entry support, team participation and team assistance payments were reduced.

     On July 2, 2003, in response to a concern that certain of our stockholders might be deterred from pursuing a possible business combination or other strategic transaction by the Championship stockholder rights agreement, our board of directors authorized us to amend the rights agreement to permit certain groups of our stockholders to make an acquisition proposal at our request without triggering the rights agreement.

     On July 16, 2003, on behalf of Mr. Kalkhoven, representatives of Heller Ehrman White & McAuliffe LLP, or Heller Ehrman, special counsel to Mr. Kalkhoven and, after its formation, Open Wheel, and representatives of Ernst & Young LLP, Open Wheel's business advisor, and EYCF met at the Indianapolis offices of Baker & Daniels, who was additional special counsel to Championship, to begin due diligence of Championship. Representatives of Open Wheel continued their due diligence until September 18, 2003.

     On August 11, 2003, at the request of Mr. Forsythe and other investors who eventually formed Open Wheel, our board of directors approved, among other things, (1) the delivery of a letter from Championship to these potential investors, including Mr. Forsythe, indicating that the formation of a group by them would not trigger the rights agreement and (2) the formation of such group for the purposes of making Section 203 of the General Corporation Law of the State of Delaware inapplicable to such group.

     On August 12, 2003 representatives of Bear Stearns met with a representative of Ernst & Young LLP to discuss certain material closing conditions contained in Open Wheel's proposal, including resolution of material pending or threatened litigation and the termination of stock options.

     On August 15, 2003, in response to Championship's invitation to make an acquisition proposal, Open Wheel was formed by entities controlled by Mr. Kalkhoven, Paul Gentilozzi and Mr. Forsythe. Open Wheel was formed for the purpose of making an acquisition proposal to Championship. On August 15, 2003, Open Wheel delivered a letter to Championship outlining the initial Open Wheel acquisition proposal, which included an offer to acquire all of the outstanding shares of common stock of Championship for a total of $7.4 million in cash. Based on 14,718,134 shares of Championship common stock outstanding as of August 15, 2003 (and assuming the termination of all securities convertible into or exercisable for capital stock of Championship), the consummation of the transaction contemplated by the initial proposal would have resulted in Championship stockholders receiving approximately $0.50 in cash in exchange for each share of our common stock. At the time of delivery of the August 15, 2003 letter, as a result of the ownership of our common stock by Mr. Forsythe and his affiliates, Open Wheel beneficially owned 3,377,400 shares of our common stock, constituting approximately 22.95% of the then-outstanding shares of our common stock.

     The Open Wheel Group considered alternative transactions. Open Wheel did not believe any other alternative to an acquisition structure would achieve as well its objective of maximizing the possibility of continuing the CART racing series by simplifying ownership of Championship. Open Wheel believed the acquisition of the common stock of Championship was the best way to achieve its goal, since it allowed the acquisition of the business with minimal disruption particularly as compared to an asset acquisition in or out of bankruptcy. The form of the transaction was chosen because Open Wheel wanted a simple transaction that could be completed in one step and offered Championship stockholders an opportunity to vote on the transaction.

     On August 15, 2003, Open Wheel filed a Schedule 13D with the SEC in connection with the formation of Open Wheel for the purpose of making an acquisition proposal to Championship.

     Beginning on August 15, 2003 Championship, Open Wheel and their respective financial and legal advisors had ongoing discussions regarding a potential transaction and its possible terms. In addition, the parties exchanged drafts of various agreements as well as other documents relating to a potential transaction and Open Wheel continued its due diligence regarding Championship.

     On August 16, 2003, Championship's independent directors (other than Robert
D. Biggs) met telephonically with Championship's management and advisors to discuss the status of the Open Wheel proposal and the status of any other indications of interest. The independent directors consisted of all directors except Christopher R. Pook, our President and Chief Executive Officer, and Derrick Walker and Carl Haas, each an owner of a team that races in the CART racing series. Mr. Walker and Mr. Haas resigned as directors on August 19, 2003 and September 22, 2003, respectively. The independent directors determined that it was in the best interests of our stockholders to engage in negotiations with Open Wheel for several reasons, including the fact that, based on the report of Championship's advisors that as of the date of the meeting, no other potential strategic acquirors, equity investors or financing sources had produced a definitive proposal or indicated that they were reasonably able to provide a definite proposal, no other potential acquiror had been willing to devote enough effort to due diligence to indicate a sincere interest in completing a transaction, the absence at that time of any superior alternative for stockholders from a financial point of view, assurances from Open Wheel that a definitive agreement would contain limited restrictions on Championship's ability to solicit and accept alternative acquisition proposals, and the belief that such negotiations and an eventual transaction would preserve value for stockholders.

     After the August 16, 2003 board meeting, representatives of Bear Stearns indicated to a representative of Ernst & Young LLP that Open Wheel should propose the highest price possible with the fewest closing conditions upon which it was willing to proceed.

     On August 18, 2003, Championship publicly announced that it had received a proposal from Open Wheel and that Championship was engaged in negotiations regarding a possible transaction with Open Wheel.

     Following various conversations between representatives of Cravath and Heller Ehrman on August 15 and 17, 2003, Cravath delivered a draft merger agreement to Heller Ehrman on August 18, 2003. On the same day, Heller Ehrman provided Championship with a due diligence request list.

     On August 19, 2003, at the request of Championship, Cravath provided certain due diligence documents to Heller Ehrman. At the close of business on August 19, 2003, Heller Ehrman provided to Cravath for Championship's consideration a list of proposed conditions to Open Wheel's obligation to complete the merger.

     On August 19, 2003, Championship received two letters expressing preliminary interest in an extraordinary transaction involving Championship. These were the only other specific proposals made to Championship during the period following the announcement that it was seeking strategic alternatives until the conclusion of negotiations with Open Wheel. In one proposal, a group of investors expressed an interest in making an offer to acquire Championship at a per share cash price of $0.75, or perhaps higher. This proposal is referred to in this proxy statement as the investment group acquisition proposal. The investment group acquisition proposal was expressly conditioned upon additional due diligence. After the investment group executed a confidentiality agreement and provided financial and background information about its members, Bear Stearns provided to it a copy of the confidential information memorandum. Championship's legal and financial advisors also spoke with representatives of the investment group to gather more details about its interest and concluded based on these conversations that the investment group's intention was to liquidate Championship and its subsidiaries after acquiring them. However, based on conversations with representatives of the investment group, Championship and its advisors further concluded that the investment group at the time seemed to have made only a cursory analysis of the value that would be available in a liquidation focusing primarily on the fact that Championship's June 30, 2003 balance sheet indicated cash and cash equivalents of $52.1 million and no debt, without taking into account Championship's public disclosures about its diminishing cash resources or the significant liabilities of Championship that would need to be paid if Championship ceased doing business (and thus were not reflected on Championship's historical balance sheet). Championship and its advisors nonetheless encouraged the investment group to make a more definitive proposal or offer for Championship's consideration. Consequently, on August 21, 2003, the investment group entered into a confidentiality agreement with Championship and received the confidential information memorandum and other confidential information. However, after additional due diligence by the investment group, no offer or firmer proposal was received.

     In the other proposal, an investment fund that had previously signed a confidentiality agreement and provided financial and background information about its members and received the confidential information memorandum proposed to loan Championship $25 million on a senior secured basis. This proposal is referred to in this proxy statement as the investment fund financing proposal. The investment fund financing proposal contemplated that the investment fund would also receive warrants to purchase shares that would represent 85% of our common stock after issuance at a price of $0.10 per share. The investment fund financing proposal did not contemplate an acquisition of Championship at a specific per share value for the outstanding shares of common stock. Although the investment fund financing proposal did not indicate a specific per share value for the outstanding shares of Championship common stock, it would have resulted in substantial dilution of the interests of Championship's existing stockholders. Therefore, Championship's board, following discussions with Bear Stearns, concluded that the investment fund financing proposal, even if completed on the proposed terms, was likely to result in a per share price lower than $0.56. In addition, the investment fund financing proposal also was subject to satisfactory completion of due diligence and would not permit any cash distribution to Championship stockholders for the foreseeable future.

     On August 19, 2003, Championship announced that Mr. Walker had resigned from his position as a member of the Championship board of directors. Mr. Walker cited potential conflicts of interest as the reason for his resignation. Mr. Walker owns a team that participates in the CART racing series.

     On August 19, 2003 and again on August 25, 2003, representatives of Bear Stearns contacted the investment fund to determine its willingness to improve the terms of the investment fund financing proposal so as to improve the per share equity value to Championship's stockholders that would result from the proposal. In each case, the investment fund indicated that it was not willing to materially modify the terms of its proposal.

     On August 21, 2003, Kevin Kalkhoven informed Championship that Open Wheel would not continue its negotiations with Championship until Open Wheel's publicly disclosed offer price of $0.50 per share had been accepted by Championship.

     On August 21, 2003, Championship's independent directors (other than Mr. Biggs) met telephonically with Championship's management and advisors and were briefed on the status of the ongoing discussions with Open Wheel and their advisors and other matters. The independent directors also reviewed and considered the terms of the investment group acquisition proposal and the investment fund financing proposal and the additional information on those proposals gathered in conversations between Championship's advisors and representatives of the investment group and the investment fund.

     Also on August 21, 2003, Championship announced that Mr. Biggs, who was elected to the Championship board of directors on July 17, 2003, had resigned from his position as a member of the board. Mr. Biggs cited personal circumstances as the reason for his resignation.

     On August 22, 2003, Carlisle Peet of Championship and Kevin Kalkhoven of Open Wheel had discussions regarding the purchase price, the merger agreement closing condition relating to the exercise by Championship stockholders of appraisal rights and the management of Championship during the period between the execution of the merger agreement and the completion of the merger.

     On August 23, 2003, the board of directors of Championship met in New York, along with representatives of Bear Stearns, Cravath, Baker & Hostetler LLP, Championship's regular counsel, and Baker & Daniels, to discuss the status and terms of the Open Wheel proposal, the investment group acquisition proposal and the investment fund financing proposal, and other options available to Championship. Representatives of Cravath discussed the fiduciary duties of the board in connection with the board's consideration of the Open Wheel proposal and other alternatives. At this meeting, management provided the board of directors with a detailed financial and operational overview of Championship. In addition, management and representatives of Baker & Daniels and Baker & Hostetler LLP made presentations to the board with respect to the financial and legal implications of various alternatives available to Championship, including liquidation, and the issues relating to a possible winding up and liquidation of the businesses of Championship and its subsidiaries. Management advised the board that, if Championship stopped making cash advances to its subsidiaries, this would likely trigger breaches under contracts to which its subsidiaries, including CART, Inc., but not Championship itself, were parties. Baker & Daniels and Baker & Hostetler LLP advised the board that because Championship's subsidiaries would not have the resources to pay the potential damages caused by these breaches, it was likely that the parties to these contracts would assert that the obligations of Championship's subsidiaries under these contracts should be treated as direct obligations of Championship.

     At the August 23, 2003 meeting, representatives of Bear Stearns described the process that Bear Stearns had undertaken in order to seek out strategic alternatives for Championship. Representatives of Bear Stearns and Cravath also described the terms and conditions of the Open Wheel proposal, the investment group acquisition proposal and the investment fund financing proposal. The independent directors considered the shortcomings of these two proposals, including their conditionality and preliminary status, the unattractiveness of many of the proposed terms and the likelihood that additional due diligence, particularly by the investment group that appeared to contemplate liquidating Championship and its subsidiaries, might result in withdrawal or adverse revision of the proposals. The independent directors believed that additional due diligence by the investment fund might result in a withdrawal or adverse revision of the investment fund financing proposal because the investment fund did not appear to have fully considered the decreases in promotional and advertising expenditure by corporations due to the general downturn in the economy, decreased attendance at some race venues, competition from NASCAR and other factors which had contributed to the decline in Championship's stock. The independent directors believed that additional due diligence by the investment group might result in a withdrawal or adverse revision of the investment group acquisition proposal because the investment group seemed to have made only a cursory analysis of the value that would be available in liquidation and had not taken into account Championship's diminishing cash resources or the significant liabilities of Championship that would need to be paid if Championship ceased doing business. The independent directors concluded that, while discussions with the investment group and the investment fund should continue, the primary focus of Championship's efforts should continue to be improving the financial and other terms of and finalizing a transaction with Open Wheel. In coming to this conclusion, the independent directors also took into account the fact that Open Wheel had devoted substantially more time and effort to investigating a transaction with Championship than any other party and therefore would be able to complete negotiations substantially before any other party. The independent directors believed that because it would be extremely difficult for the management of CART, Inc. and the other subsidiaries to negotiate the arrangements necessary to continue their racing and other business operations into 2004 until Championship announced a transaction, the value of Championship could be damaged if negotiations with Open Wheel were delayed to pursue alternatives that the independent directors believed were unlikely ultimately to be superior to the Open Wheel proposal. The independent directors also took into account the fact that, in the course of negotiations, Open Wheel had continued to accept the need for Championship to have the right to pursue superior proposals during the period before any stockholder vote on a merger with Open Wheel. This meant that Championship could obtain the stabilizing benefits of an announced transaction without giving up the possibility of negotiating a better transaction with the investment group or the investment fund or another party if such a transaction was, contrary to the independent directors' expectation based on the terms of proposals received to date, in fact available. The independent directors also considered the fact that Open Wheel's offer price per share represented a significant discount to the market price of the common stock at that time and discussed with their advisors possible causes for the difference between the market price, on the one hand, and the value that appeared to be available in any strategic transactions that had been proposed by third parties, on the other hand. The possible causes discussed included the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock, the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship. At the conclusion of the meeting, the board instructed management to continue negotiations with Open Wheel, including seeking a higher offer price per share, and authorized management to issue a press release to that effect.

     Following the August 23, 2003 board meeting, Carlisle Peet of Championship and Kevin Kalkhoven of Open Wheel had discussions regarding the purchase price.

     Also on August 23, 2003, following the board meeting, representatives of Bear Stearns indicated to representatives of EYCF that Open Wheel would need to increase its proposal to the highest bid it was willing to make for the outstanding shares of Championship for consideration by Championship's board of directors.

     On August 24, 2003, Championship publicly announced that its board of directors had instructed management to continue negotiating with Open Wheel with respect to all terms related to a possible acquisition of Championship. Championship, Open Wheel and their respective advisors continued to engage in negotiations regarding the terms of a possible transaction and related definitive agreements.

     Also on August 24, 2003, following the discussions between representatives of Bear Stearns and Open Wheel, representatives of Championship and Open Wheel met to discuss the terms of Open Wheel's proposal. At this meeting, Christopher Pook of Championship proposed that the merger consideration be increased to an amount that would result in approximately $0.70 per share merger consideration, based on 14,718,134 outstanding shares of Championship common stock. Mr. Kalkhoven of Open Wheel countered that the merger consideration be increased to approximately $8.1 million which would result in a per share price of $0.55, based on 14,718,134 outstanding shares of Championship common stock. After further discussion, Mr. Kalkhoven indicated that his final offer was to increase the merger consideration to approximately $8.2 million which would result in a per share price of $0.56, based on 14,718,134 outstanding shares of Championship common stock. In response, Mr. Pook indicated that he would recommend Mr. Kalkhoven's final proposal to Championship board of directors. In addition, Open Wheel insisted on a right, exercisable for a specified period of time after execution of a definitive merger agreement, to terminate the merger agreement based on its continuing due diligence. Open Wheel insisted on this termination right so it could be in a position to enter into a definitive merger agreement as soon as possible, something that both parties deemed advantageous, yet still retain the ability to complete its due diligence.

     On August 25, 2003, the board of directors of Championship held a special telephonic meeting to discuss the revised terms of the Open Wheel proposal described in the previous paragraph. Championship's board instructed management to continue negotiations with Open Wheel to seek resolution of all remaining terms.

     On August 27, 2003, Heller Ehrman provided to Cravath comments on the draft merger agreement. On August 28, 2003, representatives of Cravath and Heller Ehrman had numerous conversations regarding Heller Ehrman's comments, particularly those relating to the calculation of the per share merger consideration, closing conditions, representations and warranties and the termination fee.

     On August 28, 2003, Cravath delivered a revised draft merger agreement to Heller Ehrman.

     On August 29 and August 30, 2003, Carlisle Peet of Championship and a representative of Ernst & Young LLP had discussions regarding existing sponsor agreements, the termination of the franchise board, the termination of the stock options, the definition of material adverse effect in the merger agreement, the merger agreement closing condition relating to the exercise by Championship stockholders of appraisal rights and employment contracts.

     On August 30 and 31, 2003, Chris Pook and Carlisle Peet of Championship had numerous meetings with Kevin Kalkhoven of Open Wheel with respect to the terms of the merger agreement, including with respect to the representations and warranties, the definition of material adverse effect, the outside date, the closing condition relating to the exercise by Championship stockholders of appraisal rights, the closing condition relating to material pending or threatened litigation, the closing condition relating to the termination of stock options, the termination fee and the expiration date of Open Wheel's due diligence termination right. Also on August 30 and 31, 2003, representatives of Cravath and Heller Ehrman had numerous telephone conferences regarding these matters.

     On September 1, 2003, Heller Ehrman provided to Cravath comments on the revised draft of the merger agreement.

     On September 2 and 3, 2003, representatives of Cravath and Heller Ehrman had various conversations with respect to certain terms of the merger agreement, including the definition of material adverse effect, the closing condition relating to material pending or threatened litigation and the mechanics of Open Wheel's right to terminate the merger agreement based on its continued due diligence.

     On September 3, 2003, Carlisle Peet of Championship and a representative of Ernst & Young LLP had discussions regarding the definition of material adverse effect in the merger agreement, including the impact of a change in the number of teams racing in the CART series. Ernst & Young acted as the tax and business advisor to Open Wheel.

     On September 4, 2003, the board of directors of Championship met in Chicago, along with representatives of Bear Stearns, Cravath, Baker & Daniels and Baker & Hostetler LLP, to discuss the status of the ongoing negotiations and other matters. Representatives of Bear Stearns provided the board with a detailed overview of the status of indications of interest from third parties, including the lack of extensive due diligence on Championship by parties other than Open Wheel and the potential value of the available alternatives to Championship stockholders given that, other than Open Wheel, none of the 45 potential strategic and financial investors that Bear Stearns contacted or by whom Bear Stearns was contacted, had provided Championship with a definite proposal to acquire the outstanding shares of Championship common stock and given the potential financial implications of liquidation to Championship. Representatives of Cravath discussed the fiduciary duties of the board in connection with the board's consideration of the Open Wheel proposal and other alternatives. Representatives of Cravath also presented to the board a summary of the principal terms of the merger agreement and related documents.

     At the September 4, 2003 meeting, the board of directors also completed its examination of the potential consequences to Championship's stockholders from immediately stopping cash advances to Championship's subsidiaries (which would likely result in an immediate suspension of racing operations) and liquidating Championship, rather than providing the necessary funding for completion of the 2003 CART racing series and pursuing a strategic transaction with Open Wheel or another party. In any liquidation, the only source of value for Championship stockholders would be Championship's cash because substantially all other assets shown on the Championship consolidated balance sheet are owned by subsidiaries whose liabilities greatly exceed the value of their assets. The board's review included a presentation by management as to the cash that would be available for distribution to stockholders after satisfaction of Championship's liabilities. Management explained that many of the liabilities that would need to be satisfied in a liquidation are not reflected in the historical financial statements of Championship as a going concern because they would only arise or would be accelerated if Championship decided to liquidate. That presentation is summarized in the following chart:

                                                                            PER SHARE
                                                              GROSS VALUE     VALUE
                                                              -----------   ---------
Estimated Cash Balance at 9/5/03............................  $21,668,667     $1.47
Obligations of Championship in liquidation:
  Occupancy/Leasing.........................................    2,870,069
  Operating Contracts/Obligations...........................    9,436,285
  Professional Services.....................................    3,000,000
                                                              -----------     -----
     Total Obligations of Championship......................   15,306,354
                                                              -----------     -----
Estimated Cash Balance After Championship Obligations.......  $ 6,362,314     $0.43
                                                              ===========     =====

     The board of directors understood that this analysis, while presented with apparent numerical precision, was subject to a number of important uncertainties. For instance, it did not reflect the possibility that amounts due under some of Championship's contracts might be reduced through mitigation or negotiated compromise. In addition, some of the estimated amounts, particularly for professional services incurred in connection with a liquidation (including for defense of claims), could vary materially depending upon the actual complexity of any liquidation. Management expressed the belief that it was more likely that the estimates of professional expenses would prove to be too low rather than too high. The presentation also did not discount for the effects of any delay in distributions pending the resolution of disputes that might arise in connection with a liquidation.

     The board of directors also understood that this analysis did not reflect more than $60 million of potential obligations under contracts to which CART, Inc. and other subsidiaries, but not Championship itself, are parties that would likely be breached if Championship decided to suspend its business operations and stop making cash advances to its subsidiaries. This amount represented management's estimate of potential claims

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

and other obligations that could arise as of September 5, 2003 upon breach of these contracts. Baker & Daniels and Baker & Hostetler LLP advised the board that because CART, Inc. or other subsidiaries would not have the resources to pay the potential damages caused by these breaches of their obligations, it was likely that at least some of the parties to whom these obligations were owed (or a bankruptcy trustee for CART, Inc. if it filed for bankruptcy) would assert that these obligations should be treated as direct obligations of Championship. The board concluded that it was likely that in the event that CART, Inc. and other Championship subsidiaries shut down racing operations, the teams participating in the CART racing series would also seek to treat any obligations of CART, Inc. owed to them as direct obligations of Championship. Management's presentation also included an alternative analysis showing that if Championship's cash balance were used to satisfy obligations of both Championship and its subsidiaries in the event Championship decided to suspend its business operations and stop making cash advances to its subsidiaries, nothing would be available for distribution to stockholders. Based on this presentation, the board noted that if any significant obligation of CART, Inc. ultimately were found also to be an obligation of Championship, there would be little, if any, cash left to distribute to stockholders in a liquidation.

     Based on this review, the board of directors determined that although the actual results of any liquidation were likely to be different from the $0.43 per share cash distribution shown in management's presentation, the risk that the amount available to stockholders would be materially less than $0.43 was significantly greater than the possibility that the amount would be materially more. Therefore, the board determined that it was appropriate to use this presentation as a basis for judging the attractiveness of liquidating Championship compared to the Open Wheel transaction. The board was aware that, because Championship expected its cash resources to continue to diminish as the 2003 CART racing series continued, any financial benefits to stockholders of liquidation also would diminish and that once Championship depleted its cash resources, as was expected before the end of the year, stockholders would receive little, if any, value in a liquidation even if Championship did not have to pay any CART, Inc. obligations.

     Representatives of Bear Stearns then made a detailed financial presentation regarding the proposed transaction with Open Wheel as well as a detailed analysis of the investment fund financing proposal. Although the investment fund financing proposal did not indicate a specific per share value for the outstanding shares of Championship common stock, it would have resulted in substantial dilution of the interests of Championship's existing stockholders. Therefore, Championship's board, following discussions with Bear Stearns, concluded that the investment fund financing proposal, even if completed on the proposed terms, was likely to result in a per share price lower than $0.56. In addition, the investment fund financing proposal also was subject to satisfactory completion of due diligence and would not permit any cash distribution to Championship stockholders for the foreseeable future. Bear Stearns indicated that, assuming satisfactory resolution of the remaining outstanding business issues between Championship and Open Wheel, it would be prepared to issue an opinion in writing to the effect that, from a financial point of view, the per share merger consideration is fair to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock.

     During this meeting, after considering the Bear Stearns financial presentation and other factors, the board of directors also concluded that the terms of the investment fund financing proposal would be so costly as to dilute the per share equity value of Championship to well below $0.56. In addition, the investment fund financing proposal was very conditional in nature and the board did not believe that there was a reasonable chance that it would lead to definitive agreements.

     At the conclusion of the meeting on September 4, 2003, the board of directors instructed management and its advisors to continue negotiations with Open Wheel and its advisors in order to finalize the definitive agreements and related documents.

     After the September 4, 2003 meeting of the Championship board of directors, Championship, Open Wheel and their respective advisors continued to engage in negotiations regarding the closing condition relating to material pending or threatened litigation, the mechanics of Open Wheel's right to terminate the merger agreement based on its continued due diligence and the definition of material adverse effect, in each case in order to finalize the definitive agreements and related documents.

     On September 9, 2003, the board of directors of Championship held a special telephonic meeting in which all board members, except Rafael Sanchez, who was ill, as well as representatives of Cravath, Baker & Hostetler LLP and Bear Stearns participated. At the meeting, a representative of Cravath updated the board on the status of negotiations with Open Wheel.

     On September 10, 2003, EYCF delivered an oral opinion to Open Wheel that, as of that date and subject to the assumptions and limitations set forth in its written opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship was fair, from a financial point of view, to such holders. The opinion of EYCF was set forth in a written opinion dated September 10, 2003.

     On September 10, 2003, the board of directors of Championship held a special telephonic meeting to consider and approve the proposed transaction, whereby Open Wheel would acquire Championship and Championship stockholders would receive the per share merger consideration. Representatives of Cravath reviewed the purpose of the meeting and then provided an update concerning the merger agreement and related documents. Representatives of Bear Stearns provided the board with an update to their presentation made at the board meeting held on September 4, 2003. Representatives of Bear Stearns advised the board that they had reviewed the developments in the transaction and rendered an oral opinion, which was subsequently confirmed in writing, that, based upon and subject to the matters contained in the written opinion, as of that date, from a financial point of view, the per share merger consideration was fair to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of our common stock. After discussion and consideration, all of the members of the board, excluding Carl Haas who abstained from the vote due to a potential conflict of interest as a team owner, voted to approve the merger and related transactions, declared the merger agreement and the merger advisable, fair to and in the best interests of Championship's unaffiliated stockholders, and resolved to recommend that Championship stockholders vote in favor of the adoption of the merger agreement.

     Immediately following the meeting of the board of directors, representatives of Championship, Open Wheel and Acquisition Corp. executed and delivered the merger agreement and other related agreements and Championship and Open Wheel issued a joint press release announcing the proposed transaction.

     On September 18, 2003, Championship and Open Wheel issued a joint press release announcing that Open Wheel had not exercised its right to terminate the merger agreement based on its continued due diligence and that the parties would continue to pursue the completion of the transaction in accordance with the remaining terms of the merger agreement.

     In an effort to solicit a proposal that is superior to the merger, the board of directors has, in accordance with the merger agreement, directed Bear Stearns to contact all 45 potential strategic and financial investors whom Bear Stearns had previously contacted or by whom Bear Stearns had previously been contacted (excluding representatives of Open Wheel) during its solicitation effort to advise these entities or individuals that Championship has entered into a merger agreement with Open Wheel and to provide them with copies of the preliminary version of this proxy statement filed with the SEC on October 7, 2003.

     Since the public announcement of the merger on September 10, 2003, Bear Stearns has neither received any new proposals from strategic acquirors, equity investors or financing sources concerning strategic alternatives nor have any entities or individuals requested the confidential information memorandum. In addition, neither the investment fund nor the investment group has presented a revised or firmer proposal nor have they indicated any willingness to materially modify the terms of their initial proposals.

     On October 3, 2003, Championship announced that Carl Haas had resigned from his position as a member of the Championship board of directors. Mr. Haas cited his desire to pursue and direct his attention to his other business interests as the reason for his resignation.

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

     On October 6, 2003, Championship announced that it had received formal notification from the NYSE that it was no longer in compliance with the NYSE continued listing standards as Championship's average market capitalization was less than $15 million over a consecutive 30 trading-day period and the average closing price of its common stock was less than $1.00 over a consecutive 30 trading-day period. Following receipt of formal notification from the NYSE, management made several attempts to convince the NYSE to allow Championship to remain listed on the NYSE until completion of the proposed merger with Open Wheel. However, the NYSE was not willing to waive the requirements of its continued listing standards to allow the listing of a stock that was not in compliance with such standards. Also on October 6, 2003, the NYSE announced that the common stock of Championship would be suspended from trading prior to the opening of trading on October 13, 2003, or such earlier date as Championship commenced trading in another securities marketplace or there was a material adverse development. On October 10, 2003, the NYSE announced that in order to allow for additional time to effectuate an orderly transition to an alternate market, trading in our common stock would be suspended prior to the opening of trading on October 15, 2003. On October 16, 2003, Championship announced that effective October 15, 2003, its common stock would be quoted on the OTC Bulletin Board under the symbol "CPNT.OB.".

REASONS FOR THE RECOMMENDATION OF THE CHAMPIONSHIP BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     At a special meeting held on September 10, 2003, the board of directors (including all of our independent directors but excluding Mr. Haas, who abstained due to a potential conflict of interest as a team owner):

     - determined that the merger agreement and the merger are advisable, fair to and in the best interests of Championship's unaffiliated stockholders;

     - approved the merger agreement and the transactions contemplated thereby; and

     - recommended that stockholders vote to adopt the merger agreement.

     For the reasons described under "Summary Term Sheet -- Provisions for Unaffiliated Stockholders" and "Special Factors -- Provisions for Unaffiliated Stockholders", the board of directors concluded that despite the possibility that Open Wheel might be deemed our affiliates, it was not necessary to make any provisions in connection with the merger to grant unaffiliated stockholders access to Championship's, Open Wheel's or Acquisition Corp.'s non-publicly disclosed information, or to obtain counsel or appraisal services solely for unaffiliated stockholders at Championship's expense or the expense of Open Wheel or Acquisition Corp. The board did, however, agree with Open Wheel that the merger should be conditioned upon receipt of the unaffiliated stockholder approval.

     The material factors considered by the board of directors in making the determinations and recommendation set forth above were as follows:

     - Championship's Business, Condition and Prospects. The board of directors considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, and focused in particular on the significant challenges to Championship continuing to operate as an independent publicly traded company in light of its deteriorating prospects, the expected depletion of its cash resources and the expectation that additional financing on acceptable terms or at all is unlikely to be available. The board also considered current industry, economic and market conditions. These factors, including the financial condition of Championship, current industry conditions and Championship's need for additional financing, all weigh in favor of the fairness of the merger.

     - Form of Merger Consideration. The board of directors considered the cash only merger consideration to be received by our stockholders. The board considered the desirability of the liquidity and certainty of value that an all-cash transaction would afford our stockholders. In addition, the board considered the fully taxable nature of the merger consideration to be received by our stockholders. These factors weigh in favor of the fairness of the merger.

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

     - Absence of Viable Alternative Transactions with Third Parties. The board of directors considered Championship's contacts with third parties other than Open Wheel to discuss alternative transactions. Although Bear Stearns had approached numerous potential acquirors and Championship's interest in a strategic transaction had been announced publicly, at the time the board approved the merger agreement these contacts had yielded only two highly conditional proposals that the board concluded were inferior to the Open Wheel transaction for the reasons described under "Special Factors -- Background of the Merger." The absence of viable alternative transactions with third parties weighs in favor of the fairness of the merger.

     - Liquidation Alternative. The board of directors compared the $0.56 per share merger consideration to the likely distribution to stockholders in a liquidation and, for the reasons described under "Special
       Factors -- Background of the Merger," concluded that liquidation was less advantageous to Championship stockholders than the Open Wheel proposal. This factor weighs in favor of the fairness of the merger.

     - Ability to Consider Competing Proposals. The board of directors considered the terms of the merger agreement permitting the board of directors to consider competing proposals. The merger agreement permits the board to furnish information to and participate in negotiations with interested third parties. The merger agreement also permits the board to terminate the merger agreement and accept a superior proposal under certain conditions, including the payment to Open Wheel of a termination fee of $350,000. A superior proposal could come from the investment group that made the investment group acquisition proposal, the investment fund that made the investment fund financing proposal or another third party. In assessing the termination fee, the board recognized that its effect would be to increase by the amount of such fee the cost to a third party, other than Open Wheel, of acquiring Championship. See "The Merger Agreement -- Alternative Acquisition Proposals," "-- Right to Accept a Superior Proposal," "-- Fees and Expenses" and "-- Termination of the Merger Agreement" for additional information regarding the ability of the board to consider competing proposals. The ability of Championship to continue to consider competing proposals weighs in favor of the fairness of the merger.

     - Market Price. The board of directors considered the relationship of the per share merger consideration to the closing market price of Championship's common stock as of certain dates, including August 15, 2003, which was the last trading day before Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel, and the high and low closing market prices for the quarterly periods preceding August 15, 2003. Although the $0.56 per share being offered by Open Wheel represented a 69.4% discount to the market price of the common stock on August 15, 2003, the board concluded that the market price of the common stock did not properly reflect a number of significant negative factors, including Championship's deteriorating economic prospects, Championship's expectation that it would exhaust its cash resources in the near future and Championship's need for financing to continue into the 2004 CART racing series season, for which no sources had been identified. The board understood there are several possible causes for this discount, including the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock, the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship (such as liabilities for contractual breakages caused by liquidation). Although the fact that the per share merger consideration represents a discount of 69.4% to the market price of the common stock at the time Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel does not in isolation support the fairness of the merger, the board's conclusion that the market price did not properly reflect a number of significant negative factors weighs in favor of the fairness of the merger.

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

     - Championship's Book Value. The board of directors considered the fact that Championship's GAAP book value was several times the aggregate merger consideration. The board of directors, however, determined that Championship's book value was not a fair representation of the consideration that stockholders would receive in liquidation because it did not take into account significant liabilities that are not reflected on the balance sheet of a going concern but would need to be satisfied in any liquidation of Championship (such as liabilities for contractual breakages caused by liquidation). The board of directors also considered the fact that the book value of Championship was rapidly declining as Championship continued to suffer losses from ongoing operations. Although the fact that the per share merger consideration represents a discount to Championship's book value does not in isolation support the fairness of the merger, Championship's book value, after adjustment for these factors, weighs in favor of the fairness of the merger.

     - Terms of the Merger Agreement. The board of directors considered the terms of the merger agreement, including the fact that the merger is subject to various conditions that may fail to be satisfied or waived. In analyzing the conditions to the merger, the board considered, among other things, the risks of failing to complete the merger, including that Championship's cash resources are expected to be depleted before the end of the year. These factors taken in isolation do not support the fairness of the merger. However, the board also considered that the form of merger consideration, the ability to consider competing proposals, the lack of a financing condition and the provision for the unaffiliated stockholder approval all weigh in favor of the fairness of the merger.

     - Financing of the Merger. The board of directors considered that the merger is not subject to a financing condition and that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, the indirect owners of Open Wheel have guaranteed the payment of the merger consideration.

     - Conflicts. The board of directors was fully aware of and considered the possible conflicts of interest of various directors and executive officers, as described under "Special Factors -- Interests of Directors and Executive Officers in the Merger." This factor weighs in favor of the fairness of the merger.

     - Opinion of Championship's Financial Advisor. The board of directors considered the written opinion delivered to the board by Bear Stearns as to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated holders of our common stock, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, as more fully described under "Special Factors -- Opinion of our Financial Advisor." In preparing its fairness opinion, Bear Stearns did not independently perform a liquidation analysis of Championship, but instead relied upon the liquidation analysis prepared by Championship's management in consultation with Baker & Daniels and Baker & Hostetler LLP and the board of directors. The written fairness opinion of Bear Stearns as to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated holders of our common stock, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, delivered to the board weighs in favor of the fairness of the merger.

      With respect to its evaluation of the fairness of the merger from a financial point of view, the board of directors also reviewed the material factors considered and principal analyses underlying the Bear Stearns opinion dated September 10, 2003, and adopted the analyses and conclusions contained in the Bear Stearns opinion as its own.

     - Unaffiliated Stockholder Approval. The board of directors considered that in addition to the approval of stockholders required by Delaware law, the merger agreement allows either Championship or Open Wheel to refuse to complete the merger unless the merger also is approved by the holders of a majority of our outstanding shares of common stock that are voted "for" or "against" approval at the special
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

       meeting and are not held by Open Wheel or its affiliates. This provision provides a meaningful right for stockholders unaffiliated with Open Wheel to reject the merger if they do not agree with the board's assessment that it is in the best interest of stockholders. The merger is not, however, conditioned on approval by stockholders unaffiliated with Championship. Although the condition requiring approval of stockholders unaffiliated with Open Wheel could be waived by Championship and Open Wheel, Championship would not do so unless the board concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who obtained or whose primary objective is to obtain value related to Championship stock or Championship's business that would not be available to all stockholders of Championship unaffiliated with Open Wheel on a pro rata basis. In the event that Championship and Open Wheel agree to waive the need for the unaffiliated stockholder approval under such circumstances, they do not intend to resolicit proxies. The provision of the unaffiliated stockholder approval weighs in favor of the fairness of the merger.

     - Appraisal Rights. The board of directors considered that stockholders who do not support the merger have the ability to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under Delaware law, although if holders of more than 16% of the outstanding shares of our common stock validly assert and perfect this right a condition to closing will not be satisfied. This factor weighs in favor of the fairness of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement, the board of directors found it impracticable to, and did not, quantify, rank, or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Championship's unaffiliated stockholders. Rather, the board viewed its recommendation as being based upon its judgment, in light of the totality of the information presented to and considered by it, of what the overall effect of the merger would be on Championship's stockholders compared to any alternative transaction.

     The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but includes the factors given primary consideration by the board. The board did not analyze the fairness of the merger consideration in isolation from the other considerations referred to above. The board did not attempt to distinguish between factors that support a determination that the merger is "fair" and factors that support a determination that the merger is in the "best interests" of Championship's stockholders.

     The board of directors (including all independent directors but excluding Mr. Haas, who abstained) has approved the merger agreement and has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Championship's unaffiliated stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF OUR FINANCIAL ADVISOR

     In connection with the merger, our financial advisor, Bear Stearns, delivered a written opinion, dated September 10, 2003, to our board of directors that, as of that date and based on and subject to the matters described in their opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, was fair to such holders from a financial point of view. The full text of the written opinion of Bear Stearns is attached to this proxy statement as Annex C. In addition, the opinion is available for inspection and copying at Championship's principal executive offices. We encourage you to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION IS ADDRESSED TO OUR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

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

  BEAR STEARNS' OPINION

     Bear Stearns has acted as financial advisor to Championship's board of directors in connection with Championship's review of strategic alternatives and the merger. In connection with Bear Stearns' engagement as financial advisor, Championship's board of directors requested that Bear Stearns evaluate the fairness, from a financial point of view, of the per share merger consideration to be received by certain unaffiliated holders of Championship's common stock. On September 10, 2003, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the Bear Stearns opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the per share merger consideration, was fair, from a financial point of view, to Championship's unaffiliated stockholders, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares.

     THE FULL TEXT OF BEAR STEARNS' WRITTEN OPINION, DATED SEPTEMBER 10, 2003, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT.

     The Bear Stearns opinion was provided for the information of Championship's board of directors in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares. The Bear Stearns opinion does not address any other aspect of the merger or any related transaction or any other proposal, does not address Championship's underlying business decision to effect the merger, does not constitute a recommendation to Championship's board of directors, and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, the amount and form of the per share merger consideration were determined by the parties to the merger agreement through arm's-length negotiations. Championship did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns opinion.

     In arriving at the Bear Stearns opinion, Bear Stearns:

     - reviewed the draft merger agreement dated September 10, 2003;

     - reviewed Championship's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, and its Reports on Form 8-K for the three years ended September 10, 2003;

     - reviewed certain Schedule 13Ds filed by Open Wheel with the Securities and Exchange Commission with respect to Championship;

     - reviewed certain operating and financial information relating to Championship's business and prospects, including projections for the four years ended December 31, 2006, dated August 23, 2003 and updates thereto, referred to in this proxy statement as the forecasts, all as prepared and provided to Bear Stearns by Championship's management;

     - reviewed the bankruptcy/liquidation analysis as of September 5, 2003 and dated September 3, 2003, prepared by Championship's management in consultation with Championship's legal advisors and board of directors, referred to in this proxy statement as the liquidation analysis;

     - met with certain members of Championship's senior management to discuss Championship's business, operations, historical and projected financial results and future prospects, current financial condition and liquidity, expected negative free cash flow and future funding requirements;

     - reviewed the historical prices and trading volume of shares of Championship common stock;

     - performed certain hypothetical discounted cash flow analyses based on the forecasts; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied on and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the forecasts, provided by Championship to Bear Stearns. With respect to the forecasts, Bear Stearns has relied on Championship's representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Championship's management as to Championship's expected future performance as well as considered the current concerns of Championship's board of directors that it will be difficult for management to achieve the results projected beyond 2003 in the forecasts even if financing were available, which Bear Stearns believes is unlikely given the lack of financing alternatives currently available to Championship.

     Bear Stearns also relied upon and assumed, without independent verification, the accuracy and completeness of the liquidation analysis. With respect to the liquidation analysis, Bear Stearns relied upon representations that it was reasonably prepared on bases reflecting the best currently available estimates and judgments of Championship's senior management and Championship's board of directors as to the expected financial implications of liquidation as well as upon the views of Championship's legal advisors on such matters as to the likely implications (financial and otherwise) of the liquidation on Championship's stockholders.

     Bear Stearns relied on the assurances of Championship's senior management that they were unaware of any facts that would make any historical financial information or the forecasts (subject to Championship's board of directors' view that it will be difficult to achieve the results projected beyond 2003 in the forecasts) provided to Bear Stearns incomplete or misleading. Bear Stearns further relied upon the assurances of Championship's senior management, legal advisors and board of directors that they were unaware of any facts that would make the liquidation analysis provided to Bear Stearns incomplete or misleading.

     Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Championship and that there will be no change in the per share merger consideration.

     In arriving at the Bear Stearns opinion, Bear Stearns did not perform or obtain any independent appraisal of Championship's assets or liabilities (contingent or otherwise), nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was asked by Championship's board of directors to solicit indications of interest from various third parties regarding a potential transaction with Championship. In connection with its solicitation effort, which was publicly announced on June 16, 2003 when Championship disclosed that it had engaged Bear Stearns to pursue strategic alternatives, Bear Stearns noted that no other potential strategic acquirors, equity investors or financing sources have made an acquisition, investment or financing proposal to Championship that would imply greater benefits to Championship and

Championship's stockholders. Bear Stearns was not asked to consider, and the Bear Stearns opinion does not address, Championship's underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies, financial alternatives or liquidation alternatives that might exist for Championship or the effects of any other transaction in which Championship might engage. The Bear Stearns opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns as of the date of Bear Stearns' opinion.

     In connection with the delivery of its opinion, Bear Stearns reviewed selected historical financial and operational results and observed that:

     - Championship's revenues have declined each year since 2001;

     - Championship's earnings before interest, taxes, depreciation and amortization ("EBITDA") have declined each year since 2000;

     - Championship's net cash balances, and net cash per share have declined each year since 2000;

     - Championship's management has had limited success in forecasting its financial performance, and Championship has been required to update and clarify its publicly-communicated financial guidance and prospects for fiscal 2003 and 2004;

     - Championship has experienced declining revenues from sanction fees since 2002 due to promoters experiencing weaker revenue streams;

     - Championship has experienced increased losses from race promotion each year since it began promoting races in 2002;

     - Championship has experienced increased losses from television since 2002, due to its assumption of the responsibility for television production costs and selling advertising air time;

     - Championship has experienced declining sponsorship revenue since 2001 due to the loss of guaranteed income from its sponsorship partners, reduced race attendance and television exposure and a general decline in economic conditions; and

     - Championship's entry support program and team assistance payments designed to retain and attract teams for the 2003 season do not guarantee that teams will return to the CART racing series in 2004.

     In developing the bases by which it would formulate its opinion as to the fairness, from a financial point of view, of the per share merger consideration to be received in the merger to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares, Bear Stearns observed that:

     - based on the forecasts, Championship's current cash position, and the absence of new financing to meet the funding shortfall contained in the forecasts, if Championship were to continue to meet all of its existing obligations and those of its operating subsidiaries, it would exhaust its existing cash resources at some point during the last quarter of 2003 and would no longer be able to conduct its operations after such date without additional financing;

     - based on the forecasts, Championship projects negative operating cash flow in 2004 and 2005, which would create an additional funding shortfall;

     - Championship's board of directors believes that it will be difficult to achieve the results projected beyond 2003 in the forecasts even if financing were available to Championship; and

     - due to Championship's historic and projected negative operating results, there exists an absence of observable valuation metrics by which to compare Championship to other publicly traded companies or by which to compare the merger to other mergers and acquisition transactions. As a result, Bear

       Stearns did not utilize comparable selected company and comparable selected transaction valuation multiples as such an analysis would be of limited applicability.

     The following is a summary of the material factors considered and material analyses underlying the Bear Stearns opinion dated September 10, 2003, delivered to Championship's board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Bear Stearns' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Bear Stearns' financial analyses.

     Comparison of Per Share Merger Consideration to Historical Stock
Prices. Bear Stearns compared the per share merger consideration of $0.56 per share to the closing market price of Championship's common stock as of certain dates, including August 15, 2003, which was the last trading day before Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel, and various ranges of prices preceding August 15, 2003. The per share merger consideration represents approximately a 69.4% discount to the August 15, 2003 closing price of $1.83, an 89.5% discount to the 52-week high and a 60.0% discount to the 52-week low. The table below summarizes the comparison.

                                                       CHAMPIONSHIP             MERGER
                                                    CLOSING STOCK PRICE   PREMIUM/(DISCOUNT)
                                                    -------------------   ------------------
As of 9/03/03.....................................         $1.03                (45.6%)
As of 8/15/03.....................................          1.83                (69.4)
52-Week High......................................          5.35                (89.5)
52-Week Low.......................................          1.40                (60.0)
52-Week Average...................................          3.51                (84.0)
90-Day Average....................................          2.71                (79.3)
20-Day Average....................................          1.80                (68.8)

     Liquidation Analysis. Bear Stearns reviewed the liquidation analysis prepared by Championship's management in consultation with Championship's legal advisors on such matters and board of directors. Such liquidation analysis was prepared based on two scenarios. Scenario #1 assumed that the cash balance of $21,668,667 as of September 5, 2003 was used to pay in full Championship's direct obligations and the potential obligations of its operating subsidiaries as of September 5, 2003, prior to distributing any remaining cash to Championship's stockholders, without any discount, subtraction or mitigation of such liabilities. The potential obligations of Championship's operating subsidiaries set forth in the table below represent Championship management's estimate of potential claims and other obligations that could arise as of September 5, 2003 upon breaches of contracts to which those operating subsidiaries, but not Championship itself, are parties.

SCENARIO #1

                                                           GROSS VALUE   PER SHARE VALUE
                                                           -----------   ---------------
Estimated Cash Balance at 9/5/03.........................  $21,668,667        $1.47
  Direct Obligations of Championship:
  Occupancy/Leasing......................................    2,870,069
  Operating Contracts/Obligations........................  $ 9,436,285
  Professional Services..................................    3,000,000
                                                           -----------
  Subtotal...............................................   15,306,354
                                                           -----------
Estimated Cash Balance After Championship Obligations....  $ 6,362,314
Potential Obligations of Subsidiaries....................  $61,974,944         4.21
                                                           -----------        -----
Total Obligations of Championship and Subsidiaries.......  $77,281,298        $5.25
                                                           ===========        =====
Estimated Cash Balance After Liquidation.................  $         0        $0.00
                                                           ===========        =====

     Scenario #2 assumed that the cash balance of $21,668,667 as of September 5, 2003 was used to pay in full Championship's direct obligations, but not those of its subsidiaries, as of September 5, 2003 prior to distributing any remaining cash to Championship's stockholders, without any discount, subtraction or mitigation of Championship's liabilities.

SCENARIO #2

                                                           GROSS VALUE   PER SHARE VALUE
                                                           -----------   ---------------
Estimated Cash Balance at 9/5/03.........................  $21,668,667        $1.47
  Direct Obligations of Championship:
  Occupancy/Leasing......................................    2,870,069
  Operating Contracts/Obligations........................    9,436,285
  Professional Services..................................    3,000,000
                                                           -----------
  Subtotal...............................................  $15,306,354
                                                           ===========        =====
Estimated Cash Balance After Championship Obligations....  $ 6,362,314        $0.43
                                                           ===========        =====

     It should be noted that the above amounts do not reflect: (i) the time value of Championship's obligations, (ii) the potential risk and timing of receipt of cash to Championship's stockholders, (iii) any compromise or reduction of Championship's obligations, or (iv) the potential negative cash flow from operations following September 5, 2003.

     Bear Stearns was not informed as to the potential likelihood that Championship could be responsible for or legally obligated to meet some or all of the financial obligations of Championship's subsidiaries.

     Hypothetical Financing/Discounted Cash Flow Analysis. Bear Stearns performed two hypothetical discounted cash flow analyses of Championship's projected cash flows based on the forecasts. Free cash flows for the period beginning on January 1, 2004 and ending on December 31, 2006, were discounted to January 1, 2004. Bear Stearns calculated free cash flow for each period as EBITDA, less changes in working capital and capital expenditures. In order to perform a discounted cash flow analysis, Bear Stearns calculated the terminal value by applying a range of assumed exit EBITDA multiples of 4.5x to 5.5x projected fiscal year 2007 EBITDA, based on Bear Stearns' judgments regarding the value of Championship given Championship's forecasts. Bear Stearns selected this multiple range based on Bear Stearns' judgements regarding the potential EBITDA multiples of Championship given Championship's forecasts, companies of similar size and level of profitability and the nature of championship's business. Bear Stearns noted that no publicly-traded companies are in a business substantially similar to Championship's and, accordingly, any analysis of companies of similar size and level of profitability is of limited applicability. Discount rates of 12.0% to 20.0% were chosen based on Bear Stearns' estimate of Championship's weighted average cost of capital, understanding that the actual cost could be significantly higher, as returns sought by potential investors may be above this range given Championship's projected liquidity shortfall. To calculate the aggregate net present value of Championship's equity, Bear Stearns subtracted Championship's total debt, less projected cash and cash equivalents as of January 1, 2004, from the sum of the present value of the projected net cash flows to equity and the present value of the terminal value.

     Bear Stearns made assumptions regarding the terms under which Championship would be able to obtain financing that would provide Championship with the liquidity to meet Championship's projected cash shortfall. Bear Stearns used illustrative financing terms which Bear Stearns believed might be available if a lending source projected Championship to have positive cash flow in the foreseeable future based on Championship's forecasts. Bear Stearns did not believe such a loan was available, but wanted to illustrate the theoretical value of Championship if the forecasts were met and financing on terms which might be available were obtained. With the exception of the investment fund financing proposal, which was subject to satisfactory completion of due diligence, Championship did not have available financing on these or any other terms, and Bear Stearns did not receive any other financing proposals from its exploration of strategic alternatives.

     Bear Stearns performed these analyses for illustrative purposes only, and Bear Stearns indicated that there were inherent limitations of performing such analyses. According to Championship's management and board of directors, even if Championship were able to procure financing, key constituents (e.g., teams, advertisers, sponsors, promoters) may still depart the CART racing series due to a lack of confidence in management. This result would severely limit Championship's ability to achieve the results projected beyond 2003 in the forecasts. Even if Championship could obtain financing and ensure that Championship's key constituents remain with the CART racing series, Championship's board of directors believes that the results projected beyond 2003 are optimistic and it will be difficult for management to achieve them. Championship would need to undergo a significant turnaround to achieve the forecasts, as the forecasts assume annual increases in sanction fees, sponsorships and television revenue from 2003 levels. Given the downward trend in these items over the last several years and the current status of discussions with key CART racing series constituents, achieving the results projected beyond 2003 in the forecasts is doubtful. The forecasts assume no team assistance payments after 2004 and flat purse and year-end points fund, entry support payments, race operation and administrative expenses beginning in 2004. Teams may not be able to support themselves absent the significant amount of team assistance payments they received in 2003. Reduced race distributions in the form of purses and point funds may also reduce the incentive of teams to remain in the CART racing series. Departure of teams would have a material negative effect on Championship's ability to meet its forecasts.

     Bear Stearns also noted that there are significant issues regarding Championship's ability to obtain financing. Championship has limited assets to provide collateral for a secured loan; therefore, lending sources would typically only loan funds to Championship if it projected positive cash flow in the foreseeable future. However, Championship does not project to have positive operating cash flow until 2006. In addition, currently, there are limited or no logical strategic buyers with an apparent interest in Championship. As a result, lenders might only realize repayment upon a refinancing.

     Bear Stearns performed discounted cash flow analyses on two illustrative financing scenarios that illustrate Championship' s theoretical value if the forecasts were met. The following represent the hypothetical financing scenarios utilized:

     - Hypothetical Financing Scenario #1: $25.0 million loan on January 1, 2004 at a cash-pay interest rate of 13% per annum, a placement fee equal to 1.5% of the loan amount, and warrants for 85% of Championship exercisable at $0.10 per share. Loan repayment occurs on December 31, 2006 and the loan amortizes to the extent cash is available for repayment beginning on July 1, 2005. This scenario was based upon a preliminary financing proposal we received on August 19, 2003.

     - Hypothetical Financing Scenario #2: $25.0 million loan on January 1, 2004 at illustrative ranges of cash-pay interest rates from 15% to 20% per annum. Any additional financing required to maintain a positive cash balance would be provided at the time required at the stated interest rate. Loan repayment occurs on December 31, 2006. Bear Stearns utilized the illustrative interest rate range noting that if a financing source were to lend us money, this financing source would likely expect an all-in-return that would incorporate terms such as (i) up-front fees, (ii) a high interest rate relative to standard secured or unsecured financing, and (iii) equity participation features, and that these terms could increase the cost of debt financing above the 15% to 20% illustrative range.

     Based on the above assumptions, Bear Stearns' discounted cash flow analysis resulted in per share equity values of $0.08 to $0.12 based on Hypothetical Financing Scenario #1 and $0.00 to $0.39 based on Hypothetical Financing Scenario #2.

     Process Review. Bear Stearns considered the events that resulted in the negotiation of the merger agreement, including the four-month process that was undertaken by Championship's board of directors and its financial and legal advisors to identify and negotiate with prospective purchasers of, or investors in, Championship. Bear Stearns also considered Championship's public disclosures regarding the initiative it was undertaking to explore strategic alternatives.

     Other Analyses. Bear Stearns conducted certain other analyses as it deemed appropriate, including reviewing available information regarding the holders of Championship's common stock, reviewing Championship's historical financial and operating data, and comparing Championship's historical financial and operating data with that underlying its projections. The material analyses underlying Bear Stearns' opinion are described above.

     In preparing its opinion for Championship's board of directors, Bear Stearns performed a variety of financial analyses, including those described above. The summary of Bear Stearns' analyses is not a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. The Bear Stearns opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or of the summary described above or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns' analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns' analysis of the fairness, from a financial point of view, of the per share merger consideration to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries, and any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares.

     The Bear Stearns opinion and financial analyses performed by Bear Stearns were only one of many factors considered by Championship's board of directors in their evaluation of the merger, and should not be viewed as determinative of the views of Championship's board of directors or Championship's management with respect to the per share merger consideration or the merger.

     Championship engaged Bear Stearns based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the merger. Except as set forth in the following paragraph, Bear Stearns has not provided Championship any investment banking or other services in the past two years. Bear Stearns is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and/or bank debt of Championship for Bear Stearns' own account and for the account of Bear Stearns' customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

     Pursuant to the terms of Championship's engagement letter with Bear Stearns dated October 29, 2002, Championship has paid Bear Stearns a cash fee of $500,000 for the rendering of its fairness opinion on September 10, 2003. In addition, pursuant to the terms of this engagement letter, Championship has agreed to pay Bear Stearns a cash fee of $1,000,000 if, during the duration of Championship's agreement with Bear Stearns, or 12 months after termination of Championship's agreement with Bear Stearns, the merger or any similar transaction is completed. Championship has also agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the merger and to indemnify Bear Stearns and related persons against certain liabilities in connection with the engagement of Bear Stearns, including liabilities under Federal securities laws.

CHAMPIONSHIP'S REASONS FOR THE MERGER

     Championship is engaging in the merger at this time as a consequence of the significant deterioration in its financial condition over the past two years and the fact that Championship expects that its cash resources will be depleted by the middle of December of 2003 absent a strategic transaction. The merger will enable Championship's stockholders to receive the per share merger consideration for each of their shares, which our board of directors concluded is more than would be available to stockholders if Championship pursued other available alternatives. Championship believes that continuing to operate as an independent publicly traded company is not a viable option and that liquidation would be less beneficial to stockholders than the merger, for the reasons considered by the board and articulated above under "-- Reasons for the Recommendation of the Championship Board of Directors; Fairness of the Merger." See also "-- Background of the Merger" and "-- Effects on Championship if the Merger is not Completed."

THE OPEN WHEEL GROUP'S POSITION AS TO THE FAIRNESS OF THE MERGER

     Because members of the Open Wheel Group beneficially own 3,377,400 shares, or 22.95%, of our common stock contributed to Open Wheel by Mr. Forsythe, the merger may constitute, if completed, a "going-private transaction" subject to Rule 13e-3 under the Exchange Act, in which case the members of the Open Wheel Group would be required to express their belief as to the fairness of the merger to stockholders of Championship who are not affiliated with Championship. The members of the Open Wheel Group believe that the merger is fair to such stockholders of Championship. This belief, however, should not be construed as a recommendation to stockholders of Championship to vote in favor of the adoption of the merger agreement.

     In reaching the belief that the transaction is fair to the unaffiliated stockholders of Championship, the members of the Open Wheel Group considered the following factors, each of which in their judgment supports their view as to the fairness of the transaction:

     - Championship's Business, Condition and Prospects. The Open Wheel Group considered information with respect to the financial condition, results of operations, business, and business strategy of Championship, on both a historical and prospective basis, and focused in particular on the decreasing revenue from sanction fees, television sales, and sponsorships and the increased costs associated with the team participation, entrant support and team assistance programs. The Open Wheel Group also considered current industry, economic and market conditions. The Open Wheel Group also focused on the fact that the Championship board of directors publicly announced on July 22, 2003, that Championship would not be able to complete the 2004 season without obtaining additional financing. The Open Wheel Group determined that Championship's business was failing, including greatly decreased revenues in every revenue category (specifically, sponsorships, sanction fees and television revenues) and that expenses greatly exceeded the amount of revenues that could be expected for the foreseeable future. The Open Wheel Group concluded that Championship could not continue to operate its business without significant additional investment of capital. These factors, including the financial condition of Championship, current industry conditions and Championship's need for additional financing, all weigh in favor of the fairness of the proposed transaction.

     - Absence of Viable Alternative Transactions with Third Parties. The Open Wheel Group considered the fact that Championship had engaged Bear Stearns to explore strategic alternatives, and that, to the Open Wheel Group's knowledge, Bear Stearns had not identified any viable transactions other than the merger. The Open Wheel Group also took into account Bear Stearns' written opinion to the board of directors of Championship that the per share merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of Championship, other than Open Wheel and its affiliates, individuals who own or operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries or any stockholders who have entered into agreements with Open Wheel with respect to any matter related to their shares of Championship common stock. The Open Wheel Group would not have proceeded with the transaction if the Championship board had not received that opinion. Although the Open Wheel Group did not have access to details about Championship's process for seeking strategic alternatives, the Open Wheel Group concluded that

       Championship did not have alternatives to the merger that would result in greater value to the unaffiliated stockholders of Championship. The absence of viable alternative transactions with third parties weighs in favor of the fairness of the proposed transaction. Further, Open Wheel has allowed Championship to continue to seek alternative transactions.

     - Liquidation Alternative. The Open Wheel Group considered an estimate of the liquidation value of Championship and concluded that the amount that would be available to stockholders in a liquidation would be less than the consideration that would be paid in the merger. The Open Wheel Group therefore concluded that the merger was preferable from the point of view of the unaffiliated stockholders of Championship to a liquidation of Championship. This factor weighs in favor of the fairness of the transaction.

     - Ability to Consider Competing Proposals. The Open Wheel Group considered the terms of the merger agreement permitting the board of directors of Championship to continue to consider competing proposals and to accept, subject to the terms of the merger agreement, a superior proposal. The Open Wheel Group concluded that if any third-party had any interest in making an offer to acquire Championship that would result in greater value to the unaffiliated stockholders of Championship, that third-party would be free to make an offer which Championship is free to accept after offering Open Wheel the opportunity to match, subject only to a $350,000 termination fee. The ability of Championship to continue to consider competing proposals weighs in favor of the fairness of the transaction.

     - Market Price and Liquidity of Championship Common Stock. The Open Wheel Group considered the relationship of the per share merger consideration to the closing market price of Championship's common stock as of certain dates, including August 15, 2003, which was the last trading day before Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel, and the high and low closing market prices for the quarterly periods preceding August 15, 2003. The $0.56 per share being offered by Open Wheel represented a 69.4% discount to the market price of the common stock on August 15, 2003, because Open Wheel concluded that the market price of the common stock did not properly reflect a number of significant negative factors, including Championship's deteriorating economic prospects, the expectation that it would exhaust its cash resources in the near future and Championship's need for financing to continue into the 2004 CART racing series season. Open Wheel believed there were several possible explanations for the apparent overvaluation of Championship common stock in the public marketplace, including the trading volumes of Championship common stock, the lack of significant coverage of Championship by equity analysts since December 2002, the high concentration of ownership of Championship common stock and the absence of viable alternatives to liquidation. The Open Wheel Group also took into account the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's disclosures about its near term prospects and its projected cash needs and deficiencies and the possibility that some investors in Championship common stock were focusing on Championship's historical book value without taking into account Championship's liabilities that would need to be satisfied in any liquidation of Championship. Although the per share merger consideration represents a discount to the market price of the common stock at the time Championship publicly disclosed that it was engaged in negotiations regarding a possible transaction with Open Wheel does not in isolation support the fairness of the merger, Open Wheel's analysis that the market price did not properly reflect a number of significant negative factors weighs in favor of the fairness of the merger.

     - Championship's Book Value. The Open Wheel Group considered the fact that Championship's book value is several times the aggregate merger consideration and determined that Championship's book value is not a relevant factor in determining the value of Championship or the fairness of the merger consideration to the unaffiliated stockholders of Championship. The Open Wheel Group determined that any realization of Championship's book value by the stockholders would involve a liquidation of Championship, which would require the satisfaction of liabilities that are not reflected in Championship's financial statements (such as contractual liabilities). Furthermore, the Open Wheel

       Group considered the fact that the book value of Championship was rapidly declining as Championship continued to suffer losses through ongoing operations. (See also "-- Liquidation Alternative" and "-- Market Price and Liquidation of Championship's Common Stock").

     - Opinion of Open Wheel's Financial Advisor. The Open Wheel Group considered the written opinion delivered to Open Wheel's members by EYCF as to the fairness, from a financial point of view, of the per share merger consideration to be received by the unaffiliated holders of Championship common stock, as more fully described under "Special Factors -- Opinion of Open Wheel's Financial Advisor". In preparing its fairness opinion, EYCF did not independently perform an liquidation analysis of Championship, but instead relied upon the liquidation analysis prepared by Championship's management in consultation with Championship's legal advisors and board of directors. The written opinion delivered to Open Wheel weighs in favor of the fairness of the transaction.

     - No Unaffiliated Representative. The Open Wheel Group considered the fact that Championship's board of directors did not appoint a representative to act on behalf of the unaffiliated stockholders in negotiating the transaction. Since no member of the board of directors of Championship has any interest in the Open Wheel Group, and since the board has been advised by counsel other than the Company's regular outside counsel, Open Wheel believes that this factor does not weigh against the fairness of the transaction.

     - Unaffiliated Stockholder Approval. The Open Wheel Group considered that in addition to the approval of stockholders required by Delaware law, the merger agreement allows either Championship or Open Wheel to refuse to complete the merger unless the merger also is approved by the holders of a majority of Championship's outstanding shares of common stock that are voted "for" or "against" approval of the merger at the special meeting and are not held by Open Wheel or its affiliates. While the merger is not conditioned upon the approval of the stockholders unaffiliated with Championship, the condition that the merger is approved by stockholders unaffiliated with Open Wheel provides a meaningful right for Championship's unaffiliated stockholders unaffiliated with Open Wheel to reject the merger if they do not agree with the board's assessment that it is in the best interest of stockholders. Although this closing condition could be waived by Championship and Open Wheel, Open Wheel would not do so unless it concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who are primarily acting to support an attempt to obtain value from Championship or Open Wheel (through, for example, litigation) that would not be available to all unaffiliated stockholders on a pro rata basis. The Open Wheel Group concluded that the majority of the stockholders of Championship unaffiliated with Open Wheel would ultimately be able to determine whether they considered the merger consideration to be fair. Therefore, the provision for unaffiliated stockholder approval weighs in favor of the fairness of the transaction.

     - Previous Purchase Prices. The Open Wheel Group considered the purchase price paid by Gerald Forsythe for shares of Championship during the past two years. For a summary of the number of shares of Championship stock purchased by Mr. Forsythe during the past two years, and average prices he paid, see "Other Matters -- Common Stock Transactions Information." Over the past two years, Mr. Forsythe acquired nearly two million shares of Championship stock at prices significantly higher than the merger consideration. The Open Wheel Group also took into account the fact that Mr. Forsythe had agreed to contribute all of his shares of Championship stock to Open Wheel at the price per share of the merger consideration. That is, Mr. Forsythe's shares of Open Wheel stock would be based on the same valuation of Championship stock as the merger consideration. Although the fact that Mr. Forsythe paid significantly higher prices than the merger consideration does not in isolation support the fairness of the merger, Open Wheel determined that the fact that Mr. Forsythe's shares in Open Wheel would be based on the same valuation of Championship stock as the merger consideration weighs in favor of the fairness of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement, the Open Wheel Group found it impracticable to, and did not, quantify, rank, or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair.

     The foregoing discussion of the information and factors considered and given weight by the Open Wheel Group is not intended to be exhaustive but includes the factors given primary consideration by the Open Wheel Group. The Open Wheel Group did not analyze the fairness of the merger consideration in isolation from the other considerations referred to above.

THE OPEN WHEEL GROUP'S REASONS FOR THE MERGER

     The Open Wheel Group is pursuing the merger because it believes that the merger presents the best opportunity to continue the CART racing series, including the support series. The Open Wheel Group continues to believe that the CART racing series can provide the best forum for open-wheel racing in the Americas and that, with the proper organizational and capital structure, Championship's format of racing events on superspeedways, ovals, temporary street courses in urban settings and permanent road courses can be successful. The Open Wheel Group is engaging in the merger at this time because it only recently concluded that Championship would not be able to continue the CART racing series on its own.

OPINION OF OPEN WHEEL'S FINANCIAL ADVISOR

     In connection with the proposed merger, Open Wheel retained its own financial advisor, EYCF, who delivered a written opinion to Open Wheel, dated September 10, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the per share merger consideration to be received by the unaffiliated common stockholders of Championship was fair, from a financial point of view, to such holders. The full text of the written opinion of EYCF is attached to this proxy statement as Annex D and is incorporated herein by reference. You are encouraged to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THE OPINION IS ADDRESSED TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

  OPINION OF EYCF

     Introduction. EYCF was retained by Open Wheel on August 29, 2003 to advise it as to the fairness to the unaffiliated common stockholders of Championship, from a financial point of view, of the consideration to be paid by Open Wheel in connection with the merger. EYCF is a wholly owned subsidiary of Ernst & Young LLP, one of the world's largest professional services firms. Open Wheel employed the services of EYCF because EYCF is a recognized investment banking and financial advisory firm, possessing experience in business valuations, financial opinions, merger and acquisition advisory services and transaction financing. Open Wheel selected EYCF as its financial advisor based upon EYCF's experience, ability and reputation for providing advisory services on a wide variety of corporate transactions.

     On September 10, 2003, EYCF delivered an oral opinion to Open Wheel that, as of that date and subject to the assumptions and limitations set forth in its written opinion, the per share merger consideration to be received by the unaffiliated stockholders of Championship was fair, from a financial point of view, to such holders. The opinion of EYCF was set forth in a written opinion dated September 10, 2003.

     THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF EYCF, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY EYCF IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE EYCF OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF EYCF'S WRITTEN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. EYCF'S OPINION IS ADDRESSED AND DIRECTED TO OPEN WHEEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

EYCF'S OPINION WAS PROVIDED FOR THE INFORMATION OF OPEN WHEEL IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND RELATES ONLY TO THE FAIRNESS OF THE PROPOSED PER SHARE MERGER CONSIDERATION TO BE RECEIVED BY THE UNAFFILIATED COMMON STOCKHOLDERS OF CHAMPIONSHIP FROM A FINANCIAL POINT OF VIEW ONLY AND DOES NOT ADDRESS THE MERITS OF THE MERGER OR ANY ALTERNATIVE TO THE MERGER, THE UNDERLYING DECISION TO PROCEED WITH THE MERGER OR ANY OTHER ASPECT OF THE MERGER. EYCF'S OPINION WAS RENDERED WITHOUT REGARD TO THE COSTS THAT MAY BE INCURRED TO CLOSE THE MERGER.

     Scope of Analysis. In arriving at its opinion, EYCF reviewed, among other items:

     - a draft version of the merger agreement, dated September 8, 2003;

     - Championship's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2002, Championship's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Championship's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and March 31, 2003;

     - certain publicly available information regarding Championship and comparable public companies, such as their websites, recently issued financial statements and relevant research analyst reports;

     - financial projections, as prepared by Championship's management, relating to Championship's earnings and cash flow for the four month period ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006;

     - certain information provided by Championship's management relating to Championship's sponsors, promoters, television rights, race teams, contracts, employees, competitors and overall business prospects;

     - results of certain meetings and discussions with members of senior management of Open Wheel and Championship, and their respective advisors;

     - Championship management's September 5, 2003 liquidation analysis;

     - historical prices and trading volume of shares of Championship common stock;

     - transactions involving companies deemed similar to Championship; and

     - such other studies, analyses, inquiries and investigations as EYCF deemed appropriate.

     EYCF also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular.

     Summary of Analyses; Limitations. EYCF relied only upon information available from recognized public sources and information provided by the Open Wheel Group and Championship, in both cases without any independent verification. Additionally, EYCF:

     - assumed that all information provided by the Open Wheel Group and Championship was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of the Open Wheel Group and Championship, without any independent verification;

     - did not interview sponsors, promoters or race teams;

     - did not conduct an independent valuation or appraisal of Championship's tangible or intangible assets or receive such a valuation or appraisal from any third party;

     - did not review detailed financial account information, such as accounts receivable by customer and the fixed asset ledger;

     - assumed Championship's board of directors decided that proceeding with the merger was a better alternative for its stockholders than a liquidation of the assets;

     - assumed that the merger would be consummated on a timely basis in accordance with the merger agreement, and that there would be no change in the merger consideration; and

     - relied exclusively upon the management of Championship to provide projected financial information for the four months ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006, and EYCF did not independently develop any financial projections.

     The terms and conditions of the proposed merger were determined without the involvement of EYCF, and EYCF expresses no opinion as to whether or not better terms could have been achieved by either party. EYCF expresses no opinion with respect to any other reasons, legal, business or otherwise, that may or may not support any decision of Championship or its stockholders to approve the merger, and the opinion does not address the underlying business decision to proceed with the merger. EYCF's opinion is based upon current economic, monetary, and market conditions and the merger structure as described in the merger agreement.

     The following is a summary of the material financial and comparative analyses utilized by EYCF in arriving at its opinion. It does not purport to be a complete description of the presentation made to Open Wheel on September 10, 2003 by EYCF, or the underlying analyses as performed by EYCF. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying EYCF's opinion.

     In arriving at its opinion, EYCF considered the results of all such analyses taken as a whole. Furthermore, in arriving at its opinion, EYCF did not attribute any weight to a particular analysis, but rather made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, EYCF's analyses must be considered as a whole. Reviewing only selected portions of the analyses, without considering all analyses, could create an incomplete view of the process underlying their opinion. No company or transaction used in the analyses as a comparison is identical to Championship or the merger. The analyses were prepared solely for purposes of EYCF providing its opinion and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Actual future results may be materially different from any projected forecast.

     In accordance with customary investment banking practices, EYCF performed or reviewed financial and comparative analyses regarding the valuation of Championship, including a common stock price analysis; discounted cash flow analysis; liquidation analysis; comparable public company analysis; and precedent transactions analysis. EYCF selected the valuation techniques it used because those techniques are among the most commonly accepted approaches to determining the value of a business and the fairness, from a financial point of view, of consideration provided in a transaction of this type. While other approaches are sometimes used in transactions of this type, EYCF concluded that the techniques were most relevant given the specific circumstances of this situation. Such analyses are summarized as follows:

     Common Stock Price Analysis - Discount Considerations. The $0.56 per share offer proposed by Open Wheel implies a 38% discount to the reported market price for Championship as of September 8, 2003. This discount has continued to decrease significantly as the Championship stock price has steadily declined. However, EYCF does not believe that the reported share price accurately reflects the following factors which affect the value of Championship stock: ownership of Championship common stock is highly concentrated; Championship common stock is thinly traded; many Championship stockholders appear to hold stock for nonfinancial reasons; Championship's stock appears to be valued on the basis of Championship's book value; and Championship has had no significant equity research coverage since December 2002.

     The high concentration of ownership and the nonfinancial reasons that many Championship stockholders own their stock result in Championship's shares being thinly traded. The lack of trading volume results in an illiquid market, making it difficult for the market price to immediately and rationally adjust to Championship's changing financial position and outlook. Approximately 55% of Championship's outstanding common stock is currently held by five individuals or investor groups. Based on discussions with Championship management, EYCF believes the intention of the majority of these investors is to hold the stock over the long term.

Therefore, the deterioration in Championship's financial position has not resulted in a significant reduction of their ownership. The average daily trading volume of the stock over the last year has been approximately 67,000 shares, compared to an average daily volume for all companies on the S&P 500 of approximately 3.8 million shares.

     The lack of any significant current equity research coverage impairs investors' ability to accurately and timely understand the changing fundamentals of the business. By comparison, the average number of analysts covering public companies in the S&P 500 Index is 17.

     Championship's stock appears to be valued primarily on the basis of Championship's book value and perceived future earnings potential. Book value does not take into consideration Championship's extensive contractual liabilities that are not required to be disclosed in financial statements based upon generally accepted accounting principals ("GAAP"), but would likely represent significant claims if Championship were to liquidate or file for bankruptcy protection. Book value also does not fully reflect the extent of future capital needs required to fund Championship's operations. Championship's deteriorating operating performance since December 2000 has been funded by a significant cash reserve that was generated primarily from the proceeds of its IPO. As of June 30, 2003, Championship had a net book value of $59.5 million, but based on management's projections, Championship's cash balance will be depleted by the end of 2003. Book value as a determinant of market value provides a historical approach and does not take into account forward-looking financial expectations.

     Therefore, in consideration of the preceding, EYCF concluded that the discount to the current share price did not materially impact its analysis of the fairness of the per share merger consideration to the unaffiliated common stockholders of Championship.

     Discounted Cash Flow Analysis. EYCF performed a discounted cash flow analysis based upon the financial projections provided by Championship's management for the last four months of fiscal 2003 and the fiscal years ending December 31, 2004 through 2006. However, Championship management did not provide a balance sheet or statement of cash flows for any of the projected periods, but did provide expected working capital requirements and capital expenditures to derive free cash flows. Using this projected information, EYCF discounted to present value the projected stream of free cash flows and the terminal value to determine Championship's enterprise value. In order to estimate Championship's terminal value at the end of the forecast horizon, EYCF applied two approaches: a range of multiples to projected 2006 EBITDA, and a constant growth valuation method ("Gordon Growth") to the projected 2006 free cash flow. The terminal EBITDA multiple range was based on estimated market conditions for the sale of the business, given the expectations for subsequent cash flow growth. The Gordon Growth approach assumes the significant free cash flow growth from 2003 to 2006 stabilizes and Championship experiences constant free cash flow growth of 3% -- 4% beyond 2006. EYCF applied a range of discount rates based on an assumed required equity return of 30% -- 40%. EYCF assumed a required equity return of 30-40% because, in EYCF's professional judgment and based upon prior transaction experience, that is the level of return on equity that a sophisticated investor would require in order to make an arms-length investment in Championship given the high risk profile. To calculate the value of Championship's equity, EYCF subtracted the total debt of $1.8 million from the calculated enterprise value, which assumptions and methodologies resulted in an equity value range between negative $9.7 million and negative $2.3 million.

     The analysis was limited by the lack of financial projections beyond 2006 and any projected balance sheets or cash flows. Further limiting the analysis was the fact that the terminal year in the projections is the first year since 2000 in which Championship attains positive EBITDA. As a result, significant adjustments to the terminal year projections would be required for the present value to approximate the consideration being offered by Open Wheel in the proposed merger. See "-- Forecasts."

     Liquidation Analysis. In preparing the written opinion delivered to Open Wheel, EYCF did not independently perform a liquidation analysis of Championship, but instead relied upon the liquidation analysis performed by Championship's management. Championship's management prepared a summary liquidation analysis to estimate the value that might be available to the common stockholders in the event of a liquidation. One scenario under the analysis assumed that contractual liabilities at the operating subsidiaries' level

(including CART, Inc.) would not be applied against Championship's cash balance and payment of outstanding liabilities, other claims, and bankruptcy costs have a priority position over common stock. This scenario, solely considering assets and liabilities at the parent level (Championship), would result in a $0.43 per share distribution to stockholders.

     The other scenario assumed that Championship's cash balance would be used to pay obligations in full at both the parent and subsidiary levels prior to any distribution to the Championship stockholders. To determine the net recovery to stockholders, assuming Championship could not be liquidated in isolation, EYCF, with the assistance of Championship management, estimated the potential recovery on the liquidation of Championship's consolidated assets. Championship management then estimated the amount of potential liabilities to be satisfied at the operating subsidiaries' level in the event of such a liquidation. The analysis, taking into consideration the estimated value generated upon the liquidation of Championship's consolidated assets, results in a $66.4 million shortage of cash to satisfy the estimated claims of creditors, resulting in no proceeds available for distribution to Championship stockholders. Even assuming a book value recovery on the liquidation of Championship's consolidated assets, this would result in a $44.9 million shortage of cash to satisfy the estimated claims of creditors, again resulting in no proceeds available for distribution to Championship stockholders.

     Comparable Public Company Analysis. EYCF attempted to compare Championship's historical financial performance to that of certain comparable publicly traded companies. However, Championship is the only pure publicly traded motorsports sanctioning organization and has a unique business model. As a result, the analysis was expanded to include publicly traded companies whose businesses were most similar to that of Championship. However, the comparable company analysis did not appear to provide an accurate or reliable basis for determining value because:

     - Championship's historical financial performance has resulted in negative EBITDA and earnings for the last twelve months, and Championship is not projected to generate positive EBITDA or earnings until 2006;

     - the comparable public companies have adequate funding to continue as going concerns, unlike Championship;

     - valuation estimates based solely on a multiple of revenue are not appropriate, given the distressed nature of Championship and its projected financial outlook; and

     - the comparable public companies are significantly larger in size.

     As such, EYCF concluded that the comparable public company analysis was of limited use in its analysis of the proposed merger.

     Precedent Transactions Analysis. EYCF analyzed certain acquisitions of, and investments in, similar businesses that have been announced since January 1, 1993, with a primary focus on transactions in the last two years. After a review of transactions during this period, and due to the following factors, EYCF concluded that the precedent transactions would not prove beneficial to its analysis:

     - very few companies with publicly available transaction information have operating characteristics similar to those of Championship;

     - there was no available information on a precedent transaction that represented the sale of comparable distressed assets (inside or outside of bankruptcy); and

     - Championship's negative historical and projected EBITDA and earnings provide no basis to compute value expectations for Championship.

     Fees and Other Information. EYCF's compensation is not contingent upon the content of its opinion or the consummation of the merger. EYCF was paid a retainer fee of $100,000 upon execution of an engagement letter and was paid an additional $175,000 upon delivery of its opinion to Open Wheel. Open Wheel has agreed to reimburse EYCF for its reasonable and properly documented out-of-pocket expenses and to indemnify it against certain liabilities that may arise out of the rendering of its opinion. Prior to its current engagement, EYCF had never provided any investment banking services to Championship, nor does EYCF provide any research coverage or trading support in connection with Championship's outstanding shares of stock. Furthermore, the opinion was not provided in anticipation of the retention of EYCF to provide investment banking services to Open Wheel in the future. Neither EYCF nor its parent, Ernst & Young LLP, has provided Championship with any accounting or tax services. Ernst & Young LLP, an affiliate of EYCF, provides and will continue to provide certain accounting and financial advisory services to affiliates of Open Wheel. EYCF has consented to the use and reproduction of its materials herein.

FORECASTS

     In connection with various potential acquirors' review of Championship, management provided various third parties with non-public business and financial information. Management provided this information to Bear Stearns, EYCF and various potential acquirors, including, among others, Open Wheel. The non-public information management provided included forecasts of future operating performance. The forecasts included management forecasts for the four fiscal years ending December 31, 2006 of Championship's revenues and expenses based on a 15 race schedule. Since the initial distribution of the confidential offering memorandum, we have publicly disclosed management's expectations for financial performance through the end of 2003.

     The inclusion of the forecasts should not be regarded as an indication that any of Championship, Open Wheel, Bear Stearns or EYCF considers the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. Championship's board of directors has expressed the belief that it will be difficult for management to achieve the results projected beyond 2003 even if the financing needed to continue operations as an independent publicly traded company were available. Championship's board reached this conclusion based on Championship's recent inability to meet projections and the board's view that market conditions affecting open wheel racing in the United States were more likely to continue to deteriorate than improve. Championship's board also believed, following discussions with Bear Stearns, that the availability of future financing and the terms thereof would likely be available based primarily on Championship's forecasted operating performance. To the extent the forecasts represent management's reasonable estimate of possible future performance, this estimate was made only as of August 23, 2003, the date of the forecasts, and is not made or updated as of any later date. You should take all of this into account when evaluating any factors or analyses based on the forecasts.

     Neither Championship's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts.

     The material forecasts are summarized below:

                                             FORECAST       FORECAST       FORECAST       FORECAST
                                           CONSOLIDATED   CONSOLIDATED   CONSOLIDATED   CONSOLIDATED
                                               2003           2004           2005           2006
                                           ------------   ------------   ------------   ------------
Revenues:
  Sanction Fees..........................  $24,880,681    $27,803,002    $30,323,178    $31,613,278
  Sponsorship Revenue....................    8,212,124     10,443,500     14,643,500     18,243,500
  Television Revenue.....................    1,871,500      4,826,500      6,376,500      7,401,500
  Race Promotion.........................   11,099,915             --             --             --
  Engine Lease Revenue...................    1,900,000      1,800,000      1,800,000             --
  Other Revenue..........................    2,348,379      2,133,596      2,233,596      2,433,596
                                           -----------    -----------    -----------    -----------
     Total Revenues......................   50,312,599     47,006,598     55,376,774     59,691,874

                                             FORECAST       FORECAST       FORECAST       FORECAST
                                           CONSOLIDATED   CONSOLIDATED   CONSOLIDATED   CONSOLIDATED
                                               2003           2004           2005           2006
                                           ------------   ------------   ------------   ------------
Expenses:
Team Payments
  Purse and Year-end Points Fund.........   14,266,496     11,474,000     11,474,000     11,474,000
  Team Participation Payments............    7,220,000      5,400,000      5,400,000      5,400,000
  Entry Support Payments.................    8,122,500      6,075,000      6,075,000      6,075,000
  Cosworth Track Support.................      750,000        750,000        750,000             --
  Team Assistance........................   31,825,000      2,000,000             --             --
                                           -----------    -----------    -----------    -----------
     Sub-total Team Payments.............   62,183,996     25,699,000     23,699,000     22,949,000
Race Operations Expenses.................    8,720,985      7,248,611      7,248,611      7,248,611
Television Expenses......................   15,935,017     13,368,790     13,368,790     13,368,790
Race Promotion Expenses..................   20,569,136             --             --             --
Administrative and Indirect Expenses
  Administrative.........................    6,808,540      4,644,317      4,644,317      4,644,317
  Legal..................................    2,510,088      1,031,964      1,031,964      1,031,964
  Marketing, Advertising and Sales.......    5,437,892      3,032,837      3,032,837      3,032,837
  Corporate Communications and Public
     Relations...........................    3,825,281      2,002,163      2,002,163      2,002,163
  Joint Venture and Promoter Relations...    2,206,313      1,050,013      1,050,013      1,050,013
                                           -----------    -----------    -----------    -----------
     Sub-total Administrative............   20,788,113     11,761,294     11,761,294     11,761,294
Litigation Expenses......................    2,722,432             --             --             --
Depreciation and amortization............    3,877,622      3,864,383      1,826,936      2,163,273
Total Expenses...........................  134,797,300     61,942,078     57,904,632     57,490,968
Operating Income.........................  (84,484,702)   (14,935,480)    (2,527,858)     2,200,906
  Interest Income/(expense)..............    1,462,721         55,974         55,974         55,974
                                           -----------    -----------    -----------    -----------
Pretax Income............................  (83,021,981)   (14,879,506)    (2,471,884)     2,256,880
Tax expense (benefit)....................      660,013             --             --             --
                                           -----------    -----------    -----------    -----------
Net Income...............................  (83,681,994)   (14,879,506)    (2,471,884)     2,256,880
                                           ===========    ===========    ===========    ===========

PURPOSE AND STRUCTURE OF THE MERGER

     The principal purpose of the merger is to permit our stockholders to receive cash in exchange for their shares of common stock and to enable Open Wheel to obtain control of Championship in an orderly fashion so that Open Wheel may pursue its long-term business objectives for Championship.

     The reason Championship and Open Wheel structured the acquisition as a merger is to effect a prompt and orderly transfer of ownership of Championship from its current stockholders to Open Wheel and to provide Championship stockholders with cash for their shares.

EFFECTS OF THE MERGER ON CHAMPIONSHIP AND CHAMPIONSHIP'S COMMON STOCK; PLANS OR PROPOSALS AFTER THE MERGER

     Following completion of the merger, our common stock will no longer be publicly traded or listed on the OTC Bulletin Board. In addition, the registration of our shares and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. Also, the by-laws of Acquisition Corp. immediately prior to the completion of the merger will become those of Championship, and the directors and officers of Acquisition Corp. immediately prior to the completion of the merger will become the directors and officers of Championship.

     Upon completion of the merger, Championship will be a privately held corporation and Championship stockholders, other than Open Wheel and its affiliates, will no longer hold an equity interest in Championship.

Accordingly, Championship stockholders, other than Open Wheel and its affiliates, will not have the opportunity to participate in the earnings and growth of Championship and will not have any right to vote on corporate matters. Similarly, Championship's stockholders, other than Open Wheel and its affiliates, will not face the risk of losses generated by Championship's operations or decline in the value of Championship. Upon completion of the merger, each share of our common stock that you own immediately prior to the completion of the merger will be converted into the right to receive the per share merger consideration.

     Open Wheel owns 100% of Acquisition Corp. Open Wheel owns 3,377,400 shares of our common stock. In the merger, Acquisition Corp. will merge with and into Championship, with Championship as the surviving corporation. In the merger, the shares of our common stock beneficially owned by Open Wheel and its affiliates will be canceled and Open Wheel and its affiliates will not receive any consideration in exchange for those shares. As a result of the merger, Championship will be a wholly owned subsidiary of Open Wheel.

     After the merger, as the sole stockholder of Championship, Open Wheel will be entitled to the corresponding benefits and detriments resulting from its interest in Championship, including income or losses generated by Championship's operations and future increases or decreases in Championship's value.

     Following the merger, Open Wheel intends to continue to operate the business of Championship, including continuing to sanction the motorsports series currently known as "Bridgestone Presents the Champ Car World Series Powered by Ford." In order to improve the financial outlook of Championship, Open Wheel is considering several actions. These actions focus on three constituencies: fans, sponsors and teams. For the fans, these actions include seeking to broaden the fan base by maintaining the current series format as well as entering into strategic agreements with other parties (including MotoRock) to organize and conduct music festivals, concerts, events and contests in conjunction with CART racing series events. Open Wheel plans to provide enhanced value to sponsors by increasing the fan base both at race venues and for broadcast events. With respect to teams, Open Wheel believes that the financial interests of the teams are best promoted by creating a stable business environment to allow the successful operation of the teams over the long term. In order to keep the racing and support series operating, Open Wheel may take additional actions, including refocusing the racing schedule to better support fans, sponsors and teams, expanding promoter relationships and increasing the number of street races in the CART racing series.

     Open Wheel's first priority for Championship is to stabilize its financial outlook. The members of Open Wheel have committed (assuming completion of the merger) additional funding of $15,000,000 to support operations of Championship. Upon completion of the merger, Open Wheel will effect changes to the board of directors and management of Championship.

EFFECTS ON CHAMPIONSHIP IF THE MERGER IS NOT COMPLETED

     If the requisite stockholder approvals in connection with the merger are not obtained, or if the merger agreement is otherwise terminated, the merger will not be completed. In addition, in certain circumstances described below under "The Merger Agreement -- Fees and Expenses," Championship will be required to pay Open Wheel a $350,000 termination fee.

     If the merger is not completed for any reason, and if no alternative transactions to the merger is available to Championship at such time, it is expected that Championship will be required immediately to cease its operations, wind up its affairs and seek to liquidate its remaining assets. We expect that Championship's cash resources will be depleted by the middle of December of 2003. In addition, unanticipated events and delays in collecting Championship's accounts receivable could result in an insufficiency of cash to fund all of Championship's obligations prior to the end of 2003. No new sources of financing are available to Championship at this time. We expect that without financial support from Championship, CART, Inc. and other Championship subsidiaries would be required to discontinue their operations and commence liquidation. Under such circumstances, we do not anticipate that the CART racing series would continue in 2004 if the merger is not completed. No other transaction is currently available to be considered by the Championship management or board of directors as an alternative to the merger.

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EFFECTS OF THE MERGER ON OPEN WHEEL

     As a result of the merger, Open Wheel will be the sole stockholder of Championship. The Open Wheel Group currently owns 22.9% of the outstanding stock of Championship. Consequently, the Open Wheel Group has a 22.9% interest in the net book value and net earnings of Championship. The Open Wheel Group's current interest in the net book value and annual net loss of Championship are $5.6 million (based on Championship's consolidated balance sheet as of September 30, 2003) and a loss of $3.3 million (based on Championship's consolidated income statement for the period ended December 31, 2002), respectively. If the merger is completed, the Open Wheel Group would own 100% of the outstanding stock of Championship, its net book value and its net income. Consequently, if the merger is completed, the Open Wheel Group's interest in the net book value and annual net earnings of Championship would be $24.3 million (based on Championship's consolidated balance sheets as of September 30, 2003) and a loss of $14.5 million (based on Championship's consolidated income statement for the period ended December 31, 2002), respectively.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that, in addition to the matters discussed above, certain of Championship's directors and executive officers have interests in the merger that are in addition to, or different from, the interests of the stockholders generally and that create potential conflicts of interest. These interests are described below and in the section entitled
"-- Certain Relationships Between the Open Wheel Group and Championship."

  NEW EMPLOYMENT AGREEMENTS

     Championship and Christopher R. Pook, Championship's President and Chief Executive Officer, have entered into an amendment dated September 30, 2003 to the prior employment agreement between Championship and Mr. Pook dated December 18, 2001. This amendment terminates the change in control "severance benefits" in Mr. Pook's prior employment agreement. These change in control "severance benefits" are described in detail below under "-- Interests of Directors and Executive Officers in the Merger -- Prior Employment Agreements." As consideration for termination of these change in control "severance benefits," Championship caused its subsidiary CART, Inc. to enter into a new consulting agreement with Mr. Pook, which would become effective upon completion of the merger. If the merger agreement is terminated, the amendment will be void and will have no effect and Mr. Pook will again be entitled to the change in control "severance benefits."

     The new consulting agreement with Mr. Pook would become effective upon completion of the merger and continue until the earlier of May 31, 2006 or upon expiration of sixty days' written notice by either party. If the merger agreement is terminated, the new consulting agreement will be void and Mr. Pook's prior employment agreement will be automatically reinstated. In the event that Mr. Pook's employment under the new consulting agreement is terminated without cause, he will continue to be compensated under the terms of the new consulting agreement until May 31, 2006. The new consulting agreement provides that Mr. Pook will make himself available to CART, Inc. and Championship to facilitate the orderly transition of management, to provide information and advice about CART, Inc.'s contractual relationships and to make public appearances at certain events. Mr. Pook will be compensated for these services in the amount of $21,765 per month for the first twelve months of the new consulting agreement and in the amount of $16,140 per month thereafter. Pursuant to the new consulting agreement, Mr. Pook has agreed that until December 31, 2004, he will not directly or indirectly participate as an owner, stockholder, manager, agent, consultant, director or employee of a professional motorsport sanctioning body, league or series or any affiliated organization, except that ownership of one percent or less of the outstanding shares of a publicly traded company will not constitute a violation. Furthermore, from January 1, 2005 through June 30, 2005, Mr. Pook must obtain written permission from CART, Inc. before negotiating with another motorsport group for employment or consulting services, or ownership or sponsorship rights.

     On September 30, 2003, October 1, 2003 and October 3, 2003, CART, Inc. entered into new employment agreements with David J. Clare, Championship's Chief Operating Officer, Thomas L. Carter, Championship's

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Chief Financial Officer, and John J. Lopes, CART, Inc.'s Vice President of
Racing Operations, respectively, that revised the terms of their prior employment agreements, including reducing their base salaries upon completion of the merger, eliminating their change in control "severance benefits," if any, and changing their employment status to at-will employment, as well as other changes. Messrs. Clare, Carter and Lopes' prior employment agreements are described below under "-- Interests of Directors and Executive Officers in the Merger -- Prior Employment Agreements." The new employment agreements render void the prior employment agreements that Championship entered into with Messrs. Clare, Carter and Lopes on December 14, 2002, March 16, 2001 and August 15, 2001, respectively. However, if the merger agreement is terminated, the new employment agreements will be void and the prior employment agreements will be automatically revived, in the case of Mr. Clare and Mr. Lopes, and continue without further action of the parties, in the case of Mr. Carter. Pursuant to the new employment agreements, upon completion of the merger, the base salaries of Messrs. Clare, Carter and Lopes would be $210,000, $200,000, and $275,000, respectively.

  PRIOR EMPLOYMENT AGREEMENTS

     Championship entered into prior employment agreements with Messrs. Pook, Clare and Lopes on December 18, 2001, December 14, 2002 and August 15, 2001, respectively. These prior employment agreements have been amended or superseded by the new employment agreements described above under "-- Interests of Directors and Executive Officers in the Merger -- New Employment Agreements," provided that these prior employment agreements will be automatically reinstated in the event the merger agreement is terminated. These prior employment agreements provide that in the event there is a "proposed change in control" of Championship (such event occurred on August 18, 2003 when Open Wheel publicly announced its intention to enter into a merger), the executive will remain in the employ of Championship until the earliest of (1) a date which is 180 days from the occurrence of such "proposed change in control," (2) the termination of the executive's employment by reason of death or disability or (3) the date on which the executive first becomes entitled to receive change in control "severance benefits," as discussed below.

     These prior employment agreements further provide that, in the event the employment of Messrs. Pook, Clare or Lopes with Championship is terminated as a result of an involuntary termination (which generally includes a termination of the executive's employment by Championship without cause or by the executive as a result of certain changes in the executive's status, position, responsibilities, duties, principal place of employment or reductions in base salary, benefits or awards) within 24 months following the date of a change in control, the executive will be entitled to receive the following change in control "severance benefits":

     - cash severance payment in an amount equal to three times the executive's annual base salary at the rate in effect at the time of the termination of employment, paid in a single lump sum not later than the fifth day following the termination of employment (Mr. Lopes is entitled to 2.99 times his annual base salary in effect at the time of the termination of employment);

     - continuation of employee benefits (either through the company or through company-paid individual insurance policies on an after-tax basis) for the executive and his dependents for a period of two years following the termination of employment, or, if earlier, the commencement of equivalent benefits from a new employer;

     - payment of all salary, benefits, awards and accrued vacation time earned through the date of termination of employment; and

     - payment of all legal fees and expenses incurred as a result of such termination of employment.

     In addition, these prior employment agreements generally provide that, if at the end of the two-year period after the termination of employment the executive is not receiving equivalent employee benefits from a new employer, then for a period not to exceed five years following the end of the two-year period, Championship will arrange, at its sole cost and expense, to enable the executive to convert his and his dependents' coverage under Championship's benefit plans to, or continue coverage under, as applicable, individual policies or programs upon the same terms as employees of Championship.

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

     For fiscal year 2003, the annual base salaries of Messrs. Pook, Clare and Lopes are $450,000, $235,000 and $302,500, respectively.

     Adoption of the merger agreement by the requisite stockholder approvals would have resulted in a change in control for purposes of Messrs. Pook, Clare and Lopes' prior employment agreements. The estimated aggregate sum of the cash severance payment and the continuation of benefits for a period of two years, to which Messrs. Pook, Clare and Lopes would have been entitled under their prior employment agreements upon an involuntary termination of their employment immediately following the completion of the merger, is approximately $1,394,210, $719,724 and $918,685, respectively. If benefits were to be continued for an additional five years following the initial two-year period, the value of these additional benefits to Messrs. Pook, Clare and Lopes would be approximately $110,525, $36,810 and $35,525, respectively.

     Championship entered into a prior employment agreement with Mr. Carter on March 16, 2001. Mr. Carter's prior employment agreement will be superseded upon completion of the merger by the new employment agreement described above under "-- Interests of Directors and Executive Officers in the Merger -- New Employment Agreements," provided that Mr. Carter's prior employment agreement will continue without further action of the parties in the event the merger agreement is terminated. Mr. Carter's prior employment agreement has a four year term but does not entitle him to any change in control "severance benefits." For fiscal year 2003, the annual base salary of Mr. Carter is $210,000 under his prior employment agreement.

  STOCK OPTIONS

     The termination prior to the completion of the merger of all outstanding options to purchase our common stock, including those held by our directors and executive officers, is a condition to the obligations of Open Wheel and Acquisition Corp. to complete the merger. As of the date of this proxy statement, all holders of outstanding options to purchase our common stock have entered into option termination agreements pursuant to which their options will terminate immediately prior to the completion of the merger.

  CARL HAAS

     Carl Haas, a former director who resigned from the Championship board of directors on September 22, 2003, is a principal owner of Carl A. Haas Enterprises, Inc., which owns part of Newman/Haas Racing, an entity that participates in the CART racing series. Newman/Haas Racing is a participant in CART, Inc.'s team participation, team assistance and entrant support programs for the 2003 CART racing series. Pursuant to these programs, Newman/Haas Racing has received aggregate payments of $3,530,000 and is entitled to receive an additional payment of $100,000 on December 31, 2003. In addition, for the 2003 CART racing series, Newman/Haas Racing has received aggregate prize money payments from CART, Inc. of $1,479,000 and is entitled to receive $700,000 under the Year End Points Award program.

     Mr. Haas owns a parts distribution business, Carl A. Haas Automobile Imports, Inc., that sells certain race car parts and receives commission on the delivery of race cars. For 2003, Carl A. Haas Automobile Imports, Inc. has sold race car parts to nine teams that participate in the CART racing series.

     Mr. Haas beneficially owns 150,500 shares, or 1.02%, of our common stock. The shares are held of record by Carl A. Haas Enterprises, Inc. and Mr. Haas' spouse.

  RAPHAEL SANCHEZ

     Rafael Sanchez, one of our directors, is a principal owner of RAS Development, Inc. In March, 2003, CART, Inc. entered into a five year lease agreement with RAS Development, Inc. for office space in Miami, Florida. Remaining payments to RAS Development, Inc. under this lease agreement total $7,504, $91,098, $93,456, $96,812, $101,259 and $43,045 for 2003, 2004, 2005,
2006, 2007 and 2008, respectively.

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

  INDEMNIFICATION AND INSURANCE

     The merger agreement provides that the surviving corporation in the merger will honor all of Championship's obligations to indemnify the current or former directors or officers of Championship for acts or omissions by such directors and officers occurring prior to the completion of the merger to the extent that such obligations of Championship exist on the date of the merger agreement, whether pursuant to the Championship charter, by-laws or otherwise. This obligation to indemnify the current or former directors or officers of Championship will survive the merger and will continue in full force and effect in accordance with the terms of the Championship charter and by-laws from the completion of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     The merger agreement also provides that, from the completion of the merger until May 15, 2004, the surviving corporation in the merger will maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Championship with respect to claims arising from or related to facts or events which occurred at or before the completion of the merger. Prior to the completion of the merger, Championship may obtain "tail" coverage with respect to such policies providing continuing insurance for claims made after May 15, 2004 arising from or related to facts or events which occurred at or before the completion of the merger, provided that it may not pay more than $500,000 with respect to premiums for such coverage. In the event that Championship does not obtain such tail coverage prior to the completion of the merger, Open Wheel or the surviving corporation in the merger will be required to obtain such tail coverage, subject to the $500,000 limitation described above.

CERTAIN RELATIONSHIPS BETWEEN THE OPEN WHEEL GROUP AND CHAMPIONSHIP

  GERALD FORSYTHE

     Forsythe Voting Agreements. We have entered into two identical voting agreements with Gerald R. Forsythe, dated September 11, 2002 and October 16, 2002, pursuant to which Mr. Forsythe has agreed, in connection with a "strategic transaction" and for a period of three years from the respective dates of the voting agreements, to vote all shares of our common stock owned by him and his affiliates in excess of 14.9% of our outstanding common stock in accordance with the recommendation of our board of directors with respect to the strategic transaction. Under the voting agreements, "strategic transaction" includes the merger, consolidation, sale of substantially all of the assets of Championship to another entity not controlled by the existing Championship stockholders or similar transaction, and therefore includes the merger. In consideration for these voting agreements, Championship amended its stockholder rights agreement to allow Mr. Forsythe and certain of his affiliates to acquire shares of our common stock representing 15% or more of our outstanding common stock without triggering the rights agreement. On September 26, 2003, Mr. Forsythe contributed all of his shares of our common stock to Open Wheel. Therefore, in connection with the merger, since Open Wheel is an affiliate of Mr. Forsythe and is therefore subject to the Forsythe voting agreements, Open Wheel is required to vote the shares of our common stock it holds in excess of 14.9% of our outstanding common stock in accordance with the recommendation of our board of directors. In addition, Open Wheel has agreed to vote the balance of the shares of our common stock it holds in favor of the adoption of the merger agreement.

     Promoter Agreements. Mr. Forsythe is a principal owner of Monterrey Grand Prix, S. de R.L. de C.V. and Grupo Automovilistico Nacional y Deportivo, S. de R.L. de C.V., entities that have entered into promoter agreements with CART, Inc. pursuant to which these entities will promote the CART racing series events held in Monterrey, Mexico and Mexico City, Mexico until December 31, 2005 and December 31, 2006, respectively. Monterrey Grand Prix, S. de R.L. de C.V. has paid a sanction fee in the amount of $2,500,000 to CART, Inc. in connection with the 2003 CART racing series event held in Monterrey. CART, Inc. has neither received nor made any payments to Grupo Automovilistico Nacional y Deportivo, S. de R.L. de C.V. during 2003.

     Mexican Television Rights. Mr. Forsythe is a principal owner of Promotion Entertainment of Mexico, LLC, the entity that holds the exclusive right to broadcast, distribute and transmit CART series races via

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television and radio in Mexico until December 31, 2006. In return for granting these rights to Promotion Entertainment of Mexico, LLC, CART, Inc. received a minimum guaranteed payment of $300,000 in 2002 and a minimum guaranteed payment of $325,000 in 2003, and is due to receive a minimum guaranteed payment of $350,000 in 2004, $375,000 in 2005 and $400,000 in 2006. In addition to the guaranteed minimum payments due in 2004, 2005 and 2006, CART, Inc. will receive a guaranteed payment of up to 70% of the net profits of Promotion Entertainment of Mexico, LLC, if any, until it receives an aggregate amount of $600,000 in 2004, $650,000 in 2005 and $700,000 in 2006.

  TEAM SUBSIDIES

     Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, three of the indirect owners of Open Wheel, each owns or has an interest in a team that participates in the CART racing series. Mr. Kalkhoven's team (which fields one car in the CART racing series) is PK Racing, Mr. Gentilozzi's team (which fields one car in the CART racing series) is Rocketsports Racing and Mr. Forsythe's team (which fields two cars in the CART racing series) is Player's/Forsythe Racing. Messrs. Kalkhoven's and Gentilozzi's teams are participants in CART, Inc.'s team participation, team assistance and entrant support programs for the 2003 CART racing series. Mr. Forsythe's team is a participant in the team participation and entrant support programs for the 2003 CART racing series.

     PK Racing and Rocketsports Racing have each received aggregate payments under the 2003 team participation and entrant support programs of $765,000. In addition, PK Racing and Rocketsports Racing have received aggregate payments under the 2003 team assistance program of $1,000,000 and $2,000,000, respectively, and are entitled to receive additional aggregate payments of $50,000 and $100,000, respectively, on December 31, 2003. Player's/Forsythe Racing has received aggregate payments under the 2003 team participation and entrant support programs of $1,530,000. By way of comparison, each car participating in the 2003 CART racing series is entitled under the team participation and entrant support programs to a payment of $42,500 per race and the average total aggregate payment per car participating in the 2003 CART racing series under the team assistance program is $1,989,062.

  PRIZE MONEY

     For the 2003 CART racing series, PK Racing, Rocketsports Racing and Player's/Forsythe Racing have received aggregate prize money payments from CART, Inc. of $332,250, $420,250 and $1,576,000, respectively. In addition,
Rocketsports Racing and Player's/Forsythe Racing are entitled to receive $100,000 and $1,150,000, respectively, under the Year End Points Award program.

  PAUL GENTILOZZI

     Paul Gentilozzi is the managing member of Trans Am Racing, L.L.C. which has entered into a sanction agreement with CART, Inc. relating to the participation of the Trans Am Series at CART, Inc.'s self-promoted event in Miami, Florida. In 2003, the sanction agreement was amended to move the 2003 race from Miami to Cleveland. CART, Inc. has paid or will pay sanction fees to Trans Am Racing, L.L.C. totaling $200,000 in 2003 and $200,000 in 2004.

FINANCING OF THE MERGER

     The total amount of funds required to complete the merger and pay the related fees and expenses is estimated to be approximately $[ ]. The Contribution Agreement dated September 10, 2003, between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand, a copy of which is attached hereto as Annex B, provides that, subject to the satisfaction or waiver of the conditions to Open Wheel's and Acquisition Corp.'s obligations to complete the merger, each of Messrs. Kalkhoven, Gentilozzi and Forsythe will make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Mr. Forsythe partially satisfied his contribution obligation by contributing all of his shares, and causing his affiliates to contribute all of their shares of our common stock to Open Wheel on

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September 26, 2003, as was required under the Contribution Agreement. Messrs.
Kalkhoven, Gentilozzi and Forsythe will make or cause to be made capital contributions to Open Wheel from available personal funds. The source of these personal funds will be from cash-on-hand and will not be borrowed funds.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

     Gerald R. Forsythe is one of the indirect owners of Open Wheel. Prior to contributing all of his shares of our common stock to Open Wheel on September 26, 2003, Mr. Forsythe and his affiliates directly owned 3,377,400 shares of our common stock, representing approximately 22.95% of our outstanding common stock as of [ ], 2003. Due to this ownership, the members of the Open Wheel Group might be deemed to be affiliated stockholders of Championship. Notwithstanding Mr. Forsythe's substantial share ownership, Mr. Forsythe has not been a member of our board of directors since December 18, 2001, and our board of directors believes he was not in a position to influence, and did not influence, our board's consideration of and decision to pursue the transaction with Open Wheel. Therefore, we concluded that despite the possibility that the members of the Open Wheel Group might be deemed our affiliates, it was not necessary to make any provisions in connection with the merger to grant unaffiliated stockholders access to Championship's, Open Wheel's or Acquisition Corp.'s non-publicly disclosed information, or to obtain counsel or appraisal services solely for unaffiliated stockholders at Championship's expense or the expense of Open Wheel or Acquisition Corp. We did, however, agree with Open Wheel that the merger should be conditioned upon receipt of the unaffiliated stockholder approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CHAMPIONSHIP'S STOCKHOLDERS

     The following is a summary of the material United States Federal income tax consequences of the merger that are generally applicable to our stockholders whose shares are exchanged for cash in the merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, and existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects. The discussion does not purport to consider all aspects of United States Federal income taxation that might be relevant to our stockholders. The discussion applies only to stockholders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not apply to certain types of our stockholders subject to special rules, such as insurance companies, financial institutions, dealers in securities or currencies, tax-exempt organizations, holders of our shares who hold such shares as part of a position in a straddle, or as part of a hedging, conversion or other integrated transaction, stockholders who have a functional currency other than the U.S. dollar, S corporations, small business investment companies, real estate investment trusts, or traders who use a mark-to-market method of accounting for their securities holdings. In addition, this discussion does not apply to shares of our common stock received pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not discuss the United States Federal income tax consequences of the merger to any stockholder who, for United States Federal income tax purposes, is a United States expatriate, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States Federal tax other than income tax.

     The exchange of shares of common stock for cash pursuant to the merger will be a taxable sale of shares for United States Federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States Federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares of common stock is more than one year at the time of completion of the merger. Certain limitations apply to the use of a stockholder's capital losses. The amount and character of gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger.

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  INFORMATION REPORTING AND BACKUP TAX WITHHOLDING

     Under the "backup withholding" provisions of United States Federal income tax law, the paying agent for the merger may be required to withhold and pay over to the Internal Revenue Service, referred to in this proxy statement as the IRS, a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the paying agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States Federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     If you are a United States person (as defined for United States Federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 that will be included with the letter of transmittal mailed to you by the paying agent and submitting the completed IRS Form W-9 to the paying agent when you submit your stock certificate(s) following the completion of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX CONSEQUENCES OF THE MERGER ON THE STOCKHOLDER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF THE POSSIBILITY AND RELEVANCE OF CHANGES IN SUCH LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR THE OPEN WHEEL GROUP

     The merger of Open Wheel Acquisition Corporation with and into Championship will be treated for federal income tax purposes as a purchase by Open Wheel of the common stock of Championship. Open Wheel Acquisition Corporation, being a transitory entity formed for the purpose of effecting the transaction, will be disregarded and will not have any federal income tax consequences as a result of the merger.

     The purchase of the common stock of Championship by Open Wheel, as effected through the merger, will not result in the recognition of any taxable gain or loss by Open Wheel. Open Wheel will have a basis in the shares of common stock of Championship purchased in the transaction equal to the amount paid for those shares. The holding period for those shares of common stock will commence on the date of the purchase of the shares of common stock pursuant to the merger.

     The purchase of the common stock of Championship by Open Wheel will not affect Championship's federal income tax attributes, except that the right of Championship to use net operating losses and certain other tax deductions or credits following the transaction will be subject to limitation in the manner set forth in Section 382 of the Internal Revenue Code as a result of the change in ownership. Specifically, the net operating losses and other tax attributes of Championship will not become available to Open Wheel as a result of the merger.

APPRAISAL RIGHTS

     Under Delaware law, if (1) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger agreement, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. If you

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perfect your appraisal rights in accordance with Delaware law, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or expectation of the merger (including as a result of any new capital that may become available to Championship as a result of the merger). Appraisal rights will not be available if the merger is not completed for any reason.

     Section 262 is reprinted in its entirety as Annex E to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Annex E. You should review this discussion and Annex E carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in
Section 262 will result in the loss of your appraisal rights.

     If you:

     - make the written demand described below with respect to your shares prior to the vote at the special meeting;

     - are continuously the record holder of your shares from the date of making the demand through the completion of the merger;

     - otherwise comply with the statutory requirements of Section 262; and

     - neither vote in favor of the merger agreement nor consent to the merger agreement in writing, and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

     Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes "fair value" of a corporation's stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been analyses based on discounted cash flow, comparable companies and comparable transactions. A court's assessment of "fair value" of Championship shares may be higher or lower than that determined by these analyses or the per share merger consideration.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, Championship must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex E.

     If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement and you must deliver a separate written demand for appraisal to Championship prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "Introduction--Voting and Revocation of Proxies." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

     Only a holder of record is entitled to assert appraisal rights for the shares of Championship common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform Championship of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the
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record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

     A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

     If you elect to exercise appraisal rights, you should deliver your written demand to: Championship Auto Racing Teams, Inc., 5350 Lakeview Parkway South Dr., Indianapolis, Indiana 46268, Attention: Secretary.

     The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within 10 days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to you if you have complied with Section 262.

     Within 120 days after the completion of the merger, either Championship or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Championship does not have any present intention to file this petition in the event that a stockholder makes a written demand for appraisal. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on Championship. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the completion of the merger, you will be entitled, upon written request, to receive from Championship a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which Championship received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after the surviving corporation has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

     If a petition for an appraisal is timely filed by a holder of Championship shares and a copy is served upon the surviving corporation, Championship will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery's appraisal may be more than, less than or equal to the per share merger consideration. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in

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court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

     The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Championship common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     If you have demanded appraisal in compliance with Section 262, you will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the completion of the merger.

     If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the completion of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to Championship a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw a demand for appraisal made more than 60 days after the completion of the merger will require written approval of Championship and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     If you fail to comply fully with the statutory procedure set forth in
Section 262, you will forfeit your rights of appraisal and will be entitled to receive the per share merger consideration for each share of our common stock that you own. Consequently, any stockholder wishing to exercise appraisal rights should contact legal counsel before attempting to exercise these rights.

REGULATORY MATTERS

     No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the merger.

RECENT DEVELOPMENTS

     A Championship sanctioned event known as the King Taco 500 was scheduled to take place on November 1 and November 2, 2003 in Fontana, California. This event was canceled by the promoter, 88 Corp., due to its belief that the southern California wild fires caused a major "force majeure." 88 Corp. has filed a compliant in the United State District Court for the Central District of California seeking a declaratory judgment that a "force majeure" occurred so that it may proceed to seek the return of a rights fee in the amount of $2,500,000 less expenses incurred by Championship in preparation for the race.

     On November 11, 2003, in response to a request by management that Deloitte & Touche LLP ("D&T"), Championship's independent auditor, reissue its report on Championship's financial statements included in its

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Annual Report on Form 10-K for the year ended December 31, 2002, in connection with the filing by Championship of this proxy statement, D&T informed management that D&T's report on Championship's financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 (which report is included in Annex G to hereto) would include an explanatory paragraph indicating that developments during the nine month period ended September 30, 2003 raise substantial doubt about Championship's ability to continue as a going concern.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement. This description is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this document. You should read the merger agreement in its entirety because it is the primary legal document that governs the merger.

COMPLETION OF THE MERGER

     The merger agreement provides that, following the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, Acquisition Corp. will be merged with and into Championship and Championship will be the surviving corporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at a later time agreed to by the parties and specified in the certificate of merger.

     While we anticipate that the merger will be completed during the fourth quarter of 2003, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of the requisite stockholder approvals.

CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     In the merger, the certificate of incorporation of the surviving corporation will be amended at the completion of the merger in accordance with the terms of the merger agreement. The by-laws of Acquisition Corp. immediately prior to the completion of the merger will be the by-laws of the surviving corporation. Also, the directors and officers of Acquisition Corp. immediately prior to the completion of the merger will be the directors and officers, respectively, of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

MERGER CONSIDERATION

     At the completion of the merger, each issued and outstanding share of our common stock, other than shares owned by Open Wheel or Acquisition Corp., all of which will be canceled without consideration, or shares owned by holders that validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, will be converted into the right to receive the amount of cash, without interest and rounded down to the nearest cent, equal to: (1) $8,242,156, divided by (2) the aggregate number of shares of our common stock outstanding immediately prior to the completion of the merger. Based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, the per share merger consideration would be $0.56. We are not subject to any existing obligation which would result in an increase of the number of shares of our common stock outstanding on November [ ], 2003, and our board of directors will not authorize any such increase while the merger is pending. At the completion of the merger, each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive the per share merger consideration.

     Prior to the completion of the merger, Open Wheel will designate a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration. Immediately following the completion of the merger, Open Wheel will deliver to the paying agent funds necessary for the payment of the aggregate merger consideration. As promptly as practicable after the completion of the merger, the paying agent will mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your

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

Championship common stock certificates in exchange for the per share merger consideration. Please do not send your Championship common stock certificates now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. Holders who surrender their certificates to the paying agent, together with a properly completed letter of transmittal, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

     Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Open Wheel, to post a bond in a reasonable amount as directed by Open Wheel to indemnify against any claim that may be made against Open Wheel with respect to the certificates.

     None of Open Wheel, Acquisition Corp., us or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

STOCK OPTIONS

     We have agreed to take such action as may be required to terminate any outstanding options to purchase our common stock prior to the completion of the merger. The termination of all such options is a condition to Open Wheel's and Acquisition Corp.'s obligations to complete the merger. As of the date of this proxy statement, all holders of outstanding options to purchase our common stock have entered into option termination agreements pursuant to which their options will terminate immediately prior to the completion of the merger.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligation to Complete the Merger. Each party's obligation to complete the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

     - as required under Delaware law, the merger agreement must be adopted by the affirmative vote of holders of a majority of shares of our common stock outstanding and entitled to vote at the special meeting;

     - the merger must be approved by the holders of a majority of shares of our common stock that are voted "for" or "against" approval at the special meeting and are not held by Open Wheel or its affiliates; and

     - there must be no temporary restraining order, injunction or law preventing the completion of the merger or preventing Open Wheel from either owning our common stock or operating any material part of our business following completion of the merger.

     Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger. The obligations of Open Wheel and Acquisition Corp. to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following additional conditions:

     - our representations and warranties in the merger agreement must be true and correct in all material respects;

     - we must have performed in all material respects all material obligations required to be performed by us and complied in all material respects with our material agreements and covenants, in each case under the merger agreement;

     - we must have furnished a certificate signed by our chief executive officer certifying compliance with the conditions summarized in the previous two bullet points;

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

     - no more than 16% of shares of our common stock outstanding immediately prior to the completion of the merger shall be shares held by persons who validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights;

     - other than pending suits, actions or proceedings as disclosed on the disclosure letter delivered to Open Wheel, any pending or threatened suits, actions or proceedings by Open Wheel, Acquisition Corp. or any of their affiliates, or any derivative suit, action or proceeding in Delaware that under applicable and controlling law would expire, or with respect to which all plaintiffs would lose standing, at the completion of the merger, the absence of pending or threatened suits, actions or proceedings advancing non-frivolous claims against Open Wheel, Acquisition Corp., us or any of our subsidiaries:

      - that Open Wheel reasonably believes would not be covered by Championship's existing insurance policies unless the damages sought that are not covered by such insurance policies (in Open Wheel's reasonable judgment) would not exceed an aggregate amount of $250,000 for such suits, actions or proceedings, or

      - seeking any equitable relief preventing the consummation of the merger (provided that such action, suit or proceeding seeking to prevent consummation of the merger is pending), preventing Open Wheel from owning shares of our common stock or preventing Open Wheel from operating any material part of our business;

     - the by-laws of our subsidiary, CART, Inc., must have been amended to disband the Franchise Board and to provide for the management of CART, Inc. by a board of directors to be elected by us;

     - each holder of any outstanding stock option must have agreed to surrender that option;

     - we must be able to pay our debts as and when such debts become due and no bankruptcy petition seeking to commence a bankruptcy case shall have been filed or be pending, unless such bankruptcy petition (if it is involuntary) is dismissed prior to the consummation of the merger and in no event later than 60 days of its filing; and

     - a material adverse effect with respect to Championship must not have occurred.

     As defined in the merger agreement, "material adverse effect" means (1) any state of facts, change, development, effect, condition or occurrence that is material and adverse to our and our subsidiaries', taken as a whole, business, financial condition or results of operations, or that materially impair our ability to perform our obligations under the merger agreement or to complete the merger, or (2) any material adverse change in our relationship with the teams participating in the CART racing series taken as a whole (provided that any net decrease in the number of teams during the period between September 10, 2003 and the closing of the merger will be considered a material adverse change in our relationship with the teams taken as a whole), other than, in each case, any state of facts, change, development, effect, condition or occurrence that:

     - is disclosed in the disclosure letter delivered to Open Wheel or otherwise disclosed in writing to Open Wheel prior to 5:00 p.m. New York City time on September 15, 2003; or

     - arises out of or relates to:

      - the economy, political conditions or the securities markets in general,

      - actions taken at Open Wheel's request or with its consent,

      - the failure to take actions prohibited by the merger agreement or with respect to which Open Wheel refused to provide its consent,

      - the announcement or existence of the transactions contemplated by the merger agreement,

      - the industry in which we operate and not specifically related to us,

      - sponsors or sponsorships or the venues at which we or any of our subsidiaries conducts or plans to conduct races or

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

      - changes in the market price of our common stock.

     Conditions to our Obligation to Complete the Merger. Our obligation to complete the merger is further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following additional conditions:

     - Open Wheel's and Acquisition Corp.'s representations and warranties in the merger agreement must be true and correct in all material respects; and

     - Open Wheel and Acquisition Corp. must have performed in all material respects all material obligations required to be performed by them and complied in all material respects with their material agreements and covenants, in each case under the merger agreement.

     Although Championship and Open Wheel could agree to waive the need for the unaffiliated stockholder approval, Championship would not do so unless our board of directors concluded that the unaffiliated stockholder approval was not obtained due to a negative vote by stockholders who obtained or whose primary objective is to obtain value related to Championship stock or Championship's business that would not be available to all stockholders of Championship unaffiliated with Open Wheel on a pro rata basis. In the event that Championship and Open Wheel agree to waive the need for the unaffiliated stockholder approval under such circumstances, Championship does not intend to resolicit proxies.

ALTERNATIVE ACQUISITION PROPOSALS

     We have agreed that we will not, and will not permit our subsidiaries to, nor shall we authorize any officer, director or employee of ours or any of our subsidiaries, or any investment banker, attorney or representative of ours or our subsidiaries to, enter into any agreement with respect to any proposal for an alternative merger or other business combination or other acquisition of over 20% of our stock or assets (any such proposal referred to in this proxy statement as an alternative acquisition proposal), except as described below under "-- Right to Accept a Superior Proposal" and except for a confidentiality agreement. We have also agreed that, prior to obtaining the stockholder approvals, we may, pursuant to a confidentiality agreement, provide to any person or entity information with respect to an alternative acquisition proposal. We must promptly advise Open Wheel orally and in writing of any alternative acquisition proposal or related inquiry, the identity of the person or entity making such proposal or inquiry and the material terms of such proposal or inquiry. We must also keep Open Wheel informed of the status (including any change to the material terms) of any such alternative acquisition proposal or related inquiry.

     In addition, we have agreed that our board of directors may not, except as described below under "-- Right to Accept a Superior Proposal":

     - withdraw or modify in a manner adverse to Open Wheel, or propose publicly to withdraw or modify in a manner adverse to Open Wheel, its recommendation of the merger agreement unless it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties;

     - without Open Wheel's written approval, amend Championship's stockholder rights agreement, redeem the rights issued under the rights agreement or take any action with respect to, or make any determination under, the rights agreement, in each case unless it determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties;

     - approve any agreement relating to an alternative acquisition proposal (other than a confidentiality agreement); or

     - approve or recommend, or propose publicly to approve or recommend, any alternative acquisition proposal.

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STOCKHOLDER RIGHTS AGREEMENT

     As required by the merger agreement, on September 10, 2003 we amended our stockholder rights agreement with Wells Fargo Minnesota, N.A., as rights agent, to ensure that (a) neither Open Wheel nor any of its "affiliates" or "associates" is or will become an "acquiring person," as those terms are defined in the rights agreement, (b) no "distribution date" or "shares acquisition date," as those terms are defined in the rights agreement, has occurred or will occur by reason of the merger agreement and (c) all rights will expire immediately prior to the completion of the merger.

RIGHT TO ACCEPT A SUPERIOR PROPOSAL

     If, prior to obtaining the stockholder approvals, our board of directors receives a proposal for an alternative merger or other acquisition of over 50% of our stock or all or substantially all of our assets that our board of directors determines in good faith, after consultation with its financial advisor, is more favorable to our stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal (any such proposal is referred to in this proxy statement as a superior takeover proposal), then our board of directors may, having first complied with the notification requirements summarized above under "-- Alternative Acquisition Proposals" and taken into account any revised proposal from Open Wheel, after three business days approve and recommend such superior takeover proposal and cause the merger agreement to be terminated and enter into a definitive agreement with respect to such superior takeover proposal. If we terminate the merger agreement and enter into a definitive agreement with respect to a superior takeover proposal, we will be required to pay a termination fee of $350,000 to Open Wheel.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

     - organization, standing and power;

     - subsidiaries and equity interests;

     - capital structure;

     - the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

     - the consents we are required to obtain and the filings we are required to make in connection with entering into the merger agreement and the transactions contemplated by the merger agreement;

     - the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

     - the accuracy and completeness of this proxy statement and our Transaction Statement on Schedule 13E-3 at the time they are filed with the SEC and, in the case of this proxy statement, mailed to our stockholders and the compliance of our SEC filings in connection with the merger with applicable requirements of Federal securities laws;

     - the conduct of our business, and the absence of a material adverse effect (as defined above under "-- Conditions to the Merger"), since December 31, 2002;

     - the absence, since December 31, 2002, of specified types of distributions, changes in benefits or compensation, accounting changes or changes in tax elections;

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     - our material contracts and the absence of our material violation of or material default under such contracts;

     - tax, employee benefit plan, environmental, intellectual property, property, labor and insurance matters;

     - the absence of litigation;

     - compliance with applicable laws;

     - the absence of undisclosed broker's fees; and

     - the receipt by us of an opinion from our financial advisor.

     The merger agreement contains representations and warranties by Open Wheel and Acquisition Corp. relating to, among other things:

     - organization, standing and power;

     - the capital structure of Acquisition Corp.;

     - the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

     - the consents Open Wheel and Acquisition Corp. are required to obtain and the filings Open Wheel and Acquisition Corp. are required to make in connection with entering into the merger agreement and the transactions contemplated by the merger agreement;

     - the accuracy and completeness of the information supplied for inclusion in this proxy statement;

     - the accuracy and completeness of the information contained in their Transaction Statement on Schedule 13E-3 and the compliance of the
       Schedule 13E-3 with applicable requirements of Federal securities laws;

     - the absence of undisclosed broker's fees;

     - the sufficiency of funds available to Open Wheel to pay the merger consideration and the contribution by Mr. Gerald R. Forsythe and his affiliates of all of their shares of our common stock to Open Wheel; and

     - other than as specifically disclosed, the absence of beneficial ownership of our common stock by Open Wheel, Acquisition Corp. and their affiliates.

COVENANTS RELATING TO THE CONDUCT OF OUR BUSINESS

     Except for matters set forth in the disclosure letter delivered to Open Wheel pursuant to the merger agreement or as otherwise contemplated by the merger agreement, until the completion of the merger we have agreed that we will (and will cause our subsidiaries to) conduct our business in light of the existing circumstances in the ordinary course, including operating in compliance with law and making all required filings with the SEC. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except as expressly contemplated by the merger agreement or disclosed to Open Wheel in the disclosure letter, without Open Wheel's prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

     - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Championship to its parent;

     - split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

     - purchase, redeem or otherwise acquire any shares of our capital stock or any other securities or any options, calls, warrants or rights to acquire any such shares or other securities;

     - except for certain permitted issuances, issue, deliver, sell or grant any shares of our capital stock, any other voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or "phantom" stock rights, stock appreciation rights or stock based performance units;

     - amend our or any of our subsidiaries' certificate of incorporation, by-laws or other comparable organizational documents;

     - acquire or agree to acquire by merger or otherwise any business, business organization, or division thereof, or any assets, other than purchases in the ordinary course of business consistent with prior practice;

     - make any change in accounting methods, principles or practices materially affecting our reported consolidated assets, liabilities or results of operations, except for any such change required by generally accepted accounting principles or applicable law;

     - sell, lease, license or otherwise dispose of, or subject to any encumbrance, pledge or security interest, any material properties or assets, except sales of assets or licensing transactions in the ordinary course of business consistent with prior practice;

     - incur or guarantee any indebtedness for borrowed money, or issue or sell any debt securities or warrants or rights to acquire any debt securities, except for indebtedness for borrowed money that (together with all other indebtedness for borrowed money) does not exceed an aggregate principal amount of $2,000,000;

     - make any loans or capital contributions to, or investments in, any other person, other than to or in Championship or any direct or indirect wholly owned subsidiary of Championship;

     - make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $50,000;

     - make any election with respect to taxes or settle or compromise any material tax liability or refund;

     - grant to any director or executive officer:

      - any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements in effect as of the date of the merger agreement, or

      - any increase in severance or termination pay, except increases required under any employment, severance or termination agreements in effect as of the date of the merger agreement;

     - enter into any employment, severance, termination or other agreement with any director or executive officer;

     - adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director;

     - enter into, modify or terminate any material contract;

     - enter into, modify or terminate any sponsorship or promoter contract;

     - enter into, modify or terminate any contract with any of our affiliates or subsidiaries; or

     - authorize any of, or commit or agree to take any of, the foregoing actions.

REASONABLE BEST EFFORTS

     We and Open Wheel have agreed that each of us will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

     - obtaining any necessary actions or nonactions, consents and waivers from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain a consent or waiver from, or to avoid an action or proceeding by, any governmental entity;

     - in our case, obtaining all necessary consents or waivers from third parties;

     - in our case, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of any of the transactions contemplated by the merger agreement, including seeking to have any stay, order or injunction entered by any court or other governmental entity vacated or reversed;

     - in our case, taking all action necessary to ensure that no state takeover statute or similar statute or regulation applies or becomes applicable to the merger, and if such a statute or regulation becomes applicable, to minimize its effect on the merger; and

     - executing and delivering any additional instruments necessary to complete the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

     Open Wheel has agreed to cooperate with us at our request in connection with the matters described in the second and third bullet points above.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

     The merger agreement provides that the surviving corporation (or any successor entity) in the merger will honor all of our obligations to indemnify our current or former directors and officers for acts or omissions occurring prior to the completion of the merger to the extent that such obligations exist on the date of the merger agreement, whether pursuant to our charter, our by-laws or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of our charter and by-laws from the completion of the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     The merger agreement further provides that from the completion of the merger until May 15, 2004, the surviving corporation in the merger will maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by us with respect to claims arising from or related to facts or events that occurred at or before the completion of the merger. Prior to the completion of the merger, we may obtain "tail" coverage with respect to such policies providing continuing insurance for claims made after May 15, 2004 arising from or related to facts or events which occurred at or before the completion of the merger, provided that we may not pay more than $500,000 with respect to premiums for such coverage. In the event that we do not obtain such tail coverage before the completion of the merger, Open Wheel or the surviving corporation in the merger will be required to obtain such tail coverage, subject to the $500,000 limitation described above.

OTHER COVENANTS

     The merger agreement also contains other covenants relating to the special meeting, this proxy statement and the associated Schedule 13E-3, access to information, confidentiality and public announcements.

FEES AND EXPENSES

     General. The merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

     Fees and Expenses of the Merger. The estimated fees and expenses in connection with the merger are set forth in the table below:

Championship Financial Advisor Fees.........................   $ 1,500,000
Championship Legal, Accounting and Other Professional
  Fees......................................................   $ 1,740,000
Open Wheel Financial Advisor Fees...........................   $   275,000
Open Wheel Legal, Accounting and Other Professional Fees....   $ [        ]
Printing, Proxy Solicitation and Mailing Costs..............   $    60,450
Filing Fees.................................................   $       667
Paying Agent Fees...........................................   $ [        ]
Miscellaneous...............................................   $ [        ]
                                                               -----------
  Total.....................................................   $ [        ]
                                                               ===========

     Termination Fee. We are required to pay a termination fee of $350,000 to Open Wheel if:

     - we terminate the merger agreement because our board of directors receives and accepts a superior takeover proposal as described above under "-- Right to Accept a Superior Proposal";

     - Open Wheel terminates the merger agreement because

      - our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so,

      - without Open Wheel's written approval, our board of directors amends our stockholder rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding common stock or

      - we enter into any definitive agreement to implement an alternative acquisition proposal; or

     - after the date of the merger agreement, any person or entity makes an alternative acquisition proposal, the merger agreement is terminated because the merger has not occurred on or before February 15, 2004 and we then complete an alternative merger or business combination or acquisition of over 40% of our stock or assets within 12 months after the termination of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     - by mutual written consent of Open Wheel and us;

     - by Open Wheel or us if the merger does not occur on or before the later of February 15, 2004 and the date which is 61 days from the date of any filing of an involuntary bankruptcy petition with respect to us (a) that we reasonably expect will be dismissed, (b) which we are using our best efforts to have dismissed and (c) that is filed prior to February 15, 2004, unless such failure to complete the merger is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

     - by Open Wheel or us if a final and nonappealable order or injunction issued by a governmental entity prohibits the merger, unless such order or injunction is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

     - by Open Wheel or us if either of the stockholder approvals described above under "Summary Term Sheet -- The Special Meeting" is not obtained at a Championship stockholder meeting called for that purpose;

     - by Open Wheel if we breach or fail to perform in any material respect any of our representations, warranties or covenants, which breach or failure to perform (a) would give rise to a failure of a condition to which the obligations of Open Wheel and Acquisition Corp. are subject and (b) cannot be or has not been cured within 30 days, after the giving of written notice to us of the breach;

     - by Open Wheel if, prior to obtaining each of the stockholder approvals described above under "Summary Term Sheet -- The Special Meeting," (a) our board of directors withdraws or adversely modifies (or refuses, after request from Open Wheel, to affirm) its recommendation of the merger agreement to our stockholders, or proposes publicly to do so, (b) without obtaining the prior written approval of Open Wheel, our board of directors amends our rights agreement, redeems the rights issued under our rights agreement or takes any action with respect to, or makes any determination under, our rights agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Open Wheel and its affiliates is permitted to hold more than 15% of our outstanding shares of common stock or (c) we enter into any definitive agreement to implement an alternative acquisition proposal;

     - by us if our board of directors exercises its right to accept a superior takeover proposal described above under "-- Right to Accept a Superior Proposal"; or

     - by us if Open Wheel or Acquisition Corp. breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Open Wheel of the breach.

AMENDMENT

     The merger agreement may be amended only by a written instrument signed on behalf of each party. The merger agreement may be amended by the parties at any time, except that once stockholder approval of the merger agreement has been obtained, any amendment for which stockholder approval is required by law may not be made without that further approval having been obtained.

EXTENSION; WAIVER

     At any time prior to the completion of the merger, the parties may:

     - extend the time for performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered under the merger agreement; or

     - waive compliance with any of the agreements or conditions contained in the merger agreement, except that once stockholder approval of the merger agreement has been obtained, any waiver for which stockholder approval is required by law may not be made without that further approval having been obtained.

                             CONTRIBUTION AGREEMENT

     The following is a summary of the material provisions of the Contribution Agreement, dated as of September 10, 2003, entered into between Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe, on the one hand, and Championship, on the other hand. This description is qualified in its entirety by reference to the contribution agreement itself, a copy of which is attached as Annex B to this document.

     Under the contribution agreement, subject to us satisfying or Open Wheel waiving each of the conditions to the merger described under "The Merger Agreement -- Conditions to the Merger -- Conditions to Obligations of Open Wheel and Acquisition Corp. to Complete the Merger," each of Messrs. Kalkhoven, Gentilozzi and Forsythe has agreed to make or cause to be made to Open Wheel, prior to the completion of the merger, capital contributions in an aggregate amount sufficient to enable Open Wheel to deliver to the paying agent funds necessary for the payment of the merger consideration under the merger agreement.

     In addition, under the contribution agreement, Mr. Forsythe agreed to cause all shares of our common stock owned or controlled by him or any of his affiliates to be contributed to Open Wheel immediately prior to the record date for the special meeting, which he has already done.

     Under the contribution agreement, each of Messrs. Kalkhoven, Gentilozzi and Forsythe has also agreed to take all actions necessary to cause Open Wheel and Acquisition Corp. to:

     - file with the SEC the Transaction Statement on Schedule 13E-3 in connection with the merger;

     - cooperate with and assist us in connection with the filing of this proxy statement; and

     - vote all shares of our common stock owned by them in favor of the adoption of the merger agreement at the special meeting.

                                 OTHER MATTERS

BENEFICIAL OWNERSHIP OF CHAMPIONSHIP COMMON STOCK

     The following table sets forth information as of [ ], 2003 regarding the beneficial ownership of our common stock by any person, other than any of our directors and executive officers, known to us from our records and from reports filed with the SEC on Schedule 13D and/or 13G to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated.

                                                              AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   CLASS(10)
------------------------------------                          --------------------   ----------
Open Wheel Racing Series LLC(1)
275 Middlefield Road, Second Floor
Menlo Park, CA 94025........................................       3,377,400           22.95%
Kevin Kalkhoven(1)(2)
21st Century Racing Holdings LLC
275 Middlefield Road
Menlo Park, CA 94025........................................       3,377,400           22.95%
Paul Gentilozzi(1)(3)
Big Bang Racing LLC
201 N. Washington Square
Suite 900
Lansing, MI 48933...........................................       3,377,400           22.95%
Gerald R. Forsythe(1)(4)
Willis Capital, L.L.C.
1111 South Willis Avenue
Wheeling, IL 60090..........................................       3,377,400           22.95%
FMR Corp.(5)
Edward C. Johnson, III
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109............................................       1,471,600            9.99%
Jonathan P. Vannini(6)
828 Irwin Drive
Hillsborough, CA 94010......................................       1,255,000            8.53%
Fuller & Thaler Asset Management, Inc.(7)
Russell J. Fuller
411 Borel Avenue, Suite 402
San Mateo, CA 94402.........................................       1,145,500            7.78%
Weatons Holdings Limited(8)
17485 McLaren Road,
Caledon Ontario Canada L0N 1C0..............................         920,900            6.26%
Gryphon Master Fund, L.P.(9)
500 Crescent Court, Suite 270
Dallas, TX 75201............................................         854,400            5.81%

---------------

 (1) These shares are subject to the voting agreements described under "Certain Relationships Between the Open Wheel Group and Championship -- Gerald R. Forsythe -- Forsythe Voting Agreements."
 (2) Kevin Kalkhoven and 21st Century Racing Holdings LLC are the beneficial owners of these shares, which are beneficially owned by Open Wheel.
 (3) Paul Gentilozzi and Big Bang Racing LLC are the beneficial owners of these shares, which are beneficially owned by Open Wheel.
 (4) Gerald Forsythe and Willis Capital, L.L.C. are the beneficial owners of these shares, which are beneficially owned by Open Wheel.
 (5) According to the Schedule 13G that was filed by FMR Corp. with the SEC on February 13, 2003.

 (6) According to the Schedule 13D/A that was filed by Mr. Vannini with the SEC on November 29, 2001.
 (7) According to the Schedule 13G that was filed by Fuller & Thaler Asset Management, Inc. with the SEC on February 13, 2003.
 (8) According to the Schedule 13G that was filed by Weatons Holdings Limited with the SEC on August 15, 2003.
 (9) According to the Schedule 13G that was filed by Gryphon Master Fund, L.P. with the SEC on October 27, 2003.
(10) Based on 14,718,134 shares outstanding on November [  ], 2003.

     The following table sets forth information regarding the beneficial ownership of our common stock by each of our directors, the named executive officers and all directors and executive officers as a group as of November
[ ], 2003. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner).

                                                              AMOUNT AND NATURE OF       PERCENT
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)    OF CLASS(2)
                 ------------------------                   -----------------------    -----------
Christopher R. Pook.......................................  173,333   Vested Options      1.18%
James F. Hardymon.........................................   85,000   Vested Options         *
James A. Henderson........................................    1,000   Direct                 *
                                                             25,000   Vested Options         *
Rafael A. Sanchez.........................................   15,000   Vested Options         *
Frederick T. Tucker.......................................   15,000   Vested Options         *
David J. Clare............................................       25   Direct                 *
J. Carlisle Peet III......................................    6,666   Vested Options         *
Thomas L. Carter..........................................    3,000   Direct                 *
                                                             58,333   Vested Options         *
Vicki O'Connor............................................   22,500   Vested Options         *
All current directors and
executive officers as a group                                 4,025   Direct              2.75%
(9 persons)...............................................  400,832   Vested Options

---------------

* Represents less than 1% of Championship's outstanding common stock.

(1) "Vested Options" are stock options that may be exercised as of December 31, 2002. Each of our directors and executive officers has entered into a stock option termination agreement pursuant to which their options will be terminated immediately prior to the completion of the merger.

(2) Percentages are based upon 14,718,134 shares of common stock outstanding on November [ ], 2003.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

     Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should properly come before the special meeting or any adjournment or postponement thereof, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

COMMON STOCK TRANSACTIONS INFORMATION

     The following table sets forth the total number of shares purchased by Gerald R. Forsythe and his affiliates since September 30, 2001 and, for each quarterly period since September 30, 2001, the total number of shares purchased by Mr. Forsythe and his affiliates (excluding the other members of Open Wheel), the range of prices paid for such shares and the average purchase price paid for such shares:

                                                    NUMBER OF                     AVERAGE
                                                     SHARES                       PURCHASE
QUARTER ENDED                                       PURCHASED   RANGE OF PRICES    PRICE
-------------                                       ---------   ---------------   --------
December 31, 2001.................................    417,700    $12.45-$14.50     $13.36
  March 31, 2002..................................         --               --         --
  June 30, 2002...................................    272,500    $ 8.46-$14.03     $ 9.39
September 30, 2002................................  1,172,400    $        5.00     $ 5.00
December 31, 2002.................................         --               --         --
  March 31, 2003..................................    135,000    $  3.60-$3.65     $ 3.62
  June 30, 2003...................................         --               --         --
September 30, 2003(1).............................         --               --         --
                                                    ---------
     Total........................................  1,997,600
                                                    =========

---------------

(1) No shares have been purchased by Gerald R. Forsythe or his affiliates since September 30, 2003.

     In addition, on September 26, 2003, Mr. Forsythe and his affiliates contributed all of their shares of our common stock to Open Wheel. This contribution satisfied a portion of Mr. Forsythe's obligation under the contribution agreement and under Open Wheel's operating agreement to contribute funds to Open Wheel, together with Messrs. Kalkhoven and Gentilozzi, in an aggregate amount sufficient to enable Open Wheel to pay the aggregate merger consideration. Accordingly, the valuation of the shares of our common stock contributed to Open Wheel by Mr. Forsythe and his affiliates was based on the per share merger consideration (which, based on 14,718,134 shares of our common stock outstanding on November [ ], 2003, would be $0.56 per share).

STOCKHOLDER PROPOSALS

     If the merger is completed, there will no longer be public stockholders of Championship or public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2004 annual meeting of stockholders. In that event:

     - Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the proxy statement for the 2004 annual meeting be received at our executive offices no later than February 4, 2004. The proposal may be omitted from the annual meeting proxy statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8; and

     - stockholder proposals for new business or suggestions for nominees to the board of directors submitted outside of Rule 14a-8 must be delivered to our Secretary at our principal executive offices no later than April 18, 2004.

WHERE YOU CAN FIND MORE INFORMATION

     Championship is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC's web site at www.sec.gov. Our common stock is quoted on the OTC Bulletin Board under the symbol "CPNT.OB."

     Championship and the Open Wheel Group have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the

Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements regarding the contents of any contract or other document contained in this proxy statement or in any document that is an annex to this proxy statement are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

     If you would like to request documents from Championship, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

     You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated November [ ], 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ADDITIONAL INFORMATION

     To vote your shares of our common stock, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Please call D.F. King & Co., Inc. at (800) 431-9643 if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

     Requests for additional copies of this proxy statement or proxy cards should be directed to D.F. King & Co., Inc. at the following address or telephone number:

    48 Wall Street,
    New York, N.Y. 10005
    Attention: Kathleen Moffatt
    Telephone: (800) 431-9643

     If you would like to request additional documents from us, please do so by December [ ], 2003 in order to receive them before the special meeting.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                        DATED AS OF SEPTEMBER 10, 2003,
                                     AMONG
                         OPEN WHEEL RACING SERIES LLC,
                       OPEN WHEEL ACQUISITION CORPORATION
                                      AND
                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                   THE MERGER
SECTION 1.01.  The Merger..................................................   A-1
SECTION 1.02.  Closing.....................................................   A-1
SECTION 1.03.  Effective Time..............................................   A-1
SECTION 1.04.  Effects.....................................................   A-1
SECTION 1.05.  Certificate of Incorporation and By-laws....................   A-2
SECTION 1.06.  Directors...................................................   A-2
SECTION 1.07.  Officers....................................................   A-2

                                   ARTICLE II
                 EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock.....................................   A-2
SECTION 2.02.  Exchange of Certificates....................................   A-3

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.  Organization, Standing and Power............................   A-4
SECTION 3.02.  Company Subsidiaries; Equity Interests......................   A-5
SECTION 3.03.  Capital Structure...........................................   A-5
SECTION 3.04.  Authority; Execution and Delivery; Enforceability...........   A-6
SECTION 3.05.  No Conflicts; Consents......................................   A-6
SECTION 3.06.  SEC Documents; Undisclosed Liabilities......................   A-7
SECTION 3.07.  Information Supplied........................................   A-8
SECTION 3.08.  Absence of Certain Changes or Events........................   A-8
SECTION 3.09.  Tax Matters.................................................   A-9
SECTION 3.10.  Absence of Changes in Benefit Plans.........................  A-10
SECTION 3.11.  ERISA Compliance............................................  A-11
SECTION 3.12.  Litigation..................................................  A-12
SECTION 3.13.  Compliance with Applicable Laws.............................  A-12
SECTION 3.14.  Environmental Matters.......................................  A-12
SECTION 3.15.  Contracts...................................................  A-12
SECTION 3.16.  Intellectual Property Matters...............................  A-13
SECTION 3.17.  Brokers.....................................................  A-15
SECTION 3.18.  Opinion of Financial Advisor................................  A-15
SECTION 3.19.  Insurance...................................................  A-15
SECTION 3.20.  Title to Property...........................................  A-15
SECTION 3.21.  Labor Matters...............................................  A-15

                                                                             PAGE
                                                                             ----

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 4.01.  Organization, Standing and Power............................  A-16
SECTION 4.02.  Sub.........................................................  A-16
SECTION 4.03.  Authority; Execution and Delivery; Enforceability...........  A-16
SECTION 4.04.  No Conflicts; Consents......................................  A-16
SECTION 4.05.  Information Supplied........................................  A-17
SECTION 4.06.  Brokers.....................................................  A-17
SECTION 4.07.  Financing...................................................  A-17
SECTION 4.08.  Stock Ownership.............................................  A-17

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01.  Conduct of Business by the Company..........................  A-18
SECTION 5.02.  Company Takeover Proposals..................................  A-19

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS
SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting........  A-21
SECTION 6.02.  Access to Information; Confidentiality......................  A-21
SECTION 6.03.  Reasonable Best Efforts; Notification.......................  A-22
SECTION 6.04.  Stock Options...............................................  A-22
SECTION 6.05.  Indemnification.............................................  A-22
SECTION 6.06.  Fees and Expenses...........................................  A-23
SECTION 6.07.  Public Announcements........................................  A-23
SECTION 6.08.  Transfer Taxes..............................................  A-23
SECTION 6.09.  Rights Agreements; Consequences if Rights Triggered.........  A-23
SECTION 6.10.  No Additional Representations...............................  A-24

                                   ARTICLE VII
                              CONDITIONS PRECEDENT
SECTION 7.01.  Conditions to Each Party's Obligation To Effect The
               Merger......................................................  A-24

SECTION 7.02.  Conditions to Obligations of Parent and Sub.................  A-24

SECTION 7.03.  Conditions to Obligation of the Company.....................  A-25
SECTION 7.04.  Frustration of Closing Conditions...........................  A-25

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.  Termination.................................................  A-25
SECTION 8.02.  Effect of Termination.......................................  A-27
SECTION 8.03.  Amendment...................................................  A-27
SECTION 8.04.  Extension; Waiver...........................................  A-27
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver...  A-27

                                                                             PAGE
                                                                             ----

                                   ARTICLE IX
                               GENERAL PROVISIONS
SECTION 9.01.  Nonsurvival of Representations and Warranties...............  A-27
SECTION 9.02.  Notices.....................................................  A-28
SECTION 9.03.  Definitions.................................................  A-29
SECTION 9.04.  Interpretation; Disclosure Letters..........................  A-29
SECTION 9.05.  Severability................................................  A-30
SECTION 9.06.  Counterparts................................................  A-30
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries..............  A-30
SECTION 9.08.  Governing Law...............................................  A-30
SECTION 9.09.  Assignment..................................................  A-30
SECTION 9.10.  Enforcement; Waiver of Jury Trial...........................  A-30
EXHIBIT A      Amended Certificate of Incorporation

     AGREEMENT AND PLAN OF MERGER dated as of September 10, 2003 (this "Agreement"), among OPEN WHEEL RACING SERIES LLC, a Delaware limited liability company ("Parent"), OPEN WHEEL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and CHAMPIONSHIP AUTO RACING TEAMS, INC., a Delaware corporation (the "Company").

     WHEREAS the Boards of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Managers of Parent has approved, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), including the associated Company Rights (as defined in Section 3.03(a)), not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive in cash the Per Share Merger Consideration (as defined in Section 2.01(c) below); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER


     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the "Transactions".



     SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on the business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)) waiver by the applicable party or parties of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other place, time and date as Parent and the Company shall agree in writing; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties) on such business day, then the Closing shall take place on the first business day after the date on which all such conditions shall have been satisfied (or, to the extent permitted by applicable Law, waived by the applicable party or parties). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".



     SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger in form reasonably satisfactory to Parent (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").



     SECTION 1.04. Effects. The Merger shall have the effects set forth in the DGCL, including in Section 259 thereof.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A (subject to Section 6.05).


     (b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein (subject to Section 6.05) or by applicable Law.


     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



     SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                                   ARTICLE II

    EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                                  CERTIFICATES


     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:


     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.


     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each issued and outstanding share of Company Capital Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. Each issued and outstanding share of Company Capital Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.


     (c) Conversion of Company Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with any Company Rights if still outstanding) shall be converted into the right to receive, in exchange for such share of Company Common Stock, the amount of cash, without interest, equal to the quotient, rounded down to the nearest whole cent (the "Per Share Merger Consideration"), of (A) $6,350,811 and (B) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time. Based on 14,718,134 shares of Company Common Stock outstanding, and excluding 3,377,400 shares of Company Common Stock held by Parent or Sub, the Per Share Merger Consideration would be $.56.

     (ii) The cash payable upon conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") and who, as of the Effective Time, shall not have effectively withdrawn or otherwise forfeited appraisal rights (collectively, the "Appraisal Shares") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid in accordance with Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration pursuant to Section 2.01(c). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. Parent shall directly provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedure. As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of Certificates whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.09(n)) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to

Parent and any holder of Company Common Stock who has not by then complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Pending payment of such funds to the holders of Certificates for shares of Company Capital Stock, such funds will be held and shall be invested by the Paying Agent as Parent directs (so long as such directions do not impair the rights of holders of Company Capital Stock) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's. Parent will promptly replace any monies lost through any investment made pursuant to this Section 2.02(f). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of the Company Common Stock shall be entitled under this Article II, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used except as provided in this Agreement. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation, as Parent directs.

     (g) Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub that, except as set forth in the letter dated as of the date of this Agreement and as amended in accordance with Section 9.04, from the Company to Parent and Sub (the "Company Disclosure Letter"):


     SECTION 3.01. Organization, Standing and Power. The Company and each of its subsidiaries (the "Company Subsidiaries") (a) is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized, (b) has full corporate or limited liability company power and authority, as applicable, and (c) possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, in each case other than (except in the case of clauses (a) and (b) above with respect to the Company and the Company Subsidiaries) such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect (as defined in Section 3.08(b)). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than failures to so qualify that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent, Sub or their Representatives (as defined in Section 9.03) true and complete copies of the certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended through the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.


     SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock or limited liability company interests, as applicable, of each Company Subsidiary (i) are duly authorized and have been validly issued and are fully paid and nonassessable, as applicable, and free of preemptive rights and (ii) are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). There are no Contracts (as defined in Section 3.05(a)) or arrangements with respect to the ownership, voting or disposition of any shares of stock of any Company Subsidiary.


     (b) Except for its interests in the Company Subsidiaries, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.


     SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock", and together with the Company Common Stock, the "Company Capital Stock"). At the close of business on September 8, 2003, (i) 14,718,134 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,272,850 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in Section 3.11(g)), (iv) 1,500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 3.11(g)), (v) no shares of Company Common Stock were reserved for and subject to issuance in connection with the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of October 16, 2002 (as amended from time to time, the "Company Rights Agreement"), between the Company and Wells Fargo Minnesota, N.A., as Rights Agent, and (vi) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on September 8, 2003, no shares of Company Common Stock were issued, reserved for issuance or outstanding.


     (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 8, 2003, of all outstanding Company Employee Stock Options and all other rights, if any, to purchase or receive Company Common Stock or stock in any Company Subsidiary or other rights issued or granted by the Company or any Company Subsidiary, the number of shares subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof. The Company has made available to Parent, Sub or their Representatives true and complete copies of all option agreements governing Company Employee Stock Options. During the period from September 8, 2003 to the date of this Agreement, there have been no issuances by the Company of shares of Company Capital Stock other than issuances of shares of Company Common Stock pursuant to the exercise of Company Employee Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement.

     (c) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound.

     (d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, profit participation rights, rights of repurchase, other rights (other than rights that may have arisen under a Company Stock Plan) linked to the price of Company Capital Stock, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company

Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or grant, or cause to be issued, delivered, sold or granted additional shares of capital stock or other voting securities or equity interests in, or any security convertible or exchangeable into or exercisable for any capital stock of or other voting security or equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Parent, Sub or their Representatives a true and complete copy of the Company Rights Agreement, as amended to the date of this Agreement.

     (e) Neither the Company nor any Company Subsidiary is a party to any voting agreement, and, to the Company's Knowledge (as defined in Section 9.03), there are no irrevocable proxies and no other agreements with respect to the voting of the Company Capital Stock, other than those described in the Schedule 13D filed by Parent on August 18, 2003.


     SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms of this Agreement, subject, in the case of the consummation of the Merger to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.


     (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly adopted resolutions (with each disinterested director voting in favor thereof)(i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable. Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, such resolutions and the previous actions taken by the Company Board are sufficient to render inapplicable the provisions of Section 203 of the DGCL to
(i) the formation of Parent, (ii) this Agreement, (iii) the Merger, (iv) the other Transactions, and (v) the acquisition of 1,172,400 shares of Company Common Stock by the Forsythe Parties (as defined in Section 4.08 hereof) on September 12, 2002. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

     (c) Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.


     SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract (whether written or oral), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (other than a Company Benefit Plan (as defined in Section 3.10)) (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree ("Judgment") or material statute, law, ordinance, rule or regulation ("Law"), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets.

     (b) No material consent, approval, license, permit, order or authorization ("Consent") of, or material registration, declaration or filing with, or material permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, other than (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), (B) a Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the "Schedule 13E-3") and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, Inc., or (v) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

     (c) Assuming the accuracy of Parent's and Sub's representations and warranties in Section 4.08, the Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to (A) the formation of Parent, (B) this Agreement, (C) the Merger, (D) the other Transactions and (E) the acquisition of 1,172,400 shares of Company Common Stock by the Forsythe Parties on September 12, 2002, and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) a "Distribution Date" (as defined in the Company Rights Agreement) or a "Shares Acquisition Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.


     SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2002 (the "Company SEC Documents").


     (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (the "Company Financial Statements") of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each certification included in the Company SEC Documents pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") was accurate when made.

     (c) Other than as disclosed in the Company Financial Statements, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities that, individually or in the aggregate, have not had or are not reasonably likely to have a Company Material Adverse Effect.

     (d) None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.


     SECTION 3.07. Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, neither the Proxy Statement, as amended or supplemented, if applicable, nor the Schedule 13E-3, as amended or supplemented, if applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.07(a) with respect to statements made or incorporated by reference therein based on information supplied solely by Parent, Sub or their Representatives for inclusion or incorporation by reference in such documents.


     (b) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Merger and the other Transactions, including the Proxy Statement and the Schedule 13E-3 (other than portions of the Schedule 13E-3 attributable to Parent or Sub), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied solely by Parent, Sub or their Representatives for inclusion or incorporation by reference therein.


     SECTION 3.08. Absence of Certain Changes or Events. (a) From December 31, 2002 to the date of this Agreement, the Company has conducted its business in the ordinary course.


     (b) From December 31, 2002 to the date of this Agreement, there has not been a material adverse effect on the Company or any material adverse change in the Company's relationship with the Teams (as defined in Section 3.15(k)) taken as a whole, provided that any net decrease during such time period in the number of teams participating or planning to participate in races sanctioned by the Company or any Company Subsidiary (not taking into account any decrease in participation of Teams owned or operated by any direct or indirect owners of Parent) will be considered a material adverse change in the Company's relationship with the Teams taken as a whole, in each case other than any state of facts, change, development, effect, condition or occurrence (i) disclosed on the Company Disclosure Letter or otherwise disclosed in writing to Parent, Sub or their representatives prior to the Final Disclosure Date (as defined in Section 9.04) or (ii) arising out of or relating to (A) the economy, political conditions or the securities markets in general, (B) actions taken at Parent's request or with its consent, (C) the failure to take actions prohibited by this Agreement or with respect to which Parent refused to provide its consent, (D) the announcement or existence of the Transactions, (E) the industry in which the Company operates and not specifically related to the Company, (F) sponsors, sponsorships or the venues at which the Company or a Company Subsidiary conducts or plans to conduct its races, or (G) changes in the market price of the Company Common Stock (a "Company Material Adverse Effect").

     (c) From December 31, 2002 to the date of this Agreement, there has not been:

          (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

          (ii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

          (iii) (A) any granting by the Company or any Company Subsidiary to any director or officer of the Company or any Company Subsidiary of any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements disclosed in Section 3.15 of the Company Disclosure Letter, (B) any granting by the Company or any Company Subsidiary to any such director or officer of any increase in severance or termination pay, except increases required under any employment, severance or termination agreements disclosed in Section 3.15 of the Company Disclosure Letter, or
     (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or officer;

          (iv) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law; or

          (v) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.


     SECTION 3.09. Tax Matters. (a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it prior to the date of this Agreement. All such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.


     (b) Taxes incurred by the Company and the Company Subsidiaries but not yet due and payable do not exceed the reserve for Taxes set forth on the most recent financial statements contained in the Company SEC Documents for all Tax periods and portions thereof through the date of such financial statements. No material Taxes will be incurred by the Company or any Company Subsidiary for periods ending after the date of the most recent financial statements contained in the Company SEC Documents through the Effective Time other than in the ordinary course of business.

     (c) No audit is currently pending with respect to any Tax Return of the Company or any Company Subsidiary nor, to the Company's Knowledge, has an audit, examination or other similar review been threatened by any Tax Authority (as defined below). Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax. There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to the Company or any Company Subsidiary, that are, or if issued would be, binding on the Company or any Company Subsidiary. No written claim has been made in the past five years by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (d) The federal income Tax Returns of the Company and each Company Subsidiary (whether or not consolidated in the Tax Returns for the Company Group) have been examined by and fully and finally settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the applicable statute of limitations, for all tax years ended on or before December 31, 1999. Copies of all Tax Returns of the Company and the Company Subsidiaries as filed, including any amendments thereof, relating to income for periods ending after December 31, 1999 have been made available, and shall be delivered on request, to Parent, Sub or their Representatives. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

     (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

     (f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group in which the Company is the common parent (the "Company Group"). Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement or any other material agreement with respect to Taxes, in each case other than agreements between or among the Company and the Company Subsidiaries and no other person. The Company and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries (i) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

     (g) The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (h) Neither the Company nor any Company Subsidiary will be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period ending on or after the Effective Time.

     (i) The Company is not subject to any limitations under Code Sections 382 or 383 on the use of its federal net operating loss or credit carryforwards.

     (j) The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 162(m) or Section 280G.

     (k) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

     (l) Neither the Company nor the Company Subsidiaries have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

     (m) The Company has never been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

     (n) For purposes of this Agreement:

     "Tax Authority" means any domestic, foreign, federal, national, state, county, municipal, provincial or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

     "Taxes" includes all forms of taxation imposed by any domestic or foreign (whether national, federal, state, provincial, local, or otherwise) Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

     "Tax Return" means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.


     SECTION 3.10. Absence of Changes in Benefit Plans. Since December 31, 2002, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) ("Company Welfare Plans"), deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Agreements").


     SECTION 3.11. ERISA Compliance. (a) Section 3.11 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list and brief description of all Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary (or to which the Company or any Company Subsidiary is obligated to make payments or otherwise may have any liability) for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. Each Company Benefit Plan has been administered in compliance with its terms and applicable Law, other than instances of noncompliance that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent, Sub or their Representatives true and complete copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and all amendments thereto, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required),
(iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and all summaries of material modifications and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and all amendments thereto.


     (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the Company's Knowledge, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (c) No Company Pension Plan is subject to Title IV of ERISA.

     (d) Each material Company Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability (other than for claims or benefits incurred prior to such amendment or termination) to the Company or any Company Subsidiary on or at any time after the Effective Time.

     (e) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement other than any such items that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (f) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or, to the Company's Knowledge, threatened against any Company Benefit Plan, any fiduciary of any Company Benefit Plan or against the assets of any Company Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

     (g) Each holder of a Company Employee Stock Option has consented or, prior to the Closing, will consent to the termination of such Company Employee Stock Option immediately prior to the Closing. For purposes of this Agreement:
"Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan, and "Company Stock Plan" means the Company's 1997 Director Stock Option Plan, 1997 Stock Option Plan, the Company's 2001 Long Term Stock Incentive

Plan and the American Racing Series, Inc. & B.P. Automotive Stock Option Plan or any other stock option plan of the Company or any Company Subsidiary which issued options to purchase shares of the Company, in each case as amended through the date of this Agreement.


     SECTION 3.12. Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's Knowledge, directly threatened against the Company, any Company Subsidiary or any current or past director or officer, in their capacity as such, nor is there any monetary Judgment outstanding against the Company or any Company Subsidiary in excess of $250,000 or any Judgment providing for non-monetary relief outstanding against the Company or any Company Subsidiary that is reasonably likely to have a Company Material Adverse Effect.



     SECTION 3.13. Compliance with Applicable Laws. Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.



     SECTION 3.14. Environmental Matters. (a) Except for such instances as, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary is, and since its organization has been, in compliance with all Environmental Laws (as defined below), (ii) none of the Company or any Company Subsidiary has any liability under any Environmental Law arising out of or relating to the use, storage, release or disposal of Hazardous Substances, (iii) each of the Company and each Company Subsidiary possesses, and is in compliance with, all registrations and other consents required under Environmental Laws to conduct its business as presently conducted, (iv) as of the date of this Agreement, there is no suit, action or proceeding pending, or, to the Company's Knowledge, threatened in writing against, or, to the Company's Knowledge, any pending or threatened investigation by any Governmental Entity of, the Company or any Company Subsidiary alleging a violation of, or liability under, any Environmental Law and (v) neither the Company nor any Company Subsidiary has received any written notice that alleges that it is in violation of, or subject to liability under, any Environmental Law. For purposes of this Agreement, "Environmental Laws" means all applicable and binding domestic and foreign (whether national, federal, state, provincial, local or otherwise) Laws or Judgments issued by any Governmental Entity in each case relating to pollution or protection of the environment, the management or release of Hazardous Substances or human health and safety. For purposes of this Agreement, "Hazardous Substances" means any hazardous substance as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33), any petroleum or petroleum products, and any other material, chemical or substance regulated by any Environmental Law.


     (b) Neither the Company nor any Company Subsidiary has assumed or is responsible for, by Contract or otherwise, any liabilities or obligations arising under any Environmental Law, or is currently performing any investigation, response or other corrective action under any Environmental Law.

     (c) To the Company's Knowledge, (i) there are no underground storage tanks or related piping, or impoundments, at any real property currently owned or leased by the Company or any Company Subsidiary, and (ii) any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.


     SECTION 3.15. Contracts. Except for Contracts filed as exhibits to the Company SEC Documents, Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the following Contracts to which the Company or any Company Subsidiary is a party:


     (a) material Contracts not made in the ordinary course of business;

     (b) license agreements or royalty agreements, whether the Company or any Company Subsidiary is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

     (c) non-disclosure agreements (whether the Company or any Company Subsidiary is the beneficiary or the obligated party thereunder);

     (d) Contracts or commitments (including groups of related Contracts or commitments) involving future expenditures or liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the business of the Company and the Company Subsidiaries, taken as a whole;

     (e) Contracts or commitments relating to commission arrangements with others that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

     (f) employment contracts, consulting contracts, severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or any Company Subsidiary or (B) that will result in the payment by, or the creation of any liability of the Company, any Company Subsidiary, Parent or Sub to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transactions;

     (g) Contracts providing for indemnification by the Company or any Company Subsidiary with respect to material liabilities of the business of the Company and the Company Subsidiaries, taken as a whole;

     (h) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation for borrowed money, whether the Company or any Company Subsidiary shall be the borrower, lender or guarantor thereunder;

     (i) Contracts containing covenants limiting in any material respect the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any person that relates directly or indirectly to the business of the Company and the Company Subsidiaries;

     (j) any Contract with the federal, state or local government or any agency or department thereof;

     (k) any Contract with any officer, director, holder of more than 5% of the outstanding shares of Company Common Stock or any person formed for the purpose of racing in a series sanctioned by the Company or any Company Subsidiary (such persons, collectively, the "Teams");

     (l) leases of real or personal property (including groups of related leases) involving annual payments of more than $50,000;

     (m) Contracts or commitments regarding the promotion of racing events for the 2003 racing season and any later seasons;

     (n) Contracts or commitments concerning a partnership or joint venture;

     (o) Contracts or commitments related to sponsorships for the 2003 racing season and any later seasons; and

     (p) any other Contract or series of related Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, as it is currently conducted.

True and complete copies of all of the Contracts listed in Section 3.15 of the Company Disclosure Letter, including all amendments and supplements thereto, have been made available to Parent, Sub or their Representatives. Neither the Company nor any Company Subsidiary has any oral Contracts. Neither the Company nor any Company Subsidiary is in material violation of or material default under any Contract listed in Section 3.15 of the Company Disclosure Letter.


     SECTION 3.16. Intellectual Property Matters. (a) Section 3.16 of the Company Disclosure Letter lists, as of the date of this Agreement, all Company Registered Proprietary Rights (as defined below) (including all Proprietary Rights (as defined below), all pending applications seeking registration of Proprietary Rights and trademark and service marks that the Company or any Company Subsidiary has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date of this Agreement before any court, tribunal or administrative body (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Proprietary Rights. Section 3.16 of the Company Disclosure Letter also lists, as of the date of this Agreement, all Contracts

(including all inbound licenses) to which the Company or any Company Subsidiary is a party with respect to any Proprietary Rights.

     (b) The Company Proprietary Rights constitute all the Proprietary Rights necessary to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as it is currently conducted. The Company or a Company Subsidiary owns exclusively all Company Proprietary Rights. Each of the Company Proprietary Rights owned or used by the Company or any Company Subsidiary immediately prior to the date of this Agreement will be owned or available for use by the Company or a Company Subsidiary on identical terms and conditions immediately subsequent to the Effective Time, subject to termination in accordance with the terms of any Contracts governing the use of such Company Proprietary Rights. The Company has taken all actions reasonably necessary to maintain and protect each material item of the Company Proprietary Rights that it or any Company Subsidiary owns or uses.

     (c) The operation of the business of the Company as conducted does not infringe or misappropriate the Proprietary Rights of any person, or constitute unfair competition or an unfair trade practice under any applicable Law, and neither the Company nor any Company Subsidiary has received written notice from any person claiming that such operation or any act, product, technology or service of the Company infringes or misappropriates the Proprietary Rights of any person or constitutes unfair competition or trade practices under any applicable Law. To the extent that the Company has received any written notice related to the above or is aware of any pending, anticipated, or threatened dispute or action against the Company or any Company Subsidiary relating to infringement or misappropriation of the Proprietary Rights of any person, there is no basis for any action against the Company or any Company Subsidiary that is reasonably likely to have a Company Material Adverse Effect.

     (d) Each item of Company Registered Proprietary Rights is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes due through the date of this Agreement in connection with such Company Registered Proprietary Rights have been paid and all necessary documents and certificates in connection with such Company Registered Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Proprietary Rights including all change of name documents required to be filed to maintain chain of title.

     (e) To the Company's Knowledge, no person is infringing or misappropriating any Company Proprietary Rights.

     (f) For purposes of this Agreement, the following definitions apply:

     "Company Proprietary Right" means any Proprietary Right that (i) is owned by, (ii) is licensed to, or (iii) was developed or created by or for the Company or any Company Subsidiary.

     "Company Registered Proprietary Rights" means all Registered Proprietary Rights owned by, filed in the name of, assigned to or applied by or for, the Company or any Company Subsidiary.

     "Proprietary Rights" means all (i) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and registrations and applications for registration thereof, (iv) U.S. and foreign mask work rights and registrations and applications for registration thereof, (v) rights in trade secrets, (vi) domain name registrations, (vii) other proprietary rights, and
(viii) licenses granting any rights with respect to any of the foregoing.

     "Registered Proprietary Rights" means all United States, international and foreign: (i) issued patents and patent applications (including provisional applications), (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, (iii) registered copyrights and applications for copyright registration, (iv) any mask work registrations and applications to register mask works, and (v) any other

Proprietary Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.


     SECTION 3.17. Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.



     SECTION 3.18. Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received is fair, from a financial point of view, to the unaffiliated shareholders of the Company, other than (i) Parent and its affiliates, (ii) individuals who own and operate teams or entities that participate in the businesses owned or operated by the Company or any of the Company Subsidiaries, and (iii) any shareholders who have entered into agreements with Parent with respect to any matter related to their shares. The Company will deliver a true and complete copy of such opinion to Parent promptly after receipt thereof.



     SECTION 3.19. Insurance. Section 3.19 of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all material insurance policies and binders of insurance covering any of the business, properties, assets or operations of the Company and the Company Subsidiaries (the "Insurance Policies"), the premiums and coverage of the Insurance Policies, and all claims in excess of $50,000 made under any of the Insurance Policies since January 1, 2002. All of the Insurance Policies are in full force and effect and following the Effective Time, shall continue to be legal, valid, binding and enforceable on identical terms. The Company has completed the application for each of the Insurance Policies accurately. The Company has received no notice of cancelation or termination with respect to any Insurance Policy, and no event (including signing this Agreement or consummating the Merger) has occurred or is planned to occur which would constitute a breach or default, or permit termination, modification or acceleration under any Insurance Policy. To the Company's Knowledge, there are no facts upon which an insurer might reasonably be justified in reducing or denying coverage or materially increasing premiums on any of the Insurance Policies. There are no outstanding unpaid claims under any of the Insurance Policies. The Insurance Policies are sufficient for compliance with all requirements of applicable Law and of all Contracts to which the Company and the Company Subsidiaries are party, and in the reasonable judgment of management of the Company, are adequate insurance coverage for the assets and operations of the Company and the Company Subsidiaries as conducted as of the date of this Agreement. Each party required to be listed as an additional insured on any Insurance Policy pursuant to any Contracts entered into by the Company or any Company Subsidiary has been and is listed as an additional insured as required by such Contract.



     SECTION 3.20. Title to Property. Neither the Company nor any Company Subsidiary owns any real property. The Company or a Company Subsidiary has good and marketable title to, or valid leasehold interests in, or other valid rights to use, all of the material properties and assets used in its business, free and clear of all Liens, other than those Liens that have not had and are not reasonably likely to have a Company Material Adverse Effect.



     SECTION 3.21. Labor Matters. Neither the Company nor any Company Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association. As of the date of this Agreement, no petition for certification as the exclusive bargaining representative for any of the employees is pending before the National Labor Relations Board. To the Company's Knowledge, no union organizing activity has occurred with respect to the employees in the two (2) years preceding the date of this Agreement. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the Company's or any Company Subsidiary's activities, and to the Company's Knowledge, there are no facts or information that would give rise thereto. There is no labor strike or labor disturbance pending or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary, nor is any grievance currently being asserted against it, and neither the Company nor any Company Subsidiary has experienced a work stoppage or other labor difficulty in the two (2) years preceding the date of this Agreement. There are no material controversies pending or, to the Company's Knowledge, threatened between the Company or any

Company Subsidiary and the employees, and to the Company's Knowledge, there are no facts that could reasonably result in such controversy.

     (a) Compliance. The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB PARENT AND SUB, JOINTLY AND
             SEVERALLY, REPRESENT AND WARRANT TO THE COMPANY THAT:

     SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized and has full limited liability company or corporate power and authority, as applicable, to conduct its business as presently conducted, other than where the failure to be in good standing, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Parent (a "Parent Material Adverse Effect"). Parent has made available to the Company true and complete copies of the certificate of incorporation, by-laws and other comparable charter and organizational documents, in each case as amended to the date of this Agreement, for each of Parent and Sub.

     SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

     SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Sub. Each of the Board of Managers of Parent and the Board of Directors of Sub, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions and, in the case of the Board of Directors of Sub, declaring its advisability. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against it in accordance with its terms.

     SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and the compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the certificate of incorporation, by-laws or other comparable charter and organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law, in each case, applicable to Parent or any of its subsidiaries or their respective properties or assets.

     (b) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or any of its subsidiaries or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and
(iii) such filings as may be required in connection with the Taxes described in
Section 6.08.

     SECTION 4.05. Information Supplied. (a) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to stockholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty is made by Parent or Sub in this Section 4.05(a) solely with respect to statements made or incorporated by reference therein based on information supplied by Parent, Sub or their Representatives for inclusion or incorporation by reference in such documents. The Schedule 13E-3, at the time it is filed with the SEC or at any time it is amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub in this Section 4.05(a) with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by Parent, Sub or their Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time any such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (b) The Schedule 13E-3 (other than portions of the Schedule 13E-3 attributable to the Company), and any amendments or supplements thereto, when filed, will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied solely by the Company or its Representatives for inclusion or incorporation by reference therein.

     SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Ernst & Young Corporate Finance LLP, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.07. Financing. At the Effective Time, Parent and Sub will have available all of the funds necessary for the acquisition of the shares of Company Common Stock pursuant to Section 2.01(c) of this Agreement. Immediately prior to the record date for the Company Stockholders Meeting, the Forsythe Parties (defined below) will have contributed all of their shares of Company Capital Stock to Parent.

     SECTION 4.08. Stock Ownership. None of Parent, Sub and their respective "associates" (as such term is defined in Section 203(c)(2) of the DGCL) or affiliates, in each case, other than Mr. Gerald R. Forsythe, Forsythe Racing, Inc., Indeck Energy Services, Inc., and Indeck-Ilion Cogeneration Corp. (the "Forsythe Parties"), beneficially owns, or, at any time during the three years preceding August 11, 2003, has owned, any Company Common Stock. None of Parent, Sub and their respective associates or affiliates (in each case, other than the Forsythe Parties) at any time during the three years preceding August 11, 2003 has been an "interested stockholder" of the Company, as such term is defined in
Section 203(c)(5) of the DGCL. As of the date of this Agreement, the Forsythe Parties own (of record and beneficially) in the aggregate 3,377,400 shares of Company Common Stock and do not own of record or beneficially any shares of Company Common Stock other than such shares. As of the Effective Time, Parent or Sub or both own (of record and beneficially) in the aggregate the number of shares of Company Common Stock set forth on Schedule 4.08 and do not own of record or beneficially any shares of Company Common Stock other than such shares. At no time during the three years preceding September 11, 2002, was any Forsythe Party an interested stockholder of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01. Conduct of Business by the Company. (a) Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in light of the existing circumstances in the ordinary course, including operating in compliance with Law and making all required filings with the SEC. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock or other voting securities or equity interests, (B) any Voting Company Debt, (C) any securities convertible or exchangeable into, or exercisable for, any such shares, voting securities, equity interests or Voting Company Debt, or (D) any options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights or stock-based performance units, profit participation rights, rights of repurchase, other rights linked to the price of Company Capital Stock, commitments, Contracts, arrangements or undertakings obligating it to issue, deliver, sell or grant any such shares, voting securities, equity interests or Voting Company Debt, in each case other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (2) the issuance of Company Common Stock upon the exercise of Company Rights if the Company is not in breach of Section 6.09;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
     (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with prior practice;

          (v) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

          (vi) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of assets or licensing transactions in the ordinary course of business consistent with prior practice;

          (vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for indebtedness for borrowed money so long as such indebtedness (together with all other indebtedness for borrowed money) does not exceed an aggregate principal amount of $2,000,000 or (B) make any loans or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

          (viii) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $50,000 or, in the aggregate, are in excess of $50,000;

          (ix) make any election with respect to Taxes or settle or compromise any material Tax liability or refund;

          (x) (A) grant to any director or executive officer of the Company of any Company Subsidiary any increase in cash compensation, except increases in the ordinary course of business of not more than 2% per annum or increases required under employment agreements in effect as of the date of this Agreement, (B) grant to any such director or executive officer any increase in severance or termination pay, except increases required under any employment, severance or termination agreements in effect as of the date of this Agreement, or (C) enter into any employment, severance, termination or other agreement with any such director or executive officer;

          (xi) adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary;

          (xii) enter into, modify or terminate (i) any Contract listed on
     Section 3.15 of the Company Disclosure Letter, and (ii) any Contract entered into on or after the date of this Agreement, that if it had been entered into prior to the date of this Agreement, would have had to be listed on Section 3.15 of the Company Disclosure Letter;

          (xiii) enter into, modify or terminate any sponsorship or promoter Contract;

          (xiv) enter into, modify or terminate any Contract with any affiliate of the Company or any Company Subsidiary; or

          (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. Except as otherwise permitted by Section 5.02, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 7.02(a) (in the case of the Company) or Section 7.03(a) (in the case of Parent) not being satisfied or
(ii) any condition to the Merger set forth in Article VII not being satisfied.

     (c) Designated Representative of Parent and Sub. If any consent is required of Parent or Sub pursuant to this Agreement, Kevin Kalkhoven is hereby designated as the authorized representative of Parent or Sub for such purposes. Parent or Sub may change its authorized representative by giving notice to the Company pursuant to the procedures set forth in Section 9.02.

     SECTION 5.02. Company Takeover Proposals. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary's Representatives to, (i) enter into any agreement with respect to any Company Takeover Proposal (as defined in Section 5.02(e)), except (A) in accordance with Section 8.05(b) (and after compliance with all the procedures set forth therein) or (B) a confidentiality agreement in accordance with this Section 5.02(a) or (ii) furnish to any person any information with respect to a Company Takeover Proposal, except, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval (as defined in Section 6.01(b)), pursuant to a confidentiality agreement and subject to compliance with Section 5.02(c).

     (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the recommendation by the Company Board or any such committee of this Agreement or the Merger, in each case unless the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to comply with its fiduciary duties (any such withdrawal, modification or proposal being referred to herein as an "Adverse Recommendation Change"), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, the Company Board receives a Superior Company Proposal (as defined in Section 5.02(e)) then the Company Board may, in accordance with Section 8.05(b) (including the notice provisions and the payment of the fee therein), approve and recommend such Superior Company Proposal and cause the Company to terminate this Agreement and concurrently enter into a definitive agreement providing for the implementation of such Superior Company Proposal. The Company shall, after the Due Diligence Termination Date, at any time requested by Parent, publicly reaffirm its recommendation of this Agreement and the Merger (unless it determines in good faith after consultation with outside counsel, that it cannot do so consistent with its fiduciary duties), and provided that any failure to so reaffirm (whether or not as a result of a determination described in the preceding parenthetical) shall constitute an Adverse Recommendation Change.

     (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry from a third party made to a director or officer of the Company, or to a Representative of the Company of which a director or officer of the Company becomes aware, with respect to the making of a Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep Parent informed of the status (including any change to the material terms) of any such Company Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) of the SEC or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law, it being understood that if any such disclosure constitutes an Adverse Recommendation Change, Parent shall have the rights provided in the event of an Adverse Recommendation Change.

     (e) For purposes of this Agreement:

          "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.

          "Superior Company Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a purchase of warrants or otherwise, more than 50% of the Company Common Stock or all or substantially all of the assets of the Company and the Company subsidiaries, taken as a whole, on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with a financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions).

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, (i) the Company shall prepare and after obtaining the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned, file with the SEC the Proxy Statement in preliminary form, and (ii) each of the Company, Parent and Sub shall prepare and file with the SEC the Schedule 13E-3, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company, Parent and Sub shall notify the others promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3, as applicable. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Company or Parent shall otherwise determine that any amendment or supplement should be made to the Proxy Statement in accordance with applicable Law, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

     (b) The Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") to obtain (i) the Company Stockholder Approval and (ii) the approval of this Agreement and the Merger by the holders of the majority of shares of Company Common Stock present or represented by proxy at such meeting that is not held by Disqualified Holders (as defined below) voting "for" and "against" such approval (treating for this purpose holders who have delivered, prior to the Company obtaining the Company Stockholder Approval, written demands for appraisal in accordance with Section 262(d) of the DGCL and who, as of such time, shall not have effectively withdrawn or otherwise forfeited appraisal rights as voting "no") (such approval, the "Unaffiliated Stockholders Approval"). "Disqualified Holders" means Parent and its affiliates. The Company shall, through the Company Board and in the Proxy Statement, recommend to its stockholders that they give each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

     (c) Parent shall cause all shares of Company Common Stock owned by Parent, Sub or any other subsidiary or affiliate of Parent to be voted in favor of the adoption of this Agreement. Notwithstanding the foregoing, if the Company Board shall have made an Adverse Recommendation Change, then Parent shall cause the Excluded Forsythe Shares (as defined below) to be voted in accordance with the recommendation of the Company Board. "Excluded Forsythe Shares" means those shares of Company Common Stock that must be voted in accordance with the recommendation of the Company Board pursuant to the voting agreements between Mr. Gerald R. Forsythe and the Company dated September 11, 2002 and October 16, 2002.

     SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent's Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company or any Company Subsidiary may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) of the SEC and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreements set forth on Schedule 6.02 (the "Confidentiality Agreements").

     SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(b), the Company Board approves or recommends a Superior Company Proposal, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including
(i) the obtaining of all necessary actions or nonactions, Consents and waivers from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) in the case of the Company, the obtaining of all necessary Consents or waivers from third parties, (iii) in the case of the Company, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including seeking to have any stay, order or injunction entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03 from taking any action permitted by Sections 5.02(b) or (d). Parent and Sub will use reasonable efforts to cooperate with the Company, at the Company's request, in the performance of the Company's obligations in clauses (ii) and (iii) above.

     SECTION 6.04. Stock Options. Prior to the Effective Time, the Company Board shall adopt resolutions to terminate effective as of the Effective Time each Company Employee Stock Option.

     SECTION 6.05. Indemnification. (a) To the fullest extent permitted by Law, the Surviving Corporation (or any successor entity) shall honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the individual indemnity agreements set forth in Section 6.05 of the Company Disclosure Letter or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

     (b) From the Effective Time until May 15, 2004, the Surviving Corporation shall maintain or cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Prior to the Effective Time, the Company may obtain tail coverage with respect to such policies, provided that the Company shall not pay more than $500,000 with respect to premiums for such coverage. In the event that the Company does not obtain such tail prior to the Effective Time, Parent or the Surviving Corporation shall be required to obtain such tail, subject to the limitations set forth above.

     (c) Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed merger into or consolidation with any other person or sale, exchange, dividend or other distribution or liquidation of all or a significant portion of the Surviving Corporation's assets in one or a series of transactions or any significant recapitalization or reclassification of the Surviving Corporation's outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Surviving Corporation set forth in this Section 6.05 by the purchaser or successor entity in such transaction, the Surviving Corporation shall arrange in connection therewith alternative means of providing for the obligations of the Surviving Corporation set forth in this Section 6.05, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount, upon terms and conditions and, if applicable, from a nationally recognized or other creditworthy entity so that, thereafter, the current or former directors and officers of the Company are in substantially the same position as they were in immediately prior to the applicable transaction.

     SECTION 6.06. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) The Company shall pay to Parent a fee of $350,000 if: (i) the Company terminates this Agreement pursuant to Section 8.01(d)(ii); (ii) Parent terminates this Agreement pursuant to Section 8.01(c)(ii); or (iii) (A) after the date of this Agreement, any person makes a Company Takeover Proposal, (B) the Merger shall not have occurred on or before the Outside Date (as defined in Section 8.01(b)(i)), (C) this Agreement is thereafter terminated by Parent or the Company pursuant to Section 8.01(b)(i) (but only if the Company Stockholders Meeting has not been held by the date that is two days prior to the date of such termination), and (D) within 12 months of such termination, the Company consummates the transactions contemplated by a Company Takeover Proposal (solely for the purposes of this Section 6.06(b)(iii)(D) and the next sentence of this
Section 6.06(b), the term Company Takeover Proposal shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.02(e) except that all references therein to "20%" shall be deemed references to "40%"). Any fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds, in the case of clauses (i) and (ii) of the previous sentence, on the date of termination of this Agreement or the next business day if the date of termination of this Agreement is not a business day, or in the case of clause (iii) of the previous sentence, on the date on which the Company consummates the transactions contemplated by such Company Takeover Proposal.

     SECTION 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.08. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Parent and Sub in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

     SECTION 6.09. Rights Agreements; Consequences if Rights Triggered. Except as approved in writing by Parent or contemplated by this Agreement, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case, unless the Company Board determines in good faith, after compliance with applicable provisions of this Agreement and after consultation with outside counsel, that such action is necessary to do so to comply with its fiduciary duties.

     SECTION 6.10.  No Additional Representations.

       (a) Parent acknowledges and agrees that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by the Company or any of its Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of the Company to Parent, Sub or any of their Representatives shall not be considered in determining whether any condition to Parent's or Sub's obligations with respect to the Merger has been satisfied.

     (b) The Company acknowledges and agrees that (i) it is entering into this Agreement and the Transactions without any representation or warranty, express or implied, by Parent, Sub or any of their Representatives except as expressly set forth in this Agreement and (ii) the accuracy, completeness or reasonableness of any projection or forecast delivered by or on behalf of Parent, Sub or any of their Representatives to the Company shall not be considered in determining whether any condition to the Company's obligations with respect to the Merger has been satisfied.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01.  Conditions to Each Party's Obligation To Effect The
Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and the Unaffiliated Stockholders Approval.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Law preventing the consummation of the Merger, or preventing Parent from owning the shares of the Surviving Corporation or from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole, shall be in effect; provided, however, that prior to asserting this condition the applicable party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects any material obligation and complied in all material respects with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

          (c) Company Certificate. The Company shall have furnished a certificate, signed by its Chief Executive Officer, certifying compliance with the conditions set forth in Sections 7.02(a) and (b).

          (d) Dissenting Shareholders. No more than 16% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Appraisal Shares.

          (e) Litigation. Other than pending suits, actions or proceedings as disclosed on the Company Disclosure Letter, any pending or threatened suits, actions or proceedings by Parent, Sub or any of their affiliates, or any derivative suit, action or proceeding pending in Delaware that under applicable and controlling law would expire, or with respect to which all plaintiffs would lose standing, at the Effective Time, there shall be no pending or threatened suit, action or proceeding that advances non-frivolous claims against Parent, Sub, the Company or any Company Subsidiary (i) that Parent reasonably believes would not be covered by the Insurance Policies, unless the damages sought that would not be covered by the Insurance Policies, would not, in Parent's reasonable judgment, exceed a total of $250,000 for such suits, actions or proceedings, or (ii) that seeks any equitable relief, which, if successful, would prevent (A) the consummation of the Merger, provided that such action, suit or proceeding seeking to prevent the consummation of the Merger is pending, (B) Parent from owning the shares of the Surviving Corporation or (C) Parent from operating any material part of the business of the Surviving Corporation and its subsidiaries, taken as a whole.

          (f) Management of CART, Inc. The by-laws of CART, Inc., a Michigan corporation ("CART"), shall have been amended to disband the Franchise Board, and to provide for the management of CART by a board of directors to be elected by the Company, as sole stockholder of CART.

          (g) No Bankruptcy. The Company shall generally be able to pay its debts as and when such debts become due, shall not have admitted in writing its inability to pay its debts generally, and shall not have made a general assignment for the benefit of creditors. No petition shall have been filed by or against the Company seeking liquidation, winding up, reorganization, relief, appointment of a receiver, trustee or similar official for it or for any substantial part of its property or assets, or to commence a case as to the Company pursuant to 11 U.S.C. ss. 301 or 303 or any similar state law (a "Bankruptcy Petition"), unless such Bankruptcy Petition is dismissed prior to the Effective Time and in no event later than sixty (60) days of its filing. No such Bankruptcy Petition shall be pending as of the Closing.

          (h) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

     SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date).

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects any material obligation of Parent or Sub, as the case may be, and complied in all material respects with any material agreement or covenant of Parent or Sub, as the case may be, to be performed or complied with by it under this Agreement prior to or at the time of the Closing.

     SECTION 7.04. Frustration of Closing Conditions. None of the Company, on the one hand, or Parent or Sub, on the other hand, may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused primarily by the failure of the Company, on the one hand, or Parent or Sub, on the other hand, to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.03.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01.  Termination.  This Agreement may be terminated at any time:

          (a) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by mutual written consent of the Parent, Sub and the Company;

          (b) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by either Parent or the Company:

             (i) if the Merger does not occur on or before the later of February 15, 2004 and the date that is 61 days from the date of any filing of an involuntary Bankruptcy Petition that (A) the Company reasonably expects will be dismissed, (B) the Company is using its reasonable best efforts to have dismissed and (C) is filed prior to February 15, 2004 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

             (ii) if any Governmental Entity issues an order or injunction or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction or other action shall have become final and nonappealable, unless such order, injunction or other action is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that prior to seeking to terminate, such party shall have used its reasonable best effects to prevent such order, injunction or other action and to appeal as promptly as practicable any such orders, injunctions or other actions; or

             (iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be, is not obtained; provided, however, that this Agreement may not be terminated by a party pursuant to this Section 8.01(b)(iii) if such party is then in breach of Section 6.01(c);

          (c) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by Parent if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01 or
     Section 7.02, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

             (ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval, by Parent (A) in the event an Adverse Recommendation Change has occurred, (B) if, pursuant to
        Section 6.09 and without the approval in writing of Parent, the Company Board amends the Company Rights Agreement, redeems the Company Rights or takes any action with respect to, or makes any determination under, the Company Rights Agreement to comply with its fiduciary duties and, as a result of such amendment, redemption, action or determination, any person other than Parent or any of its affiliates is permitted to become an Acquiring Person (as currently defined in the Company Rights Agreement) or (C) the Company enters into any definitive agreement to implement a Company Takeover Proposal;

          (d) (i) prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, by the Company if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach; or

             (ii) prior to obtaining each of the Company Stockholder Approval and the Unaffiliated Stockholders Approval by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

          (e) at any time during the period from the date of this Agreement until 5:00 p.m., New York City time, on September 18, 2003 or any earlier time that Parent identifies in writing to the Company (the "Due Diligence Termination Date"), by Parent if Parent in its discretion determines that it is inadvisable to proceed with the Transactions for any reason whatsoever.

     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.17, Section 4.06, Section 4.07, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement. The Confidentiality Agreements shall survive termination of this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval or the Unaffiliated Stockholders Approval, as the case may be; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.04, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure or delay by any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05.  Procedure for Termination, Amendment, Extension or
Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

     (b) The Company may terminate this Agreement pursuant to Section 8.01(d)(ii) only if (i) the Company Board has received a Company Takeover Proposal, (ii) the Company Board shall have determined in good faith that such Company Takeover Proposal constitutes a Superior Company Proposal, (iii) the Company has notified Parent in writing of the determination described in clause
(ii) above, which notice shall describe all material terms of such Company Takeover Proposal; (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination referred to in clause (ii) above (although no additional time period shall be required following such determination), (v) the Company is in compliance with Section 5.02, (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal and (vii) the Company has paid Parent the fee pursuant to Section 6.06(b).

                                   ARTICLE IX

                               GENERAL PROVISIONS


     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

Open Wheel Racing Series LLC
c/o 21st Century Racing Holdings LLC
275 Middlefield Road
Menlo Park, CA 94025
Attention: Kevin Kalkhoven
Fax: (650) 329-7315

with copies to:

Open Wheel Racing Series LLC
c/o Willis Capital, L.L.C.
1111 South Willis Avenue
Wheeling, IL 60090
Attention: Gerald R. Forsythe
Fax: (847) 541-8301

Open Wheel Racing Series LLC
c/o Big Bang Racing LLC
201 N. Washington Square
Suite 900
Lansing, MI 48933
Attention: Paul Gentilozzi
Fax: (517) 371-1213

Heller Ehrman White & McAuliffe, LLP
333 Bush Street
San Francisco, CA 94104
Attention: Tim Hoxie, Esq.
Fax: (415) 772-6268

Freeborn & Peters LLP
311 South Wacker Drive
Suite 3000
Chicago, IL 60606
Attention: Bob McWilliams, Esq.
Fax: (312) 360-6570

McClelland & Anderson, LLP
1305 South Washington Street
Suite 102
Lansing, MI 48910
Attention: Greg McClelland, Esq.
Fax: (517) 482-4875

     (b) if to the Company, to

5350 Lakeview Parkway South Drive
Indianapolis, IN 46268
Attention: Carlisle Peet, Esq.
General Counsel
Fax: (317) 715-4101
with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Philip A. Gelston, Esq.
Sarkis Jebejian, Esq.
Fax: (212) 474-3700

     SECTION 9.03.  Definitions.  For purposes of this Agreement:


     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this Agreement, (a) none of Parent, Sub and any Disqualified Holder is an affiliate of the Company and (b) the Company is not an affiliate of Parent, Sub or any Disqualified Holder.


     The "Company's Knowledge" means matters of which the officers and directors of the Company or any of the Company's Subsidiaries know or should have known after reasonable inquiry.

     A "material adverse effect" on a party means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or that materially impairs the ability of such party to perform its obligations under this Agreement or consummate the Merger.

     A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

     A "Representative" of any person means any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such person.

     A "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     SECTION 9.04. Interpretation; Disclosure Letters. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein", "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

     (b) Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter if the reference to such matter in the Company Disclosure Letter makes apparent the relationship between the matter disclosed and the other representation that the disclosure qualifies.

     (c) The Company will deliver the Company Disclosure Letter to Parent no later than 12:00 p.m. New York City time on September 15, 2003 or such earlier time and date as the parties agree to in writing (the "Final Disclosure Date") and will mark such document as "final" (the "Final Company Disclosure Letter").

The Company acknowledges that Parent has not consented or agreed to the Company Disclosure Letter, or any part thereof, and that the Company Disclosure Letter will have no force or effect until Parent has approved in writing the Final Company Disclosure Letter. If Parent has not approved in writing the Final Company Disclosure Letter, or any amendment thereto, prior to the Due Diligence Termination Date, Parent shall be deemed to have terminated this Agreement pursuant to Section 8.01(e).

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including via telecopy or facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

     SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreements, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for the provisions of Article II Section 6.05, are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

     SECTION 9.10. Enforcement; Waiver of Jury Trial. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware state court or any Federal court located in the State of Delaware for the purposes of any suit, action or other proceedings arising out of this Agreement or any Transaction (and each party agrees that no such suit, action or proceeding arising out of to this Agreement or any Transaction shall be brought by it or any of its affiliates except in such courts). Each party hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any suit, action or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any suit, action or proceeding arising out of this Agreement or any Transaction in any Delaware State court or any Federal court located in the State of Delaware, or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     (b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or any Transaction. Each party hereto, (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things the mutual waivers and certifications in this Section 9.10(b).

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.


                                        OPEN WHEEL RACING SERIES LLC,


                                        by /s/ KEVIN KALKHOVEN
                                          --------------------------------------
                                          Name: Kevin Kalkhoven
                                          Title: Manager


                                        OPEN WHEEL ACQUISITION CORPORATION,



                                        by /s/ KEVIN KALKHOVEN
                                          --------------------------------------
                                          Name: Kevin Kalkhoven

                                          Title: President


                                        CHAMPIONSHIP AUTO RACING TEAMS, INC.,



                                        by /s/ CHRISTOPHER POOK
                                          --------------------------------------
                                          Name: Christopher Pook

                                          Title: President

                                                                         ANNEX B

                             CONTRIBUTION AGREEMENT

     This Agreement, dated as of September 10, 2003 (this "Agreement"), is made by and among Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe (collectively, the "Managers"). Championship Auto Racing Teams, Inc. ("CHAMP") is a third-party beneficiary to this Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Open Wheel Racing Operating Agreement dated August 15, 2003 (the "Operating Agreement") provides that each member of Open Wheel Racing (a "Member") shall, in the event of a capital call, contribute to the capitalization of Open Wheel Racing in an amount corresponding to such Member's Percentage Interest (as defined in the Operating Agreement);

     WHEREAS, each Manager, through ownership of control of a Member, is a beneficial owner of Open Wheel Racing;

     WHEREAS, the Managers constitute all of the members of the Board of Managers of Open Wheel Racing (the "Board of Managers");

     WHEREAS, Open Wheel Racing has agreed to purchase the outstanding shares of CHAMP pursuant to the Agreement and Plan of Merger dated September 10, 2003 among Open Wheel Racing, Open Wheel Racing Acquisition Corporation ("Sub") and CHAMP (the "Merger Agreement"); and

     WHEREAS, the agreements of the Members made herein are a material inducement to CHAMP to enter into the Merger Agreement.

     THEREFORE, the Managers agree as follows:

     1. Provided that all the conditions to the Closing (as defined in the Merger Agreement) set forth in Section 7.02 of the Merger Agreement are satisfied or waived prior to the Closing, each Manager shall take or cause to be taken all actions required to cause (a) the Board of Managers to call the additional capital contribution referenced in Section 5.1(c) of the Operating Agreement and (b) his respective Member to contribute funds to Open Wheel Racing sufficient to allow such Member to meet its capital obligations under Section 5.1(c) of the Operating Agreement.

     2. Immediately prior to the record date for the Company Stockholders Meeting (as defined in Section 6.01(b) of the Merger Agreement), Gerald R. Forsythe shall cause all CHAMP shares owned or controlled by him or any of his affiliates, including Forsythe Racing, Inc., Indeck Energy Services, Inc., and Indeck-Ilion Cogeneration Corp., to be contributed to Open Wheel Racing.

     3. Following the execution of the Merger Agreement, each Manager shall take or cause to be taken all actions necessary to cause Open Wheel Racing and Sub to perform their obligations under Section 6.01(a) and (c) of the Merger Agreement.

     4. In the event of a conflict between the terms of the Operating Agreement and this Agreement, the Managers agree that this Agreement shall control.

     5. The rights and obligations of each of the Managers pursuant to this Agreement are for the benefit of each of the other Managers and CHAMP only, and no creditor or other third party shall have any right or claim under this Agreement.

     6. This Agreement may be executed in one or more counterparts (including via facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

     7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

/s/ KEVIN KALKHOVEN                                    /s/ PAUL GENTILOZZI
-----------------------------------------------------  -----------------------------------------------------
Kevin Kalkhoven                                        Paul Gentilozzi

/s/ GERALD R. FORSYTHE
-----------------------------------------------------
Gerald R. Forsythe

Championship Auto Racing Teams, Inc.

/s/ CHRISTOPHER POOK
-----------------------------------------------------
By: Christopher Pook
Its: President

                                                                         ANNEX C

BEAR                                                                 Bear, Stearns & Co. Inc.
STEARNS                                                                    383 Madison Avenue
[GRAPHIC OMITTED]                                   New York, New York 10179 Tel 212.272.2000
                                                                          www.bearstearns.com

September 10, 2003

The Board of Directors
Championship Auto Racing Teams, Inc.
5350 West Lake Parkway South
Indianapolis, IN 46268

Gentlemen:

     We understand that Championship Auto Racing Teams, Inc. ("Championship"), Open Wheel Racing Series LLC, a Delaware limited liability company ("Open Wheel") and Open Wheel Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Open Wheel ("Acquisition Corp."), intend to enter into an Agreement and Plan of Merger to be dated as of September 10, 2003, (the "Agreement") pursuant to which Acquisition Corp. shall be merged with and into Championship, with Championship continuing as the surviving corporation (the "Transaction"), whereby each issued and outstanding share of Championship common stock, par value $0.01 per share (the "Shares"), subject to certain exceptions, will be converted into the right to receive the "per share merger consideration", as defined in the Agreement, which as of the date hereof is $0.56 per share in cash (the "Consideration to be Received").

     You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the unaffiliated shareholders of Championship, other than Open Wheel and its affiliates, individuals who own and operate teams or entities that participate in the businesses owned or operated by Championship or any of its subsidiaries ("Team Affiliates") and any shareholders who have entered into agreements with Open Wheel with respect to any matter related to their Shares.

     In the course of performing our review and analyses for rendering this opinion, we have:

     - reviewed the draft Agreement dated September 10, 2003;

     - reviewed Championship's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, and its Reports on Form 8-K for the three years ended the date hereof;

     - reviewed certain Schedule 13Ds filed by Open Wheel with the Securities and Exchange Commission with respect to Championship;

     - reviewed certain operating and financial information relating to Championship's business and prospects, including projections for the four years ended December 31, 2006 dated August 23, 2003 and updates thereto (the "August 2003 Projections"), all as prepared and provided to us by Championship's management;

     - reviewed the bankruptcy/liquidation analysis dated September 3, 2003 prepared by Championship's management in consultation with Championship's legal advisors and the Board of Directors of Championship (the "Liquidation Analysis");

     - met with certain members of Championship's senior management to discuss Championship's business, operations, historical and projected financial results and future prospects, current financial condition and liquidity, expected negative free cash flow and future funding requirements;

     - reviewed the historical prices and trading volume of the Shares of Championship;

     - performed certain hypothetical discounted cash flow analyses based on the August 2003 Projections; and

     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     As set forth below, we have relied upon and assumed, without independent verification, the accuracy and completeness of the August 2003 Projections and the financial and other information provided to us by Championship. With respect to the August 2003 Projections, we have relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Championship as to the expected future performance of Championship as well as considered the current concerns of the Board of Directors that it will be difficult for management to achieve the results projected beyond 2003 in the August 2003 Projections even if financing were available, which is unlikely given the lack of financing alternatives currently available to Championship. We note that the August 2003 Projections project negative operating cash flow for 2004 and 2005, which creates, in the absence of a strategic transaction or alternative financing transaction, a funding shortfall. Based on the August 2003 Projections, Championship's current cash position and the absence of new financing to meet the funding shortfall contained in the August 2003 Projections, if Championship were to continue to meet all of its existing obligations and those of its operating subsidiaries, Championship would exhaust its cash resources at some period during the last quarter of 2003 and would no longer be able to conduct its operations after such date without additional financing.

     We also have relied upon and assumed, without independent verification, the accuracy and completeness of the Liquidation Analysis. With respect to the Liquidation Analysis, we have relied upon representations that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Championship and the Board of Directors of Championship as to the expected financial implications of liquidation as well as upon the views of Championship's legal advisors on such matters as to the likely implications (financial and otherwise) of the liquidation on Championship's shareholders.

     In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Championship, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Championship and that there will be no change in the per share merger consideration. In connection with our solicitation effort, which was publicly announced on June 16, 2003 when Championship disclosed that it had engaged Bear, Stearns & Co. Inc. to pursue strategic alternatives, we note that no other potential strategic acquirors, equity investors or financing sources have made an acquisition, investment or financing proposal to Championship that would imply greater benefits to Championship and its shareholders.

     In formulating our opinion, we have observed that (a) a discounted cash flow analysis is of limited efficacy in valuing enterprises in severe financial distress that have a demonstrated lack of liquidity or financing alternatives;
(b) Championship's Board of Directors' belief that it will be difficult for management to achieve the results projected beyond 2003 in the August 2003 Projections even if financing were available, which we believe is unlikely given the lack of financing options available to Championship; and (c) there exists an absence of observable valuation metrics by which to compare Championship to other publicly traded companies or by which to compare the Transaction to other mergers and acquisitions.

     We have relied upon the assurances of the senior management of Championship that they are unaware of any facts that would make any historical financial information or the August 2003 Projections (subject to the Board of Directors' view that it will be difficult to achieve the results projected beyond 2003 in the August 2003 Projections) provided to us incomplete or misleading. We have further relied upon the assurances of the senior management of Championship, Championship's legal advisors and the Board of Directors of Championship that they are unaware of any facts that would make the Liquidation Analysis provided to us incomplete or misleading. We do not express any opinion as to the price or range of prices at which the Shares may trade subsequent to the announcement of the Transaction.

     We have acted as a financial advisor to Championship in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Championship for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Championship and does not constitute a recommendation to the Board of Directors of Championship or any holders of Shares as to how to vote in connection with the Transaction. This opinion does not address Championship's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies, financial alternatives or liquidation alternatives that might exist for Championship or the effects of any other transaction in which Championship might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Championship common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the unaffiliated shareholders of Championship, other than Open Wheel and its affiliates, Team Affiliates, and any shareholders who have entered into agreements with Open Wheel with respect to any matter related to their Shares.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
----------------------------------------------------
         Senior Managing Director

                                                                         ANNEX D

September 10, 2003

Open Wheel Racing Series, LLC
275 Middlefield Road
Second Floor
Menlo Park, CA 94025

Attention: Kevin Kalkhoven

Ladies and Gentlemen:

     Open Wheel Racing Series, LLC (the "Purchaser") retained Ernst & Young Corporate Finance LLC ("EYCF") to advise it with respect to the fairness to the selling stockholders of Championship Auto Racing Team, Inc. ("CHAMP" or the "Company"), from a financial point of view, of the Consideration (as defined herein) to be paid by the Purchaser pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement") Among the Purchaser and CHAMP, and the transaction being effected thereby (the "Transaction").


     The Agreement provides, among other things, that each share of CHAMP common stock issued and outstanding (together with any rights if still outstanding) will be converted into the right to receive in cash the amount equal to the fraction, the numerator of which is $6,350,811 (the "Consideration") and the denominator of which is the aggregate number of shares of CART capital stock outstanding, less the shares of common stock that are or will be owned by the Purchaser, rounded down to the nearest whole cent. Based on 14,718,134 shares of common stock of CHAMP outstanding as of July 1, 2003 (with no additional rights outstanding) and an assumed 3,377,400 shares owned or to be owned by the Purchaser, the consummation of the Transaction would result in CHAMP stockholders receiving approximately $.56 cash in exchange for each share. In connection with rendering our opinion, we have reviewed a draft of the Agreement, dated September 8, 2003. For purposes of this opinion, we have assumed that the final form of the Agreement and the specific terms therein will not differ in any material respect from those contained in that draft. We have assumed, with your consent, that no other agreements or information referred to in the document identified above will materially affect the value of the Consideration or the terms of the Transaction.


     We also have reviewed, among other things, certain publicly available financial information and other information concerning the Company and certain analyses and other information furnished to us by Company management. In addition, we have met and had discussions with members of senior management of the Company regarding such information and, among other things, the business, operations, assets, financial condition, future prospects and foreseeable risks of the Company. We have also had discussions with the Purchaser and the Purchaser's representatives regarding the intent and associated risks of the Transaction.

     In conducting our review and analysis and in formulating our opinion, we faced certain limitations including, without limitation, the fact that we relied only upon information available from recognized public sources and information provided by Purchaser and CHAMP, in both cases without any independent verification. We assumed that all information provided by Purchaser and CHAMP was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of Purchaser and CHAMP, without any independent verification. We did not interview sponsors, promoters or team representatives, evaluate technologies, or conduct inspections of any properties or facilities and no independent valuation or appraisal of the Company or its assets were conducted by EYCF or provided to us by others. We also relied exclusively upon the management of CHAMP to provide projected financial information for the Company for the four-month period ending December 31, 2003 and the fiscal years ending December 31, 2004 through 2006 and we did not independently develop any financial projections. The terms and conditions of the Transaction were determined without the involvement of EYCF and EYCF expresses no opinion as to whether or not better terms could have been achieved by either party. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party (including Purchaser) with respect to the Company or its assets. We also express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of either the Company's Board of Directors or the Purchaser to approve or consummate the Transaction, and our opinion does not address the underlying business decision to proceed with the Transaction. We also assumed that the CHAMP Board of Directors decided that proceeding with the Transaction is a better alternative for the stockholders than a liquidation of the Company.

     We have assumed that obtaining all regulatory or other approvals and third party consents required for consummation of the Transaction has been, or will be, accomplished and will not have an adverse impact on either the Company or the Purchaser, and we have assumed that the Transaction will be consummated without waiver or modification of, or with respect to, any of the material terms or conditions contained in the Agreement. We also are assuming the absence of any material contingent liabilities not already taken into consideration in the Company's projections.

     In the course of our analysis, we first compared the value of the Consideration being received by the CHAMP stockholders to the current quoted price of the Company's common stock and then considered various factors that appear to appropriately account for the discount being offered by the Purchaser. We then performed a discounted cash flow analysis based on the cash flow streams projected by CHAMP management, an assumed terminal value and a range of assumed discount rates. Additionally, we reviewed and compiled an analysis prepared by the Company assuming that an orderly liquidation of the Company's assets and liabilities was effected. We also considered relevant issues related to the current market capitalization of the Company. Further, we reviewed and considered certain financial data relating to the Company and have compared, where applicable and appropriate, that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company; and we have reviewed and considered the financial terms of certain recent acquisition, business combination and equity investment transactions in the industry. We also have performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In addition to these quantitative analyses, we considered various qualitative factors that we considered relevant to our analysis, including but not limited to (i) the substantial financial losses expected to be incurred by the Company, which are anticipated to deplete the Company's current cash balance by December 31, 2003; (ii) the additional capital financing that will be required to fund the CHAMP business plan in fiscal 2004 and 2005 and the unlikelihood of the Company being able to raise such financing on a stand-alone basis; (iii) that Company management has concluded that, in the absence of this Transaction, CHAMP may be required to file for reorganization under Chapter 11 or liquidation under Chapter 7 of the bankruptcy code; (iv) the Company's financial advisor was unable to find a buyer for the business, other than Purchaser, after an extensive sale process; (v) the Purchaser has not attempted to discourage competing bids for the Company (as evidenced by a 13D filing in which the Purchaser stated that it would support a superior offer from a third party who intends to continue to operate the business of CHAMP); and (vi) the Company's projections are dependent upon a turnaround in both the operations and cost structure.

     Our opinion is based upon current economic, monetary and market conditions and the transaction structure as described in the Agreement. Given the nature of our analytical techniques, this opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at our opinion, we did not attribute any particular weight to a particular analysis, but rather made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analysis, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     The opinion expressed herein was prepared solely for the benefit and use of the Purchaser in its consideration of the Transaction and may not be relied upon by any other person and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to the Purchaser or to any other person with respect to the Transaction and should not be relied upon by any such person for such purpose.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration provided pursuant to the Agreement is fair, from a financial point of view, to the selling stockholders of CHAMP.

                                    Sincerely,

                                    /s/ ERNST & YOUNG CORPORATE FINANCE LLC

                                                                         ANNEX E

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


     sec. 262. Appraisal rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.



     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:



          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.



          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       ANNEX F *
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002.
                                  OR

   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO        .

                         COMMISSION FILE NUMBER 1-13925

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        38-3389456
        (State or other jurisdiction of                           (IRS Employer
         Incorporation or organization)                        Identification No.)

           5350 LAKEVIEW PARKWAY DRIVE SOUTH, INDIANAPOLIS, IN 46268
              (Address of principal executive offices) (Zip Code)

                                 (317) 715-4100
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

              TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH REGISTERED
              -------------------                   -----------------------------------------
          Common Stock, $.01 par value                       New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to Form 10-K [ ].

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [ ]     No [X]

     On March 24, 2003 the aggregate market value of the shares of voting stock of Registrant held by non-affiliates was approximately $48,128,298 based on a closing sales price on the NYSE of $3.27 per share.

     At March 24, 2003, the Registrant had 14,718,134 shares of common stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's Proxy Statement for the 2003 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission not later than 120 days after the close of the Registrant's fiscal year, pursuant to Regulation 14A, are incorporated by reference into Items 10, 11, 12 and 13 of
Part III of this annual report.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* Excluding Financial Statements and Exhibits (except Exhibits 99.1 and 99.2)

                          FORM 10-K TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
PART I
Item 1.   Business....................................................    2
Item 2.   Properties..................................................   11
Item 3.   Legal Proceedings...........................................   11
Item 4.   Submission of Matters to a Vote of Security Holders.........   12

PART II
Item 5.   Market for the Registrant's Common Equity and Related
          Stockholder Matters.........................................   12
Item 6.   Selected Consolidated Financial Data........................   13
Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operation....................................   15
Item 7A.  Quantitative and Qualitative Disclosures About Market
          Risk........................................................   36
Item 8.   Financial Statements and Supplementary Data.................   36
Item 9.   Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   36

PART III
Item 10.  Directors and Executive Officers of the Registrant..........   36
Item 11.  Executive Compensation......................................   36
Item 12.  Security Ownership of Certain Beneficial Owners and
          Management and Related Stockholder Matters..................   36
Item 13.  Certain Relationships and Related Transactions..............   36
Item 14.  Controls and Procedures.....................................   36

PART IV
Item 15.  Exhibits, Financial Statement Schedules and Reports on Form
          8-K.........................................................   37

SIGNATURES

CERTIFICATIONS

EXHIBITS

                                     PART I

ITEM 1:  BUSINESS

INTRODUCTION

     We own, operate and sanction the premier open-wheel motorsports series in North America-the Bridgestone Presents the Champ Car World Series Powered By Ford, offering a marketing platform for the sponsors of our series, our teams, our drivers and our events. We are responsible for organizing, marketing and staging each of the races in the Champ Car World Series. At certain events, we act as promoter or co-promoter of the event. With speeds of up to 240 miles per hour, Champ Car open-wheel racing is the fastest form of closed-circuit auto racing available to motorsports audiences, providing intense excitement and competition. We also own and sanction the Toyota Atlantic Championship, a development series for the Champ Car World Series.

     We conduct our races on four different types of tracks, requiring teams and drivers competing for the Champ Car World Series to employ a variety of skills to master different courses. Each race weekend in the Champ Car World Series is an "event" offering spectators the opportunity to enjoy a Champ Car race, as well as a full weekend of motorsports related entertainment. Most of our events include additional races, such as events in the Toyota Atlantic Championship and the Barber Dodge Pro Series, practice and qualifying rounds for all racing events and automotive and general entertainment demonstrations and displays. Race weekends provide corporate sponsors and other businesses the opportunity to entertain their customers and employees through hospitality areas and other activities.

     We were incorporated in Delaware in December 1997. Our principal executive office is located at 5350 Lakeview Parkway Drive South, Indianapolis, Indiana 46268 and our telephone number is (317) 715-4100. Our filings with the Securities and Exchange Commission, including our annual report of Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, are available free of charge on our Internet website as soon as reasonably practicable after we electronically file or furnish the report with the SEC. Our Internet website address is www.champcarworldseries.com.

CHAMP CAR HISTORY

     Champ Car-style, open-wheel racing stands as the longest continually scheduled major motorsports championship in the world, dating back to the early 1900s. The first American automobile race took place in 1895, and the American Automobile Association ("AAA") began sanctioning major races in 1904. The AAA sanctioned races through the 1955 season at which time USAC became the official sanctioning body.

     In the 1970s, race team owners became increasingly concerned about escalating costs, lack of promotional activities and concentration solely on the Indianapolis 500. As a result, in November 1978, a group of 18 of the 21 team owners left USAC to form CART and the Champ Car World Series. The group included team owners who desired greater participation in the rule-making and administrative processes concerning open-wheel racing in the United States. In its 1979 inaugural season, Champ Car staged 13 races, and we crowned Rick Mears as our first champion.

     Since Mears' victory in the inaugural season, Champ Car has had many other memorable champions including:

     - Mario Andretti

     - Michael Andretti

     - Cristiano da Matta

     - Gil de Ferran

     - Emerson Fittipaldi

     - Nigel Mansell

     - Juan Montoya

     - Bobby Rahal

     - Johnny Rutherford

     - Danny Sullivan

     - Al Unser, Jr.

     - Al Unser, Sr.

     - Jimmy Vasser

     - Jacques Villeneuve

     - Alex Zanardi

     Competitive racing in some of the world's top urban markets is the hallmark of Champ Car racing. In 2002, the series broke long-standing single event and full-season attendance records, drawing more than 2.6 million fans to Champ Car races. Cristiano da Matta had one of the most memorable seasons in series history on his way to his first Champ Car title, winning seven races and seven poles.

     The series visited four new urban venues in 2002, running inaugural races in Denver, Miami, Montreal and Mexico City. Two more new races are on the 2003 calendar, with stops in St. Petersburg, Florida and Kent, United Kingdom.

     The diversity of our drivers adds to our worldwide appeal. In 2002, 20 of the 23 drivers that competed in at least one event were born outside of the United States. In total, these drivers represented 10 different countries. For 2003, we expect our entry list to include drivers from France, Great Britain, Portugal, Spain, Mexico, Canada, Brazil, Switzerland and the United States.

INDUSTRY OVERVIEW

     Types of Auto Racing. Auto racing consists of several distinct categories, each with its own organizing body and racing events. Internationally, the most recognized form of auto racing is open-wheel racing, utilizing an aerodynamically designed chassis and technologically advanced equipment. The most established open-wheel racing series are:

         - Formula One

         - Champ Car World Series

         - Indy Car Series

         - Formula 3000

         - Toyota Atlantic Championship

      - Formula One. The Formula One World Championship was founded in 1950. The Federation Internationale de L'Automobile ("FIA") sanctions Formula One World Championship events consisting of open-wheel races on road courses in Europe, South America, Asia, United States of America, Canada and Australia. The 2003 season will include 17 races. The 2002 Formula One calendar included 17 events.

      - Champ Car World Series. The Champ Car World Series started in 1978 and is the premier open-wheel motorsports series in North America. The Champ Car World Series is sanctioned by CART, and we anticipate sanctioning 18 races this year. The 2002 season included 19 races. CART events are staged on four different types of tracks:

        - superspeedways

        - ovals

        - temporary street courses

        - permanent road courses

         Superspeedways are banked ovals of two miles or more in distance. Oval tracks are closed circuits, less than two miles in distance, which are often "banked" at varying angles. Temporary street courses are typically built on closed-off downtown streets of major cities, but can also be built on airport runways or similar facilities that have a primary purpose other than as a motorsports venue. Permanent road courses are raceways built solely for motorsports racing and are designed with varying turns, straight-aways and elevation changes to simulate driving on a road.

         Racing on different types of tracks requires teams and drivers to employ a variety of skills to master different courses to compete for the Champ Car World Series.

      - Indy Car Series. The IRL, the sanctioning body of the Indy Car Series, was formed as a rival United States open-wheel racing series, competing with CART and began racing in 1996. The IRL sanctions its own events. The IRL's events are staged solely on oval courses and will include 16 races this year, including the Indianapolis 500. The IRL's 2002 season consisted of 14 races, including the Indianapolis 500.

      - Formula 3000. The FIA sanctions the International Formula 3000 Championship. The 2002 championship season covered Europe and South America between March and September in a 12 race series. The 2003 championship season will cover Europe and South America between March and September in an 11 race series. Success in Formula 3000 has been the stepping stone for many drivers into Formula One.

      - Toyota Atlantic Championship. We also sanction the Toyota Atlantic Championship. The Toyota Atlantic Championship is also a stepping stone to a career in international motorsports competition. The 2002 Toyota Atlantic Championship consisted of 12 races in the United States, Canada and Mexico. The 2003 Toyota Atlantic Championship will consist of 12 races in the United States, Canada and Mexico, with 11 events held in conjunction with Champ Car events, and one race as a stand alone event.

     The largest auto racing category in the United States, in terms of attendance, media exposure and sponsorships, is stock car racing. Stock car racing utilizes equipment similar in appearance to standard passenger automobiles and races are typically staged on oval courses. The most prominent organizing body in stock car racing is NASCAR. Drag racing typically involves short sprint races on a straight-line drag strip. The NHRA is the most prominent organizing body in drag racing. Other, less prominent, racing segments include various types of sports car racing and club racing.

     - NASCAR. Professional stock car racing developed in the Southeastern United States in the 1930's, and NASCAR has been influential in the growth and development of the sport. NASCAR is the most recognized sanctioning body of professional stock car racing in North America, sanctioning the Winston Cup and Busch Grand National stock car race series. The 2003 Winston Cup and Busch Grand National race series will include 39 and 34 races, respectively, all of which will be held in the United States. The 2002 Winston Cup and Busch Grand National race series included 39 and 34 races, respectively, all in the United States.

     - Other Sanctioning Bodies. Sports car races are held on road courses and temporary street circuits throughout the United States and are sanctioned by Sports Car Club of America ("SCCA") and International Motor Sports Association ("IMSA"). The NHRA sanctions drag races in the United States. The Automobile Racing Club of America ("ARCA") sanctions stock car races that are less prominent than those sanctioned by NASCAR.

     Motorsports events are generally heavily promoted, with a number of supporting events surrounding the main race event. Examples of supporting events include:

     - qualifying trials

     - secondary racing events

     - driver autograph sessions

     - automobile and product expositions

     - catered parties

     - concerts

     These events are all designed to maximize the spectators' entertainment experience and enhance the value of the sponsorship experience.

     Participants.  The primary participants in motorsports are:

         - spectators

         - corporate sponsors

         - track owners/race promoters

         - drivers

         - team owners

         - sanctioning bodies

      - Spectators. Motorsports is among the fastest growing spectator sports in the United States. During 2002, we estimate that over 2.6 million people attended Champ Car events. Champ Car races were also televised in 156 countries in 2002.

      - Corporate Sponsors. Corporate sponsors are drawn to motorsports by the large number of spectators and television viewers and their attractive demographics. Corporate sponsors are active in all phases of the industry. We believe that the demographic profile of our spectator base has considerable appeal to sponsors, track owners, and advertisers. According to the 2002 Scarborough Research Report, the mean household income of our spectators is estimated to be $75,100, compared to $69,009 for an average United States household. We believe that the spectators are loyal to motorsports and to its corporate sponsors. In addition to sponsoring the various racing series, corporate sponsors support drivers and teams by funding certain costs of their operations and race promoters and track owners by sponsoring and promoting specific events. In return, corporate sponsors receive advertising exposure on television and radio, through newspapers and in printed materials. Corporate sponsors also receive advertising, promotional and hospitality benefits at the track during the race weekend. Finally, corporate sponsors benefit from the attractive values of the high-speed, high technology competition that we provide. These values can be used to add new values and points of difference to each sponsor's brands. Companies negotiate sponsorship arrangements based on factors including a series' or event's audience size, spectator demographics and a team's racing success.

      - Track Owners/Race Promoters. Race promoters, which include track owners, government organizations and other groups, pay a fee to have an event sanctioned at their race venue. Race promoters are responsible for the local marketing and promotion of the event, and the expenses related to hosting the event. In 2003, we will be acting as a promoter or co-promoter for races in St. Petersburg, FL, Kent, United Kingdom, Lausitz, Germany, Portland, OR, Cleveland, OH, Lexington, OH, Denver, CO, and Miami, FL. Promoters' revenue sources generally include:

        - admissions

        - sponsorships

        - corporate hospitality (suites, chalets and tents for race viewing and other amenities)

        - advertising

        - concessions and souvenir sales

      - Drivers. A majority of drivers contract independently with team owners, while some drivers may own their own teams. Principally, drivers receive income from contracts with team owners, sponsorship fees and prize money. Successful drivers may also receive income from personal endorsement fees, sales of licensed merchandise and souvenir sales. The personality and success of a driver can be an important marketing advantage for the sanctioning body and team owners because it can help attract audiences and corporate sponsorships and generate sales for licensed merchandise.

      - Team Owners. In most instances, team owners underwrite the financial risk of placing their teams in competition. They contract with drivers, acquire racing vehicles and support equipment, employ pit crews and mechanics and syndicate sponsorship of their teams. Team owners generally receive income primarily from sponsorships, a percentage of prize money won and support payments from the sanctioning body.

      - Sanctioning Bodies. Sanctioning bodies, such as us, sanction events at various race venues in exchange for fees from race promoters. Sanctioning bodies are responsible for all aspects of race management necessary to "manufacture" the race event. They are responsible for presenting racing cars, drivers and teams and providing race officials to ensure fair competition, as well as providing the race and series' purses and other prize payments.

     The FIA, based in Paris, France, is the worldwide governing body for auto racing, with "national sporting authority" members in more than 100 countries. The FIA's United States national sporting authority is the Automobile Competition Committee of the United States ("ACCUS"). It, in turn, is made up of eight member-sanctioning organizations:

         - CART

         - NASCAR

         - United States Auto Club ("USAC")

         - IMSA

         - NHRA

         - SCCA

         - IRL

         - Grand American Road Racing Association ("Grand-Am")

      - Manufacturers and Suppliers. In 2002, our teams competed with chassis supplied by Lola and Reynard. Bridgestone was the single supplier of race tires used in our series. The engine manufacturers that participated in our series were Toyota, Honda and Ford.

     In 2003, our Champ Car teams will again use Lola and Reynard supplied chassis and Bridgestone will be the sole supplier of race tires. We have purchased from Ford-Cosworth the engines that will be used in our series by all competitors. We will lease the engines to the teams for use in the 2003 and 2004 Champ Car series.

     In 2003, our Toyota Atlantic teams will again use Toyota engines, Swift supplied chassis and Yokahama will be the sole supplier of race tires.

OPERATIONS

     Historically, we derived our revenues from three primary sources:

     - sanction fees paid by track promoters

     - corporate sponsorship fees

     - television revenues

     Beginning in 2002, we began "co-promoting" certain events with the amount of our sanction fees for these events determined by the success of the event. We also began promoting certain races. For those races that we promote, we report revenues as "Race Promotion Revenues," and expenses for the events we promote will be reported as "Race Promotion Expenses." In 2003, we anticipate co-promoting two events and promoting six events.

     Sanction Fees. For certain races in the Champ Car World Series (other than those events we promote), we enter into a sanction agreement with the promoter, which provides for the payment of a sanction fee to CART. Beginning in 2002, certain of our sanction agreements provide for a sanction fee of a fixed amount, and other sanction agreements provide for a sanction fee that is partially fixed with a profit sharing component or the entire sanction fee may be determined by profit sharing. For the year ended December 31, 2000, 20 promoters paid us sanction fees of approximately $38.9 million, averaging $1.9 million per event and representing approximately 52% of our total revenues. For the year ended December 31, 2001, 20 promoters paid us sanction fees of approximately $47.2 million, an average of $2.4 million per event, representing approximately 67% of our revenues. For the year ended December 31, 2002, 17 promoters paid us sanction fees of $36.6 million, an average of $2.2 million per event representing approximately 64% of our revenue.

     Corporate Sponsors. We receive sponsorship revenues pursuant to sponsorship contracts. In exchange for sponsorship revenues, we provide our sponsors the opportunity to receive brand and product exposure. Official sponsors of the Champ Car World Series pay money and/or provide products and services to us in return for being designated as an official sponsor. The payment obligations, as well as the amount of advertising exposure and other benefits, vary significantly among sponsors based on the negotiated terms of each sponsorship agreement. For the year ended December 31, 2000, we received sponsorship revenues of approximately $21.1 million, representing approximately 28% of our total revenues. For the year ended December 31, 2001, we received sponsorship revenues of approximately $12.3 million, representing approximately 18% of our total revenues. For the year ended December 31, 2002, we received sponsorship revenues of approximately $10.1 million, representing approximately 18% of our total revenues. No sponsorship agreement provided more than 10% of our revenues during 2002, 2001 or 2000.

     As we begin to promote more of our own races, we can provide sponsorship opportunities at the race venues where we act as promoters. Some of the opportunities are title, presenting and official product category of the event.

     Beginning in 2003, we have developed an Associate Sponsor Program. The new program is part of an enhanced incentive program we developed with our teams, whereby we will provide financial support to new and existing teams to run in the Champ Car World Series, and in exchange, each team will provide logo space on its cars for Champ Car-designated sponsors to advertise. Sponsorship fees paid by these corporate sponsors will be retained by CART to offset the financial support we are providing to the teams. The program will combine a number of sponsorship opportunities in one package, which we believe will be attractive to sponsors. The program will combine Champ Car World Series event and team sponsorship opportunities, along with advertising in television and print media. For more information on the Entrant Support Program and the financial support we are providing our teams, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We believe that as we expand the audience for our events, we will see a corresponding increase in sponsorship opportunities and sponsorship revenues. One of our key elements in this marketing platform is a multi-national philosophy that focuses on the countries that agreed to the North American Free Trade Agreement ("NAFTA") in 1994. We anticipate delivering ten races in the United States in 2003, three in

Canada and two in Mexico to provide our sponsors with a profound advantage over other sports by potentially reaching more than 400 million consumers throughout North America. The NAFTA presence is integrated into a schedule of race events in Australia, Germany and England to create a powerhouse platform for our sponsors that visits the world's leading economies while reaching out to a collective population of approximately 700 million. We also intend to focus on reaching urban, major markets, rather than holding events in less-populated areas.

     Attendance.  CART has consistently delivered an average attendance of over
2.4 million fans per year over the last ten years. According to the Joyce Julius Sponsors Report for 2002, the 19 race 2002 season showed an increase in total attendance over the previous season attendance record achieved during the 2000 season, with one less event.

     Viewership. In addition to the spectators at our race events, millions of people around the world watch Champ Car racing on television. According to the Nielsen Season Summary for 2002, total viewership for all races, re-airs and support programming in the United States in 2002 was 21.3 million viewers. In 2002, our races were televised in 156 countries and territories through terrestrial and satellite broadcasts.

     Broadcast Rights. In 2002, we had contracts for domestic television rights with:

     - Fox

     - Speed Channel

     - CBS

     The 2002 agreement provided for seven races to be broadcast on CBS, one race on FOX and the balance of the races were on Speed Channel. In 2003, we plan to broadcast six races on CBS and the balance on Speed Channel. We will buy the air-time and pay for production for the CBS races. Speed Channel will provide the air-time and we will pay for production for the races to be broadcast on their network, including Champ Car practice and qualifying and a half-hour pre-race show. We receive the advertising inventory for all shows aired on both networks and we will be responsible for selling the advertising. For more information on our revenues and expenses with respect to these contracts, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     International television rights are with:

     - Fittipaldi USA (Brazil)


     - Gold Coast Motor Events Co. (Australia)


     - Molstar (Canada)

     - Promotion Entertainment of Mexico LLC (Mexico)

     - Octagon CSI Limited (all others)

     A rights fee will be paid to us by each international broadcast partner for rights to air the Champ Car race either live, time-delayed or as a highlight package, in the country where they hold our rights.

     Race Promotion. In 2002, we promoted the Chicago and Miami events. When we promote an event, we do not receive a sanction fee. As promoters of the event we assume all of the risk for the financial results of the event. We receive all of the commercial rights to the event: ticket, sponsorship, hospitality and other miscellaneous revenues. We also incur all of the expenses to promote, advertise and stage the event.

     In 2003, we anticipate promoting six of our events: Cleveland, OH, Portland, OR, Miami, FL, Lexington, OH, Kent, UK and Lausitz, Germany. We have entered into agreements with experienced event promotion companies to assist us with all aspects of the promotion of these events. These companies will work with our employees to enhance the success of the event.

     Toyota Atlantic Championship. In 1998, we acquired 100% of the outstanding common stock of Pro-Motion Agency. Pro-Motion Agency operates the Toyota Atlantic Championship open-wheel series.

     Toyota Atlantic serves as the top rung on the Champ Car Driver Development Ladder System. This system serves to help young drivers move from the grassroots level of racing all the way to the Champ Car World Series.

     Toyota Atlantic's international flavor is rooted in 30 years of drivers from the United States, Canada, Great Britain, Australia, New Zealand, Asia, Japan, Argentina, Brazil and South Africa.

     The Toyota Atlantic Championship officially began in 1974. The series has a rich 29-year history of providing one of the most recognized stepping stones to a career in international motorsports competition. Notable racers such as Bobby Rahal and Danny Sullivan were the stars in the late 1970's, followed by:

     - Jaques Villeneuve

     - Jimmy Vasser

     - Michael Andretti

     - Richie Hearn

     - Patrick Carpentier

     - Alex Barron

     - Memo Gidley

     - Alex Tagliani

     The 2003 Champ Car World Series will include two drivers who have graduated from the Toyota Atlantics Championship. Ryan Hunter-Reay and Rodolpho Lavin will begin their Champ Car Rookie seasons in 2003.

     In 1989, Toyota Motor Sales, USA joined the series as title sponsor, creating the Toyota Atlantic Championship. With the introduction of the race-tuned Toyota 4A-GE engine, Toyota along with their partner, TRD, USA, Inc. set the standard for Atlantic competition worldwide. The Yokohama Tire Corporation also joined the series in 1989 as an associate sponsor and tire supplier to the series.

     The growth of the series over the past decade and the successes of Toyota Atlantic alumni in professional motorsports have elevated the Toyota Atlantic Championship to the highest levels of prestige and stature within the motorsports industry. On January 17, 2001, Toyota Motor Sales USA, Inc. announced that it had extended its contract with the Toyota Atlantic Championship for three more years, carrying its support through the 2004 season. In addition, the Yokohama Tire Corporation has also extended its sponsorship for the same period of time.

     At certain venues, the series receives a sanction fee from the promoter for staging a Toyota Atlantic event. Other revenue growth can be created through packaged sponsorships with our race series, additional Toyota Atlantic series specific sponsorships and sanction fees.

     Throughout the 2003 12 race season, the Toyota Atlantic drivers will compete on a variety of courses in the United States, Canada and Mexico, including 11 races with the Champ Car World Series, and one stand alone event at the historic Grand Prix Trois-Rivieres in Quebec. As with all CART series, drivers must master racing on ovals, temporary street circuits and permanent road courses. All Toyota Atlantic races are sprint events, between 60-100 miles (100-161 km) long.

     Skip Barber. In 2001, we entered into a multi-year agreement with Skip Barber Racing School, LLC ("Barber"). The purpose of the agreement is to promote racing from the grassroots-level up and to provide several rungs to the Champ Car Driver Development Ladder System, all the way from karting through to professional racing. Together, we are co-branding a series of scholarships totaling over $1.3 million designed to assist talented drivers through the ranks, and we are working together to promote drivers' careers through the professional series.

     Barber organizes several amateur-level racing series, including the Formula Dodge National Championship presented by RACER; the Skip Barber Race Series, consisting of four regional racing series; and the Skip Barber Racing School, which provides competitions in Formula Dodge cars. Barber also runs the world renowned Skip Barber Driving School, which operates from several centers around the United States. Each of these organizations are "official" race series and schools of Champ Car and provide a clear path for drivers from their first experiences in racing to the Champ Car World Series.

     Barber also organizes the Barber Dodge Pro Series, the "official entry-level professional racing series of Champ Car." This series has traditionally provided drivers to the Toyota Atlantic Championship, and we sanction their race events. Reflecting their partnership with Champ Car, the Barber Dodge Pro Series races a 10-race season around the United States, Canada and Mexico. The 2003 season will mark the first time that all events will be in conjunction with the Champ Car World Series.

     We do not own an equity interest in Barber, and the agreement does not have a material effect on our financial position.

     Stars of Tomorrow. The Champ Car Stars of Tomorrow karting championship is the official first step in the Champ Car Driver Development Ladder System. Founded by former Champ Car driver Bryan Herta and now owned in conjunction with a group of racing veterans, including 3-time Champ Car series champion Bobby Rahal, the Stars of Tomorrow focuses on recognizing the skills of the drivers over technological development while utilizing Federation Internationale de l'Automobile/Commission Internationale de Karting ("FIA/CIK") international standards. Comprised of six different national classes, over 1000 competitors from across the United States, Mexico and Canada will compete in 2003 for championships and top prizes, including a fully funded ride in the Formula Dodge National Championship.

     CART does not have an equity stake in the Stars of Tomorrow but does sponsor the program as part of a grassroots marketing campaign. The series also receives sponsorship from Snap-on.com and Bridgestone Tire Company, among others.

COMPETITION

     Our racing events compete not only with other sports and recreational events scheduled on the same dates, but also with racing events sanctioned by various other racing bodies such as the:

     - FIA

     - NASCAR

     - IRL

     - USAC

     - NHRA

     - SCCA

     - IMSA

     - ARCA

     Racing events sanctioned by other organizations are often held on the same dates as Champ Car events, at separate tracks, and compete for corporate sponsorship, attendance and television viewership. In addition, we compete with other racing bodies to sanction racing events at various motorsports facilities.

EMPLOYEES

     As of December 31, 2002, we had 75 full-time business associates and a roster of approximately 154 people who served as race officials. We also had numerous volunteers that worked at one or more Champ Car events. None of our business associates are represented by a labor union. We believe that we enjoy a good relationship with our business associates.

PATENTS AND TRADEMARKS

     We have various registered and common law trademark rights to "CART", "Champ Car" and related logos. Our policy is to vigorously protect our intellectual property rights to maintain our proprietary value in merchandise and promotional sales.

ITEM 2: PROPERTIES

     We lease our buildings in Indianapolis, Indiana and Highland Park, Illinois. In 2003, we will lease office space in Miami, Florida. We did not renew the lease on our warehouse in Michigan and consolidated that operation into our corporate headquarters in Indiana. We do not own any real property. Our leases are through the following dates:

     - Michigan, January 31, 2003

     - Illinois, May 31, 2003

     - Indiana, October 31, 2010

     - Florida, February 28, 2008

     We will consolidate the Highland Park facility into our corporate headquarters in Indiana during 2003 and therefore do not anticipate renewing the lease in Illinois.

     Our lease payments have no material effect on our consolidated financial statements. We believe the leased space is adequate for our present needs.

ITEM 3: LEGAL PROCEEDINGS

     On September 8, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of Monterey. This lawsuit was filed by the heirs of Gonzolo Rodriguez, a race car driver who died on September 11, 1999 while driving his race car at the Laguna Seca Raceway in a practice session for the CART race event. The suit seeks damages in an unspecified amount for negligence and wrongful death. On November 5, 2001, a release signed by Mr. Rodriguez was upheld by the Court and the causes of action for negligence were dismissed based on the defendants' motion for summary judgment. The remaining count in the lawsuit was for willful and/or reckless conduct. On March 13, 2003 a jury verdict completely exonerating the Company was received.

     On October 30, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of San Bernardino. This lawsuit was filed by the estate of Greg Moore, a race car driver who died on October 31, 1999 while driving his race car at the California Speedway during the CART race event. The suit sought actual and punitive damages from the Company in an unspecified amount for breach of duty, wanton and reckless misconduct, breach of implied contract, battery, wrongful death and negligent infliction of emotional distress. On a motion for Summary Judgment, the complaint was dismissed on all counts on October 16, 2002. An appeal of the dismissal was filed. Management does not believe that the outcome of this lawsuit will have a material adverse effect on our financial position or future results of operations.

     On November 8, 2001, two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., filed suit against the Company in the Circuit Court for the County of Wayne, State of Michigan, each alleging damages in excess of $1.0 million for breach of contract, promissory estoppel, misrepresentation, and tortious interference with contract and business expectancy. The Company intends to vigorously defend itself in this lawsuit and does not believe the lawsuit has merit. The suit is currently in the discovery phase. Management does not believe that the outcome of this lawsuit will have a material adverse effect on the Company's financial position or future results of operations.

     On March 26, 2002, the Company filed a complaint against Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleges that Mr. Heitzler breached his employment contract, breached his fiduciary duties and intentionally or recklessly omitted to disclose information to the Company in order to induce the continuation of Mr. Heitzler's employment agreement. The suit seeks damages of an unspecified amount. This lawsuit has been removed to California. On March 28, 2002, Mr. Heitzler filed a complaint against the Company in the Superior Court of the State of California, County of Los Angeles. The suit seeks compensatory, exemplary and punitive damages in excess of $2.0 million for breach of contract, fraud, negligent misrepresentation, breach of covenant of good faith and fair dealing and declaratory relief. An amended complaint adding a count for tortious breach of contract in violation of public policy was filed on April 9, 2002. The Company intends to vigorously defend itself in this lawsuit. Management does not believe that the outcome of these lawsuits will have a material adverse effect on the Company's financial position or future results of operations.

     On July 9, 2002 a Demand for Arbitration was filed against the Company with the American Arbitration Association in Indianapolis, Indiana by Engine Developments Ltd. The Demand alleges that the Company breached an agreement to purchase engines and seeks unspecified damages. The claim is currently in the discovery stage. Management does not believe that an agreement was ever entered into and intends to vigorously defend itself. Management does not believe that the outcome of this Demand for Arbitration will have a material adverse effect on the Company's financial position or future results of operations.

     The Company is involved in other litigation not specifically identified above and does not believe the outcome of any of this litigation will have a material adverse effect on its financial position or future results of operation.

ITEM 4: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

                                    PART II

ITEM 5: MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on The New York Stock Exchange under the trading symbol "MPH". As of March 24, 2003, we had 14,718,134 shares of common stock outstanding and approximately 434 record holders of our common stock.

     In the following table we have provided the high and low sales price for our common stock, as reported by the NYSE for each calendar quarter of 2002 and 2001.

QUARTER ENDED                                                  HIGH     LOW
-------------                                                 ------   ------
2002
First Quarter...............................................  $17.00   $13.78
Second Quarter..............................................   14.50     8.05
Third Quarter...............................................    9.42     3.54
Fourth Quarter..............................................    5.10     3.49
2001
First Quarter...............................................  $21.31   $14.90
Second Quarter..............................................   18.71    14.58
Third Quarter...............................................   17.50    13.60
Fourth Quarter..............................................   17.12    12.37

     We have not declared or paid any dividends on our common stock to date, and we do not intend to pay dividends in the foreseeable future.

     The information required by this Item concerning Securities authorized for issuance under our equity compensation plans is set forth or incorporated by reference into Part III, Item 12 of this annual report.

ITEM 6: SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data, as of and for the five years ended December 31, 2002, are derived from our audited consolidated financial statements. The selected consolidated financial data below should be read in combination with our consolidated financial statements and related notes contained elsewhere in this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                             2002       2001       2000       1999      1998
                                           --------   --------   --------   --------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues:
  Sanction fees..........................  $ 36,607   $ 47,226   $ 38,902   $ 35,689   $30,444
  Sponsorship revenue....................    10,150     12,314     21,063     19,150    16,388
  Television revenue.....................     4,538      5,228      5,501      5,018     5,148
  Race promotion revenue.................     1,417         --         --         --        --
  Engine leases, rebuilds and wheel
     sales...............................        --      1,286      2,122      2,054     2,214
  Other revenue..........................     4,533      4,209      7,460      6,865     8,336
                                           --------   --------   --------   --------   -------
     Total revenues......................    57,245     70,263     75,048     68,776    62,530
Expenses:
  Race distributions(1)..................    19,797     18,599     15,370     15,334    15,183
  Race expenses..........................    10,823     10,618      9,869      6,670     4,818
  Race promotion expense.................     9,687         --         --         --        --
  Costs of engine rebuilds and wheel
     sales...............................        --        348        652        610       633
  Television expense.....................    10,975         --         --         --        --
  Administrative and indirect
     expenses(2).........................    27,756     35,605     25,275     20,646    20,658
  Bad debt-sponsorship partner(3)........        --         --      6,320         --        --
  Litigation expenses(4).................        --      3,547         --         --        --
  Relocation Expense.....................     1,422         --         --         --        --
  Asset impairment and strategic
     charges(5)..........................        --      8,548         --         --        --
  Depreciation and amortization..........     1,436      1,493      1,352      1,048       779
                                           --------   --------   --------   --------   -------
     Total expenses......................    81,896     78,758     58,838     44,308    42,071
                                           --------   --------   --------   --------   -------
Operating income (loss)..................   (24,651)    (8,495)    16,210     24,468    20,459
Realized gain (loss) on sale of
  investments............................        26         --         --         --        --
Interest income (net)....................     3,762      7,033      7,463      5,255     3,198
                                           --------   --------   --------   --------   -------
Income (loss) before income taxes........   (20,863)    (1,462)    23,673     29,723    23,657
Income tax expense (benefit).............    (7,302)       512     (8,520)   (10,865)   (8,568)
                                           --------   --------   --------   --------   -------
Net income (loss) before effect of
  accounting change......................  $(13,561)  $   (950)  $ 15,153   $ 18,858   $15,089
                                           ========   ========   ========   ========   =======
Cumulative effect of accounting change...  $   (956)  $     --   $     --   $     --   $    --
Net income (loss) after effect of
  accounting change......................  $(14,517)  $   (950)  $ 15,153   $ 18,858   $15,089
                                           ========   ========   ========   ========   =======

                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                             2002       2001       2000       1999      1998
                                           --------   --------   --------   --------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings (loss) per share before
  cumulative effect of accounting change:
     Basic...............................  $  (0.92)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                           ========   ========   ========   ========   =======
     Diluted.............................  $  (0.92)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                           ========   ========   ========   ========   =======
Net earnings (loss) per share:
     Basic...............................  $  (0.99)  $  (0.06)  $   0.97   $   1.22   $  1.06
                                           ========   ========   ========   ========   =======
     Diluted.............................  $  (0.99)  $  (0.06)  $   0.97   $   1.19   $  1.05
                                           ========   ========   ========   ========   =======
Weighted average shares outstanding:
     Basic...............................    14,718     15,289     15,624     15,427    14,190
                                           ========   ========   ========   ========   =======
     Diluted.............................    14,738     15,289     15,657     15,908    14,421
                                           ========   ========   ========   ========   =======
                                                           AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                             2002       2001       2000       1999      1998
                                           --------   --------   --------   --------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $  6,773   $ 27,765   $ 19,504   $  7,216   $15,080
  Short-term investments.................    79,489     87,621     98,206     91,758    61,610
  Working capital (deficit)..............    92,288    111,604    119,953     99,480    72,219
  Total assets...........................   114,451    132,941    144,101    124,887    97,186
  Long-term debt (including current
     portion)............................        --         --         --         --       314
  Total stockholders' equity.............  $103,018   $117,936   $133,894   $114,330   $86,219

---------------

(1) Distributions for the year ended December 31, 2001 and December 31, 2002 include reimbursement of overseas travel expenses to race teams.

(2) Administrative and indirect expenses for the years ended December 31, 2001 and 2000 include severance payments to former employees of $4,329 and $2,758, respectively.

(3) Bad debt expense relates to a charge associated with our sponsorship agreement with ISL Marketing AG. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," for a discussion of this bad debt expense.

(4) Litigation expense relates to the settlement with Texas Motor Speedway ("TMS") for the postponement of a race at TMS during 2001.

(5) Asset impairment and strategic charges relates to the discontinuance of operations of the Dayton Indy Lights Championship effective at the conclusion of the 2001 race season.

ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As you read the following, you should also refer to the consolidated financial statements and related notes contained in this report as well as Item 6, "Selected Consolidated Financial Data."

DISCONTINUANCE OF INDY LIGHTS

     The financial results below include the operations of American Racing Series ("ARS") which operated the Indy Lights Championship series. At the end of the 2001 season, we discontinued the operations of ARS and the Indy Lights Championship series. (See Footnote 9 to our consolidated financial statements included in Item 15 of this report.) All revenues and expenses related to the Indy Lights Championship series ceased for 2002 and beyond.

GENERAL

     Below are selected income and expense items for the years ended December 31, 2002, 2001 and 2000. The percentage calculations are based on total revenues.

                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                                 2002              2001              2000
                                            ---------------   ---------------   ---------------
                                                          (DOLLARS IN THOUSANDS)
Revenues:
  Sanction fees...........................  $36,607    64.0%  $47,226    67.2%  $38,902    51.8%
  Sponsorship revenue.....................   10,150    17.7    12,314    17.5    21,063    28.1
  Television revenue......................    4,538     7.9     5,228     7.5     5,501     7.3
  Race promotion revenue..................    1,417     2.5        --     0.0        --     0.0
  Engine leases, rebuilds and wheel
     sales................................       --     0.0     1,286     1.8     2,122     2.8
  Other revenue...........................    4,533     7.9     4,209     6.0     7,460    10.0
                                            -------   -----   -------   -----   -------   -----
     Total revenues.......................  $57,245   100.0%  $70,263   100.0%  $75,048   100.0%
                                            =======   =====   =======   =====   =======   =====
Expenses:
  Race distributions......................  $19,797    34.6%  $18,599    26.5%  $15,370    20.5%
  Race expenses...........................   10,823    18.9    10,618    15.1     9,869    13.1
  Race promotion expense..................    9,687    16.9        --     0.0        --     0.0
  Cost of engine rebuilds and wheel
     sales................................       --     0.0       348     0.5       652     0.9
  Television expense......................   10,975    19.2        --     0.0        --     0.0
  Administrative and indirect expenses....   27,756    48.5    35,605    50.7    25,275    33.7
  Bad debt-sponsorship partner............       --     0.0        --     0.0     6,320     8.4
  Litigation expenses.....................       --     0.0     3,547     5.0        --     0.0
  Relocation expense......................    1,422     2.5        --     0.0        --     0.0
  Asset impairment and strategic
     charges..............................       --     0.0     8,548    12.2        --      --
  Depreciation and amortization...........    1,436     2.5     1,493     2.1     1,352     1.8
                                            -------   -----   -------   -----   -------   -----
     Total expenses.......................  $81,896   143.1%  $78,758   112.1%  $58,838    78.4%
                                            -------   -----   -------   -----   -------   -----

CRITICAL ACCOUNTING POLICIES

  USE OF ESTIMATES

     The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

     Significant accounting estimates include accounting for allowance for doubtful accounts for trade accounts receivable, impairment of fixed assets and goodwill, income taxes and certain accrued liabilities.

     We believe that the estimates, assumptions and judgments involved in the accounting policies described below will not have a material impact on our financial statements. These areas are subject to the risks and uncertainties we describe in this report. Actual results, therefore, could differ from those estimated.

  REVENUE RECOGNITION

     One of our most critical accounting policies is revenue recognition. We recognize our revenues as they are earned, but the determination of when they are earned depends on the source of the revenue. Our policy for each revenue source is outlined below.

     Sanction Fee Revenue. Generally, sanction fees are paid in advance of the race and are recorded as deferred revenue. Revenue from sanction fees is not recognized until the event is completed. In 2002, we entered into agreements with certain promoters where all or a portion of the contracted sanction fee was reduced in exchange for a percentage of the profits from the event. The sanction fee received and our share of any profits from these events is recognized as sanction fee revenue when the event is completed.

     Sponsorship Revenue. Generally, sponsorship agreements call for quarterly payments, and each payment is recorded as deferred revenue when paid. Revenue is recorded ratably over the life of the sponsorship agreement.

     Engine Lease, Rebuilds and Wheel Sales. Engine lease revenue, relating to our discontinued Indy Lights series, was recognized ratably over the period covered by the agreement. Engine rebuilds and wheel sales were recognized when the product was delivered to the customer.

     In 2003, we purchased the engines that will be used for the 2003 and 2004 Champ Car World Series race season. Each team is required to use these engines in order to compete in the series. We will lease the engines to the teams for $100,000 per car per year. The revenue will be realized ratably over the life of the agreement.

     Television Revenue. We receive television revenue in the form of rights fees and advertising sales. Revenue is not recognized until earned which is when the show airs. Television revenue arising from minimum guarantees and rights fees is recognized ratably over the race schedule. Advertising sales relate to specific shows and is recognized when the show and advertisements air. Payments related to television revenue that are received prior to when earned are recorded as deferred revenue until earned.

     Race Promotion Revenue. Consists of all commercial rights such as ticket sales, event sponsorship, hospitality and all other revenues related to promoting an event. Payments received prior to the event are recorded as deferred revenue. Revenue is recorded when the event is completed.

     Other Revenues. Other revenues include membership and entry fees, contingency awards money, royalty income and other miscellaneous revenues. Membership and entry fees and contingency award money are recognized ratably over the race schedule. Royalty income is recognized as the related product sales occur or on a monthly basis based on a minimum guarantee.

  EXPENSE RECOGNITION

     Race Promotion Expenses. General and administrative expenses related to races we promote are recognized when incurred. Expenses directly related to the event are recognized when the event occurs. Any losses are recognized when known.

  IMPAIRMENT

     We adopted FASB Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Intangible Assets," effective January 1, 2002. The statement requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. The statement also requires that we test our goodwill and intangible assets for impairment upon adoption of the statement and periodically thereafter. Our goodwill was associated with our acquisitions of Pro-Motion Agency, Inc. and CART Licensed Products, LP, on April 10, 1998 and January 1, 1999, respectively. Upon adoption of the statement, we recorded a one-time, non-cash charge of $1.5 million, or $956,000 net of tax benefit of $514,000, to write-off the value of the goodwill. The write-off of goodwill results from the use of discounted cash flows in assessment of fair value for each reporting unit as required by SFAS No. 142. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value.

     During 2001, we determined that the goodwill and certain long-lived assets associated with ARS were impaired due to our strategic decision to discontinue the operations of ARS at the conclusion of the 2001 season. As a result, we recorded an impairment charge for the goodwill and long-lived assets.

  LITIGATION

     We are involved in litigation as a part of our normal course of business (refer to Item 3: Legal Proceedings). Management's intention is to vigorously defend ourselves against any litigation. When a complaint is filed by or against the Company, we disclose the complaint in our financial statements. When a claim against us is probable and estimable, we record the expense. When we are the party filing the claim, we do not record income until a settlement for the claim for damages is received.

REVENUES

     We derive revenues primarily from (i) sanction fees, (ii) sponsorship,
(iii) television rights and (iv) race promotion. Following is an explanation of our individual revenue items:

     Sanction Fees. We receive sanction fees from the promoters of our races (other than races we promote). The fees are based on contracts between the promoters and CART. We have entered into agreements with certain promoters of the Champ Car World Series for a reduction in the previously contracted sanction fees. In return, we will receive a share of the net income from the event. The agreements provide for us to receive a majority of any net income from the event until the reduction of the original sanction fee is recouped, and then we will share equally with the promoter any remaining net income which will also be included in sanction fees. Therefore, there is less visibility and less predictability for CART's earnings than in the previous financial model as CART's revenues will be affected by the success of these races.

     Sponsorship Revenue. We receive corporate sponsorship revenue based on negotiated contracts. For 2003, we anticipate having corporate sponsorship contracts with 13 major manufacturing and consumer products companies. The remaining terms of these contracts range from one to three years. An official corporate sponsor receives status and recognition rights, event rights and product category exclusivity.

     Beginning in 2003, we have developed an Entrant Support Program. The new program is part of an enhanced incentive program we developed with our teams, whereby we will provide financial support to new and existing teams to run in the Champ Car World Series and, in exchange, each team will provide logo space on its cars for Champ Car-designated sponsors to advertise. Sponsorship fees paid by these corporate sponsors will be retained by us to offset the financial support we are providing to the teams. The program will combine a number of sponsorship opportunities in one package, which we believe will be attractive to sponsors. The program will combine Champ Car World Series event and team sponsorship opportunities, along with advertising in television and print media.

     Television Revenue. In 2001, our television revenue was derived from negotiated contracts with:

     - ESPN

     - ESPN International

     - Fittipaldi USA (Brazil)

     - Gold Coast Motor Events Co. (Australia)

     - Molstar (Canada)

     A guaranteed rights fee was paid to us by each broadcast partner. Based on our contract with ESPN/ ESPN International, we received an escalating minimum guarantee or 50% of the net profits received by ESPN if they exceeded the minimum guarantee, for distribution of the race programs. Our television agreement with ESPN and ESPN International expired December 31, 2001.

     In 2002, we had contracts for domestic television rights with:

     - Fox

     - Speed Channel

     - CBS

     We had seven races broadcast on CBS, one race broadcast on FOX and the balance of the races were broadcast on Speed Channel. We bought the air-time and paid for production (See "Television Expenses") for the CBS and Fox races and received the advertising inventory. We, along with our agents, were responsible for selling the advertising time. Speed Channel produced and provided the air time, at their cost, for races to be broadcast on their network. In addition, Speed Channel aired Champ Car practice and qualifying, a half-hour pre-race show and a weekly magazine show. Speed Channel retained the advertising inventory and income for all shows aired on their network.

     In 2002, International television rights were with:

     - Fittipaldi USA (Brazil)

     - Gold Coast Motor Events Co. (Australia)

     - Molstar (Canada)

     - Promotion Entertainment of Mexico LLC (Mexico)

     - Sports Television Incorporated (Japan)

     - Octagon CSI

     A rights fee was paid to us by each international broadcast partner for rights to air the CART race either live, time-delayed or as a highlight package, in the country where they held our rights.

     In 2003, we have contracts for our domestic television rights with CBS and Speed Channel. We plan to broadcast six races on CBS and the balance on Speed Channel. We will buy the air-time and pay for production for the CBS races. Speed Channel will provide the air-time for the races aired on their network, including Champ Car practice and qualifying and a half-hour pre-race show. We will pay for production for the races to be broadcast on their network. We will receive the advertising inventory for all shows aired on both networks and we will be responsible for selling the advertising.

     In 2003, International television rights are with:

     - Fittipaldi USA (Brazil)

     - Gold Coast Motor Events Co. (Australia)

     - Molstar (Canada)

     - Promotion Entertainment of Mexico LLC (Mexico)

     - Octagon CSI (all others)

     A rights fee will be paid to us by each international broadcast partner for rights to air the Champ Car race either live, time-delayed or as a highlight package, in the country where they hold our rights.

     Race Promotion Revenue. In 2002, we promoted the races in Chicago, Illinois and Miami, Florida. In 2003, we anticipate promoting six of our races. Race promotion revenue includes all the commercial rights associated with promoting a Champ Car event, such as admissions, event sponsorship and hospitality sales. We intend to partner with experienced race promoters to promote these events and we will be responsible for selling all of the commercial rights of the event.

     Engine Leases, Rebuilds and Wheel Sales. ARS, which operated the Indy Lights series, owned the engines that were used in the series and leased the engines to the competitors for the season. The teams paid us a fee to rebuild the engines. We also sold the wheels used on the race cars. Based on the rules of the series, all teams were required to use our engines and wheels. We discontinued the operations of the Indy Lights series at the conclusion of the 2001 race season.

     In 2003, we purchased the engines that will be used for the 2003 and 2004 Champ Car World Series race season. Each team is required to use these engines in order to compete in the series. We will lease the engines to the teams for $100,000 per car per year.

     Other Revenue. Other revenue includes membership and entry fees, contingency awards money, royalties, commissions and other miscellaneous revenue items. Membership and entry fees are payable on an annual basis by Toyota Atlantics Championship competitors. In addition, we charge fees to competitors for credentials for all team participants and driver license fees for all drivers competing in the series. We receive royalty revenue for the use of the CART service marks and trademarks on licensed merchandise that is sold both at tracks and at off-track sites. We receive commission income from the sale of chassis and parts to our support series teams.

EXPENSES

     Our expenses are incurred primarily in, (i) distributions to our race teams: prize money, participation payments and team assistance, (ii) race operations: expenses directly related to sanctioning the events (iii) race promotion: expenses related to races we promote (iv) television: expenses directly related to buying air time and production of our domestic and international television programming and (v) administrative and indirect: expenses related to administration, marketing, sales and public relations. Following is an explanation of the individual expense line items:

     Race Distributions. We pay the racing teams for their on-track performance. Race distributions include the following for each event:

     - event purse which is paid based on finishing position

     - contingency award payments

     - year-end point fund, which is paid on year end finishing position

     - participation payments

     - entrant support payments

     - team assistance

     We pay awards to the teams, based on their cumulative performance for the season, out of the year-end point fund. Participation payments will be made in 2003 to each of our entries (to a maximum of 20 cars) on a per car, per race basis. In addition, entrant support payments will be made to participating teams as part of a financial incentive plan to attract and retain teams to compete in our series. The payments will be made to teams in exchange for logo advertising space on their cars. We will have the opportunity to sell and retain the revenue from the advertising. Beginning in 2003, we will provide assistance to certain teams to ensure that there are a sufficient number of race cars competing in our series. We will spend up to $30.0 million in team assistance, spread out over the race season, to make sure there are a sufficient number of healthy competitors for the 2003 season. In exchange for the team assistance we receive certain sponsorship rights from the team.

     Race Expenses. We are responsible for officiating and administering all of our events. Costs primarily include officiating fees, travel, per diem and lodging expenses for the following officiating groups:

     - medical services

     - race administration

     - race officiating and rules compliance

     - registration

     - safety

     - technical inspection

     - timing and scoring

     Race Promotion Expenses. In 2002, we co-promoted two races. In 2003, we plan to promote six of our own events. Race promotion expenses relate to all costs associated with staging a Champ Car event include track rental, personnel costs and promotion of the event.

     Cost of Engine Rebuilds and Wheel Sales. These costs were associated with rebuilding the engines and the cost of the wheels used in the Indy Lights series, which we discontinued at the conclusion of the 2001 race season.

     Television Expenses. In 2002, we bought the air time at approximately $235,000 per hour and paid approximately $3.4 million for production for our CBS and FOX races. We also incurred expenses for our international production of $2.3 million. For domestic television rights with respect to the CBS and FOX broadcasts, we received the advertising inventory which we and our agents sold, to partially offset these expenses. We also received a guaranteed rights fee from our international broadcast partners to partially offset these costs. (See "Television Revenue")

     In 2003, we will again buy the air time at approximately $240,000 per hour for our CBS races. Speed Channel will provide the air time for the races aired on their network, including Champ Car practice and qualifying and a half-hour pre-race show. We will pay for production costs associated with the races to be broadcast on their network. We will also incur expenses for our international production for all of our races.

     Administrative and Indirect Expenses. Administrative and indirect expenses include all operating costs not directly incurred for a specific event:

     - administration

     - marketing and advertising

     - sponsorship sales and service

     - public relations

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Revenues. Total revenues for 2002 were $57.2 million, a decrease of $13.0 million, or 18%, from 2001. This was due to a decrease in sanction fee revenues, sponsorship revenue, television revenue and engine leases, rebuilds and wheel sales, partially offset by race promotion revenue and other revenue as described below.

     Sanction fees for 2002 were $36.6 million, a decrease of $10.6 million, or 22%, from 2001. The decrease was partially due to a decrease in the number of races for which we received a sanction fee, in 2001, we staged 20 races and received a sanction fee from each, compared to 2002 when we received a sanction fee with respect to 17 races. In 2002, we promoted the race in Chicago and the race in Miami and did not receive sanction fees for these events; the results for these events are reported in race promotion revenue and race promotion expense. In 2001, we also received sanction fees from races in Nazareth, PA, Brooklyn, MI,

Detroit, MI, Houston, TX and Lausitz, Germany. We did not race at those venues in 2002 and therefore did not receive sanction fees. This was partially offset in 2002 with new races in Denver, CO, Montreal, Canada and Mexico City, Mexico for which we received sanction fees. In 2002, we also entered into amended agreements with certain promoters pursuant to which we reduced the originally contracted sanction fee in exchange for a percentage of profits from the event. The sanction fees and/or percentage of profits we received were less than the sanction fees received in the previous year at the races in Corby, England, Elkhart Lake, WI, Portland, OR and Cleveland, OH.

     Sponsorship revenue for 2002 was $10.2 million, a decrease of $2.2 million, or 18%, from 2001. This decrease was primarily attributable to the loss of sponsorship income from the Indy Lights series which we discontinued at the end of the 2001 race season, as well as a reduction in sponsorship fees from one of our sponsors, pursuant to a renegotiation clause in the applicable sponsorship contract.

     Television revenue for 2002 was $4.5 million, a decrease of $690,000, or 13%, from 2001. The decrease was due to a change in our television agreements from the previous year. In 2001, we received a guaranteed rights fee for both our domestic and international television rights. In 2002, we purchased the air-time, and we received the advertising revenue for our races broadcast on network television. We also received rights fees for the international broadcasts of all of our races. The advertising revenue and rights fees received in 2002 were less than the guaranteed rights fee received in 2001. The corresponding expenses are reported below in television expenses.

     Race promotion revenue for 2002 was $1.4 million, with no corresponding amount in 2001. The revenue was due to our promotion of the Chicago race which was our first self-promoted race.

     There were no engine leases, rebuilds and wheel sales for 2002, a decrease of $1.3 million from the same period in the prior year. This decrease was due to the discontinuance of the Indy Lights Championship.

     Other revenue for 2002 was $4.5 million, an increase of $324,000, or 8%, from 2001. Other revenue includes membership and entry fees, contingency awards money, royalty income, commission on parts sales and other miscellaneous revenue. The increase was primarily due to an insurance settlement reimbursement of $500,000. The increase was partially offset by decreased membership and entry fees, and a decrease in award banquet revenue.

     Expenses. Total expenses for 2002 were $81.9 million, an increase of $3.1 million, or 4%, from 2001. This increase was due to higher race distributions, race expenses, television expenses, race promotion expenses and relocation expense, partially offset by a reduction in depreciation and amortization, cost of engine rebuilds and wheel sales and administrative and indirect expenses, litigation and asset impairment and strategic charges as described below.

     Race distributions for 2002 were $19.8 million, an increase of $1.2, million or 6%, from 2001. The increase was primarily due to a $10,000 per race participation payment that we made to all of our teams beginning in 2002. In addition, during 2002 we have provided $2.0 million in assistance to certain teams in order to ensure their necessary participation in our series. The increase was also due to an increase in the purse and year-end points fund for the Toyota Atlantics Series. The increase was partially offset by travel payments made to teams in 2001 for European travel that were not made in 2002 and a decrease in Champ Car and Indy Lights purse payments due to holding one less Champ Car race in 2002 and discontinuing the Indy Lights Championship at the conclusion of the 2001 race season.

     Race expenses for 2002 were $10.8 million, an increase of $205,000, or 2%, from 2001. This increase is primarily due to freight expenses related to the race in Rockingham, England. In 2001, the freight expenses related to transporting the cars and equipment to Europe were paid by the promoters. In an amendment to the original agreement for the Rockingham race, CART agreed to pay these freight charges. The increase is also due to increased salaries, fees and travel expenses in regards to the competition and safety departments. The increase was partially offset by the discontinuance of the Indy Lights Championship.

     Race promotion expenses for 2002 were $9.7 million, with no corresponding amount in 2001. The expense was due to our promotion of the Chicago and Miami races.

     There was no cost of engine rebuilds and wheel sales for 2002, a decrease of $348,000 from the same period in the prior year. This decrease was due to the discontinuance of the Indy Lights Championship.

     Television expense for 2002 was $11.0 million with no corresponding expense in the prior period. The increase was due to a change in our television agreements from the previous year. In 2001, we received a guaranteed rights fee for both our domestic and international television rights with no corresponding expense. In 2002, we bought the air-time and paid for production expenses for our network races. In addition, we incurred expenses to provide an international feed for all of our races.

     Administrative and indirect expenses for 2002 were $27.8 million, a decrease of $7.8 million, or 22%, from 2001. This decrease was primarily attributable to a decrease in severance expense, marketing and advertising, professional fees for strategic planning, TV consulting and employee recruitment and the discontinuance of the Indy Lights Championship, partially offset by an increase in bad debt expense, legal fees, public relations and the advance program. Our new advance program team visits selected race venues prior to the event weekend and invites local media and corporate guests to participate in activities at the track in order to generate excitement in the market prior to the event.

     Litigation expense for 2001 was $3.5 million. There was no corresponding expense from the current year. The charge was a result of a settlement with the Texas Motor Speedway for the cancellation of a race that was to be held in April 2001.

     Relocation expenses for 2002 were $1.4 million with no corresponding expense in the prior year. This expense relates to our headquarters moving from Troy, Michigan to Indianapolis, Indiana.

     Asset impairment and strategic charges for 2001 were $8.5 million. There was no corresponding expense in the current year. These charges related to the formal exit plan for the discontinuance of the Indy Lights series. The charges related to the impairment of goodwill ($5.6 million) and property and equipment ($2.0 million) and $885,000 relating to provisions for doubtful accounts, severance payments and other settlement charges.

     Depreciation and amortization for 2002 was $1.4 million, compared to depreciation and amortization of $1.5 million for 2001.

     Operating Loss. Operating loss for 2002 was $24.7 million, compared to operating loss of $8.5 million for 2001 due to the items discussed above.

     Interest Income (Net). Interest income (net) for 2002 was $3.8 million, compared to interest income (net) of $7.0 million for 2001. The decrease of $3.2 million was primarily attributable to a decrease in interest rates and available cash balances.

     Loss Before Income Taxes. Loss before income taxes for 2002 was $20.9 million, compared to a loss before income taxes of $1.5 million for 2001 due to the items discussed above.

     Income Tax Benefit. Income tax benefit for 2002 was $7.3 million, compared to an income tax benefit of $512,000 in 2001. The effective tax rate for 2002 of 35% was comparable to that in 2001 of 35%.

     Loss Before Cumulative Effect of Accounting Change. Loss before cumulative effect of accounting change for 2002 was $13.6 million compared to net loss before cumulative effect of accounting change of $950,000 for the same period in the prior year.

     Cumulative Effect of Accounting Change. Cumulative effect of accounting change for 2002 was $1.5 million, or $956,000 net of tax benefit of $514,000. There was no corresponding amount in the same period in the prior year. The amount relates to our implementation of Statement of Financial Accounting Standard No. 142 pursuant to which we wrote off our impaired goodwill.

     Net Loss. Net loss for 2002 was $14.5 million, compared to a net loss of $950,000 in 2001 due to the items discussed above.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Revenues. Total revenues for 2001 were $70.3 million, a decrease of $4.8 million, or 6%, from 2000. This was due to a decrease in sponsorship revenue, television revenue, engine leases, rebuilds and wheel sales and other revenue, partially offset by an increase in sanction fees as described below.

     Sanction fees for 2001 were $47.2 million, an increase of $8.3 million, or 21% from 2000. This increase was due to higher sanction fees from three new races held in 2001, Monterrey, Mexico; Lausitz, Germany and Corby, England, compared to the races they replaced in Rio de Janeiro, Brazil, St. Louis, Missouri, and Miami, Florida. The increase was also attributable to annual sanction fee escalations.

     Sponsorship revenue for 2001 was $12.3 million, a decrease of $8.7 million, or 42%, from 2000. This decrease was primarily attributable to the loss of guaranteed income from our former sponsor partner. The decrease was also partially due to a $1.0 million reduction in sponsorship fees from one of our sponsors, pursuant to a renegotiation clause in the applicable sponsorship contract.

     Television revenue for 2001 was $5.2 million, a decrease of $273,000, or 5%, from 2000. The decrease was due primarily to advertising revenue from our TV Magazine show "Inside CART" received in 2000. The show did not air in 2001.

     Engine leases, rebuilds and wheel sales for 2001 was $1.3 million, a decrease of $836,000, or 39%, from 2000. This decrease was due to having fewer Indy Lights entries in 2001 when compared to the prior year.

     Other revenue for 2001 was $4.2 million, a decrease of $3.3 million, or 44%, from 2000. The decrease was partially attributable to a decrease in royalty revenues and sales from licensed merchandise of $210,000 and a decrease in entry fees and related income from our two support series of $315,000 due to fewer entries. In addition, the decrease was partially attributable to certain non-recurring revenue received in 2000 that was not received in the corresponding period in 2001. The non-recurring revenue was from an insurance settlement of $1.4 million (net of expenses) received from Frontier Insurance Company related to settlement of litigation concerning a performance bond that was provided with respect to the Hawaiian Super Prix, pace car revenues of $539,000, movie rights fees of $200,000, team testing revenue of $143,000 and other miscellaneous income.

     Expenses. Total expenses for 2001 were $78.8 million, an increase of $19.9 million, or 34%, from 2000. This increase was due to higher race distributions, race expenses, administrative and indirect expenses, litigation expenses, asset impairment and strategic charges and depreciation and amortization, partially offset by a reduction in cost of engine rebuilds and wheel sales and bad debt expense as described below.

     Race distributions for 2001 were $18.6 million, an increase of $3.2 million or 21%, from 2000. This increase is due to distributions related to travel reimbursements to teams for overseas travel. These payments were not made in 2000.

     Race expenses for 2001 were $10.6 million, an increase of $749,000, or 8%, from 2000. This increase is primarily due to added personnel, travel and operating expenses in our race departments.

     Cost of engine rebuilds and wheel sales were $348,000, a decrease of $304,000, or 47%, from 2000. This decrease is due to decreased Indy Lights entrants in 2001, as described above.

     Administrative and indirect expenses for 2001 were $35.6 million, an increase of $10.3 million, or 41% from 2000. This increase was partially attributable to $4.3 million in severance payments to former employees, including our President/CEO, television feed expenses for Germany and England and expenses related to our live Eurosport broadcast of $1.3 million, a $500,000 charitable contribution to the September 11th relief funds and an increased investment in strategic planning, personnel and marketing and advertising that are focused on building our strategic plan and branding awareness.

     Bad debt-sponsorship partner was not incurred in 2001, compared to $6.3 million incurred in 2000. The expense resulted from the uncertainty of collectability of guaranteed minimum sponsorship revenues from ISL Marketing AG
(ISL) for 2000. In 1998, ISL signed a nine (9) year contract to become our exclusive marketing agent for solicitation of sponsorship agreements. The contract guaranteed a minimum amount of sponsorship revenue for each year of the agreement. Following discussions with ISL, we determined that ISL did not intend to fulfill its commitment with respect to the remaining years of the agreement under its original terms and collectability of the guarantee for 2000 was uncertain. In June 2001, ISL declared bankruptcy in Switzerland.

     Asset impairment and strategic charges for 2001 were $8.5 million. There was no corresponding expense in the prior year. These charges related to the formal exit plan for the discontinuance of the Indy Lights series. The charges related to the impairment of goodwill ($5.6 million) and property and equipment ($2.0 million) and $885,000 relating to provisions for doubtful accounts, severance payments and other settlement charges.

     Litigation expense for 2001 was $3.5 million. There was no corresponding expense from the prior year. The charge was a result of a settlement with the Texas Motor Speedway for the cancellation of a race that was to be held in April 2001.

     Depreciation and amortization for 2001 (exclusive of the impairment of goodwill and write-down of property and equipment in connection with Indy Lights) was $1.5 million, compared to depreciation and amortization of $1.4 million for 2000.

     Operating Loss. Operating loss for 2001 was $8.5 million, compared to operating income of $16.2 million for 2000 due to the items discussed above.

     Interest Income (Net). Interest income (net) for 2001 was $7.0 million, compared to interest income (net) of $7.5 million for 2000. The decrease of $430,000 was primarily attributable to a decrease in interest rates.

     Loss Before Income Taxes. Loss before income taxes for 2001 was $1.5 million, compared to income before income taxes of $23.7 million for 2000 due to the items discussed above.

     Income Tax Benefit. Income tax benefit for 2001 was $512,000, compared to income tax expense of $8.5 million in 2000. The effective tax rate for 2001 of 35% was comparable to that in 2000 of 36%.

     Net Loss. Net loss for 2001 was $950,000, compared to net income of $15.2 million in 2000 due to the items discussed above.

SEASONALITY AND QUARTERLY RESULTS

     A substantial portion of our total revenues during the race season is expected to remain seasonal, based on our race schedule. Our quarterly results vary based on the number of races held during the quarter. In addition, the mix between the type of race (street course, superspeedway, etc.) and the sanction fees attributed to those races will affect quarterly results. Consequently, changes in race schedules from year to year, with races held in different quarters, will result in fluctuations in our quarterly results and affect comparability. We have provided unaudited quarterly revenues for each of the four quarters of 2002 and 2001 in the following table. The information for each of these quarters is prepared on the same basis as our consolidated financial statements and related notes included elsewhere in this report and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. You should read this table with "Selected Consolidated Financial Data," and the consolidated financial statements and the related notes included elsewhere in this report.

                                                             QUARTER ENDED
                                                ---------------------------------------
                                                MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                --------   -------   --------   -------
                                                        (DOLLARS IN THOUSANDS)
Total revenues
  2002........................................   $5,603    $19,292   $18,537    $13,813
  2001........................................   $6,439    $19,785   $29,559    $14,480
Number of races
  2002........................................        1          6         8          4
  2001........................................        1          6         9          4

LIQUIDITY AND CAPITAL RESOURCES

     We have relied on our cash reserves generated in previous years to finance working capital, investments and capital expenditures during the past year. We anticipate that in 2003, we will use available funds to fund certain expenditures that are planned for the year 2003 as discussed below. We believe that existing cash, cash flow from operations and available bank borrowings will be sufficient for capital expenditures and other cash needs.

     We have a $1.5 million revolving line of credit with a commercial bank. As of December 31, 2002, there was no outstanding balance under the line of credit. The line of credit contains no significant covenants or restrictions. Advances on the line of credit are payable on demand and bear interest at the bank's prime rate. The line is secured by our deposits with the bank.

     Our cash balance on December 31, 2002 was $6.8 million, a net decrease of $21.0 million from December 31, 2001. This decrease was primarily the result of net cash used in operating activities of $22.0 million and net cash proceeds in investing activities of $708,000.

     Capital spending for 2002 was approximately $7.0 million. In October 2002, the Company paid $4.0 million for the purchase of engines for use in our series in 2003 and 2004. Also in 2002, we acquired additional race equipment, leasehold improvements related to our new headquarters in Indianapolis, IN, semi-trailers for our advance program, technical inspection equipment, timing and scoring equipment and other miscellaneous equipment. We anticipate capital expenditures of approximately $2.0 million in 2003. The capital expenses will be for computer equipment, a new semi-trailer, timing and scoring equipment, safety truck conversions and competition related equipment for technical inspection and data acquisition.

     In April 2002, we entered into a lease for our new corporate headquarters in Indianapolis, Indiana. The lease commenced on May 1, 2002 and expires October 31, 2010. The total amount due through the life of the lease is $2.6 million.

     We have implemented a stock repurchase program that was authorized by our Board of Directors in April 2001. The program allows us to repurchase up to 2,500,000 shares of our outstanding stock, of which 1,054,000 shares have been repurchased for an aggregate of $15.5 million through December 31, 2001. We did not repurchase any shares in the 12 months ended December 31, 2002. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting and other factors. Currently, the company has no intention to purchase any of its outstanding shares.

     The following table summarizes our contractual obligations.

                                               PAYMENTS DUE BY PERIOD
                            -------------------------------------------------------------
                                           LESS THAN                              AFTER
CONTRACTUAL OBLIGATIONS        TOTAL        1 YEAR      1-3 YEARS    4-5 YEARS   5 YEARS
-----------------------     -----------   -----------   ----------   ---------   --------
Operating Leases..........  $ 3,111,613   $   422,496   $  846,952   $868,127    $974,038
Team Assistance
  Payments................   30,000,000    30,000,000           --         --          --
Entrant Support Program...   13,770,000    13,770,000           --         --          --
Television Buys...........    7,050,000     3,525,000    3,525,000         --          --
Other Long-Term
  Obligations.............    3,878,060     3,325,051      551,153      1,856          --
                            -----------   -----------   ----------   --------    --------
Total Contractual Cash
  Obligations.............  $57,809,673   $51,042,547   $4,923,105   $869,983    $974,038
                            ===========   ===========   ==========   ========    ========

     On March 7, 2003, we acquired 100% of the equity in Raceworks, LLC. The purchase price was $1.2 million, including $473,000 of cash and a promissory note of $722,000, without interest, and assumption of liabilities of $4.6 million.

FUTURE TRENDS IN OPERATING RESULTS

     An important part of our overall strategy is to make our races major events in large urban markets. In markets where there are no established race tracks, we will establish street races. These races may be promoted by us or we may partner with experienced race promoters to stage these events.

     In 2002, we promoted the races in Chicago and Miami. In addition, we entered into one new agreement and amended four existing sanction agreements with promoters to include revenue sharing arrangements with promoters at their events.

     In 2003, we will promote six of our events: Cleveland, OH, Portland, OR, Miami, FL, Lexington, OH, Kent, UK and Lausitz, Germany and we have entered into agreements with promoters that include revenue sharing arrangements for five events. The financial success of each of the events we promote or in which we share in revenues, is dependent on the sale of tickets, sponsorship, hospitality, signage and other commercial rights associated with the events. Our increased focus on these activities means that our revenues related to our sanction fee and race promotion income will be subject to a number of factors, including consumer and corporate spending and the overall economic conditions affecting advertising and promotion in the motorsports and entertainment business.

     Since we funded substantially all of the expenses associated with the race in Miami, we have recognized such expense in excess of revenues received from the race of $5.5 million in 2002. On March 7, 2003, we acquired 100% of the equity in Raceworks, LLC. The purchase price was $1.2 million, including $473,000 of cash and a promissory note of $722,000, without interest, and assumption of liabilities of $4.6 million. Beginning in 2002, we started funding the events we will promote in 2003. We will continue in 2003 to fund these events.

     With the four tracks where we amended our sanction agreement to share in the net revenue for the events, we received net sanctioning fees of $4.6 million, which represented an aggregate 35% reduction in sanctioning fees compared to 2001 fees for the same events.

     In 2002, our television contracts required us to purchase airtime and produce the shows at our expense for the races we broadcast on CBS and Fox. We retained the advertising revenues for these races. Our costs for 2002 were $11.1 million for purchasing the air time and productions expenses for domestic and international programming. These television expenses were offset by our sales of television advertising and rights fees of $4.9 million.

     In 2003, our television contracts require us to purchase airtime on CBS and we will pay for production for our shows on CBS and Speed Channel. We will retain the advertising revenues for all of our races. The estimated cost for purchasing airtime and production for domestic and international programming is $16.1 million. We are unable to predict the sales of our television advertising for domestic programming or our sale of rights fees for our international programming for 2003. The amount of advertising will be based upon a number of economic factors over which we have no control. The overall state of the economy, the popularity of our sport and other factors make it more uncertain as to the ultimate profitability or loss related to our television package.

     In August 2002, the Company announced an entry support program to retain and attract teams for the 2003 season and beyond. This program will provide up to $42,500 in cash payments to teams, per race, for each car entered in the 2003 Championship, up to a maximum of twenty (20) cars. These payments are in addition to prize money and other non-monetary benefits that accrue to teams participating in the Champ Car Series. In return for receipt of these funds, each team will allocate to CART advertising space on its race cars and other equipment, which CART will use in packaging advertising that it will market to potential sponsors. The advertising packages offered to sponsors would include not only advertising on racecars, but also television, at-track advertising and additional media opportunities. We are unable to predict how successful our efforts will be in marketing these packages.

     The Company announced in October 2002, a commitment to spend up to an additional $30.0 million in team assistance to ensure that there is adequate participation by race teams in the 2003 season. We have entered into contractual agreements with 18 teams who have committed to be full season participants in the 2003 Champ Car World Series. We anticipate that an additional one or two teams will participate in selected events. We believe that it was necessary to provide this additional funding to ensure that there would be 18 to 20 competitive racecars in the field for the 2003 season. Without this additional funding, it was unlikely that there would have been 18 teams, which would result in defaults under certain of the Company's agreements with promoters and television. This could result in the Company not being able to complete the 2003 race season. In exchange for this assistance, the teams provide us with associate sponsor or in some instances primary sponsorship opportunities with their team to offset these costs. We are unable to predict how successful our efforts will be in marketing these packages. In addition, if the teams' efforts to sell sponsorship reach certain levels, they are required to repay a percentage of the assistance they have received from us.

     In October 2002, the Company purchased 100 race engines from Cosworth Racing, Inc. for a total purchase price of $4.0 million and agreed to pay for track support in the amount of $1.5 million. The Company in turn has leased these engines to each team on the basis of $100,000 per entrant per race season.

     In light of current events and the overall state of the economy, we are uncertain whether we or our teams will be able to maintain the same levels of sponsorship income that we have reported in the past or secure additional sponsorship. In addition, we are unable to determine what effect these factors will have on our new television package and our ability to sell television advertising for our races. We are also unable to assess what impact a decrease in the disposable income of our fans will have on our promoters and, ultimately, our races.

     As we have previously reported, we are party to several lawsuits. We cannot predict the outcome of the litigation, and at this time, management is unable to estimate the impact that ultimate resolution of these matters may have on the Company's financial position or future results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

     In October 2002, we provided a deposit of $550,000 and a letter of credit in the amount of $1.7 million in regards to the production of conversion kits for race car chassis for the 2003 season. The letter of credit guarantees that at least 20 of the kits would be purchased by our race teams. As the kits are purchased, the letter of credit will be reduced accordingly. If 20 kits were not purchased by our teams, we would have been required to purchase the remaining kits and continue to sell the kits to teams as they are needed. All 20 race kits have been purchased by our race teams; consequently, the deposit was refunded on February 27, 2003 and the letter of credit will be canceled.

     We have guaranteed a $2 million loan from the Miami Sports Entertainment Authority to Raceworks, LLC, an entity that holds the license to race in Miami. The loan is for the purchase of capital items needed to construct the race track. The loan is a 5 year agreement, payable in $200,000 installments per year, beginning in October 2002, with a balloon payment in the final year. The initial installment was paid by CART in the fourth quarter of 2002.

RELATED PARTY TRANSACTIONS

     We have historically entered into transactions with related parties, because several of our directors and one of our significant shareholders are team owners. We believe that it is necessary and appropriate to have team owners involved as directors or significant shareholders of the Company because of their unique knowledge of our business. We believe that all the transactions which we have entered into with our directors or significant shareholders, are comparable to the terms that we have in the past or could in the future enter into with third parties with respect to each of these transactions. In order to avoid conflicts of interest, any of our directors who are affiliated with an entity that is entering into a transaction with us have not and will not vote on any matters related to such transactions and may, in certain circumstances, refrain from participating in any discussions related to such transactions.

     The related party transactions under "Purse Distributions, Entry Support Program and Lease Arrangements" are all payments or transactions that are made on the identical basis to all race teams, whether they are affiliated with directors or significant shareholders or not affiliated. The payments payable to related parties under the caption "Team Assistance Program" relate to further assistance that the Company is providing to race teams to assure their participation in the 2003 race season. The amounts payable to each race team vary, depending upon the team's ability to raise third party sponsorship, the number of cars that the team will race in 2003, their budget and other factors. The Company has determined that these payments are necessary in order to assure a proper field for 2003 and believes that the amounts payable to each of the race teams affiliated with a director is consistent with arrangements that the Company could enter into with third parties. Both of these programs were developed to insure the necessary participation in the series. Without this additional funding, it is unlikely that there would have been 18 teams, which would result in defaults under certain of the Company's agreements with promoters and television and could have resulted in severe financial consequences to the Company.

     Purse Distributions, Entry Support Program and Team Assistance. We have entered into, and we will continue to enter into, transactions with entities that are affiliated with our directors and/or 5% stockholders who are owners of our race teams. Race teams that participate in the Champ Car World Series receive purse distributions on a per race basis and from the year end point fund, which amounts have been paid based solely upon their performance in specific races. All of these payments are made to our race teams regardless of the affiliation with our directors or significant stockholders. During 2002, we also paid a participation payment to our race teams, including those affiliated with directors (or directors who have resigned during the year) and/or 5% stockholders. The following table provides information with respect to payments made during 2002 by us to race teams that are or were affiliated with directors and/or significant stockholders of CART:

RACE TEAM/AFFILIATED PERSON                        PURSE DISTRIBUTIONS   PARTICIPATION PAYMENTS
---------------------------                        -------------------   ----------------------
Newman/Haas Racing/Carl A. Haas..................      $2,677,500               $380,000
Team Green/Barry E. Green........................       2,013,500                570,000
Chip Ganassi Racing Teams, Inc./Chip Ganassi.....       2,185,000                540,000
Forsythe Racing, Inc./Gerald R. Forsythe.........       1,532,250                380,000
Patrick Racing, Inc./U.E. Patrick................         317,250                190,000
Derrick Walker Racing, Inc./Derrick Walker.......         317,750                190,000

     In 2003, we will lease engines and provide financial assistance to every team that participates in the Champ Car World Series, including teams affiliated with our directors and/or 5% stockholders. The financial assistance payments relate to two programs instituted for the 2003 season, the Entry Support Program
(ESP) and the Team Assistance Program. ESP will provide up to $42,500 in cash payments to teams, per race, for each car entered into the series.

     The Company has entered into a sponsorship agreement with Ford Motor Company, which provides in part, that Ford will lease to each of the teams Ford vehicles for their use in 2003. For ease of administration, Ford has leased these vehicles to the Company and the Company has subleased the vehicles to each team on a net net basis. There is no net cost or benefit to the Company related to this arrangement.

     The Company purchased one hundred (100) race engines from Cosworth Racing, Inc. for a total purchase price of $4.0 million and agreed to pay for track support in the amount of $1.5 million. The Company in turn has leased these engines to each team on the basis of $100,000 per entrant per year.

     The following table lists the estimated amount of engine lease income we will receive and Entry Support Payments we will make to related parties for the 2003 race season.

                                                        ENGINE LEASE INCOME   ESP PAYMENTS
RACE TEAM/AFFILIATED PERSON                                 FROM TEAMS          TO TEAMS
---------------------------                             -------------------   ------------
Newman/Haas Racing/Carl A. Haas.......................       $200,000          $1,530,000
Forsythe Racing, Inc./Gerald R. Forsythe..............        200,000           1,530,000
Patrick Racing, Inc./U.E. Patrick.....................        100,000             765,000
Derrick Walker Racing, Inc./Derrick Walker............        200,000           1,530,000

     Team Assistance Program. The Team Assistance Program will supply an additional $30.0 million in team assistance spread over the 2003 race season as described above. The following table sets forth the Team Assistance Program payments to teams affiliated with directors and/or 5% stockholders.

                                                                TEAM ASSISTANCE
RACE TEAM/AFFILIATED PERSON                                        PAYMENTS
---------------------------                                     ---------------
Newman/Haas Racing/Carl A. Haas*............................      $2,000,000
Patrick Racing, Inc./U.E. Patrick*..........................       1,400,000
Derrick Walker Racing, Inc./Derrick Walker..................       5,925,000

---------------

* These agreements would put the Company over the $30.0 million in total team assistance the board of directors approved. The board has approved these contracts contingent on reducing the overall team assistance so as not to exceed $30.0 million.

PROMOTER AGREEMENTS

     Some of our directors or stockholders either control or are affiliated with others who control racing venues which stage CART and other racing events. We have entered into the following agreements with entities associated with directors or 5% stockholders:

     Carl A. Haas, a director of the Company and a race team owner, is a principal owner of Carl Haas Racing Teams, Ltd. and Texaco Houston Grand Prix L.L.C. ("HGP"), each of which have entered into Promoter Agreements with respect to Champ Car World Series races at the Wisconsin State Park Speedway in Milwaukee, Wisconsin and at a temporary road course in Houston, Texas. In the second quarter of 2002 the Promoter Agreement for the Milwaukee race was renewed for the 2002 event with the promoter having the option to extend for the 2003 and 2004 years. The sanction fees payable to CART under this agreement is similar to those paid by independent race promoters. Pursuant to the Promoter Agreement, entities affiliated with Mr. Haas have paid sanction fees to CART of $1.7 million. We are currently in negotiations regarding the option for the 2003 and 2004 events. In addition, we have incurred a total of $100,000 in sales costs and $100,000 in marketing expenses in relation to our race at Wisconsin State Park Speedway during 2002. The promoter agreement in regards to the Houston, Texas event provided for races to be held starting in 1998 through 2003. The Houston, Texas race was not held in 2002 and will not be held in 2003 due to construction on the temporary circuit in downtown Houston. Therefore, the promoter agreement has been terminated by mutual agreement. Carl Haas Racing Teams, Ltd. paid a $500,000 termination fee to CART and CART has received an option to acquire certain assets of HGP, used in operating the Houston event, for $750,000. This option was exercised and payment was made in January 2003.

     Gerald R. Forsythe, a race team owner and 24.9% stockholder, is a principal owner of the entities which entered into Promoter Agreements with respect to Champ Car World Series races in Monterrey, Mexico and Mexico City, Mexico. These entities affiliated with Mr. Forsythe have paid sanction fees to CART in the aggregate amount of $6.1 million for 2002. We are currently renegotiating the remaining years of the agreements.

     In addition, we have paid a total of $200,000 in sales costs and $200,000 in marketing expenses to these entities during 2002.

     In order to change the date of the Mexico City race as requested by Mr. Forsythe's affiliated entity, we have paid another promoter $250,000. Mr. Forsythe's affiliated entity reimbursed us for $125,000 of that expense.

     Gerald R. Forsythe is also a principal owner of an entity which entered into a Promoter Agreement with respect to Champ Car World Series races in Rockingham, England. The agreement provided for a race to be held beginning in 2001 through 2006. Following the cancellation of the race scheduled to be run in Germany, officials at Rockingham expressed concern regarding the viability of running a single event in Europe. In order to assure that the Rockingham event could move forward in 2002, we negotiated an amendment to the Promoter Agreement which reduced the sanction fee to $2.8 million and we assumed certain costs, including freight and transportation, in the amount of $900,000. In addition, the terms of the future years of the agreement, 2003-2006, were subject to renegotiation. This renegotiation has subsequently resulted in the cancellation of the remaining years of the agreement. In addition, we have paid a total of $100,000 in sales costs and $400,000 in marketing expenses to this entity during 2002.

     Floyd R. Ganassi Jr., a former director of the Company and a race team owner, is a principal owner of Chicago Motor Speedway, LLC and has entered into a Promoter Agreement with respect to a Champ Car World Series race at Chicago Motor Speedway in Cicero (Chicago), Illinois. Pursuant to the terms thereof, a Championship race was to be held through 2003. The Chicago Motor Speedway, LLC was to pay sanction fees to CART of $2.0 million for 2002 and $2.1 million for 2003. In 2002, the Chicago Motor Speedway, LLC announced the suspension of all race events at Chicago Motor Speedway. We then entered into an agreement with the Chicago Motor Speedway, LLC where we rented the track for $850,000 in 2002 and promoted the race ourselves.

OTHER TRANSACTIONS

     In addition to the above, we have entered into the following transactions with related parties:

     Mr. Forsythe is also a principal owner of the entity that holds our Mexican television rights through 2004. In return for these rights, we received a minimum guarantee of $300,000 in 2002 and will receive a minimum guarantee of $325,000 and $350,000 for each of the two years ending 2003 and 2004, respectively. In addition, we will receive 70% of the net profits, if any, until we reach $500,000, $550,000 and $600,000 for each of the three years ending 2002, 2003 and 2004, respectively.

     Mr. Ganassi is also principal owner of Target Chip Ganassi Racing, Inc., which entered into an agreement by which Target Chip Ganassi Racing Inc. ran a third car for a portion of the 2002 season. Pursuant to the terms thereof, we paid Target Chip Ganassi Racing, Inc. $1.7 million for running the third car, and we received the right to sell certain sponsorship space on that car.

     Ralph Sanchez, a director of the Company, is a principal owner of RAS Development, Inc. which has entered into a five year lease agreement with the Company for office space in Miami, Florida. Payments for this lease total $80,292, $97,957, $99,081, $100,045, $101,008 and $16,861 for 2003, 2004, 2005,
2006, 2007 and 2008, respectively.

PAYMENTS TO CART

     In addition to the payments described above, CART receives revenues from its race teams, including those affiliated with CART directors and/or 5% stockholders, for entry fees, equipment leases and other payments based solely on participation in CART events and CART's self-promoted event. During 2002, race teams affiliated with CART directors and/or 5% stockholders made such payments to CART as follows:

Team Green/Barry E. Green...................................    $187,360
Forsythe Racing, Inc./Gerald R. Forsythe....................     106,636
Chip Ganassi Racing Teams, Inc./Chip Ganassi................      94,805
Newman/Haas Racing/Carl A. Haas.............................     142,368
Patrick Racing, Inc./U.E. Patrick...........................      71,500
Derrick Walker Racing, Inc./Derrick Walker..................      50,050

FACTORS THAT MAY AFFECT OPERATING RESULTS

     Reliance on Participation by Teams -- Our future success is dependent upon the continued participation of racing teams in CART-sanctioned race events. A minimum number of teams are required to participate in order to provide a quality racing event. If teams that currently participate in our events terminate their participation, or if we are unable to attract new teams then that could adversely affect our financial and business results. Certain sanction agreements with promoters require a minimum number of cars in a particular CART-sanctioned race event. Two of these agreements require a minimum of 20 cars, and if less than 20 cars will participate, then the promoter may have the right to cancel the event or reduce the sanction fee. If the promoter intends to exercise their right to cancel the event, due to the minimum car count not being met, they are required to give us written notice of their intent to cancel the event and we have seven days from receipt of the written notice to provide the additional entries as required by the contract.

     Historically, the teams participating in our events derive substantially all of their funding for race operations from their sponsors and engine manufacturers (see "Reliance on Participation by Suppliers"). Generally, team sponsors measure advertising exposure to determine future sponsorship commitments. A decrease in our attendance or television viewership could adversely affect the level of funding by some team sponsors. In 2003, most of our events will be televised domestically on Speed Channel and seven events are anticipated to be on the CBS network. If sponsorship revenues are not available to teams, then those teams may not have the necessary funding to participate in our events.

     In 2002, due to general economic conditions and other factors, certain teams did not have sufficient funding to participate in our series. To ensure that a sufficient number of teams would compete in our series, we will provide financial incentives to certain teams to ensure their participation in our series for 2003. We may not be able to continue such financial incentives beyond the 2003 season, and therefore certain teams may not be able to participate in our series in the future if they are unable to obtain sufficient funding through sponsors and other alternatives.

     Beginning in 2003, certain teams and drivers that participated in our series in 2002, elected to participate in our rival series beginning in 2003. We are unable to assess what impact the loss of these teams and drivers will have on our series.

     We can not assure you that the current race teams will participate in future years or that we will be able to provide funding for teams to participate in future years. In addition, teams may elect to participate in a competing series rather than CART.

     Reliance On Industry Sponsorships -- A Significant Decline in Sponsorship, Promotion and Advertising Dollars Available to Us, our Race Promoters and the Racing Teams Participating in our Events in the Future Could Adversely Affect our Financial and Business Results. We generate significant revenue each year from the sponsorship, promotion and advertising of various companies and their products. The revenue generated from such sponsorship, promotion and advertising substantially depends upon the level of advertising expenditures by sponsors or prospective sponsors. The level of advertising expenditures depends in part on the financial condition of such companies and the availability and cost of alternative promotional outlets. It also depends on their perception of the benefits of using us, our events or race teams as an advertising medium. Television viewership, spectator attendance and race venues for our events significantly impact the advertising and promotional value to sponsors. The economic slowdown over the past 36 months has had a negative effect on our ability to attract new sponsors and renew existing sponsors.

     Reliance on Participation by Suppliers -- Without the Participation of Suppliers in Providing Engines, Chassis and Tires, We May Not Be Able to Continue Some of our Racing Series. We are dependent upon the continued participation of suppliers of engines, tires and chassis to teams competing in our events.

     The engines and tires for our race cars are designed specifically for our racing. In 2002, one tire manufacturer supplied tires to competitors in the Champ Car Series, and we will have one tire manufacturer in 2003.

     We had three major engine manufacturers in 2002. We have purchased the engines that will be used by the teams for the 2003 and 2004 seasons and we will lease the engines to the teams. Although we are currently in discussions with several engine manufacturers to provide engines beginning in 2005, we cannot assure you we will be successful in attracting engine manufacturers to our series and this could affect our financial and business results.

     We believe that the costs to some industry suppliers are greater than the revenues generated from the sale or lease of such products, and therefore, they must derive advertising or technical benefits from such participation.

     Historically, the engine manufacturers have provided monetary incentives to certain teams that use their engines. These benefits will not be available in 2003 and 2004, and this will increase the costs to the teams which could result in teams not having sufficient funding to compete in 2003 and 2004.

     Substantial Competition -- Our Racing Events Face Intense Competition for Attendance, Television Viewership and Sponsorship. Our industry is highly competitive. We cannot assure you that we will be able to maintain or improve our market position. Our racing events compete with other events for television viewership, attendance and sponsorship funding. Our racing events compete with racing events sanctioned by other racing bodies, including:

     - Formula One

     - National Association of Stock Car Automobile Racing ("NASCAR")

     - Indy Racing League ("IRL")

     - National Hot Rod Association ("NHRA")

     - Sports Car Club of America ("SCCA")

     - International Motor Sports Association ("IMSA")

     In addition, our racing events compete with other sports, entertainment and recreational events, including:

     - Football

     - Basketball

     - Baseball

     - Golf

     Reliance on Event Promoters -- We Derive a Substantial Portion of Our Total Revenues from Sanction Fees Which are Paid to Us by Promoters. If several promoters incur financial losses or restrictions that prohibit future events from taking place or if such promoters elect not to promote our events in the future, we believe this could adversely affect our financial and business results. In 2002, we restructured our sanction fees with several promoters to share the risks and rewards.

     CART Promoted Events -- We Are the Promoter of Certain Events and with Respect to Certain Other Events, Our Sanction Fee is Based in Part on the Success of the Event. The events are dependent on the sale of tickets, sponsorship, hospitality, signage and other commercial rights associated with the event for its financial success. If we fail to promote or co-promote these events effectively, then this could have an adverse affect on our financial and business results because our sanction fees have been decreased or replaced with revenue sharing arrangements and race promotion revenues.

     Our Financial Results Depend Significantly on Consumer Spending. Our financial success depends significantly on a number of factors relating to discretionary consumer spending, including factors such as:

     - employment

     - business conditions

     - interest rates

     - taxation rates

     These factors can impact attendance at our events and the amount of money spent on merchandise and concessions.

     Postponement and/or Cancellation of Events Could Effect Our Financial Results. If one or more of our events is postponed or canceled because of factors such as weather, terrorist attacks, war or the bankruptcy of one of our promoters, we could incur increased expenses or lost revenue due to the postponement or cancellation of such event. If the event is postponed, we could incur increased expenses related to conducting the rescheduled event. If an event is canceled, we could lose revenues from sanction fees and television advertising and, in the case of a CART co-promoted or promoted event, lose revenue from the ticket sales, sponsorship, hospitality, signage and other commercial rights associated with the event, while still incurring expenses for such event.

     New Race Venues -- We May Not Be Able to Successfully Integrate New Race Venues and Extend or Renew Current Venues. The 2003 Champ Car World Series is anticipated to include two races at new venues, one of which is in Europe. Our operational success depends upon the success of our racing events. If these new events and new venues are not successfully implemented, then our financial and business results will be adversely affected.

     Television Contracts -- If We are Not Successful in Selling Advertising for Our Race Broadcasts, Our Financial Results Will be Adversely Affected. We have entered into television contracts with Speed Channel and CBS to air our races. Speed Channel will provide air time on their network and we will purchase the air-time on CBS. We will produce the shows at our expense, and we will retain the advertising inventory.

     Limitations on Sponsorship -- The Loss of Motorsports Industry Sponsorships from Tobacco and Alcohol Companies Could Have Adverse Effects on
Us. Governmental authorities in many countries regulate advertising by companies in the alcohol and tobacco industries. Companies involved in these industries have been significant sponsors of race teams, racing series and events. Governmental authorities have taken steps to further restrict sponsorship by tobacco companies. We do not derive significant sponsorship revenue from the tobacco and alcohol industries, but certain of the race teams participating in our events derive a substantial portion of their operating revenues from such industry sponsors. In addition, several of our race events are sponsored in part by companies in the tobacco or alcohol industries, with such sponsorship fees paid to the track promoters. If these race teams and track promoters lose sponsorship fees from tobacco or alcohol industry sponsors without locating another sponsor, then we could lose that team as a participant or that promoter, and it could adversely affect our financial and business results.

     In 1998, Phillip Morris, Brown & Williamson, Lorillard, R.J. Reynolds and the Liggett Group entered into a settlement agreement with 46 states and the District of Columbia (collectively, the "States"). The settlement agreement restricts tobacco product advertising and marketing within the States. Among other restrictions, the settlement agreement:

     - prohibits tobacco product brand name sponsorship of concerts, events in which the intended audience is comprised of a significant percentage of youth under age 18, events in which any paid participants or contestants are youths, or any athletic event between opposing teams in any football, basketball, baseball, soccer or hockey league; and

     - limits each participating manufacturer to one tobacco product brand name sponsorship in one series during any twelve-month period.

     We cannot assure you that a tobacco company will choose a motorsports event as its one annual event to sponsor. If a tobacco company does choose to do so, the settlement agreement permits the use of a tobacco product brand name for a race car series and a single race team within that series. If the tobacco company is not a sponsor of the race series in which the race team is competing, it can use the tobacco product brand name only for a single race team.

     Weather -- Bad Weather Could Adversely Affect Us. Poor weather conditions could have a negative affect on us. Weather conditions affect fan attendance, which can affect venues where we act as a promoter or co-promoter. In addition, we cannot run our race cars on oval tracks that are wet, and delays or cancellation of events due to inclement weather could also have a negative financial impact on our operations.

     Indianapolis 500 -- Participation by CART Teams and Drivers in the Indianapolis 500 Could Have an Adverse Effect. The Indianapolis 500 is a major racing event in the United States. It draws substantial television viewership. For these reasons, many companies that sponsored race teams historically regarded an involvement at the Indianapolis 500 as being an extremely important part of their sponsorship. Corporations have spent a considerable sum of money to sponsor racing teams participating at the Indianapolis 500 and for advertising and promotions for such sponsorship. We are unable to predict what effect the continued limited participation by our teams at the Indianapolis 500 will have on our financial and business results.

     Growth Strategy -- We May Not Be Able to Successfully Implement Our Growth Strategy. A factor in our growth strategy is to stage races in the largest urban markets domestically and internationally. These races may be in partnership with experienced race promoters and/or may also be owned and promoted by us. We cannot assure you that we will be able to find suitable partners and/or venues in which to stage races in the markets we desire to be in. Our ability to manage our future growth and to successfully implement this growth strategy could require enhanced operational, financial and management systems. In addition, we will need to successfully hire, train, retain and motivate additional employees. If we fail to manage our growth effectively, then this could have an adverse affect on our financial and business results.

     Liability for Racing-Related Incidents -- We Face the Inherent Risks and Exposure to Claims in the Event That Someone is Injured at a CART-Sanctioned Event. Racing events can be dangerous to participants and spectators. We have and will continue to have liability insurance to cover past and any future racing incidents. There is no assurance, however, that the insurance will be adequate or available at all times and in all circumstances. We are also indemnified by track promoters for racing incidents and obtain waivers from those participating in our events. To the extent not covered by insurance, any claims and associated expenses related to prior racing incidents could adversely affect our financial and business results. In addition, any claims and associated expenses related to future potential racing incidents, to the extent not covered by insurance, could adversely affect our financial and business results.

     In 1999, two of our drivers died in racing related incidents. In 2000, we were named as defendants in lawsuits filed by representatives of each of the drivers. For additional information, you should read Item 3: Legal Proceedings.

     Conflicts -- Some of Our Current Stockholders and Directors Have Conflicts of Interest. Some of our current stockholders and directors are affiliated with a race team that participates in the Champ Car World Series. These stockholders and directors, affiliated with race teams receive prize money, entry support payments and may receive other team assistance payments. These factors result in an inherent conflict of interest for certain matters to be considered by the stockholders or directors. In addition, some of our stockholders and directors either control or are affiliated with others who control racing venues which stage CART and other racing events. Therefore, a conflict of interest may arise when we determine the location and dates of CART events and the amount of sanction fees paid. Under Delaware law, all directors owe a fiduciary duty to our stockholders.

     Interim Results -- Our Quarterly Results are Subject to Fluctuation and Seasonality as a Result of the Scheduling of Our Races. Historically, our revenues are higher in the second and third quarters of the year due to the number of races that we stage in those quarters. The scheduling of any race in the Champ Car World Series can significantly affect our quarterly results of operations when compared to a previous quarter, if races are scheduled during different quarters from year to year. You may be unable to usefully compare our results in one quarter to our results in a prior period due to these timing differences. This may affect your ability to analyze our results on a quarterly basis and could also affect the market price of our stock. You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Results" for a discussion of our quarterly results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Intangible Assets." The statement requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, goodwill and intangible assets with indefinite useful lives will be tested for impairment upon adoption of the statement and annually thereafter. The Company will perform its annual impairment review for intangible assets during the fourth quarter of each year, commencing with the fourth quarter of 2002. The Company determined its goodwill was impaired and recognized a loss of $1.5 million in the second quarter of 2002.

     On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The statement is intended to update, clarify and simplify existing accounting pronouncements. Management does not believe this statement will have a material effect on its consolidated financial statements.

     On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not believe this statement will have a material effect on its consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements regarding certain guarantees and product warranties. The recognition provisions of FIN 45 will be effective for guarantees issued or modified after December 31, 2002. The Company does not expect the recognition provisions of FIN 45 will have a material impact on the Company's consolidated financial statements.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entity". The term "variable interest" is defined in FIN 46 as "contractual, ownership or other pecuniary interests in an entity that change with changes in the entity's net asset value." Variable interests are investments or other interests that will absorb a portion of an entity's expected losses if they occur or receive portions of the entity's expected residual returns if they occur. The Company does not expect the recognition provisions of FIN 46 will have a material impact on the Company's financial position or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     With the exception of historical information contained in this Form 10-K, certain matters discussed are forward-looking statements. These forward-looking statements involve risks that could cause the actual results and plans for the future to differ from these forward-looking statements. The factors listed below and other factors not mentioned, could cause the forward-looking statements to differ from actual results and plans:

     - competition in the sports and entertainment industry

     - participation by race teams

     - continued industry sponsorship

     - regulation of tobacco and alcohol advertising and sponsorship

     - competition by the IRL

     - liability for personal injuries

     - success of television contract

     - renewal of sanction agreements

     - participation by suppliers

     - success of co-promoted and self-promoted races

     - current uncertain economic environment and weak advertising market

     - impact of engine specifications

ITEM 7A:  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Risk. Our investment policy was designed to maximize safety and liquidity while maximizing yield within those constraints. At December 31, 2002, our investments consisted of corporate bonds, U.S. Agency issues, letters of credit, and money market funds. The weighted average maturity of our portfolio is 278 days. At December 31, 2001, our investments consisted of corporate bonds, U.S. Agency issues, letters of credit, and money market funds. The weighted average maturity of the portfolio was 136 days. Because of the relatively short-term nature of our investments, our interest rate risk is not considered significant.

ITEM 8:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Our consolidated financial statements and related notes are included in
Item 15 of this document.

ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 10:  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information required by this Item will be contained in our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders to be filed on or before April 30, 2003, and such information is incorporated herein by reference.

ITEM 11:  EXECUTIVE COMPENSATION

     Information required by this Item will be contained in our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders to be filed on or before April 30, 2003, and such information is incorporated herein by reference.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     Information required by this Item will be contained in our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders to be filed on or before April 30, 2003, and such information is incorporated herein by reference.

ITEM 13:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information required by this Item will be contained in our definitive Proxy Statement for our 2003 Annual Meeting of Stockholders to be filed on or before April 30, 2003, and such information is incorporated herein by reference.

ITEM 14.  CONTROLS AND PROCEDURES

     (a) Within the 90 days prior to the date of filing of this report, we carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in our periodic SEC filings.

     (b) There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date we carried out this evaluation.

                                    PART IV

ITEM 15:  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) List of Documents Filed as Part of this Report:

      (1) Consolidated Financial Statements start on page F-1

      (2) Financial Statement Schedule
         Schedule II Valuation and Qualifying Accounts is on page S-1

      (3) Exhibits

           3.1   Certificate of Incorporation of the Company filed December
                 8, 1997(1)
           3.2   Bylaws of the Company(1)
          10.1   2001 Long Term Stock Incentive Plan(6)
          10.5   Form of Promoter Agreement(1)
          10.6 Promoter Agreement with Wisconsin State Park Speedway related to West Allis, Wisconsin dated June 5, 1996(1)
          10.7   Promoter Agreement with Texaco Houston Grand Prix L.L.C.
                 related to Houston, Texas dated July 28, 1997(1)
          10.11  Form of Sponsorship Agreement(1)
          10.15  Promoter Agreement with Ganassi Group, L.L.C. related to
                 Chicago, Illinois dated April 7, 1998(2)
          10.19  Promoter Agreement with Monterrey Grand Prix related to
                 Monterrey, Mexico dated March 30, 2000(3)
          10.20  Promoter Agreement with Rockingham Motor Speedway related to
                 Rockingham, England dated July 3, 2000(4)
          10.21  Employment Agreement with Joseph F. Heitzler dated December
                 4, 2000(5)
          10.22  First Amendment to Championship Auto Racing Teams, Inc.
                 Employment Agreement with Joseph F. Heitzler, dated December
                 4, 2001(6)
          10.23  Employment Agreement with Christopher R. Pook as of December
                 18, 2001(6)
          10.24  Promoter Agreement with Grupo Automouilistico Nacional y
                 Deportiuo, S. de R.L. de C.V. related to Mexico City, Mexico dated November 20, 2001(6)
          10.25 Television Agreement Promotion Entertainment of Mexico, LLC related to Mexican television rights dated February, 28, 2002(6)
          10.26 Letter of Agreement with Chicago Motor Speedway, LLC related to the lease of Chicago Motor Speedway (the track) dated
                 February 21, 2002(6)
          10.27 Amendment to the Sanction Agreement by and between the Company and Rockingham Motor Speedway dated as of August 16,
                 2002(7)
          10.28  Form of Engine Lease Agreement
          10.29  Form of Entrant Support and Participation Agreement
          10.30  Form of FORD Vehicle Agreement
          10.31  Team Assistance Agreement with Newman/Haas Racing, Inc.

    10.32  Team Assistance Agreement with Newman/Haas Racing, Inc.
    10.33  Team Assistance Agreement with Patrick Racing, Inc.
    10.34  Team Assistance Agreement with Walker Racing, Inc. dated February 14, 2003
    10.35  Team Assistance Agreement with Walker Racing, Inc. dated February 14, 2003
    10.36  Chassis Upgrade Agreement with Walker Racing, Inc. dated January 29, 2003
    10.37  Show Car Agreement with Walker Racing, Inc. dated February 19, 2003
    10.38  Race Car Lease Agreement with Walker Racing, Inc. dated February 25, 2003
    10.39  Office Lease Agreement with RAS Development, Inc. dated March 2003
    21.1   Subsidiaries of the Registrant
    99.1   Certification Pursuant to 18 U.S.C Section 1350
    99.2   Certification Pursuant to 18 U.S.C Section 1350

     (b) Reports on Form 8-K We did not file a form 8-K during the three months ended December 31, 2002.
---------------

(1) Incorporated by reference to exhibit filed as part of our Registration Statement on Form S-1 (Registration No. 333-43141)

(2) Incorporated by reference to exhibit filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(3) Incorporated by reference to exhibit filed with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(4) Incorporated by reference to exhibit filed with our Annual Report on Form 10-K for the year ended December 31, 2000.

(5) Incorporated by reference to exhibit filed with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

(6) Incorporated by reference to exhibit filed with our Annual Report on Form 10-K for the year ended December 31, 2001.

(7) Incorporated by reference to exhibit filed with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CHAMPIONSHIP AUTO RACING TEAMS, INC.
                                                        Registrant

                                          By:    /s/ CHRISTOPHER R. POOK
                                            ------------------------------------
                                                    Christopher R. Pook
                                                  Chief Executive Officer

Dated: March 26, 2003

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


       /s/ CHRISTOPHER R. POOK              Chief Executive Officer and       March 26, 2003
--------------------------------------                Director
         Christopher R. Pook


         /s/ THOMAS L. CARTER                   Chief Financial and           March 26, 2003
--------------------------------------           Accounting Officer
           Thomas L. Carter


          /s/ MARIO ANDRETTI                          Director                March 26,2003
--------------------------------------
            Mario Andretti


           /s/ CARL A. HAAS                           Director                March 26, 2003
--------------------------------------
             Carl A. Haas


        /s/ JAMES A. HENDERSON                        Director                March 26, 2003
--------------------------------------
          James A. Henderson


        /s/ RAFAEL A. SANCHEZ                         Director                March 26, 2003
--------------------------------------
          Rafael A. Sanchez


       /s/ FREDERICK T. TUCKER                        Director                March 26, 2003
--------------------------------------
         Frederick T. Tucker


          /s/ DERRICK WALKER                          Director                March 26, 2003
--------------------------------------
            Derrick Walker

                                 CERTIFICATIONS

     I, Christopher R. Pook, Chief Executive Officer, certify that:

          1. I have reviewed this annual report on Form 10-K of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 26, 2003

                                                /s/ CHRISTOPHER R. POOK
                                          --------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

                                 CERTIFICATIONS

     I, Thomas L. Carter, Chief Financial Officer, certify that:

          1. I have reviewed this annual report on Form 10-K of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 26, 2003

                                                 /s/ THOMAS L. CARTER
                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

                                                                    EXHIBIT 99.1

                           CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of Championship Auto Racing Teams, Inc. (the "Company") on Form 10-K for the year ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Christopher R. Pook, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of section G 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                /s/ CHRISTOPHER R. POOK
                                          --------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

March 26, 2003

                                                                    EXHIBIT 99.2

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of Championship Auto Racing Teams, Inc. (the "Company") on Form 10- K for the year ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Thomas L. Carter, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                 /s/ THOMAS L. CARTER
                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

March 26, 2003

                                                                         ANNEX G

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULE

                                                              PAGE
                                                              ----
CHAMPIONSHIP AUTO RACING TEAMS, INC.
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheets as of
     September 30, 2003 (unaudited), December 31, 2002 and
     2001...................................................  F-3
  Consolidated Statements of Operations for the
     Nine Months Ended September 30, 2003 and 2002
     (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-4
  Consolidated Statements of Stockholders' Equity for the
     Nine Months Ended September 30, 2003 (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-5
  Consolidated Statements of Cash Flows for the
     Nine Months Ended September 30, 2003 and 2002
     (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-6
  Notes to Consolidated Financial Statements................  F-7
CHAMPIONSHIP AUTO RACING TEAMS, INC.,
  SUPPLEMENTAL SCHEDULE
  Valuation and Qualifying Accounts
     Years Ended December 31, 2002, 2001, and 2000..........  S-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Championship Auto Racing Teams,
Inc.:

     We have audited the accompanying consolidated balance sheets of Championship Auto Racing Teams, Inc. (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index on page S-1. These financial statements and financial statement schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements and consolidated financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Championship Auto Racing Teams, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets. Also, as discussed in Note 14, in March, 2003, the Company realigned its segment reporting structure to separately report two business segments.

     We have not audited any financial statements of the Company for any period subsequent to December 31, 2002. However, as discussed in Note 19 to the financial statements, the financial condition of the Company has deteriorated significantly during the nine month period ended September 30, 2003. As further discussed in Note 19, the Company has experienced a significant decline in revenue from all its previous revenue sources and incurred a substantial increase in operating expenses. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 19. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
February 27, 2003
(March 7, 2003 as to Note 18)
(November 11, 2003 as to Notes 14 and 19)

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     AS OF
                                                                  AS OF          DECEMBER 31,
                                                              SEPTEMBER 30,   -------------------
                                                                  2003          2002       2001
                                                              -------------   --------   --------
                                                               (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,099      $  6,773   $ 27,765
  Short-term investments....................................      17,551        79,489     87,621
  Accounts receivable (net of allowance for doubtful
    accounts of $1,823 at September 30, 2003 (unaudited),
    and $1,282 and $7,388 at December 31, 2002 and 2001,
    respectively)...........................................       3,774         4,657      5,195
  Inventory.................................................          --            --         70
  Prepaid expenses and other current assets.................       6,116         1,474      2,805
  Income tax refundable.....................................         695        10,087         --
  Deferred income taxes.....................................          --         1,184      2,856
  Current portion note receivable...........................         132            --         --
                                                                --------      --------   --------
    Total current assets....................................      30,367       103,664    126,312
NOTES RECEIVABLE............................................         891            --         --
PROPERTY AND EQUIPMENT -- NET...............................      11,847        10,403      4,832
GOODWILL (net of accumulated amortization of $133 in
  2001).....................................................          --            --      1,470
OTHER ASSETS (net of accumulated amortization of $116 at
  September 30, 2003 (unaudited), and $116 and $116 at
  December 31, 2002 and 2001, respectively).................         548           384        327
                                                                --------      --------   --------
TOTAL ASSETS................................................    $ 43,653      $114,451   $132,941
                                                                ========      ========   ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Long term debt -- current portion.........................    $  2,523      $     --   $     --
  Accounts payable..........................................       3,768         1,703      3,009
  Accrued liabilities:
    Race expenses and point awards..........................       3,316            --         --
    Royalties...............................................          90           173        222
    Payroll.................................................         600         2,455      4,298
    Taxes...................................................         454           743        110
    Other...................................................       4,950         4,879      5,558
  Deferred revenue..........................................       3,272         1,423      1,511
                                                                --------      --------   --------
Total current liabilities...................................      18,973        11,376     14,708
DEFERRED INCOME TAXES.......................................          --            57        297
COMMITMENTS AND CONTINGENCIES (Note 10).....................          --            --         --
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 5,000,000 shares
    authorized, none issued and outstanding at September 30,
    2003 (unaudited), and December 31, 2002 and 2001........          --            --         --
  Common stock, $.01 par value; 50,000,000 shares
    authorized, 14,718,134 shares issued and outstanding at
    September 30, 2003 (unaudited), and December 31, 2002
    and 2001................................................         147           147        147
  Additional paid-in capital................................      87,765        87,765     87,765
  Accumulated earnings (deficit)............................     (63,396)       14,511     29,028
  Accumulated other comprehensive income....................         164           595        996
                                                                --------      --------   --------
Total stockholders' equity..................................      24,680       103,018    117,936
                                                                --------      --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 43,653      $114,451   $132,941
                                                                ========      ========   ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                              -------------------------   ----------------------------
                                                                 2003          2002         2002      2001      2000
                                                              -----------   -----------   --------   -------   -------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
REVENUES:
  Sanction fees.............................................   $ 16,131      $ 27,082     $ 36,607   $47,226   $38,902
  Sponsorship revenue.......................................      6,591         8,039       10,150    12,314    21,063
  Television revenue........................................      1,734         4,230        4,538     5,228     5,501
  Race promotion revenue....................................     10,628         1,417        1,417        --        --
  Engine leases, rebuilds and wheel sales...................      1,425            --           --     1,286     2,122
Other revenue...............................................      2,233         2,665        4,533     4,209     7,460
                                                               --------      --------     --------   -------   -------
    Total revenues..........................................     38,742        43,433       57,245    70,263    75,048
EXPENSES:
  Race distributions........................................     49,728        15,778       19,797    18,599    15,370
  Race expenses.............................................      6,530         8,432       10,823    10,618     9,869
  Race promotion expense....................................     20,784         8,935        9,687        --        --
  Cost of engine rebuilds and wheel sales...................         --            --           --       348       652
  Television expense........................................     13,910         9,604       10,975        --        --
  Administrative and indirect expenses (includes severance
    expense of $0 and $0 as of September 30, 2003 and 2002,
    respectively (unaudited), and $0, $4,329 and $2,758 as
    of December 31, 2002, 2001 and 2000, respectively)......     16,334        20,762       27,756    35,605    25,275
  Bad debt-sponsorship partner (Note 11)....................         --            --           --        --     6,320
  Merger and strategic charges..............................      1,355            --           --        --        --
  Asset impairment and strategic charges (Notes 9 and 19)...      3,299            --           --     8,548        --
  Litigation and settlements expense (Notes 10 and 19)......      2,660            --           --     3,547        --
  Relocation expense........................................         --         1,305        1,422        --        --
  Depreciation and amortization.............................      2,842         1,045        1,436     1,493     1,352
                                                               --------      --------     --------   -------   -------
    Total expenses..........................................    117,442        65,861       81,896    78,758    58,838
                                                               --------      --------     --------   -------   -------
OPERATING INCOME (LOSS).....................................    (78,700)      (22,428)     (24,651)   (8,495)   16,210
  Realized gain on sale of investments......................        332             2           26        --        --
  Interest income...........................................      1,121         3,083        3,762     7,033     7,463
                                                               --------      --------     --------   -------   -------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE.........................................    (77,247)      (19,343)     (20,863)   (1,462)   23,673
INCOME TAX EXPENSE (BENEFIT)................................        660        (6,769)      (7,302)     (512)    8,520
                                                               --------      --------     --------   -------   -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE....................................................    (77,907)      (12,574)     (13,561)     (950)   15,153
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX).........         --          (956)        (956)       --        --
                                                               --------      --------     --------   -------   -------
NET INCOME (LOSS)...........................................   $(77,907)     $(13,530)    $(14,517)  $  (950)  $15,153
                                                               ========      ========     ========   =======   =======
EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:
  BASIC.....................................................   $  (5.29)     $  (0.85)    $  (0.92)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................   $  (5.29)     $  (0.85)    $  (0.92)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
NET EARNINGS (LOSS) PER SHARE:
  BASIC.....................................................   $  (5.29)     $  (0.92)    $  (0.99)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................   $  (5.29)     $  (0.92)    $  (0.99)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC.....................................................     14,718        14,718       14,718    15,289    15,624
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................     14,718        14,718       14,718    15,289    15,657
                                                               ========      ========     ========   =======   =======

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                ACCUMULATED
                                   COMMON STOCK     ADDITIONAL   ACCUMULATED       OTHER
                                  ---------------    PAID-IN      EARNINGS     COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                  SHARES   AMOUNT    CAPITAL      (DEFICIT)    INCOME (LOSS)      EQUITY       INCOME (LOSS)
                                  ------   ------   ----------   -----------   -------------   -------------   -------------
                                                                        (IN THOUSANDS)
BALANCES, JANUARY 1, 2000.......  15,586    $156     $ 99,671      $ 14,825        $(322)        $114,330
  Net income....................      --      --           --        15,153           --           15,153        $ 15,153
  Unrealized gain on
     investments................      --      --           --            --          950              950             950
                                                                                                                 --------
  Comprehensive income..........      --      --           --            --           --               --        $ 16,103
                                                                                                                 ========
  Exercise of options...........     179       2        3,459            --           --            3,461
                                  ------    ----     --------      --------        -----         --------
BALANCES, DECEMBER 31, 2000.....  15,765     158      103,130        29,978          628          133,894
  Net loss......................      --      --           --          (950)          --             (950)       $   (950)
  Unrealized gain on
     investments................      --      --           --            --          368              368             368
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $   (582)
                                                                                                                 ========
  Exercise of options...........       7      --          109            --           --              109
  Acquisition and retirement of
     common stock...............  (1,054)    (11)     (15,474)           --           --          (15,485)
                                  ------    ----     --------      --------        -----         --------
BALANCES, DECEMBER 31, 2001.....  14,718     147       87,765        29,028          996          117,936
  Net loss......................      --      --           --       (14,517)          --          (14,517)       $(14,517)
  Unrealized loss on
     investments................      --      --           --            --         (384)            (384)           (384)
  Reclassification adjustment...      --      --           --            --          (17)             (17)            (17)
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $(14,918)
                                  ------    ----     --------      --------        -----         --------        ========
BALANCES, DECEMBER 31, 2002.....  14,718    $147     $ 87,765      $ 14,511        $ 595         $103,018
                                  ------    ----     --------      --------        -----         --------
(Unaudited)
BALANCES, JANUARY 1, 2003.......  14,718    $147     $ 87,765      $ 14,511        $ 595         $103,018
  Net loss......................      --      --           --       (77,907)          --          (77,907)       $(77,907)
  Unrealized loss on
     investments................      --      --           --            --         (272)            (272)           (272)
  Reclassification adjustment,
     available-for-sale
     securities, sold net of
     taxes......................      --      --           --            --         (159)            (159)           (159)
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $(78,338)
                                  ------    ----     --------      --------        -----         --------        ========
BALANCES, SEPTEMBER 30, 2003....  14,718    $147     $ 87,765      $(63,396)       $ 164         $ 24,680
                                  ======    ====     ========      ========        =====         ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                              -------------------------   -----------------------------
                                                                 2003          2002         2002       2001      2000
                                                              -----------   -----------   --------   --------   -------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(77,907)     $(13,530)    $(14,517)  $   (950)  $15,153
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Cumulative effect of accounting change (net of tax).......         --           956          956         --        --
  Asset impairment and impairment of goodwill...............      3,299            --           --      5,628        --
  Depreciation and amortization.............................      3,123         1,045        1,436      1,493     1,352
  Bad debt-sponsorship partner..............................         --            --           --         --     6,320
  In-kind revenue...........................................         --            --           --         --    (1,084)
  Net loss (gain) from sale/disposal of property and
    equipment...............................................        636            17           16      1,975       (29)
  Deferred income taxes.....................................      1,127        (7,743)       1,946     (1,208)   (2,014)
  Changes in assets and liabilities that provided (used)
    cash:
    Accounts receivable.....................................      1,210        (3,997)         538        383    (3,118)
    Notes receivable........................................       (400)           --           --         --        --
    Inventory...............................................         --           (25)          70         81       160
    Prepaid expenses and other assets.......................     (4,675)        1,303        1,274     (2,240)     (188)
    Refundable income tax...................................      9,392            --      (10,087)        --        --
    Accounts payable........................................        339         2,025       (1,306)     1,034      (156)
    Accrued liabilities.....................................      1,160         2,890       (1,938)     6,320     1,100
    Deferred revenue........................................      1,670         6,630          (88)      (941)   (2,429)
    Deposits................................................         --            --           --       (778)      778
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) operating activities...    (61,026)      (10,429)     (21,700)    10,797    15,845
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for Purchase of Raceworks, LLC, net of cash
    acquired................................................       (462)           --           --         --        --
  Purchase of investments...................................     (7,254)     (120,252)    (138,698)   (60,950)  (90,255)
  Proceeds from sale of investments.........................     68,761       120,036      146,429     71,903    84,757
  Notes receivable..........................................       (623)           --           --      2,682       622
  Acquisition of property and equipment.....................     (3,178)       (1,971)      (7,050)      (880)   (2,353)
  Proceeds from sale of property and equipment..............         81            25           27         86       235
  Acquisition of trademark..................................         --            --           --         (1)      (24)
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) investing activities...     57,325        (2,162)         708     12,840    (7,018)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..................................         --            --           --        109     3,461
  Repurchase of common stock................................         --            --           --    (15,485)       --
  Payments on Long Term Debt................................       (973)           --           --         --        --
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) financing activities...       (973)           --           --    (15,376)    3,461
                                                               --------      --------     --------   --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (4,674)      (12,591)     (20,992)     8,261    12,288
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      6,773        27,765       27,765     19,504     7,216
                                                               --------      --------     --------   --------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $  2,099      $ 15,174     $  6,773   $ 27,765   $19,504
                                                               ========      ========     ========   ========   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Income taxes............................................   $    278      $      1     $      1   $  3,189   $ 8,934
                                                               ========      ========     ========   ========   =======
    Interest................................................   $  9,392      $     --     $     --   $      5   $    --
                                                               ========      ========     ========   ========   =======

Supplemental Disclosures of Noncash Investing and Financing Activities -- During the year ended December 31, 2000, the Company received property and equipment of approximately $1.1 million in exchange for sponsorship privileges to the providers. During the nine months ended September 30, 2003, the Company received property, equipment, and/or services of approximately $616 in exchange for sponsorship privileges to the providers (unaudited). Also, during the nine months ended September 30, 2003, the Company issued a promissory note of $722 in connection with the purchase of Raceworks, LLC (unaudited).
          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization. CART, Inc., ("CART") (a Michigan corporation) was organized as a not-for-profit corporation in 1978, with its main purpose being to promote the sport of automobile racing, primarily open-wheel type racing cars. As of January 1, 1992, the entity became a for-profit corporation and continued to use the CART name.

     In December 1997, Championship Auto Racing Teams, Inc., (a Delaware corporation) was formed to serve as a holding company for CART and its subsidiaries (the "Reorganization"). Each outstanding share of common stock of CART was acquired in exchange for 400,000 shares of common stock of the Company. References to the "Company" mean Championship Auto Racing Teams, Inc. and its subsidiaries.

     The Company is the sanctioning body responsible for organizing, marketing and staging each of the racing events for the open-wheel motorsports series -- the Champ Car World Series. The Company also acts as a promoter at certain events. The Company stages events at four different types of tracks, including superspeedways, ovals, temporary road courses and permanent road courses, each of which require different skills and disciplines from the drivers and teams.

     Principles of Consolidation. The consolidated financial statements of the Company include the financial statements of Championship Auto Racing Teams, Inc. and its wholly-owned subsidiaries -- CART, Inc., American Racing Series, Inc. ("ARS"), Pro-Motion Agency, Ltd. and CART Licensed Products, Inc. At the end of the 2001 season, the Company discontinued the operations of American Racing Series, Inc. All significant intercompany balances have been eliminated in consolidation.

     Inventory. Inventory consists of wheels, parts and merchandise, which are stated at the lower of cost or market on a first-in, first-out basis.

     Property and Equipment. Property and equipment are stated at cost and are depreciated using the straight-line and accelerated methods over their estimated useful lives which range from 3 to 20 years. Leasehold improvements are amortized over the shorter of the life of the leases or the remaining useful life of the leasehold improvements.

     Revenue Recognition. Substantially all of the Company's revenue is derived from sanction fees, promotion revenues, sponsorship revenues, television revenues, and engine leases, each of which is dependent upon continued fan support and interest in Champ Car race events. Sanction fee revenues are fees paid to the Company by track promoters to sanction a Champ Car event at the race venue and to provide the necessary race management. In 2002, the Company self-promoted certain events. Revenues received for events the Company promotes are recorded as promotion revenues. The Company receives sponsorship revenues from companies who desire to receive brand and product exposure in connection with Champ Car races. Pursuant to broadcast agreements, the Company generates revenues for the right to broadcast the races, with revenues based upon viewership with a minimum guarantee for contracts through 2001 and for certain international contracts in 2002. In 2002, the Company bought the air-time and paid for production for certain races and received the advertising inventory for certain races. The Company also receives revenues from royalty fees paid for licenses to use servicemarks of the Company, various drivers, teams, tracks and industry sponsors for merchandising programs and product sales.

     Recognition of revenue from race sanction agreements is deferred until the event occurs. Sponsorship revenue and engine lease revenue are recognized ratably over the period covered by the agreement. Barter revenue is recognized at the time of the event. Television revenue is recognized ratably over the race schedule. Other revenues include membership and entry fees, contingency awards money, rights fees and royalty income. Membership and entry fees and contingency award money are recognized ratably over the race schedule. Royalty income is recognized as the related product sales occur or on a monthly basis based on a minimum guarantee.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     Cash and Cash Equivalents. Cash and cash equivalents include investments with original maturities of three months or less at the date of original acquisition.

     Short-term Investments. The Company's short-term investments are categorized as available-for-sale, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity as accumulated other comprehensive income until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

     Goodwill. In June 2001, the FASB issued SFAS No. 142, "Goodwill and Intangible Assets". The statement requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, goodwill and intangible assets with indefinite useful lives will be tested for impairment upon adoption of the statement and annually thereafter. The Company performs its annual impairment review for intangible assets during the fourth quarter of each year, commencing with the fourth quarter of 2002. As a result of adoption, the Company no longer records amortization expense related to goodwill or intangible assets with indefinite useful lives.

     The Company adopted SFAS No. 142, effective January 1, 2002, which resulted in a one-time, non-cash charge of $1.5 million, or $956,000 net of tax benefit of $514,000, to write-off the value of its goodwill. The goodwill was recorded under the purchase method of accounting for the purchases of Pro-Motion Agency, Inc. and CART Licensed Products, LP, on April 10, 1998 and January 1, 1999, respectively. Such charge is non-recurring in nature and is reflected as a cumulative effect of an accounting change in the accompanying consolidated statements of operations. Previous to the adoption of SFAS No. 142, the Company had accounted for its goodwill and intangible assets in accordance with the accounting standards existing at the time, and the Company's analyses did not result in recognition of any impairment loss prior to the adoption of SFAS No. 142, except as discussed in Note 9.

     Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. In calculating the impairment charge, the fair values of the reporting units were estimated using a discounted cash flow methodology.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     A reconciliation of net loss and loss per share, adjusted to exclude amortization expense, net of tax, for the period prior to adoption and the cumulative effect of accounting change recognized in 2002, is as follows:

                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     ----------------------------------------------------------
                                      NINE MONTHS               FOR THE YEARS ENDED
                                         ENDED       ------------------------------------------
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2003            2002           2001           2000
                                     -------------   ------------   ------------   ------------
                                      (UNAUDITED)
Reported net income (loss).........    $(77,907)       $(14,517)       $ (950)       $15,153
Add back: Goodwill amortization,
  net of tax.......................          --              --            27             --
Add back: Trademark amortization,
  net of tax.......................          --              --            17             18
Cumulative effect of accounting
  change, net of tax...............          --             956            --             --
                                       --------        --------        ------        -------
Adjusted net loss..................    $(77,907)       $(13,561)       $ (906)       $15,171
                                       ========        ========        ======        =======
Basic and Diluted:
  Reported net loss per share......    $  (5.29)       $  (0.99)       $(0.06)       $  0.97
  Amortization, net of tax.........          --              --            --             --
  Cumulative effect of accounting
     change, net of tax............          --            0.07            --             --
                                       --------        --------        ------        -------
  Adjusted loss per share..........    $  (5.29)       $  (0.92)       $(0.06)       $  0.97
                                       ========        ========        ======        =======

     Management Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 2002 and 2001, and the reported amounts of revenues and expenses during the periods presented. The actual outcome of the estimates could differ from the estimates made in the preparation of the consolidated financial statements.

     Financial Instruments. The fair values and carrying amounts of certain of the Company's financial instruments, primarily accounts receivable, accounts payable and accrued liabilities, are approximately equivalent due to the short-term nature of the instruments.

     Accounting Pronouncements. In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Accounting for Business Combinations." The statement changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. The Company adopted this statement on January 1, 2002 and there was no impact on the financial statements upon adoption.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." This statement retains the impairment loss recognition and measurement requirements of SFAS No. 121. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale, and broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this statement on January 1, 2002, and there was no impact on the financial statements upon adoption.

     On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The statement is intended to update,

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

clarify and simplify existing accounting pronouncements. The Company adopted this statement in May 2002, and there was no impact on the financial statements upon adoption.

     On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not believe this statement will have a material effect on its consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantee Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements regarding certain guarantees and product warranties. The recognition provisions of FIN 45 will be effective for guarantees issued or modified after December 31, 2002. The Company does not expect the recognition provisions of FIN 45 will have a material impact on the Company's financial position or results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entity". The term "variable interest" is defined in FIN 46 as "contractual, ownership or other pecuniary interests in an entity that change with changes in the entity's net asset value." Variable interests are investments or other interests that will absorb a portion of an entity's expected losses if they occur or receive portions of the entity's expected residual returns if they occur. The Company does not expect the recognition provisions of FIN 46 to have a material impact on the Company's financial position or results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     As permitted by SFAS No. 123, the Company has chosen to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for its stock options granted to employees and directors. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed, and the exercise price equals the market price of the underlying stock on the grant date.

     However, as required by SFAS No. 123, the Company has calculated pro forma information as if it had determined compensation cost based on the fair value at the grant date for its stock options granted to employees and directors. In accordance with SFAS No. 123, for the year ended December 31, 2002, the fair value of option grants is estimated on the date of grant using the Black-Scholes option pricing model for pro-forma purposes with the following assumptions used for all grants: expected volatility of 71%, expected dividend yield of 0%, risk-free interest rate of 3% and an expected life of 10 years. For the year ended December 31, 2001, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for pro forma purposes with the following assumptions used for all grants: expected volatility of 30%, expected dividend yield of 0%, risk-free interest rate of 4% and an expected life of 10 years. For the year ended December 31, 2000, the fair value of option grants was estimated on the date of grant using the Black-Scholes option-pricing model for pro forma purposes with the following assumptions used for all

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

grants: expected volatility of 27%, expected dividend yield of 0%, risk-free interest rate of 5% and an expected life of 10 years. Had the Company determined compensation cost based on the fair value at the grant date for its stock under SFAS No. 123, net earnings (loss) and diluted earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                                 -------------------------
                                    2003          2002         2002       2001      2000
                                 -----------   -----------   --------   --------   -------
                                 (UNAUDITED)   (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET EARNINGS (LOSS)
As reported....................   $(77,907)     $(13,530)    $(14,517)  $   (950)  $15,153
Total stock-based employee
  compensation expense
  determined under the fair
  value based method, net of
  related tax effects..........     (1,644)         (953)         (56)      (837)     (720)
                                  --------      --------     --------   --------   -------
Pro forma......................   $(79,551)     $ 14,483     $(14,573)  $ (1,787)  $14,433
                                  ========      ========     ========   ========   =======
DILUTED EARNINGS (LOSS) PER
  SHARE
As reported....................   $  (5.29)     $  (0.92)    $  (0.99)  $  (0.06)  $  0.97
Total stock-based employee
  compensation expense
  determined under the fair
  value based method, net of
  related tax effects..........      (0.11)        (0.06)          --      (0.06)    (0.05)
                                  --------      --------     --------   --------   -------
Pro forma......................   $  (5.40)     $  (0.98)    $  (0.99)  $  (0.12)  $  0.92
                                  ========      ========     ========   ========   =======

     Reclassifications. Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements in order for them to conform to the 2002 presentation.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

2.  SHORT-TERM INVESTMENTS

     The following is a summary of the estimated fair value of available-for-sale short-term investments by balance sheet classification at December 31:

                                                                                GROSS
                                                                              UNREALIZED
                                                                             ------------
                                                       COST     FAIR VALUE   GAIN   LOSS
                                                      -------   ----------   ----   -----
                                                                (IN THOUSANDS)
2002
Letters of credit...................................  $    30    $    30     $ --   $  --
Corporate bonds.....................................    2,538      2,556       18      --
U.S. agencies securities............................   76,003     76,903      900       2
                                                      -------    -------     ----   -----
Total short-term investments........................  $78,571    $79,489     $918   $   2
                                                      =======    =======     ====   =====
2001
Letters of credit...................................  $ 8,167    $ 8,167     $ --   $  --
Corporate bonds.....................................      507        511        4      --
U.S. agencies securities............................   77,951     78,943      992      --
                                                      -------    -------     ----   -----
Total short-term investments........................  $86,625    $87,621     $996   $  --
                                                      =======    =======     ====   =====
September 30, 2003 (Unaudited)
U.S. agencies securities............................  $17,387    $17,551     $164   $  --
                                                      -------    -------     ----   -----
Total short-term investments........................  $17,387    $17,551     $164   $  --
                                                      =======    =======     ====   =====

     Proceeds from sales of investments were approximately $146.4 million and $71.9 million in 2002 and 2001, respectively. In 2002 and 2001, gross gains and losses on such sales were not significant.

     Contractual maturities range from less than one year to two years. The weighted average maturity of the portfolio does not exceed one year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                              SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,       USEFUL LIFE
                                  2003            2002           2001           (IN YEARS)
                              -------------   ------------   ------------   -------------------
                               (UNAUDITED)
                                     (DOLLAR AMOUNTS IN THOUSANDS)
Engines.....................     $ 4,300        $ 4,000        $2,456*               2
Equipment...................      11,107          7,242          4,890             5-20
Furniture and fixtures......         623            425            413              10
Vehicles....................       4,158          4,065          3,553              5-7
Other.......................         270            268            215               5
                                                                             (except leasehold
                                                                               improvements)
                                 -------        -------        -------
Total.......................      20,458         16,000         11,527
Less accumulated
  depreciation..............      (8,611)        (5,597)        (6,695)
                                 -------        -------        -------
Property and equipment
  (net).....................     $11,847        $10,403        $ 4,832
                                 =======        =======        =======

---------------

* 2001 engines are no longer in service and have been fully depreciated and disposed.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

4.  CAPITAL STOCK

     In 2002, there were no repurchases or retirements of common stock.

     During the year ended December 31, 2001, the Company repurchased and retired 1,054,000 shares of its common stock for an aggregate cost of $15.5 million, pursuant to its stock repurchase program authorized by the Board of Directors in April 2001. The program allows the Company to repurchase up to 2.5 million shares of its outstanding common stock from time to time in open market or privately negotiated transactions. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting and other factors. Currently, the Company has no intention to purchase any of its outstanding shares.

5.  OPERATING LEASES

     The Company has entered into various non-cancelable operating leases for office space and equipment which expire through 2010. Total rent expense for these operating leases were approximately $491,173, $638,000 and $594,000 for 2002, 2001 and 2000, respectively.

     At December 31, 2002, approximate future minimum lease payments under non-cancelable operating leases are as follows:

                                                              (IN THOUSANDS)
Years Ending December 31:
  2003......................................................      $  503
  2004......................................................         521
  2005......................................................         523
  2006......................................................         529
  2007......................................................         540
  2008 and thereafter.......................................         991
                                                                  ------
Total.......................................................      $3,607
                                                                  ======

6.  INCOME TAXES

     Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Realization of the Company's deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized, except for the state tax net operating loss carryforward.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The tax effects of temporary differences giving rise to deferred tax assets and liabilities at December 31 are as follows:

                                                               2002     2001
                                                              ------   ------
                                                              (IN THOUSANDS)
Current deferred tax assets (liabilities):
  Allowance for doubtful accounts...........................  $  586   $2,853
  Net capital loss carryforwards............................      45       55
  State taxes...............................................      --      (52)
  Deferred compensation.....................................     874       --
  Unrealized investment gains...............................    (321)      --
                                                              ------   ------
     Net current deferred tax asset.........................  $1,184   $2,856
                                                              ======   ======
Non-current deferred tax assets (liabilities):
  Basis difference in fixed assets..........................  $ (678)  $ (628)
  State tax net operating loss carryforward.................     682       --
  Valuation allowance, state tax net operating loss
     carryforward...........................................    (682)      --
  Goodwill..................................................     438      (64)
  Charitable contribution carryforwards.....................     150      186
  Tax credit carryforwards..................................      --      209
  State taxes...............................................     (34)      --
  Indianapolis lease deferral...............................      67       --
                                                              ------   ------
     Net non-current deferred tax liability.................  $  (57)  $ (297)
                                                              ======   ======

The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current.................................................  $(8,927)  $   671   $10,534
Deferred................................................    1,111    (1,183)   (2,014)
                                                          -------   -------   -------
  Total.................................................  $(7,816)  $  (512)  $ 8,520
                                                          =======   =======   =======
Tax expense (benefit) from operations...................  $(7,302)  $  (512)  $ 8,520
Tax expense (benefit) from accounting change............     (514)       --        --
                                                          -------   -------   -------
  Total.................................................  $(7,816)  $  (512)  $ 8,520
                                                          =======   =======   =======

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

The reconciliation of income tax expense (benefit) computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:

                                                             2002      2001      2000
                                                             -----     -----     ----
Tax at U.S. federal statutory rate.........................  (35.0)%   (35.0)%   35.0%
State income tax, net of federal benefit...................   (0.9)     (0.3)     1.9
Meals and entertainment....................................    0.6       8.9      0.5
Tax exempt interest........................................     --        --     (1.2)
Valuation allowance........................................    3.0        --
Other......................................................   (2.7)     (8.6)    (0.2)
                                                             -----     -----     ----
  Total....................................................  (35.0)%   (35.0)%   36.0%
                                                             =====     =====     ====

7.  EMPLOYEE BENEFIT PLANS

     The Company offers a 401(k) savings plan. Contributions to the plan are in the form of employee salary deferral, subject to discretionary employer-matching contributions. The Company's contributions to the plan were approximately $81,000, $86,000, and $95,000 in 2002, 2001, and 2000, respectively.

8.  DEBT

     At December 31, 2002 and 2001, the Company had an unused bank line of credit of $1.5 million. There were no amounts outstanding at December 31, 2002 and 2001. Advances on the line of credit are payable on demand, with interest at the bank's prime rate. The line of credit is secured by the Company's deposits with the bank.

9.  ASSET IMPAIRMENT AND STRATEGIC CHARGES

     During the third quarter of 2001, the Board of Directors of the Company adopted a formal exit plan with respect to the discontinuance of the Dayton Indy Lights Championship ("DILC") effective at the conclusion of the 2001 race season. This decision resulted from an in-depth analysis of the Company's development series conducted by management of the Company and Bain & Company, an independent consulting company. The analysis was initiated to determine the future viability of the DILC, operated by ARS. This analysis included discussions with DILC team owners and employees and discussions with Toyota Atlantics Championship ("TAC") team owners and employees. The TAC is operated by Pro-Motion. The analysis was completed in July, 2001.

     The Company reviewed the financial and operational performance of the DILC and the TAC. Based upon such analysis, and based upon the information gathered in discussions with team owners and employees, management of the Company concluded that due to the current environment for open-wheel racing in the United States, CART can only support one development series at this level. CART had many discussions with sponsors of the DILC and the TAC and concluded that the support of Toyota with the TAC and the equipment contracts in place for TAC supported the decision to discontinue the DILC at the conclusion of the 2001 race season to focus its support and efforts on one development series.

     In 2001, the Company recorded charges of $8.5 million related to the formal exit plan for the discontinuance of operations of the DILC. The Company recorded charges of $7.6 million related to the impairment of goodwill ($5.6 million) and a write-down of the carrying value of property and equipment ($2.0 million). The carrying value of the property and equipment that has been impaired primarily relates to engines owned by ARS and used in the DILC. The Company has fully depreciated and disposed of the engines.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The Company also recorded charges of $885,000 in 2001 resulting from management's estimate of certain expenses following the decision by the Company to discontinue the DILC operations. These charges included provisions for doubtful accounts, severance payments and other settlement charges.

10.  COMMITMENTS AND CONTINGENCIES

     Revenue Agreements. The Company has entered into promoter, sponsorship and television agreements that extend through various dates, with the longest date expiring in the 2008 racing season. Under the promoter agreements, the Company is obligated to sanction Champ Car World Series racing events and provide related race management functions. Under the sponsorship agreements, the Company grants certain corporations official sponsorship status. In return the corporations receive recognition and status rights, event rights and product category exclusivity rights. Television agreements with various broadcast companies include production, time buys, sales and worldwide distribution of the Company's events.

     Team Assistance. Beginning in 2003 the Company will provide assistance to certain teams to ensure that there are a sufficient number of race cars competing in the Company's series. The Company will spend up to $30.0 million in team assistance, spread out over the race season, to make sure there are a sufficient number of healthy competitors for the 2003 season. In exchange for the team assistance the Company receives certain sponsorship rights from the team.

     Entrant Support Program. Beginning in 2003, the Company will provide financial assistance to teams that participate in the Champ Car World Series, including teams affiliated with our directors and/or 5% stockholders. The Entrant Support Program ("ESP") will provide up to $42,500 in cash payments to teams, per race, for each car entered into the series. In exchange for ESP payments, the Company receives certain sponsorship rights from the team.

     Television Time Buys. In 2003, the Company will buy the air time at approximately $240,000 per hour for the Company's CBS races. The Company anticipates having six two-and-one-half-hour shows in 2003.

     Off Balance Sheet Arrangements. In October 2002, the Company provided a deposit of $550,000 and a letter of credit in the amount of $1.7 million for the production of conversion kits for race car chassis for the 2003 season. The letter of credit guarantees that at least 20 of the kits would be purchased by the Company's race teams. As the kits are purchased, the letter of credit will be reduced accordingly. All 20 race kits have been purchased by the Company's race teams, and therefore, the deposit was refunded on February 27, 2003 and the letter of credit was canceled.

     Insurance. The Company is self-insured for the deductible amount ($50,000) on an insurance policy which provides accident medical expense benefits for participants of CART sanctioned races. Losses above the deductible amount are covered by the insurance policy.

     Employment Agreements. The Company has employment agreements with several of its officers. The employment agreements expire at various dates through December 2005. Certain of the employment agreements provide for a multiple of the individual's base salary in the event there is a termination of their employment as a result of a change in control in the Company.

     Guaranty. The Company has unconditionally guaranteed the full and prompt payment of a loan of Raceworks, LLC (see Note 18). This guaranty will remain in effect until the guaranteed obligation terminates, which is currently estimated to be July 2007. The maximum potential amount of future payments (undiscounted) the Company could be required to make under the guaranty include principal and accrued interest of $1,824,000 as of December 31, 2002, and reasonable costs of collections incurred by the lender, which cannot be reasonably estimated.

     The Company has not incurred any liability relative to its obligation under the guaranty as of December 31, 2002

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     Litigation. On September 8, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of Monterey. This lawsuit was filed by the heirs of Gonzolo Rodriguez, a race car driver who died on September 11, 1999 while driving his race car at the Laguna Seca Raceway in a practice session for the CART race event. The suit seeks damages in an unspecified amount for negligence and wrongful death. On November 5, 2001, a release signed by Mr. Rodriguez was upheld by the Court and the causes of action for negligence were dismissed based on the defendants' motion for summary judgment. The remaining count in the lawsuit was for willful and/or reckless conduct. On March 13, 2003 a jury verdict completely exonerating the Company was received. An appeal has been filed.

     On October 30, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of San Bernardino. This lawsuit was filed by the estate of Greg Moore, a race car driver who died on October 31, 1999 while driving his race car at the California Speedway during the CART race event. The suit sought actual and punitive damages from the Company in an unspecified amount for breach of duty, wanton and reckless misconduct, breach of implied contract, battery, wrongful death and negligent infliction of emotional distress. On a motion for Summary Judgment, the complaint was dismissed on all counts on October 16, 2002. An appeal of the dismissal was filed. Management does not believe that the outcome of this lawsuit will have a material adverse affect on the Company's financial position or future results of operations.

     On November 8, 2001, two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., filed suit against the Company in the Circuit Court for the County of Wayne, State of Michigan, each alleging damages in excess of $1.0 million for breach of contract, promissory estoppel, misrepresentation, and tortious interference with contract and business expectancy. The Company intends to vigorously defend itself in this lawsuit and does not believe the lawsuit has merit. The suit is currently in the discovery phase. Management does not believe that the outcome of this lawsuit will have a material adverse affect on the Company's financial position or future results of operations.

     On March 26, 2002, the Company filed a complaint against Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleges that Mr. Heitzler breached his employment contract, breached his fiduciary duties and intentionally or recklessly omitted to disclose information to the Company in order to induce the continuation of Mr. Heitzler's employment agreement. The suit seeks damages of an unspecified amount. This lawsuit has been removed to California. On March 28, 2002, Mr. Heitzler filed a complaint against the Company in the Superior Court of the State of California, County of Los Angeles. The suit seeks compensatory, exemplary and punitive damages in excess of $2.0 million for breach of contract, fraud, negligent misrepresentation, breach of covenant of good faith and fair dealing and declaratory relief. An amended complaint adding a count for tortious breach of contract in violation of public policy was filed on April 9, 2002. The Company intends to vigorously defend itself in this lawsuit. Management does not believe that the outcome of these lawsuits will have a material adverse affect on the Company's financial position or future results of operations.

     On July 9, 2002 a Demand for Arbitration was filed against the Company with the American Arbitration Association in Indianapolis, Indiana by Engine Developments Ltd. The Demand alleges that the Company breached an agreement to purchase engines and seeks unspecified damages. The claim is currently in the discovery stage. Management does not believe that an agreement was ever entered into and intends to vigorously defend itself. Management does not believe that the outcome of this Demand for Arbitration will have a material adverse affect on the Company's financial position or future results of operations.

     The Company is involved in other litigation not specifically identified above and does not believe the outcome of any of this litigation will have a material adverse affect on its financial position or future results of operation.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

11.  BAD DEBT -- SPONSORSHIP PARTNER

     Bad debt expense in 2000 of $6.3 million relates to a charge associated with the Company's sponsorship agreement with ISL Marketing AG ("ISL"). In 1998, ISL signed a nine (9) year contract to become the Company's exclusive marketing agent for solicitation of sponsorship agreements. The contract guaranteed the Company a minimum amount of sponsorship revenue for each year of the agreement. Following discussions with ISL, it was determined that ISL did not intend to fulfill its commitment with respect to the remaining years of the agreement under its original terms and collectibility of the guarantee for 2000 was uncertain. In June 2001, ISL declared bankruptcy in Switzerland.

12.  SEVERANCE EXPENSE

     During 2001, the Company recorded severance expense relating to the voluntary and involuntary resignation of certain employees, including the Company's President/CEO. These expenses amounted to $4.3 million and are included in administrative and indirect expenses.

     In June 2000, the Company's President/CEO announced his resignation. The former President/CEO entered into a severance agreement where the Company recorded a one-time severance payment of $2.8 million.

     At December 31, 2002 and 2001, severance payments of $2.3 million and $3.8 million, respectively, are accrued.

13.  STOCK OPTION PLANS

     1997 Stock Option Plan. In December 1997, the Board of Directors of the Company (the "Board") authorized, and the stockholders of the Company approved, a stock incentive plan for executive and key management employees of the Company and its subsidiaries, including a limited number of outside consultants and advisors, effective as of the completion of the initial public offering ("IPO") (the "1997 Stock Option Plan"). Under the 1997 Stock Option Plan, key employees, outside consultants and advisors (the "Participants") of the Company and its subsidiaries (as defined in the 1997 Stock Option Plan) may receive awards of stock options (both Nonqualified Options and Incentive Options, as defined in the Stock Option Plan). A maximum of 2,000,000 shares of common stock are subject to the 1997 Stock Option Plan. Options granted vest pro-rata over a three-year period. No stock option is exercisable after ten years from the date of the grant, subject to certain conditions and limitations. The purpose of the 1997 Stock Option Plan is to provide the Participants (including officers and directors who are also key employees) of the Company and its subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its subsidiaries.

     In addition, in December 1997, the Board and the stockholders of the Company approved a Director Option Plan permitting the granting of non-qualified stock options ("Director NQSOs") for up to 100,000 shares of common stock to directors of the Company who are neither employees of the Company nor affiliates of a race team which participates in CART race events (an "Independent Director"). Each person who is first elected or appointed to serve as an Independent Director of the Company is automatically granted an option to purchase 10,000 shares of Company common stock. In addition, each individual who is re-elected as an Independent Director is automatically granted an option to purchase 5,000 shares of Company common stock each year on the date of the annual meeting of stockholders. Each of the options automatically granted upon election, appointment or re-election as an Independent Director are exercisable at a price equal to the fair market value of the common stock on the date of grant. In addition, each Independent Director may elect to receive stock options in lieu of any director's fees payable to such individuals.

     All Director NQSOs are immediately exercisable upon grant. The exercise price for all options may be paid in cash, shares of common stock of the Company or other property. If an Independent Director dies or

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

becomes ineligible to participate in the Director Option Plan due to disability, his Director NQSOs expire on the first anniversary of such event. If an Independent Director retires with the consent of the Company, his Director NQSOs expire 90 days after his retirement. In no event may a Director NQSO be exercised more than ten years from the date of grant. As of December 31, 2002 and 2001, there were 25,000 and 72,500, respectively, Director NQSOs issued and outstanding.

     No further options will be granted under either the 1997 Stock Option Plan or the Director's Stock Option Plan.

     The following table summarizes information about stock options under the 1997 Stock Option Plan and Directors Stock Option Plan during 2002, 2001 and 2000 as follows:

                                                                WEIGHTED         WEIGHTED
                                                 NUMBER OF      AVERAGE          AVERAGE
1997 DIRECTOR & STOCK OPTION PLAN                 SHARES     REMAINING LIFE   EXERCISE PRICE
---------------------------------                ---------   --------------   --------------
Options outstanding December 31, 1999 (357,559
  are exercisable).............................  1,166,288        3.4             $17.20
Granted........................................    439,650        9.6              21.28
Exercised......................................   (178,899)        --              16.00
Forfeited*.....................................   (721,550)        --              16.26
                                                 ---------        ---             ------
Options outstanding December 31, 2000 (274,157
  are exercisable).............................    705,489        7.6             $20.99
Exercised......................................     (6,667)        --              16.00
Forfeited......................................    (96,250)        --              24.18
                                                 ---------        ---             ------
Options outstanding December 31, 2001 (402,477
  are exercisable).............................    602,572        6.6             $20.50
Forfeited......................................    337,302         --              21.16
                                                 ---------        ---             ------
Options outstanding December 31, 2002 (256,287
  are exercisable).............................    265,270        4.1              19.67
                                                 =========        ===             ======

---------------

* 600,000 options were forfeited in exchange for a severance payment made to the Company's former CEO.

     The weighted average exercise price of exercisable options at December 31, 2002 was $19.67. Options outstanding at December 31, 2002 range in exercise price from $16.00 to $29.00.

     At December 31, 2002, 2001 and 2000, an additional 0, 0 and 1,173,185, respectively, shares were reserved for issuance under the 1997 Stock Option Plan and Directors Stock Option Plan.

     2001 Stock Option Plan. In May 2001, the Company's Board of Directors authorized and the stockholders of the Company approved a 2001 Long Term Stock Incentive Plan ("2001 Stock Option Plan"), which provides for grants of stock options to eligible participants including employees, officers, directors, consultants and other key persons. The 2001 Long Term Stock Incentive Plan authorizes the grant to participants of options to purchase up to 1,500,000 shares of the Company's common stock.

     No officer may be granted more than 500,000 options during any one fiscal year. Options are granted only to employees, officers, directors, consultants and other persons providing key services to the Company or a subsidiary and the purchase price of each option granted cannot be less than 100% of the fair market value of the common stock on the date of grant.

     Options granted under the Plan are incentive stock options or non-qualified stock options as defined under the Internal Revenue Code of 1986, as amended. The shares issued upon the exercise of options granted may

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

be previously unissued shares, reacquired shares, or shares bought in the market. The purchase price for all shares purchased pursuant to options exercised must be either paid in cash, or paid in full in common stock of the Company valued at fair market value on the date of exercise, or a combination of cash and common stock.

     The term of each option may not exceed ten years and, additionally, may not exceed twelve months following the termination of providing services to the Company, unless modified by the Compensation Committee.

                                                          WEIGHTED    WEIGHTED   WEIGHTED
                                                           AVERAGE    AVERAGE    AVERAGE
                                              NUMBER OF   REMAINING   EXERCISE     FAIR
2001 STOCK OPTION PLAN                         SHARES       LIFE       PRICE      VALUE
----------------------                        ---------   ---------   --------   --------
Options outstanding December 31, 2000
  (0 are exercisable).......................         --       --           --        --
  Granted...................................    851,250      9.8       $15.35     $7.47
  Forfeited.................................      2,800       --        14.68        --
Options outstanding December 31, 2001
  (40,000 are exercisable)..................    848,450      9.8       $15.30        --
  Granted...................................    553,250      9.5       $ 7.38     $5.71
  Forfeited.................................    265,650       --       $15.26        --
Options outstanding December 31, 2002
  (217,016 are exercisable).................  1,136,050      9.2       $11.49        --

     The weighted average price of exercisable options at December 31, 2002 was $14.14. Options outstanding at December 31, 2002 range in exercise price from $4.90 to $16.64. At December 31, 2002, 363,950 shares were reserved for issuance under the 2001 Stock Option Plan.

14.  SEGMENT REPORTING

     The Company currently has two reportable segments, sanctioning and race promotions. The Company previously had one reportable segment, Racing Operations. In March 2003, after the purchase of Raceworks, the Company realigned its reportable segments.

     Sanctioning encompasses all the business operations of organizing, marketing and staging all of our open-wheel racing events when we act as a sanctioning body as well as corporate expenses. We receive a sanction fee from the event promoter for our services that is either fixed or is based upon a profit sharing agreement. Sanction fees revenue, sponsorship revenue, television revenue, engine lease revenue, race distributions and race expenses, television expenses and administrative and indirect expenses are recognized in the sanctioning segment.

     Race promotions encompasses all the business operations of marketing and promoting our open-wheel racing events when we act as promoter and have exclusive rights to the event. We receive the revenues from the event and are responsible for the expenses of the event.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's long-lived assets are substantially used in the racing operations segment in the United States.

                                                        YEARS ENDED DECEMBER 31,
                                               -------------------------------------------
                                                                RACE
                                               SANCTIONING   PROMOTIONS   OTHER*   TOTALS
                                               -----------   ----------   ------   -------
                                                             (IN THOUSANDS)
2002
Revenues.....................................    $55,729       $1,417     $  99    $57,245
Interest income..............................      3,749           --        13      3,762
Depreciation and amortization................      1,361           --        75      1,436
Segment loss before income taxes.............    (12,455)      (8,270)     (138)   (20,863)

2001
Revenues.....................................    $69,915       $   --     $ 348    $70,263
Interest income..............................      7,013           --        20      7,033
Depreciation and amortization................      1,395           --        98      1,493
Segment loss before income taxes.............     (1,421)          --       (41)    (1,462)

2000
Revenues.....................................    $74,425       $   --     $ 623    $75,048
Interest income..............................      7,447           --        16      7,463
Depreciation and amortization................      1,250           --       102      1,352
Segment income (loss) before income taxes....     24,135           --      (462)    23,673

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                -------------------------------------------
                                                                 RACE
                                                SANCTIONING   PROMOTIONS   OTHER*    TOTAL
                                                -----------   ----------   ------   -------
                                                             ($ IN THOUSANDS)
2003 (Unaudited)
Revenues......................................    $27,847      $10,628      $267    $38,742
Interest income (net).........................      1,113           --         8      1,121
Depreciation and amortization.................      2,798           --        44      2,842
Segment income (loss) before income taxes.....    (63,905)     (13,455)      113    (77,247)

---------------

* Segment is below the quantitative thresholds for presentation as a reportable segment. This segment is related to the Company's licensing royalties.

     Reconciliations to the consolidated balance sheets totals are as follows:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Total assets for sanctioning segment........................  $114,194   $131,901
Total assets for race promotion segment.....................        --         --
                                                              --------   --------
Other assets................................................       257      1,040
                                                              --------   --------
Total consolidated assets...................................  $114,451   $132,941
                                                              ========   ========

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                                              SEPTEMBER 30,
                                                                   2003
                                                              --------------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Total assets for sanctioning segment........................     $38,035
Total assets for race promotion segment.....................       4,915
Other assets................................................         703
                                                                 -------
Total consolidated assets...................................     $43,653
                                                                 =======

     Domestic and foreign revenues, which are allocated to each country based on sanction fees, sponsorship revenues and television revenues, the three years ended December 31 were as follows:

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                      -------------------------
                                         2003          2002        2002      2001      2000
                                      -----------   -----------   -------   -------   -------
                                      (UNAUDITED)   (UNAUDITED)
                                                          (IN THOUSANDS)
United States......................     $25,760       $24,499     $33,820   $40,717   $53,261
Canada.............................       6,371         6,501       6,500     7,032     7,618
Mexico.............................       2,774         2,941       6,704     2,590        --
Other foreign countries............       3,837         9,492      10,221    19,924    14,169
                                        -------       -------     -------   -------   -------
Total..............................     $38,742       $43,433     $57,245   $70,263   $75,048
                                        =======       =======     =======   =======   =======

     Revenues from one promoter in 2002 were $6.5 million, which exceeded 10% of total revenues.

15.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share ("EPS") excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. Shares contingently issuable relate to shares that would have been outstanding under certain stock option plans (see
Note 13) upon the assumed exercise of dilutive stock options.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                               ---------------------------     -----------------------------------------
                                  2003            2002            2002            2001           2000
                               -----------     -----------     -----------     ----------     ----------
                               (UNAUDITED)     (UNAUDITED)     (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Net income (loss).........      $(77,907)       $(13,530)       $(14,517)       $  (950)       $15,153
                                ========        ========        ========        =======        =======
Basic EPS:
  Weighted average common
     shares outstanding...        14,718          14,718          14,718         15,289         15,624
                                ========        ========        ========        =======        =======
  Net earnings (loss) per
     common share,
     basic................      $  (5.29)       $  (0.85)       $  (0.92)       $ (0.06)       $  0.97
                                ========        ========        ========        =======        =======
Diluted EPS:
  Weighted average common
     shares outstanding...        14,718          14,718          14,718         15,289         15,624
  Shares contingently
     issuable.............            --              --              --             --             33
                                --------        --------        --------        -------        -------
  Shares applicable to
     diluted earnings.....        14,718          14,718          14,718         15,289         15,657
                                ========        ========        ========        =======        =======
  Net earnings (loss) per
     common share,
     diluted..............      $  (5.29)       $  (0.85)       $  (0.92)       $ (0.06)       $  0.97
                                ========        ========        ========        =======        =======

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     In 2002, due to a loss from operations, 20,000 incremental shares relating to the dilutive effect of stock options were excluded from the calculation of diluted loss per share due to their anti-dilutive effect. In 2001, 1,000 incremental shares were excluded from the calculation of diluted loss per share due to their anti-dilutive effect.

16.  RELATED PARTY TRANSACTIONS

     The Company has entered into, and will continue to enter into transactions with entities that are affiliated with the Company's directors and/or 5% stockholders (related parties).

     The Company receives sanction fees from promoters affiliated with related parties. Total sanction fee revenue related to these entities for 2002, 2001 and 2000 was approximately $10.6 million, $12.7 million and $6.4 million, respectively. No sanction fees from a single related entity provided more than 10% of the Company's revenues in 2002, 2001 and 2000.

     The Company rented track facilities from promoters affiliated with related parties. Total track rental expense related to these entities for 2002, 2001, and 2000 was approximately $853,000, $59,000 and $28,000, respectively.

     At December 31, 2002 and 2001, the Company has accounts receivable of approximately $566,000 and $1.7 million, respectively, due from related parties. The receivables relate to billings associated with sanction fees and miscellaneous team and promoter charges.

     The Company receives entry fees and other race-related income to participate in the Champ Car Series from teams affiliated with related parties. Such fees received from teams amounted to $655,000, $710,000 and $1.4 million in 2002, 2001 and 2000, respectively.

     The Company disburses purse winnings, awards and participation payments to teams affiliated with related parties. Total purse winnings and awards related to these teams for 2002, 2001 and 2000 were $11.3 million, $6.4 million and $10.1 million, respectively.

     In 2003, the Company has committed to lease engines and provide financial assistance to teams affiliated with related parties. Total engine lease income and financial assistance related to the entities will be $700,000 and $14.7 million, respectively.

     The Company paid for at-track rights to promoters affiliated with related parties in order to satisfy contractual obligations with certain sponsors. Total at-track rights related to these entities for 2002, 2001 and 2000 were $400,000, $500,000 and $800,000, respectively.

     The Company paid for marketing expenses to promoters affiliated with related parties. Total marketing expenses related to these promoters for 2002, 2001 and 2000 were $700,000, $616,000 and $0, respectively.

     In 2001, the Company subsidized overseas travel expense for teams affiliated with related parties. Total travel reimbursements for those teams were $1.7 million.

     The Company pays royalties to teams and promoters affiliated with related parties. Total royalty expense for these entities for 2002, 2001 and 2000 were $46,000, $40,000 and $69,000, respectively.

     At December 31, 2002 and 2001, the Company has accounts payable and royalties payable of approximately $46,000 and $442,000, respectively, due to teams and promoters affiliated with related parties.

     In 2001, the Company repurchased 80,000 shares at the market price of $14.50 per share from a Director of the Company. The repurchase was made in compliance with the Company's repurchase program that was authorized by the Board of Directors in April 2001.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     An officer of the Company is a principal in a law firm which received fees for legal services provided to the Company. Such fees amounted to approximately $125,000, $126,000 and $172,000 in 2002, 2001 and 2000, respectively.

17.  SUMMARIZED QUARTERLY DATA (UNAUDITED)

     Following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

                                               FIRST    SECOND     THIRD    FOURTH     TOTAL
                                              -------   -------   -------   -------   --------
                                                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2002
Total revenues..............................  $ 5,603   $19,292   $18,537   $13,813   $ 57,245
Operating income (loss).....................   (2,001)   (6,759)  (13,667)   (2,224)   (24,651)
Net income (loss) before effect of
  accounting change.........................     (594)   (3,668)   (8,310)     (989)   (13,561)
Cumulative effect of accounting change......     (956)       --        --        --       (956)
                                              -------   -------   -------   -------   --------
Net income (loss) after effect of accounting
  change....................................  $(1,550)  $(3,668)  $(8,310)  $  (989)  $(14,517)
                                              =======   =======   =======   =======   ========
Earnings (loss) per share before cumulative
  effect of accounting change:
  Basic.....................................  $ (0.04)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.92)
                                              =======   =======   =======   =======   ========
  Diluted...................................  $ (0.04)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.92)
                                              =======   =======   =======   =======   ========
Earnings (loss) per share after before
  cumulative effect of accounting change:
  Basic.....................................  $ (0.11)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.99)
                                              =======   =======   =======   =======   ========
  Diluted...................................  $ (0.11)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.99)
                                              =======   =======   =======   =======   ========

                                              FIRST    SECOND     THIRD      FOURTH     TOTAL
                                             -------   -------   -------     -------   -------
                                                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2001
Total revenues.............................  $ 6,439   $19,785   $29,559     $14,480   $70,263
Operating income (loss)....................   (1,849)    4,157    (4,439)     (6,364)   (8,495)
                                             -------   -------   -------     -------   -------
Net income (loss)..........................  $    81   $ 3,949   $(1,710)(1) $(3,270)  $  (950)
                                             =======   =======   =======     =======   =======
Basic earnings (loss) per share............  $  0.01   $  0.25   $ (0.11)    $ (0.21)  $ (0.06)
                                             =======   =======   =======     =======   =======
Diluted earnings (loss) per share..........  $  0.01   $  0.25   $ (0.11)    $ (0.21)  $ (0.06)
                                             =======   =======   =======     =======   =======

---------------

(1) Includes asset impairment and strategic charges of $8.5 million relating to the discontinuance of our Indy Lights series and litigation expense of $3.5 million that was a result of a settlement with Texas Motor Speedway for the cancellation of a race that was to be held in April 2001.

18.  ACQUISITION OF RACEWORKS, LLC

     On March 7, 2003, the Company acquired 100 percent (100%) of the membership interests in Raceworks, LLC ("Raceworks"). The aggregate purchase price was $1.2 million including $473,000 of cash

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

and a promissory note of $722,000 without interest. Raceworks is a motorsports promotion company and holds a revocable license agreement to annually conduct a street race in downtown Miami through 2017, with an option to extend for an additional ten (10) years.

19.  SUBSEQUENT EVENTS (UNAUDITED)

     Basis of presentation. In 2003, CART, Inc. began to self-promote races and produce and market its own television programming. The following also occurred in 2003: (1) race promoters, who are critical partners in the Champ Car World Series, also experienced a deterioration in their financial condition causing reduced sanction fees and a change in CART's business model including the promotion of CART-sanctioned events, (2) certain teams and two of the three engine manufacturers which supplied engines for the Champ Car World Series left the series to participate in the Indy Racing League, and (3) CART, Inc. was required to expend significant amounts of capital on entry support programs and team participation payments to encourage teams to remain in the Champ Car World Series. However, the Company's attempts to improve operations have been unsuccessful.

     On September 10, 2003, the Company and Open Wheel Racing Series, LLC ("Open Wheel") announced that they had signed a definitive merger agreement providing for Open Wheel to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of Company common stock then outstanding (which the Company will not take any action to increase while the proposed transaction is pending). The merger is subject to adoption by the Company's stockholders.

     If the proposed merger with Open Wheel is not completed for any reason, and if no strategic transaction that is an alternative to the merger is available to the Company, it is expected that the Company will be required immediately to cease operations, wind up its affairs and seek to liquidate the remaining assets of the Company. Consequently, the Company would expect that CART, Inc. and other subsidiaries would discontinue racing and other operations and commence liquidation. Additionally, unanticipated events, delays in collecting accounts receivable, or other factors could result in an inability to fund all of the obligations of the Company with cash reserves.

     These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Raceworks, LLC. Raceworks, LLC ("Raceworks"), which was acquired on March 7, 2003, is a motorsports promotion company that holds a revocable license agreement to annually conduct a street race in downtown Miami, Florida through 2017. Operating results and cash flows of Raceworks were significantly lower than expected during the quarter ended September 30, 2003, which we considered to be an indication of impairment. The Company assessed the carrying value of the long-lived assets of Raceworks at September 30, 2003 and recognized a non-cash asset impairment charge of $2,038,000 for the period ended September 30, 2003. The Company also recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks.

     Litigation. Certain litigation matters, as disclosed in Note 10, were settled in 2003, as follows:

     - The DellaPenna Motorsports and Precision Preparation, Inc. claim was settled in May 2003 for $400,000.

     - The Joseph F. Heitzer claim was settled in August 2003 for $1.7 million.

     - The Engine Developments Ltd claim was settled in July 2003 for $1.75 million.

     In August 2003, an arbitration panel determined that Action Performance Companies, Inc. failed to prove its claim for breach of implied good faith and fair dealing or fraud, but did find that the Company had

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

breached a retail licensing agreement. Consequently, the Company paid the amount of the award, $931,588, in September 2003. Prior to the Arbitration Panel's determination, the Company expected to prevail in this matter.

     Debt. At June 30, 2003 and September 30, 2003, the Company was in default of a minimum stockholders' equity financial covenant on its $1.8 million term loan assumed in the acquisition of Raceworks. As a result, the entire amount of the note has been classified as current.

     Upon completion of the Miami race on September 28, 2003, $472,000 of the contingent promissory note was due on October 8, 2003. The Company did not make the payment, and therefore, is in default. Because of the default, the remaining $250,000 became due. The Company has classified the $722,000 note as current at September 30, 2003.

                                  SCHEDULE II

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                CHARGED                       BALANCE
                                                  BEGINNING     TO COSTS                      AT END
DESCRIPTION                                       OF PERIOD   AND EXPENSES   DEDUCTIONS(1)   OF PERIOD
-----------                                       ---------   ------------   -------------   ---------
                                                                     (IN THOUSANDS)
Allowance for doubtful accounts (deducted from
  accounts receivable):
  Year Ended December 31, 2002..................   $7,388        $1,223         $7,329        $1,282
  Year Ended December 31, 2001..................    6,539         1,077            328         7,388
  Year Ended December 31, 2000..................      250         6,546            257         6,539
Allowance for doubtful notes (deducted from
  notes receivable):
  Year Ended December 31, 2002..................   $  219        $    0         $  198        $   21
  Year Ended December 31, 2001..................        0           219              0           219

---------------

(1) Accounts deemed to be uncollectible.

                                                                         ANNEX H
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-K/A

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
           OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002.

                                  OR
   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO         .

                         COMMISSION FILE NUMBER 1-13925

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      38-3389456
       (State or other jurisdiction of                         (IRS Employer
        incorporation or organization)                      Identification No.)

           5350 LAKEVIEW PARKWAY DRIVE SOUTH, INDIANAPOLIS, IN 46268
              (Address of principal executive offices) (Zip Code)

                                 (317) 715-4100
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH REGISTERED
             -------------------                 -----------------------------------------
         Common Stock, $.01 par value                     New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to Form 10-K [ ] .

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [ ]     No [X]

     On March 24, 2003 the aggregate market value of the shares of voting stock of Registrant held by non-affiliates was approximately $48,128,298 based on a closing sales price on the NYSE of $3.27 per share.

     At March 24, 2003, the Registrant had 14,718,134 shares of common stock outstanding.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART III

ITEM 10:  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table provides information regarding each of CART's current directors.

MARIO ANDRETTI
Director since August 2002
Age 63 Mr. Andretti ended a racing career in 1994, after compiling 52 Champ Car wins over his CART and USAC careers with four season championships. In 1978, he joined Phil Hill as the only American to claim the World Drivers Championship, winning six races en route to the Formula One title. He showed his versatility over his 36-year career by winning fabled endurance races at Sebring and Daytona as well as the Daytona and Indianapolis 500-mile races. His 407 Champ Car starts are the most in the history of the sport, as are his 67 pole positions. Mr. Andretti is currently self-employed as a consultant and spokesman for various organizations. Mr. Andretti is a director of AWG, Ltd., a family winery, and serves as an officer and/or a director of various family businesses which own and operate car dealerships, real estate, car wash operations, petroleum wholesale/retail marketing and entertainment facilities.

CARL A. HAAS
Director since December 1997
Age 73 Since 1960, Mr. Haas has served as Chief Executive Officer of Carl A. Haas Auto Imports, a company specializing in the distribution of race cars and parts. Since 1982, Mr. Haas has also served as the Managing Partner of Newman Haas Racing. Since 1992, he has served as President of Carl A. Haas Racing Teams, Ltd. and, since 1996, as the Managing Member of Texaco Grand Prix of Houston, LLC. Both Carl A. Haas Racing Teams, Ltd. and Texaco Grand Prix of Houston, LLC are race promotion organizations. In addition, Mr. Haas also holds positions with various companies, including, but not limited to, Carl A. Haas Enterprises, Inc., Team Haas USA Ltd., Road America, SCCA Pro Racing, Inc. and Milwaukee Mile, Inc., all of which are racing related businesses.

JAMES F. HARDYMON
Director since April 1998
Age 68 Mr. Hardymon retired as Chairman and Chief Executive Officer of Textron, Inc. in January 1999. Textron, Inc. is a public company, supplying aerospace, automotive and industrial components. He joined Textron in 1989 as President and Chief Operating Officer, became Chief Executive Officer in 1992, assumed the additional title of Chairman in 1993. Prior to joining Textron, Mr. Hardymon was President, Chief Operating Officer and a director of Emerson Electric Co., a global manufacturer of electrical and electronic products and systems. Mr. Hardymon is a director of Air Products and Chemicals, Inc., Schneider Electric SA, Lexmark International, Inc., Circuit City Stores, Inc. and American Standard Companies, Inc. Mr. Hardymon is also a member of the Advisory Boards of Investcorp International, Inc. and Proudfoot Consulting Company.

JAMES A. HENDERSON
Director since July 2000
Age 68 Mr. Henderson retired as Chairman of the Board and Chief Executive Officer of Cummins, Inc. in 1995 after serving as Chief Executive Officer since 1994 and its President since 1977. He received a Bachelor of Arts degree from Princeton University in

                                 1956, served in the U.S. Navy and received an M.B.A. from Harvard in 1963. He joined Cummins, Inc. in 1964. Mr. Henderson serves as a director of SBC Communications, Inc., International Paper Company, Ryerson Tull, Inc., Rohm and Haas Company, and Nanophase Technologies Corporation.

U.E. PATRICK
Director since December 1997
Age 74 Mr. Patrick was a founding member of CART in November 1978 and served as its first President and Chief Executive Officer. Mr. Patrick has been involved in racing since 1967 and has been a car owner since 1970, with three Indianapolis 500 wins and the CART World Series Championship in 1989. Mr. Patrick currently serves as President of Patrick Racing, Inc. He holds the position of Chairman of the Board of Patrick Exploration, Inc., an oil and gas exploration company, and is an investor in several businesses.

CHRISTOPHER R. POOK
Director since January 2002
Age 62 Mr. Pook has served as President and CEO of the Company since December 2001. Prior to joining the Company, Mr. Pook served as President of the Grand Prix Association of Long Beach, Inc., a subsidiary of Dover Downs, Entertainment, Inc. In 1973, Mr. Pook conceived the idea of running a world-class automobile race through the city streets of Long Beach, and his dream became a reality when the initial event, a Formula 5000 event, was staged in September 1975. Thereafter, the Long Beach Grand Prix became a Formula One race and "The Toyota Grand Prix of Long Beach" evolved into an annual event on the World Championship Grand Prix circuit. Following the 1983 event, Mr. Pook made a decision to change the format of the Long Beach Grand Prix from Formula One to CART Champ Cars. In 1996, the Grand Prix Association of Long Beach, Inc., with Mr. Pook as President and Chief Executive Officer, completed an initial public offering of stock, and also acquired tracks in St. Louis and Memphis. In 1998, this company was purchased by Dover Downs Entertainment, Inc. (NYSE: DVD). Mr. Pook has served as a member of the Board of Directors of Dover Downs Entertainment, Inc. since 1998. Mr. Pook is a Member of the Board of Directors of the Los Angeles Organizing Committee for the 2012 Olympic Games; he is Co-Chair of the Local Organizing Committee for the 2005 FINA World Swimming Championships and is Chairman of the Board of the Long Beach Area Convention & Visitors Bureau.

RAFAEL A. SANCHEZ
Director since June 2002
Age 54 Mr. Sanchez has served as President and CEO of various ventures since 1998, including Sanchez Motorsports Group, Inc., Motorsports Americas, Inc., Douglas Road Partners, and RAS Development, Inc. From 1995 to 1998, Mr. Sanchez served as the President and CEO of Homestead-Miami Speedway. Mr. Sanchez was the founder of the Miami Grand Prix, the street race that ran through downtown Miami from 1983 through 1995. Mr. Sanchez developed the Homestead-Miami Speedway.

FREDERICK T. TUCKER
Director since May 2000
Age 62 Mr. Tucker served as Deputy to the Chief Executive Office of Motorola, Inc. from October 2000 until his retirement in February 2001. From January 2000 to October 2000, Mr. Tucker was President, Semiconductor Products Sector, and Deputy to the Chief Executive Officer of Motorola, Inc. After joining Motorola in 1965, Mr. Tucker served in a number of senior management positions, including President and General Manager of the Automotive, Component, Computer and Energy Sector. Prior to that, Mr. Tucker served as Executive Vice President and General Manager of the Automotive and Industrial Electronics Group and Corporate Vice President and General manager of Motorola's Bipolar Analog IC Division in Arizona, a manufacturer of semiconductor products. Mr. Tucker has served as a trustee of Rochester Institute of Technology since 1986.

DERRICK WALKER
Director since December 1997
Age 56 Mr. Walker is currently the President and owner of Walker Racing, LLC, which was formed in 1990. In 1988, he joined Al Holbert's Porsche Indy car project and assumed control of the program upon the death of Al Holbert. From 1980 to 1988, he was responsible for Penske Racing, Inc.'s Indy car program.

     The following table provides information regarding each of CART's executive officers and certain key employees. Messrs. Pook and Lopes have entered into employment agreements pursuant to which they hold their current positions. All other officers are elected to serve one year terms.

NAME                                                 AGE                    POSITION
----                                                 ---                    --------
Christopher R. Pook(1).............................  62    President, Chief Executive Officer
David Clare........................................  48    Chief Operating Officer
Thomas L. Carter...................................  47    Chief Financial Officer/Vice President of
                                                           Administration of CART, Inc.
Steve Fusek........................................  40    Vice President of Marketing of CART, Inc.
John Lopes.........................................  41    Vice President of Racing Operations of
                                                           CART, Inc.
Adam Saal..........................................  39    Vice President of Communications of CART,
                                                           Inc.
J. Carlisle Peet...................................  50    Vice President and Chief Legal Officer of
                                                           CART, Inc.
Rena Shanaman......................................  51    Vice President of Joint Venture Promoter
                                                           Relations of CART, Inc.
Vicki O'Connor.....................................  57    President of Pro-Motion Agency, Ltd.
                                                           (Toyota Atlantic Series)

---------------

(1) See Mr. Pook's biography above.

     David Clare was elected Chief Operating Officer of the Company in January 2003. From April 2000 through December 2002, Mr. Clare was a director of Merit/Burson-Marsteller, a leading communications company. From April 1996 to March 2000, Mr. Clare was managing director of Event Promotion International Limited, an event and sports marketing company. Prior to assuming the position with Event Promotion International Limited, Mr. Clare served as financial controller and various other positions in Formula 1 Constructors Association for a period of approximately ten years.

     Thomas L. Carter was elected Chief Financial Officer in October 2000 and was first named Vice President of Finance and Administration of CART, Inc. in March 1998 after serving as Director of Finance since February 1997. From 1995 to 1996, Mr. Carter was employed by Rehman Robinson as a senior tax manager. From 1990 to 1995, Mr. Carter was employed by Deloitte & Touche as a senior tax consultant. From 1973 to 1989, Mr. Carter worked in various positions with the Michigan Department of Treasury. Mr. Carter is a certified public accountant.

     Steve Fusek was named Vice President of Marketing of CART, Inc. in December 2001. From May 1996 through September 2001, Mr. Fusek served as Vice President of Business Operations for PacWest Racing Group, responsible for accounting, marketing, contracts, hospitality and graphics. Prior to assuming that position, Mr. Fusek served in various capacities with PacWest Racing Group from 1994, including Team

Coordinator and Business Manager. During 1992 and 1993, Mr. Fusek was team coordinator and had team operations responsibilities with Walker Racing.

     John Lopes was elected Vice President of Racing Operations in September 2001. Mr. Lopes graduated in 1985 from the U.S. Military Academy at WestPoint, New York with concentrations in both engineering and international security. He served over five years as an air/cavalry aviation officer and served as an aviation headquarters commander in the seventh infantry division and during Operation Just Cause in the Republic of Panama. Mr. Lopes began his career in motor sports in 1990 while attending Duke University School of law where he graduated with a juris-doctorate in 1993. While in law school, Mr. Lopes also worked full-time on public relations and marketing projects in NASCAR with all levels including Winston Cup. From 1993 to 1998, Mr. Lopes practiced law in Dallas, Texas with the law firm of Gardere and Wynne, extending his motor sports participation by representing drivers, teams and sponsors in the stockcar industry. He worked with large privately held businesses as well as professional athletes and the NBA's Dallas Mavericks. From 1998 to September 2001, Mr. Lopes served as General Manager of TeamXtreme Racing in the Indy Racing League.

     Adam Saal joined CART as the Vice President of Communications in January 2002, as part of the management restructuring initiated by President and CEO Christopher R. Pook. The appointment marks the second time Mr. Saal has held the top communications and public relations position at CART, previously heading the department in 1995 through 1996. A career motorsports professional, Mr. Saal began with the Barber Saab Pro Series (now Barber Dodge Pro Series) in 1988 as a public relations account executive. Later that year, Mr. Saal joined the International Motor Sports Association (IMSA) as director of communications, his first management position. In 1991, Mr. Saal joined Mr. Pook at the Grand Prix Association of Long Beach as that company's vice president of communications. In that capacity, Saal ran all of the media, public relations and communications projects related to the annual Toyota Grand Prix of Long Beach and other company projects. In December 1994, Saal joined CART for the first time as Director of Public Relations and stayed with the organization through December 1996 before leaving to start his own communications and public relations company, Saal L.L.C., which served as the primary and exclusive public relations and communications agency for the former CART series, the Dayton Indy Lights Championship from January 1997 through November 2001.

     J. Carlisle Peet became Vice President/Chief Legal Officer of CART, Inc. June 2002. Mr. Peet graduated from Syracuse University School of Law in 1978. From 1981 through 2001, he served as Assistant General Counsel for three publicly traded companies, Rollins Truck Leasing Corp., Matlack Inc., and Rollins Environmental Services, Inc. Concurrently, from 1988 through 2001, Mr. Peet served as Vice President and General Counsel for Rollins Leasing Corp., the operating subsidiary of Rollins Truck Leasing Corp.

     Rena Shanaman is serving in a new role beginning in January 2002, as Vice President of Joint Venture Promoter Relations, She was first named Vice President of Client Relations for CART, Inc. in July 1996 after serving as the General Manager of CART's inaugural U.S. 500 on a contractual basis. Ms. Shanaman has been involved in motorsports for more than 16 years, including the Detroit Grand Prix, Molson Indy Vancouver and the Arrivederci, Mario tour for racing legend Mario Andretti.

     Vicki O'Connor is the founder, and has served as President, of Pro-Motion Agency, Ltd., which has administered the Atlantic Championship Series since 1985. From 1983 through 1984, Pro-Motion also organized the Pro Sports 2000 Series.

ITEM 11:  EXECUTIVE COMPENSATION

     The following table discloses compensation received by each person who served as CART's Chief Executive Officer during 2002 and its four other most highly paid executive officers for the fiscal year ending December 31, 2002, as well as their compensation for the fiscal years ending December 31, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION AWARDS
                                                                             ------------------------------
                                                                             SECURITIES
                                    ANNUAL COMPENSATION                      UNDERLYING
                                    --------------------    OTHER ANNUAL      OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION         SALARY($)   BONUS($)   COMPENSATION($)     SARS(#)     COMPENSATION($)
---------------------------         ---------   --------   ---------------   -----------   ----------------
Christopher R. Pook(1)....   2002   $375,000    $169,000         (2)           250,000         $20,000(3)
  President and CEO          2001     14,423     120,000                       450,000               0
Thomas L. Carter..........   2002   $210,000    $      0         (2)            40,000         $ 5,330(3)
  Chief Financial Officer    2001    200,000      20,000                        50,000           3,435
Vicki O'Connor............   2002   $195,700    $      0         (2)                 0         $ 5,285(3)
  President of Pro-Motion    2001    190,000           0                         5,000           6,153
  Agency, Ltd.               2000    185,000           0                         5,000          10,051

---------------

(1) Mr. Pook was elected as President and CEO in December 2001. He was not employed by CART prior to that time. He has entered into an employment agreement whereby he will be paid a base salary of $375,000 per year.

(2) The aggregate amount of perquisite compensation to be reported herein is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. No other annual compensation was paid or payable to the named executive officers in the years indicated.

(3) Includes the payment of term life insurance premiums on behalf of the named executive officer, as follows: Mr. Pook ($2,580); Mr. Carter ($2,580); Ms. O'Connor ($2,535). Includes the contributions to defined benefit plans on behalf of the named executive officer, as follows: Mr. Pook ($2,750); Mr. Carter ($2,750); Ms. O'Connor ($2,750). Also includes the payment of premiums for life and disability insurance on behalf of Mr. Pook in the amount of $14,670.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 2002 to each of the named executive officers.

                                                             INDIVIDUAL GRANTS
                                                  ---------------------------------------
                                     NUMBER OF      % OF TOTAL
                                    SECURITIES       OPTIONS
                                    UNDERLYING      GRANTED TO     EXERCISE                 GRANT DATE
                                      OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
NAME                                GRANTED(1)    FISCAL YEAR(2)   ($/SHARE)    DATE(3)     VALUE($)(4)
----                                -----------   --------------   ---------   ----------   -----------
Christopher R. Pook...............    250,000           49%          $4.90     8/27/2012     $599,889
Thomas L. Carter..................     40,000           10%           4.90     8/27/2012       95,982
Vicki O'Connor....................          0            0              --            --           --

---------------

(1) The options granted in 2002 are exercisable 33% after the first year, 66% after the second year and 100% after the third year.

(2) CART granted options representing 513,250 shares to employees in 2002.

(3) The options expire the earlier of the date set forth herein or within a period specified in the option agreement following termination of employment with CART.

(4) CART used a Black-Scholes model of option valuation to determine grant date present value. CART does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named officers are based on a ten-year option term. Other assumptions used for the valuations are: interest rate of 3%; annual dividend yield of 0%; and volatility of 32%.

                       AGGREGATE OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in 2002 by each of the named executive officers and the values of each of such officer's unexercised options at December 31, 2002.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              NUMBER                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             OF SHARES               OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                        ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Christopher R. Pook.......       0           0         90,000         610,000           0              0
Thomas L. Carter..........       0           0         33,334          81,666           0              0
Vicki O'Connor............       0           0         20,834          11,666           0              0

---------------

(1) The value of unexercised options is based upon the difference between the exercise price and the average of the high and low market prices on December 31, 2002 of $3.70.

                      EQUITY PLAN COMPENSATION INFORMATION

     The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under our existing equity compensation plans as of December 31, 2002. Descriptions of the plans are included in footnote 13 of our audited financial statements. Each of these plans have been previously approved by the Company's stockholders.

                                                                                      NUMBER OF SECURITIES
                                  NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE      REMAINING AVAILABLE FOR
                                  BE ISSUED UPON EXERCISE    EXERCISE PRICE OF     FUTURE ISSUANCE (EXCLUDING
                                  OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,    SECURITIES REFLECTED IN
PLAN CATEGORY                      WARRANTS, RIGHTS (A)     WARRANTS, RIGHTS (B)         COLUMN (A))(C)
-------------                     -----------------------   --------------------   --------------------------
Equity compensation plans
  approved by security holders:

(1) 1997 Employee and Director
  Stock Option Plans............           175,270                     $18.88                      none*

(2) 1997 Director Stock Option
  Plan..........................            90,000                     $21.20                      none*

(2) 2001 Long-Term Stock
  Incentive Plan................         1,136,050                     $11.49                   363,950

Equity compensation plans not
  approved by security
  holders.......................              none             not applicable            not applicable
                                         ---------            ---------------            --------------
  Total.........................         1,401,320                     $13.04                   363,950
                                         =========            ===============            ==============

---------------

* No further options will be granted under either the 1997 Stock Option Plan or the 1997 Director Stock Option Plan.

                       DIRECTOR COMPENSATION ARRANGEMENTS

     The following information relates to CART's compensation and reimbursement practices during 2002 for directors who are not CART officers and who are not affiliated with teams participating in CART events (Messrs. Andretti, Hardymon, Henderson, Sanchez and Tucker). CART employees and those directors who are affiliated with teams participating in CART events do not receive any compensation for their Board activities.

     In addition to the cash compensation discussed below, members of the Board of Directors who are not CART officers and who are not affiliated with teams participating in CART events (Messrs. Andretti, Hardymon, Henderson, Sanchez and Tucker) received options to purchase 10,000 shares of common stock when first elected and options to purchase 5,000 shares upon each re-election.

     During 2002, members of the Board of Directors who were not CART officers and who were not affiliated with teams participating in CART events, were paid an annual retainer of $25,000. All Board members were reimbursed for expenses attendant to Board membership.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The following table shows the amount of CART common stock beneficially owned by any person or group known to us that is the beneficial owner of more than 5% of CART's common stock as of April 11, 2003.

                                                            AGGREGATE NUMBER      PERCENT
                                                               OF SHARES         OF SHARES
NAME AND ADDRESS                                           BENEFICIALLY OWNED   OUTSTANDING
----------------                                           ------------------   -----------
Gerald R. Forsythe(1)....................................      3,377,400           22.95%
  Forsythe Racing, Inc.
  Indeck Energy Services, Inc.
  1111 South Willis Avenue
  Wheeling, IL 60090

FMR Corp.(2).............................................      1,471,600            9.99%
  Edward C. Johnson, III
  Abigail P. Johnson
  82 Devonshire Street
  Boston, MA 02109

Jonathan P. Vannini(3)...................................      1,255,000            8.53%
  828 Irwin Drive
  Hillsborough, CA 94010

Fuller & Thaler Asset Management, Inc.(4)................      1,145,500            7.78%
  Russell J. Fuller
  411 Borel Avenue, Suite 402
  San Mateo, CA 94402

---------------

(1) We have received this information regarding share ownership from the
    Schedule 13D/A that was filed with the SEC on September 12, 2002, and subsequent Form 4 filed with the SEC in February 2003. Mr. Forsythe has agreed to vote and exchange all shares he or his affiliated entities has acquired in excess of 15% of the outstanding stock consistent with the recommendations of the Board of Directors of CART on all strategic matters for a period of three years.

(2) We have received this information regarding share ownership from the
    Schedule 13G that was filed with the SEC on February 13, 2003.

(3) We have received this information regarding share ownership from the
    Schedule 13D/A that was filed with the SEC on November 29, 2001.

(4) We have received this information regarding share ownership from the
    Schedule 13G that was filed with the SEC on February 13, 2003.

     The following table shows the amount of common stock of CART beneficially owned (unless otherwise indicated) by CART's directors, the executive officers of CART named in the Summary Compensation Table below, nominees, and the directors and executive officers of CART as a group. Except as otherwise indicated, all information is as of April 11, 2003.

     The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of December 31, 2002 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his/her spouse) with respect to the shares set forth in the following table.

                                                                              PERCENT
                                                  AMOUNT AND NATURE OF       OF SHARES
NAME                                            BENEFICIAL OWNERSHIP(1)    OUTSTANDING(2)
----                                            ------------------------   --------------
Christopher R. Pook...........................   90,000   Vested Options           0
Mario Andretti................................   10,000   Vested Options           0
Carl A. Haas..................................  300,500   Indirect(3)          2.04%
James F. Hardymon.............................   80,000   Vested Options           *
James A. Henderson............................    1,000   Direct                   *
                                                 20,000   Vested Options
U.E. Patrick..................................      100   Direct               1.01%
                                                141,300   Indirect(4)
                                                  7,585   Vested Options
Rafael A. Sanchez.............................   10,000   Vested Options           0
Frederick T. Tucker...........................   20,000   Vested Options           *
Derrick Walker................................    7,500   Indirect(5)              *
Thomas L. Carter..............................    3,000   Direct                   *
                                                 33,334   Vested Options
Vicki O'Connor................................   20,834   Vested Options           *
All current directors and executive officers
  as a group(11) persons......................    4,100   Direct               4.96%
                                                449,300   Indirect
                                                291,753   Vested Options

---------------

 *  Represents less than 1% of the Company's outstanding common stock.

(1) "Vested Options" are stock options which may be exercised as of December 31, 2002.

(2) Percentages are based upon 14,718,134 shares of common stock outstanding on April 11, 2003.

(3) The shares are held of record by Newman/Haas Racing, Carl Haas Enterprises, Inc. and Mr. Haas' spouse.

(4) The shares are held of record by Patrick Racing, Inc.

(5) The shares are held of record by Derrick Walker Racing, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. CART believes that during fiscal 2002, its officers and directors complied with all Section 16(a) filing requirements. In making this statement, CART has relied upon the written representations of its directors and officers. CART believes that Gerald R. Forsythe, a holder of more than 10% of our common stock, filed a Form 4 late, reporting the sale of 135,000 shares of common stock in December 2002.

ITEM 13:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have historically entered into transactions with related parties, because several of our directors and one of our significant shareholders are team owners. We believe that it is necessary and appropriate to have team owners involved as directors or significant shareholders of the Company because of their unique knowledge of our business. We believe that all the transactions which we have entered into with our directors or significant shareholders, are comparable to the terms that we have in the past or could in the future enter into with third parties with respect to each of these transactions. In order to avoid conflicts of interest, any of our directors who are affiliated with an entity that is entering into a transaction with us have not and will not vote on any matters related to such transactions and may, in certain circumstances, refrain from participating in any discussions related to such transactions.

     The related party transactions under "Purse Distributions, Entry Support Program and Lease Arrangements" are all payments or transactions that are made on the identical basis to all race teams, whether they are affiliated with directors or significant shareholders or not affiliated. The payments payable to related parties under the caption "Team Assistance Program" relate to further assistance that the Company is providing to race teams to assure their participation in the 2003 race season. The amounts payable to each race team vary, depending upon the team's ability to raise third party sponsorship, the number of cars that the team will race in 2003, their budget and other factors. The Company has determined that these payments are necessary in order to assure a proper field for 2003 and believes that the amounts payable to each of the race teams affiliated with a director is consistent with arrangements that the Company could enter into with third parties. Both of these programs were developed to insure the necessary participation in the series. Without this additional funding, it is unlikely that there would have been 18 teams, which would result in defaults under certain of the Company's agreements with promoters and television and could have resulted in severe financial consequences to the Company.

PURSE DISTRIBUTIONS, ENTRY SUPPORT PROGRAM AND TEAM ASSISTANCE

     We have entered into, and we will continue to enter into, transactions with entities that are affiliated with our directors and/or 5% stockholders who are owners of our race teams. Race teams that participate in the Champ Car World Series receive purse distributions on a per race basis and from the year end point fund, which amounts have been paid based solely upon their performance in specific races. All of these payments are made to our race teams regardless of the affiliation with our directors or significant stockholders. During 2002, we also paid a participation payment to our race teams, including those affiliated with directors (or directors who have resigned during the year) and/or 5% stockholders. The following table provides information with respect to payments made during 2002 by us to race teams that are or were affiliated with directors and/or significant stockholders of CART:

                                                                  PURSE       PARTICIPATION
RACE TEAM/AFFILIATED PERSON                                   DISTRIBUTIONS     PAYMENTS
---------------------------                                   -------------   -------------
Newman/Haas Racing/Carl A. Haas.............................   $2,677,500       $380,000
Team Green/Barry E. Green...................................    2,013,500        570,000
Chip Ganassi Racing Teams, Inc./Chip Ganassi................    2,185,000        540,000
Forsythe Racing, Inc./Gerald R. Forsythe....................    1,532,250        380,000
Patrick Racing, Inc./U.E. Patrick...........................      317,250        190,000
Derrick Walker Racing, Inc./Derrick Walker..................      317,750        190,000

     In 2003, we will lease engines and provide financial assistance to every team that participates in the Champ Car World Series, including teams affiliated with our directors and/or 5% stockholders. The financial assistance payments relate to two programs instituted for the 2003 season, the Entry Support Program
(ESP) and the Team Assistance Program. ESP will provide up to $42,500 in cash payments to teams, per race, for each car entered into the series.

     The Company has entered into a sponsorship agreement with Ford Motor Company, which provides in part, that Ford will lease to each of the teams Ford vehicles for their use in 2003. For ease of administration,

Ford has leased these vehicles to the Company and the Company has subleased the vehicles to each team on a net basis. There is no net cost or benefit to the Company related to this arrangement.

     The Company purchased one hundred (100) race engines from Cosworth Racing, Inc. for a total purchase price of $4.0 million and agreed to pay for track support in the amount of $1.5 million. The Company in turn has leased these engines to each team on the basis of $100,000 per entrant per year.

     The following table lists the estimated amount of engine lease income we will receive and Entry Support Payments we will make to related parties for the 2003 race season.

                                                              ENGINE LEASE      ESP
                                                                 INCOME       PAYMENTS
RACE TEAM/AFFILIATED PERSON                                    FROM TEAMS     TO TEAMS
---------------------------                                   ------------   ----------
Newman/Haas Racing/Carl A. Haas.............................    $200,000     $1,530,000
Forsythe Racing, Inc./Gerald R. Forsythe....................     200,000      1,530,000
Patrick Racing, Inc./U.E. Patrick...........................     100,000        765,000
Derrick Walker Racing, Inc./Derrick Walker..................     200,000      1,530,000

     Team Assistance Program. The Team Assistance Program will supply an additional $30.0 million in team assistance spread over the 2003 race season as described above. The following table sets forth the Team Assistance Program payments to teams affiliated with directors and/or 5% stockholders.

                                                                 TEAM
                                                              ASSISTANCE
RACE TEAM/AFFILIATED PERSON                                    PAYMENTS
---------------------------                                   ----------
Newman/Haas Racing/Carl A. Haas*............................  $2,000,000
Patrick Racing, Inc./U.E. Patrick*..........................   1,400,000
Derrick Walker Racing, Inc./Derrick Walker..................   5,925,000

---------------

* These agreements would put the Company over the $30.0 million in total team assistance the board of directors approved. The board has approved these contracts contingent on reducing the overall team assistance so as not to exceed $30.0 million.

PROMOTER AGREEMENTS

     Some of our directors or stockholders either control or are affiliated with others who control racing venues which stage CART and other racing events. We have entered into the following agreements with entities associated with directors or 5% stockholders:

     Carl A. Haas, a director of the Company and a race team owner, is a principal owner of Carl Haas Racing Teams, Ltd. and Texaco Houston Grand Prix L.L.C. ("HGP"), each of which have entered into Promoter Agreements with respect to Champ Car World Series races at the Wisconsin State Park Speedway in Milwaukee, Wisconsin and at a temporary road course in Houston, Texas. In the second quarter of 2002 the Promoter Agreement for the Milwaukee race was renewed for the 2002 event with the promoter having the option to extend for the 2003 and 2004 years. The sanction fees payable to CART under this agreement is similar to those paid by independent race promoters. Pursuant to the Promoter Agreement, entities affiliated with Mr. Haas have paid sanction fees to CART of $1.7 million. We are currently in negotiations regarding the option for the 2003 and 2004 events. In addition, we have incurred a total of $100,000 in sales costs and $100,000 in marketing expenses in relation to our race at Wisconsin State Park Speedway during 2002. The promoter agreement in regards to the Houston, Texas event provided for races to be held starting in 1998 through 2003. The Houston, Texas race was not held in 2002 and will not be held in 2003 due to construction on the temporary circuit in downtown Houston. Therefore, the promoter agreement has been terminated by mutual agreement. Carl Haas Racing Teams, Ltd. paid a $500,000 termination fee to CART and CART has received an option to acquire certain assets of HGP, used in operating the Houston event, for $750,000. This option was exercised and payment was made in January 2003.

     Gerald R. Forsythe, a race team owner and 24.9% stockholder, is a principal owner of the entities which entered into Promoter Agreements with respect to Champ Car World Series races in Monterrey, Mexico and Mexico City, Mexico. These entities affiliated with Mr. Forsythe have paid sanction fees to CART in the aggregate amount of $6.1 million for 2002. We are currently renegotiating the remaining years of the agreements.

     In addition, we have paid a total of $200,000 in sales costs and $200,000 in marketing expenses to these entities during 2002.

     In order to change the date of the Mexico City race as requested by Mr. Forsythe's affiliated entity, we have paid another promoter $250,000. Mr. Forsythe's affiliated entity reimbursed us for $125,000 of that expense.

     Gerald R. Forsythe is also a principal owner of an entity which entered into a Promoter Agreement with respect to Champ Car World Series races in Rockingham, England. The agreement provided for a race to be held beginning in 2001 through 2006. Following the cancellation of the race scheduled to be run in Germany, officials at Rockingham expressed concern regarding the viability of running a single event in Europe. In order to assure that the Rockingham event could move forward in 2002, we negotiated an amendment to the Promoter Agreement which reduced the sanction fee to $2.8 million and we assumed certain costs, including freight and transportation, in the amount of $900,000. In addition, the terms of the future years of the agreement, 2003-2006, were subject to renegotiation. This renegotiation has subsequently resulted in the cancellation of the remaining years of the agreement. In addition, we have paid a total of $100,000 in sales costs and $400,000 in marketing expenses to this entity during 2002.

     Floyd R. Ganassi Jr., a former director of the Company and a race team owner, is a principal owner of Chicago Motor Speedway, LLC and has entered into a Promoter Agreement with respect to a Champ Car World Series race at Chicago Motor Speedway in Cicero (Chicago), Illinois. Pursuant to the terms thereof, a Championship race was to be held through 2003. The Chicago Motor Speedway, LLC was to pay sanction fees to CART of $2.0 million for 2002 and $2.1 million for 2003. In 2002, the Chicago Motor Speedway, LLC announced the suspension of all race events at Chicago Motor Speedway. We then entered into an agreement with the Chicago Motor Speedway, LLC where we rented the track for $850,000 in 2002 and promoted the race ourselves.

OTHER TRANSACTIONS

     In addition to the above, we have entered into the following transactions with related parties:

     Mr. Forsythe is also a principal owner of the entity that holds our Mexican television rights through 2004. In return for these rights, we received a minimum guarantee of $300,000 in 2002 and will receive a minimum guarantee of $325,000 and $350,000 for each of the two years ending 2003 and 2004, respectively. In addition, we will receive 70% of the net profits, if any, until we reach $500,000, $550,000 and $600,000 for each of the three years ending 2002, 2003 and 2004, respectively.

     Mr. Ganassi is also principal owner of Target Chip Ganassi Racing, Inc., which entered into an agreement by which Target Chip Ganassi Racing Inc. ran a third car for a portion of the 2002 season. Pursuant to the terms thereof, we paid Target Chip Ganassi Racing, Inc. $1.7 million for running the third car, and we received the right to sell certain sponsorship space on that car.

     Ralph Sanchez, a director of the Company, is a principal owner of RAS Development, Inc. which has entered into a five year lease agreement with the Company for office space in Miami, Florida. Payments for this lease total $80,292, $97,957, $99,081, $100,045, $101,008 and $16,861 for 2003, 2004, 2005,
2006, 2007 and 2008, respectively.

PAYMENTS TO CART

     In addition to the payments described above, CART receives revenues from its race teams, including those affiliated with CART directors and/or 5% stockholders, for entry fees, equipment leases and other payments based solely on participation in CART events and CART's self-promoted event. During 2002, race teams affiliated with CART directors and/or 5% stockholders made such payments to CART as follows:

Team Green/Barry E. Green...................................  $187,360
Forsythe Racing, Inc./Gerald R. Forsythe....................   106,636
Chip Ganassi Racing Teams, Inc./Chip Ganassi................    94,805
Newman/Haas Racing/Carl A. Haas.............................   142,368
Patrick Racing, Inc./U.E. Patrick...........................    71,500
Derrick Walker Racing, Inc./Derrick Walker..................    50,050

ITEM 14:  CONTROLS AND PROCEDURES

     (a) Within the 90 days prior to the date of filing of this report, we carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in our periodic SEC filings.

     (b) There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date we carried out this evaluation.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CHAMPIONSHIP AUTO RACING TEAMS, INC.
                                                        Registrant

                                          By:    /s/ CHRISTOPHER R. POOK
                                            ------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

DATED: May 28, 2003

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


             /s/ CHRISTOPHER R. POOK                 Chief Executive Officer and Director   May 28, 2003
 ------------------------------------------------
               Christopher R. Pook


               /s/ THOMAS L. CARTER                     Chief Financial and Accounting      May 28, 2003
 ------------------------------------------------                  Officer
                 Thomas L. Carter


                /s/ MARIO ANDRETTI                                 Director                 May 28, 2003
 ------------------------------------------------
                  Mario Andretti


              /s/ JAMES F. HARDYMON                                Director                 May 28, 2003
 ------------------------------------------------
                James F. Hardymon


              /s/ JAMES A. HENDERSON                               Director                 May 28, 2003
 ------------------------------------------------
                James A. Henderson


                 /s/ U.E. PATRICK                                  Director                 May 28, 2003
 ------------------------------------------------
                   U.E. Patrick

                                 CERTIFICATIONS

     I, Christopher R. Pook, Chief Executive Officer, certify that:

          1. I have reviewed this annual report on Form 10-K/A of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                /s/ CHRISTOPHER R. POOK
                                          --------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

Date: May 28, 2003

                                 CERTIFICATIONS

     I, Thomas L. Carter, Chief Financial Officer, certify that:

          1. I have reviewed this annual report on Form 10-K/A of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

          4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

             a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

          5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

             b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officer and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                                 /s/ THOMAS L. CARTER
                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

Date: May 28, 2003

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)
   [X]     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003.


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD           TO         .

                          COMMISSION FILE NO. 1-13925

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      38-3389456
       (State or other jurisdiction of                         (IRS Employer
        incorporation or organization)                      Identification No.)

           5350 LAKEVIEW PARKWAY DRIVE SOUTH, INDIANAPOLIS, IN 46268
              (Address of principal executive offices) (Zip Code)

                                 (317) 715-4100
              (Registrant's telephone number, including area code)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 126-2 of the Securities Exchange Act).  Yes [ ]     No [X]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

         COMMON STOCK $0.01 PAR VALUE                        14,718,134 SHARES
           (Class of Common Stock)                    (Outstanding at October 1, 2003)

                         This report contains 38 pages.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
PART I -- FINANCIAL INFORMATION
     ITEM 1.      Consolidated Financial Statements (Unaudited)
                  Consolidated Balance Sheets as of September 30, 2003 and
                  December 31, 2002...........................................    2
                  Consolidated Statements of Operations for the Three and Nine
                  Months Ended September 30, 2003 and 2002....................    3
                  Consolidated Statement of Stockholders' Equity for the Nine
                  Months Ended September 30, 2003.............................    4
                  Consolidated Statements of Cash Flows for the Nine Months
                  Ended September 30, 2003 and 2002...........................    5
                  Notes to Consolidated Financial Statements..................    6
     ITEM 2.      Management's Discussion and Analysis of Financial Condition
                  and Results of Operations...................................   17
     ITEM 3.      Quantitative and Qualitative Disclosures About Market
                  Risks.......................................................   35
     ITEM 4.      Controls and Procedures.....................................   35
PART II -- OTHER INFORMATION
     ITEM 1.      Legal Proceedings...........................................   36
     ITEM 3.      Defaults Upon Senior Securities.............................   36
     ITEM 4.      Submission of Matters to a Vote of Security Holders.........   36
     ITEM 6.      Exhibits and Reports on Form 8-K............................   37
Signatures....................................................................   38
Exhibits

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                               (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,099        $  6,773
  Short-term investments....................................      17,551          79,489
  Accounts receivable (net of allowance for doubtful
     accounts of $1,823 and $1,282 at September 30, 2003 and
     December 31, 2002, respectively).......................       3,774           4,657
  Prepaid expenses and other current assets.................       6,116           1,474
  Income tax refundable.....................................         695          10,087
  Deferred income taxes.....................................          --           1,184
  Current portion notes receivable..........................         132              --
                                                                --------        --------
     Total current assets...................................      30,367         103,664
NOTES RECEIVABLE............................................         891              --
PROPERTY AND EQUIPMENT -- NET...............................      11,847          10,403
GOODWILL....................................................          --              --
OTHER ASSETS................................................         548             384
                                                                --------        --------
TOTAL ASSETS................................................    $ 43,653        $114,451
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Long term debt -- current portion.........................    $  2,523        $     --
  Accounts payable..........................................       3,768           1,703
  Accrued liabilities:
     Race expenses and point awards.........................       3,316              --
     Royalties..............................................          90             173
     Payroll................................................         600           2,455
     Taxes..................................................         454             743
     Other..................................................       4,950           4,879
  Deferred revenue..........................................       3,272           1,423
                                                                --------        --------
     Total current liabilities..............................      18,973          11,376
DEFERRED INCOME TAXES.......................................          --              57
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, none issued and outstanding at September
     30, 2003 and December 31, 2002.........................          --              --
  Common stock $.01 par value, 50,000,000 shares authorized,
     14,718,134 and 14,718,134 shares issued and outstanding
     at September 30, 2003 and December 31, 2002,
     respectively...........................................         147             147
  Additional paid-in capital................................      87,765          87,765
  Accumulated earnings (deficit)............................     (63,396)         14,511
  Accumulated other comprehensive income....................         164             595
                                                                --------        --------
       Total stockholders' equity...........................      24,680         103,018
                                                                --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 43,653        $114,451
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     -------------------   -------------------
                                                       2003       2002       2003       2002
                                                     --------   --------   --------   --------
                                                                    (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT LOSS PER SHARE)
REVENUES:
  Sanction fees....................................  $  7,831   $ 12,555   $ 16,131   $ 27,082
  Sponsorship revenue..............................     2,623      2,934      6,591      8,039
  Television revenue...............................       831      1,967      1,734      4,230
  Race promotion revenue...........................     5,607         --     10,628      1,417
  Engine lease revenue.............................       475         --      1,425         --
  Other revenue....................................       803      1,081      2,233      2,665
                                                     --------   --------   --------   --------
     Total revenues................................    18,170     18,537     38,742     43,433
EXPENSES:
  Race distributions...............................    21,067      8,427     49,728     15,778
  Race expenses....................................     2,589      4,110      6,530      8,432
  Race promotion expense...........................     9,874      5,452     20,784      8,935
  Television expense...............................     6,492      4,892     13,910      9,604
  Administrative and indirect expenses.............     6,115      8,966     16,334     20,762
  Litigation and settlements expense...............     1,281         --      2,660         --
  Merger and strategic charges.....................     1,355         --      1,355         --
  Relocation expense...............................        --         --         --      1,305
  Asset impairment.................................     3,299         --      3,299         --
  Depreciation and amortization....................       998        357      2,842      1,045
                                                     --------   --------   --------   --------
     Total expenses................................    53,070     32,204    117,442     65,861
OPERATING LOSS.....................................   (34,900)   (13,667)   (78,700)   (22,428)
  Realized gain on sale of investments.............       248          2        332          2
  Interest income..................................       248        882      1,121      3,083
                                                     --------   --------   --------   --------
LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE................................   (34,404)   (12,783)   (77,247)   (19,343)
  Income tax expense (benefit).....................        --     (4,473)       660     (6,769)
                                                     --------   --------   --------   --------
LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE...........................................  $(34,404)  $ (8,310)  $(77,907)  $(12,574)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF
  TAX).............................................  $     --   $     --   $     --   $   (956)
                                                     --------   --------   --------   --------
NET LOSS...........................................  $(34,404)  $ (8,310)  $(77,907)  $(13,530)
                                                     ========   ========   ========   ========
LOSS PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:
  BASIC............................................  $  (2.34)  $  (0.56)  $  (5.29)  $  (0.85)
                                                     ========   ========   ========   ========
  DILUTED..........................................  $  (2.34)  $  (0.56)  $  (5.29)  $  (0.85)
                                                     ========   ========   ========   ========
NET LOSS PER SHARE:
  BASIC............................................  $  (2.34)  $  (0.56)  $  (5.29)  $  (0.92)
                                                     ========   ========   ========   ========
  DILUTED..........................................  $  (2.34)  $  (0.56)  $  (5.29)  $  (0.92)
                                                     ========   ========   ========   ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC............................................    14,718     14,718     14,718     14,718
                                                     ========   ========   ========   ========
  DILUTED..........................................    14,718     14,718     14,718     14,718
                                                     ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                                COMMON STOCK     ADDITIONAL   ACCUMULATED   ACCUMULATED OTHER
                               ---------------    PAID-IN      EARNINGS       COMPREHENSIVE     STOCKHOLDERS'   COMPREHENSIVE
                               SHARES   AMOUNT    CAPITAL      (DEFICIT)      INCOME (LOSS)        EQUITY           LOSS
                               ------   ------   ----------   -----------   -----------------   -------------   -------------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
BALANCES, JANUARY 1, 2003....  14,718    $147     $87,765      $ 14,511           $ 595           $103,018
  Net loss...................      --      --          --       (77,907)             --            (77,907)       $(77,907)
  Unrealized loss on
     investments.............      --      --          --            --            (272)              (272)           (272)
  Increase in valuation
     allowance, deferred
     taxes...................      --      --          --            --              57                 57              57
  Reclassification
     adjustment,
     available-for-sale
     securities..............      --      --          --            --            (216)              (216)           (216)
  Comprehensive loss.........      --      --          --            --              --                 --              --
                               ------    ----     -------      --------           -----           --------        --------
BALANCES, SEPTEMBER 30,
  2003.......................  14,718    $147     $87,765      $(63,396)          $ 164           $ 24,680        $(78,338)
                               ======    ====     =======      ========           =====           ========        ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

                                                                2003         2002
                                                              ---------   ----------
                                                                   (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(77,907)   $ (13,530)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
  Cumulative effect of accounting change (net of tax).......        --          956
  Asset impairment..........................................     3,299           --
  Depreciation and amortization.............................     3,123        1,045
  Net loss from sale of property and equipment..............       636           17
  Deferred income taxes.....................................     1,127       (7,743)
  Changes in assets and liabilities that provided (used)
    cash (net of effects from purchase of Raceworks, LLC):
    Accounts receivable.....................................     1,210       (3,997)
    Notes receivable........................................      (400)          --
    Inventory...............................................        --          (25)
    Prepaid expenses and other assets.......................    (4,675)       1,303
    Income tax refundable...................................     9,392           --
    Accounts payable........................................       339        2,025
    Accrued liabilities.....................................     1,160        2,890
    Deferred revenue........................................     1,670        6,630
                                                              --------    ---------
      Net cash used in operating activities.................   (61,026)     (10,429)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of Raceworks, LLC, net of cash
    acquired................................................      (462)          --
  Purchase of investments...................................    (7,254)    (120,252)
  Proceeds from sale of investments.........................    68,761      120,036
  Notes receivable..........................................      (623)          --
  Acquisition of property and equipment.....................    (3,178)      (1,971)
  Proceeds from sale of property and equipment..............        81           25
                                                              --------    ---------
      Net cash provided by (used in) investing activities...    57,325       (2,162)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................      (973)          --
                                                              --------    ---------
      Net cash used in financing activities.................      (973)          --
                                                              --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (4,674)     (12,591)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     6,773       27,765
                                                              --------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  2,099    $  15,174
                                                              ========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Income taxes............................................  $    278    $       1
                                                              ========    =========
    Interest................................................  $     --    $      --
                                                              ========    =========
  Cash received during the period from income tax refund....  $  9,392    $      --
                                                              ========    =========

Supplemental Disclosure of Noncash Investing and Financing Activities -- During 2003, the Company received property, equipment, and/or services of approximately $616 in exchange for sponsorship privileges to the providers. Also, during 2003, the Company issued a promissory note of $722 in connection with the purchase of Raceworks, LLC.

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The accompanying unaudited consolidated financial statements have been prepared by management and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of Championship Auto Racing Teams, Inc. and subsidiaries (the "Company") as of September 30, 2003, the results of its operations for the three and nine months ended September 30, 2003 and 2002, and its cash flows for the nine months ended September 30, 2003 and 2002.

     In light of the significant near term financial challenges facing the Company, we retained the investment banking firm of Bear Stearns & Co. Inc. to assist us in exploring financing and other strategic alternatives that may be available to us. On August 18, 2003, the Company announced it had received a proposal from Open Wheel Racing Series, LLC ("Open Wheel") and was engaged in negotiations regarding a possible transaction with Open Wheel. Subsequently, on September 10, 2003, the Company and Open Wheel announced that they had signed a definitive merger agreement providing for Open Wheel to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of Company common stock then outstanding (which we will not take any action to increase while the proposed transaction is pending). The merger is subject to adoption by the Company's stockholders. If the merger is adopted by our stockholders, we currently expect to complete the proposed transaction with Open Wheel late in the fourth quarter of 2003, as quickly as possible after the special meeting of the Company's stockholders and after all of the conditions to the merger are satisfied or waived. We intend to manage our cash on hand such that we will continue our operations until such time as we hold a special meeting of the stockholders to consider adoption of the merger agreement. We anticipate that we will defer certain of our accounts payable longer than we have in the past. Unanticipated events, delays in collecting our accounts receivable, or other factors could result in an inability to fund all of our obligations with cash reserves.

     If the proposed merger with Open Wheel is not completed for any reason, and if no strategic transaction that is an alternative to the merger is available to us at that time, it is expected that we will be required immediately to cease our operations, wind up our affairs and seek to liquidate our remaining assets because our cash resources and other sources of liquidity would be substantially depleted by that time. In that event, we expect that CART, Inc. and our other subsidiaries would discontinue racing and other operations and commence liquidation. Although the definitive merger agreement permits our board of directors to consider proposals for a competing transaction and accept a superior proposal, no such competing proposal is currently being considered by us as an alternative to the proposed transaction with Open Wheel and no superior proposal is available.

     The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

     Because of the seasonal concentration of racing events, the results of operations for the three and nine months ended September 30, 2003 and 2002 are not indicative of the results to be expected for the year.

     Principles of Consolidation. The consolidated financial statements of the Company include the financial statements of Championship Auto Racing Teams, Inc. and its wholly-owned subsidiaries -- CART, Inc. ("CART"), Pro-Motion Agency, Ltd. and CART Licensed Products, Inc. As of March 7, 2003, the consolidated financial statements also include the financial statements of Raceworks, LLC, a wholly owned subsidiary (See Note 8). All significant intercompany balances have been eliminated in consolidation.

     Basic and Diluted Loss Per Share. Diluted per share amounts assume the exercise of shares issuable under certain stock option plans when dilutive. Due to losses from operations, approximately 0 and 2,127 shares for the three month periods ended September 30, 2003 and 2002, respectively, and 0 and 9,765 shares

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

for the nine month periods ended September 30, 2003 and 2002, respectively, were excluded from the dilutive loss per share calculation due to their anti-dilutive effect.

     Accounting Pronouncements. In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
(SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company adopted this statement on July 1, 2003 and there was no impact on the financial statements upon adoption.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company adopted this statement on July 1, 2003 and there was no impact on the financial statements upon adoption.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entity." The term "variable interest" is defined in FIN 46 as "contractual, ownership or other pecuniary interests in an entity that change with changes in the entity's net asset value." Variable interests are investments or other interests that will absorb a portion of an entity's expected losses if they occur or receive portions of the entity's expected residual returns if they occur. The Company does not expect the recognition provisions of FIN 46 to have a material impact on the Company's financial position or results of operations.

     On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this statement on January 1, 2003, and there was no impact on the financial statements upon adoption.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantee Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements regarding certain guarantees and product warranties. The recognition provisions of FIN 45 will be effective for guarantees issued or modified after December 31, 2002. The Company adopted this interpretation on January 1, 2003, and there was no impact on the financial statements upon adoption.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     As permitted by SFAS No. 123, the Company has chosen to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for its stock options granted to employees and directors. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed, and the exercise price equals the market price of the underlying stock on the grant date.

     However, as required by SFAS No. 123, companies who have chosen to follow APB No. 25 are required to calculate pro forma information as if it had calculated compensation based on the fair value at the grant date for its stock options granted to employees and directors. In the third quarters of 2003 and 2002, there was no compensation expense under APB No. 25.

                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                SEPTEMBER 30,         SEPTEMBER 30,
                                              ------------------   -------------------
                                                2003      2002       2003       2002
                                              --------   -------   --------   --------
                                                           (IN THOUSANDS)
Net Loss
  As reported...............................  $(34,404)  $(8,310)  $(77,907)  $(13,530)
  Total stock-based employee compensation
     expense determined under the fair value
     based method, net of tax...............      (503)     (375)    (1,644)      (953)
                                              --------   -------   --------   --------
     Pro forma..............................  $(34,907)  $(8,685)  $(79,551)  $(14,483)
                                              ========   =======   ========   ========
Diluted Loss Per Share
  As reported...............................  $  (2.34)  $ (0.56)  $  (5.29)  $  (0.92)
  Total stock-based employee compensation
     expense determined under the fair value
     based method, net of tax...............     (0.03)    (0.03)     (0.11)     (0.06)
                                              --------   -------   --------   --------
     Pro forma..............................  $  (2.37)  $ (0.59)  $  (5.40)  $  (0.98)
                                              ========   =======   ========   ========

     Reclassifications. Certain reclassifications have been made to the 2002 unaudited consolidated financial statements in order for them to conform to the 2003 presentation.

     Management Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period presented. The actual outcome of the estimates could differ from the estimates made in the preparation of the consolidated financial statements.

2.  GOODWILL AND INTANGIBLE ASSETS

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Intangible Assets." The statement requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, goodwill and intangible assets with indefinite useful lives are tested for impairment upon adoption of the statement and annually thereafter. As a result of adoption, the Company no longer records amortization expense related to goodwill or intangible assets with indefinite useful lives.

     The Company adopted SFAS No. 142, effective January 1, 2002, which resulted in a non-cash charge of $1.5 million, or $956,000 net of tax benefit of $514,000, to write-off the value of its goodwill. The goodwill was recorded under the purchase method of accounting for the purchases of Pro-Motion Agency, Inc. and CART Licensed Products, LP, on April 10, 1998 and January 1, 1999, respectively. Such charge is reflected as a cumulative effect of an accounting change in the accompanying consolidated statements of operations. Prior to

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

the adoption of SFAS No. 142, the Company had accounted for its goodwill and intangible assets in accordance with the accounting standards existing at the time.

     Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. The Company's reporting units are generally consistent with the operating segments identified in Note 6 -- Segment Reporting. Raceworks, LLC, a wholly-owned subsidiary included in the race promotions segment, is also a reporting unit. The Company recorded goodwill in conjunction with the purchase described in Note
8 -- Acquisition of Raceworks, LLC. In calculating the impairment charge, the fair values of the reporting units were estimated using a discounted cash flow methodology.

     Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003 as a result of the event promoted by Raceworks, LLC in September in Miami. Based on those results and other qualitative information, the future earnings forecasts were revised. As a result of management's analysis, the Company recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks, LLC. The fair value of the reporting unit was estimated using the present value of expected future cash flows.

3.  SHORT-TERM INVESTMENTS

     The following is a summary of the estimated fair value of available-for-sale short-term investments by balance sheet classification:

                                                                                GROSS
                                                                              UNREALIZED
                                                                             ------------
                                                       COST     FAIR VALUE   GAIN   LOSS
                                                      -------   ----------   ----   -----
                                                                (IN THOUSANDS)
September 30, 2003
U.S. agencies securities............................  $17,387    $17,551     $164   $  --
                                                      -------    -------     ----   -----
Total short-term investments........................  $17,387    $17,551     $164   $  --
                                                      =======    =======     ====   =====
December 31, 2002
Letters of credit...................................  $    30    $    30     $ --   $  --
Corporate bonds.....................................    2,538      2,556       18      --
U.S. agencies securities............................   76,003     76,903      900       2
                                                      -------    -------     ----   -----
Total short-term investments........................  $78,571    $79,489     $918   $   2
                                                      =======    =======     ====   =====

     Net proceeds from sales of investments for the nine months ended September 30, 2003 and 2002 were approximately $68.8 million and $0, respectively.

     Contractual maturities range from less than one year to two years. The weighted average maturity of the portfolio does not exceed one year.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at September 30, 2003 and December 31, 2002:

                                            SEPTEMBER 30,   DECEMBER 31,      USEFUL LIFE
                                                2003            2002          (IN YEARS)
                                            -------------   ------------   -----------------
                                                   (IN THOUSANDS)
Engines...................................     $ 4,300        $ 4,000              2
Equipment.................................      11,107          7,242            5-20
Furniture and fixtures....................         623            425             10
Vehicles..................................       4,158          4,065             5-7
Other.....................................         270            268              5
                                                                           (except leasehold
                                                                             improvements)
                                               -------        -------
Total.....................................      20,458         16,000
Less accumulated depreciation.............      (8,611)        (5,597)
                                               -------        -------
Property and equipment (net)..............     $11,847        $10,403
                                               =======        =======

     The Company periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of when events and circumstances warrant such a review. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.

     Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003. Based on those results and other qualitative information, the future earnings forecasts were revised. As a result of management's analysis, the Company recognized a non-cash asset impairment charge of $2,038,000 to reduce the carrying value of the property and equipment of Raceworks, LLC. In the absence of quoted market prices, the fair values of the property and equipment were determined using estimates of amounts at which the assets could be sold to third parties in current transactions, less any sale costs.

5.  NOTES RECEIVABLE

     In May 2003, the Company entered into an agreement with a third party where we paid for the costs of capital improvements retained by the third party necessary to stage an event where we are the promoter. We accepted an unsecured note of $750,000 for said improvements, to be received, without interest over five years. Payment in the amount of $75,000 will be due in each of the first four years with a final payment of $450,000 due in the fifth year. These payments are payable each November 1st, beginning in 2003. The Company imputed interest on the note at a rate of 6% and recorded a discount on the note receivable which reduced the note by $146,000.

     In June 2003, the Company entered into an amendment to a sanction agreement with a promoter where we accepted a note in the amount of $400,000 as payment for a portion of the sanction fee. This note is payable in 36 equal monthly installments, bearing interest at 10% per annum, beginning January 1, 2004. The note is collateralized by all products and proceeds of all other events staged by the promoter at the promoter's facility.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

6.  SEGMENT REPORTING

     The Company has two reportable segments, sanctioning and race promotions. In 2003, the Company added "Race Promotions" as a reportable segment. There were no prior period adjustments relating to the new reportable segment.

     Sanctioning encompasses all the business operations of organizing, marketing and staging all of our open-wheel racing events when we act as a sanctioning body as well as corporate expenses. We receive a sanction fee from the event promoter for our services that is either fixed or is based upon a profit sharing agreement. Sanction fees revenue, sponsorship revenue, television revenue, engine lease revenue, race distributions and race expenses, television expenses and administrative and indirect expenses are recognized in the sanctioning segment.

     Race promotions encompasses all the business operations of marketing and promoting our open-wheel racing events when we act as promoter and have exclusive rights to the event. We receive the revenues from the event and are responsible for the expenses of the event.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's long-lived assets are substantially used in the sanctioning segment in the United States. The Company evaluates performance based on income before income taxes.

                                                   THREE MONTHS ENDED SEPTEMBER 30,
                                           -------------------------------------------------
                                           SANCTIONING   RACE PROMOTIONS   OTHER*    TOTAL
                                           -----------   ---------------   ------   --------
                                                           ($ IN THOUSANDS)
2003
Revenues.................................   $ 12,502         $ 5,607        $ 61    $ 18,170
Interest income (net)....................        246              --           2         248
Depreciation and amortization............        991              --           7         998
Segment income (loss) before income
  taxes..................................    (26,845)         (7,566)          7     (34,404)
2002
Revenues.................................   $ 18,495         $    --        $ 42    $ 18,537
Interest income (net)....................        879              --           3         882
Depreciation and amortization............        339              --          18         357
Segment loss before income taxes.........     (8,203)         (5,452)        (12)    (13,667)

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                           -------------------------------------------------
                                           SANCTIONING   RACE PROMOTIONS   OTHER*    TOTAL
                                           -----------   ---------------   ------   --------
                                                           ($ IN THOUSANDS)
2003
Revenues.................................   $ 27,847        $ 10,628        $267    $ 38,742
Interest income (net)....................      1,113              --           8       1,121
Depreciation and amortization............      2,798              --          44       2,842
Segment income (loss) before income
  taxes..................................    (63,905)        (13,455)        113     (77,247)
2002
Revenues.................................   $ 41,894        $  1,417        $122    $ 43,433
Interest income (net)....................      3,073              --          10       3,083
Depreciation and amortization............        989              --          56       1,045
Segment loss before income taxes and
  cumulative effect of accounting
  change.................................    (11,789)         (7,518)        (36)    (19,343)

---------------

* Amounts are below the quantitative thresholds for presentation as a reportable segment. These amounts are related to the Company's licensing royalties.

     Reconciliations to consolidated financial statement totals are as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                                    ($ IN THOUSANDS)
Total assets for sanctioning segment........................     $38,035        $114,194
Total assets for race promotion segment.....................       4,915              --
Other assets................................................         703             257
                                                                 -------        --------
  Total consolidated assets.................................     $43,653        $114,451
                                                                 =======        ========

     As a result of the Company's adoption of SFAS No. 142, the sanctioning segment recorded a non-cash charge of $632,000, or $411,000 net of tax benefit of $221,000, and the Other segment recorded a non-cash charge of $838,000, or $545,000 net of tax benefit of $293,000, as a cumulative effect of accounting change for the write-off of goodwill effective in the first quarter of 2002.

     Operating results and cash flows of the race promotions segment were significantly lower than expected during the quarter ended September 30, 2003. Based on those results and other qualitative information, the future earnings forecasts were revised. The Company recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets of the race promotions segment. The fair value of the reporting unit was estimated using the present value of expected future cash flows. The Company also recognized a non-cash asset impairment charge of $2,038,000 to reduce the carrying value of the property and equipment of the race promotions segment. In the absence of quoted market prices, the fair values of the property and equipment were determined using estimates of amounts at which the assets could be sold to third parties in current transactions, less any sale costs.

7.  COMMITMENTS AND CONTINGENCIES

     Litigation. On September 8, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of Monterey. This lawsuit was filed by the heirs of Gonzolo Rodriguez, a race car driver who died on September 11, 1999 while driving his race car at the Laguna Seca Raceway in a practice session for the CART race event. The suit sought damages in an unspecified amount for negligence and wrongful death. On November 5, 2001, the Court upheld a release signed by Mr. Rodriguez

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

and the causes of action for negligence were dismissed. On March 13, 2003 a jury verdict found in favor of the Company with respect to the claim for willful and/or reckless conduct and the case was dismissed. An appeal has been filed.

     On October 30, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of San Bernardino. This lawsuit was filed by the estate of Greg Moore, a race car driver who died on October 31, 1999 while driving his race car at the California Speedway during the CART race event. The suit sought actual and punitive damages from the Company in an unspecified amount for breach of duty, wanton and reckless misconduct, breach of implied contract, battery, wrongful death and negligent infliction of emotional distress. On a motion for Summary Judgment, the complaint was dismissed on all counts on October 16, 2002. An appeal of the dismissal was filed on November 25, 2002.

     On November 8, 2001, two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., filed suit against the Company in the Circuit Court for the County of Wayne, State of Michigan, each alleging damages in excess of $1.0 million for breach of contract, promissory estoppel, misrepresentation, and tortious interference with contract and business expectancy. The claim was settled for $400,000 in May 2003.

     On January 29, 2002, a demand for arbitration was filed against the Company with the American Arbitration Association by Action Performance Companies, Inc. The arbitration demand was filed in regard to a retail licensing agreement entered into on November 16, 1998 and subsequent amendments to the original agreement. The claim sought damages of $3.2 million for breach of contract, breach of implied good faith and fair dealing and fraud and punitive damages of $3.2 million. The Company filed a counterclaim against Action Performance Companies, Inc. The arbitration panel determined that Action Performance Companies, Inc. failed to prove its claim for breach of implied good faith and fair dealing or fraud, but did find that the Company had breached the contract and awarded Action Performance Companies, Inc. the amount of $931,588 in August 2003 for its net unrecoverable expenses and interest. The Company paid the award in September 2003.

     On March 26, 2002, the Company filed a complaint against Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleged that Mr. Heitzler breached his employment contract, breached his fiduciary duties and intentionally or recklessly omitted to disclose information to the Company in order to induce the continuation of Mr. Heitzler's employment agreement. The suit sought damages of an unspecified amount. On March 28, 2002, Mr. Heitzler filed a complaint against the Company in the Superior Court of the State of California, County of Los Angeles. The suit sought compensatory, exemplary and punitive damages in excess of $2.0 million for breach of contract, fraud, negligent misrepresentation, breach of covenant of good faith and fair dealing and declaratory relief. An amended complaint adding a count for tortious breach of contract in violation of public policy was filed on April 9, 2002. These claims were settled in August 2003 and the Company paid $1.7 million in settlement of any and all claims.

     On July 9, 2002, a Demand for Arbitration was filed against the Company with the American Arbitration Association in Indianapolis, Indiana by Engine Developments Ltd. The Demand alleged that the Company breached an agreement to purchase engines and sought unspecified damages. This claim was settled July 29, 2003 and the Company paid $1.75 million in settlement of any and all claims.

     In June 2003, the Company received $1.0 million from proceeds received from a bankruptcy settlement regarding claims filed against Eurospeedway Lausitz for loss of sanction fees and other damages that occurred when the 2002 event was cancelled as a result of the bankruptcy of the promoter. These proceeds have been recorded in the quarter ended June 30, 2003 as a reduction of litigation expense.

     As we have previously reported, we are party to several lawsuits. We cannot predict the outcome of the litigation, and at this time, management is unable to estimate the impact that ultimate resolution of these matters may have on our financial position or future results of operations.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

8.  ACQUISITION OF RACEWORKS, LLC

     On March 7, 2003, the Company acquired one hundred percent (100%) of the membership interests in Raceworks, LLC ("Raceworks"). The results of Raceworks' operations have been included in the consolidated financial statements since that date. Raceworks is a motorsports promotion company and holds a revocable license agreement to annually conduct a street race in downtown Miami through 2017, with an option to extend for an additional ten (10) years. The aggregate purchase price was $1.2 million including $473,000 of cash and a promissory note of $722,000. Commencing on the payment due dates, any unpaid principal bears at ten percent (10%) per annum. During the quarter ended September 30, 2003, the Company was in default of certain payment provisions of the promissory note and the promissory note became due and payable and has been classified as current.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as part of the acquisition.

Current assets..............................................  $   449,000
Property and equipment......................................    4,120,000
Other assets................................................       36,000
Intangible assets including goodwill........................    1,262,000
                                                              -----------
  Total assets acquired.....................................    5,867,000
                                                              -----------
Current liabilities.........................................   (1,916,000)
Long-term debt..............................................   (2,778,000)
                                                              -----------
  Total liabilities assumed.................................   (4,694,000)
                                                              -----------
Net assets acquired.........................................  $ 1,173,000
                                                              ===========

     The acquisition has been accounted for using the purchase method of accounting. Under purchase accounting, the total purchase price has been allocated to the tangible and intangible assets and liabilities of Raceworks based upon their respective fair values as of the date of the acquisition. An allocation of the purchase price has been made to major categories of assets and liabilities based on available information.

     Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003, which we considered to be an indication of impairment. Based on those results and other qualitative information, the future earnings forecasts were revised and the fair value determined. The Company recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks, LLC. The fair value of the reporting unit was estimated using the present value of expected future cash flows.

     The Company reviewed the carrying value of the long-lived assets of Raceworks at September 30, 2003, using estimated cash flows. The carrying values of the long-lived assets were considered impaired. In the absence of quoted market prices, the fair values of the long-lived assets were determined using estimates of amounts at which the assets could be sold to third parties in current transactions, less any sale costs. The Company recognized a non-cash asset impairment charge of $2,038,000 for the period ended September 30, 2003 to reduce the carrying value of the property and equipment of Raceworks, LLC.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The following unaudited pro forma financial data illustrates the estimated effects as if the acquisition had been completed as of the beginning of the periods.

                                                                  NINE MONTHS ENDED
                                                      -----------------------------------------
                                                      SEPTEMBER 30, 2003    SEPTEMBER 30, 2002
                                                      -------------------   -------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................       $ 38,749              $ 43,433
Loss before income taxes and cumulative effect of
  accounting change.................................       $(77,490)             $(19,667)
Net loss............................................       $(78,150)             $(13,854)
Basic and diluted loss per share:
  Loss before income taxes and cumulative effect of
     accounting change..............................       $  (5.26)             $  (1.34)
  Net loss..........................................       $  (5.31)             $  (0.94)

     The pro forma results are not necessarily indicative of the actual results if the transactions had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect, among other things, any synergies that might have been achieved from combined operations.

9.  LONG TERM DEBT

     In July 2002, the Company guaranteed a $1.8 million commercial term loan in connection with the operations of Raceworks, LLC. The Company subsequently acquired this loan in conjunction with the acquisition of Raceworks, LLC and has recorded the loan in its long-term debt as of September 30, 2003. The principal on the loan shall be paid quarterly, commencing on October 31, 2003 and on the last day of each January, April, July and October thereafter, in the amount of $50,000 per quarter. The entire unpaid principal amount of the loan and all accrued and unpaid interest and other amounts payable thereunder shall be due and payable in July 2007. The loan may be prepaid, in whole or in part, without a penalty. The rate of interest on the outstanding principal amount of the loan will be equal to The Wall Street Journal prime rate (the "prime rate") plus 150 basis points. (As of September 30, 2003, the rate of interest was 5.5 %.)

     At June 30, 2003 and September 30, 2003, the Company was in default of certain financial covenants for which a waiver will be requested. These financial covenants require that total stockholders' equity of the Company not be below $75 million. As a result, the entire amount of the note has been classified as current.

     On March 7, 2003, the Company issued a promissory note of $722,000 in conjunction with the acquisition of Raceworks, LLC. Commencing on the payment due dates, any unpaid principal bears interest at ten percent (10%) per annum. The Company is in default of certain payment provisions of the note. As a result, the entire amount of the note has been classified as current at September 30, 2003.

10.  DEFERRED TAXES

     SFAS No. 109 requires that net deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company has tax assets from U.S. net operating loss carryforwards, foreign tax credit carryforwards and future tax deductions of $28.1 million, $278,000 and $1.2 million, respectively. The carryforward items expire over the next 5 to 20 years. Failure to achieve taxable income within the carryforward period would affect the ultimate realization of the net deferred tax assets. Management believes there is sufficient uncertainty regarding the future generation of taxable income. Because it is more likely than not that deferred tax assets will not be realized, the tax benefit for current year losses and net deferred tax assets recorded at December 31, 2002 has been reduced by a $29.6 million valuation allowance at

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

September 30, 2003. As a result, income tax expense was $660,000 for the nine month period ended September 30, 2003.

11.  SUBSEQUENT EVENT

     On October 29, 2003, the Champ Car World Series race event in Fontana, California scheduled for November 2, 2003, was canceled by the promoter due to catastrophic forest fires in the surrounding region. The financial effect on the operations of the Company cannot be determined at this time.

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

  USE OF ESTIMATES

     The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

     Significant accounting estimates include the allowance for doubtful accounts for trade accounts receivable, impairment of fixed assets and deferred race expenses, the recoverability of intangible assets and goodwill, income taxes and related valuation allowances, certain accrued liabilities and fair values allocated to assets acquired and liabilities assumed in business combinations.

     We believe that the estimates, assumptions and judgments involved in the accounting policies described below have a material impact on our financial statements. These areas are subject to the risks and uncertainties we describe in this report. Actual results, therefore, could differ from those estimated.

  REVENUE RECOGNITION

     One of our most critical accounting policies is revenue recognition. We recognize our revenues as they are earned, but the determination of when they are earned depends on the source of the revenue. Our policy for each revenue source is outlined below.

     Sanction Fee Revenue. Generally, sanction fees are paid in advance of the race and are recorded as deferred revenue. Revenue from sanction fees is not recognized until the event is completed. In 2002 and 2003, we entered into agreements with certain promoters where all or a portion of the contracted sanction fee was reduced in exchange for a percentage of the profits from the event. The sanction fee received and our share of any profits from these events is recognized as sanction fee revenue when the event is completed.

     Sponsorship Revenue. Revenue is recorded ratably over the life of the sponsorship agreement. On occasion, revenue is recorded at the time of the race if the sponsorship pertains to that race. Generally, sponsorship agreements call for quarterly payments, and each payment is recorded as deferred revenue when received. Included in sponsorship revenue is revenue generated through barter transactions. We recognize this revenue at the value of the consideration given or the consideration received, whichever is more clearly determinable.

     Engine Lease Revenue. In 2002, we purchased the engines that will be used for the 2003 and 2004 Champ Car World Series race seasons. Each team is required to use these engines in order to compete in the series. We will lease the engines to the teams for $100,000 per car per year. The revenue is realized ratably over the life of the agreement.

     Television Revenue. We receive television revenue in the form of rights fees and advertising sales. Revenue is not recognized until earned which is when the show airs. Television revenue arising from minimum guarantees and rights fees is recognized ratably over the race schedule. Advertising sales relate to specific shows and is recognized when the show and advertisements air. Payments related to television revenue that are received prior to when earned are recorded as deferred revenue until earned.

     Race Promotion Revenue. Race promotion revenue consists of all commercial rights such as ticket sales, event sponsorship, hospitality and all other revenues related to promoting an event. Payments received prior to the event are recorded as deferred revenue. Revenue is recorded when the event is completed.

     Other Revenues. Other revenues include membership and entry fees, contingency awards money, royalty income and other miscellaneous revenues. Membership and entry fees and contingency award money are recognized ratably over the race schedule. Royalty income is recognized as the related product sales occur or on a monthly basis based on a minimum guarantee.

  EXPENSE RECOGNITION

     Race Promotion Expenses. General and administrative expenses related to races we promote are recognized when incurred. Expenses directly related to the event are recognized when the event occurs. Prepaid expenses are charged to operating results when the event occurs or when the assets are determined to not be recoverable.

  GOODWILL AND INTANGIBLE ASSET IMPAIRMENT

     We adopted FASB Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Intangible Assets," effective January 1, 2002. The statement requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives. The statement also requires that we test our goodwill and intangible assets with indefinite useful lives for impairment upon adoption of the statement and annually thereafter. Our goodwill was associated with our acquisitions of Pro-Motion Agency, Inc. and CART Licensed Products, LP, on April 10, 1998 and January 1, 1999, respectively. Upon adoption of the statement, we recorded a one-time, non-cash charge of $1.5 million, or $956,000 net of tax benefit of $514,000, to write-off the value of our goodwill. The write-off of goodwill results from the use of discounted cash flows in assessment of fair value for each reporting unit as required by SFAS No. 142. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value.

     During the quarter ended March 31, 2003, the Company recorded intangible assets, including goodwill, of $562,000 relative to the purchase of Raceworks, LLC. During the quarter ended September 30, 2003, the Company recorded an additional $723,000 of intangible assets relative to the purchase. Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003. Based on those results and other qualitative information, the future earnings forecasts were revised. As a result of management's analysis, the Company recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks, LLC. The fair value of the reporting unit was estimated using the present value of expected future cash flows.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of when events and circumstances warrant such a review. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.

     Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003. Based on those results and other qualitative information, the future earnings forecasts were revised. As a result of management's analysis, the Company recognized a non-cash asset impairment charge of $2,038,000 to reduce the carrying value of the property and equipment of Raceworks, LLC. In the absence of quoted market prices, the fair values of the property and equipment were determined using estimates of amounts at which the assets could be sold to third parties in current transactions, less any sale costs.

  LITIGATION

     We are involved in litigation as a part of our normal course of business. Our litigation proceedings are included in our most recent Form 10-K, Item 3:
Legal Proceedings and updated, as needed, in Part II -- Other Information, Item 1: Legal Proceedings in this and subsequent Form 10-Qs. When a complaint is filed by or against us that represents a material claim, we disclose the proceeding in our financial statements. When a claim against us is probable and reasonably estimable, we record the expense. When we are the party filing the claim, we do not record income until any damages from the claim are assured.

REVENUES

     We derive revenues primarily from (i) sanction fees, (ii) sponsorship,
(iii) television rights, (iv) race promotion, (v) engine leases and (vi) other revenue. Following is an explanation of our individual revenue items:

     Sanction Fees. We receive sanction fees from the promoters of our races (other than races we promote). The fees are based on contracts between the promoters and CART. We have entered into agreements with certain promoters of the Champ Car World Series for a reduction in the previously contracted sanction fees. In return, we will receive a share of the net income from the event. The percentage of net income, if any, will also be included in sanction fees. Therefore, there is less visibility and less predictability for CART's earnings than in the previous financial model as CART's revenues will be affected by the success of these races.

     Sponsorship Revenue. We receive corporate sponsorship revenue based on negotiated contracts. An official corporate sponsor receives status and recognition rights, event rights and/or product category exclusivity.

     We have developed an Entrant Support Program for the 2003 Champ Car World Series. The new program is part of an enhanced incentive program we developed with our teams, whereby we provide financial support to new and existing teams to run in the Champ Car World Series and, in exchange, each team will provide logo space on its cars for Champ Car-designated sponsors to advertise. Sponsorship fees, if any, paid by these corporate sponsors will be retained by us to offset the financial support we are providing to the teams. The program will also combine Champ Car World Series event and team sponsorship opportunities, along with advertising on television and in print media. None of these sponsorship packages were sold during the first nine months of 2003.

     Television Revenue. In 2003, we have contracts for our domestic television rights with CBS and Speed Channel. We have broadcast seven races on CBS and will broadcast eleven on Speed Channel of which eight have aired as of September 30, 2003. One of our races was broadcast on HD Net TV where HD Net TV provided the air time and we shared the cost of production. We bought the air-time and paid for production for the CBS races. Speed Channel will provide the air-time for the races aired on its network, including Champ Car practice and qualifying and a half-hour pre-race show. We will pay for production for the races to be broadcast on the Speed Channel network. We receive the advertising inventory for all shows aired on all networks and we are responsible for selling the advertising.

     In 2003, we have international television rights with:

     - Gold Coast Motor Events Co. (Australia)

     - Molstar (Canada)

     - Promotion Entertainment of Mexico, LLC (Mexico)

     - Octagon CSI (all others)

     A rights fee will be paid to us by each international broadcast partner for rights to air the Champ Car race either live, time-delayed or as a highlight package, in the country where they hold our rights. See "Other Related Party Transactions" for a description of our arrangements with Promotion Entertainment of Mexico, LLC, an entity principally owned by Mr. Gerald R. Forsythe, a 23% stockholder of the Company until September 26, 2003, when he contributed all of his shares of our common stock to Open Wheel, and currently the beneficial owner of a substantial membership interest in Open Wheel.

     Race Promotion Revenue. In 2003, we promoted six of our races, all of which occurred during the first nine months of 2003. Race promotion revenue includes all the commercial rights associated with promoting a Champ Car event, such as admissions, event sponsorship and hospitality sales. In most cases we partnered with experienced race promoters to promote these events and we were responsible for selling all of the commercial rights of the event.

     Engine Lease Revenue. In 2002, we purchased the engines that will be used for the 2003 and 2004 Champ Car World Series race seasons. Each team is required to use these engines in order to compete in the series. We will lease the engines to the teams for $100,000 per car per year.

     Other Revenue. Other revenue includes membership and entry fees, contingency awards money, royalties, commissions and other miscellaneous revenue items. Membership and entry fees are payable by Toyota Atlantic Championship competitors. In addition, we charge fees to competitors for credentials for all team participants and driver license fees for all drivers competing in the series. We receive royalty revenue for the use of the CART service marks and trademarks on licensed merchandise that is sold both at tracks and at off-track sites. We receive commission income from the sale of chassis and parts to our support series teams.

EXPENSES

     Our expenses are incurred primarily in, (i) distributions to our race teams: prize money, participation payments and team assistance, (ii) race operations: expenses directly related to sanctioning the events, (iii) race promotion: expenses related to races we promote, (iv) television: expenses directly related to buying air time and production of our domestic and international television programming and (v) administrative and indirect: expenses related to administration, marketing, sales and public relations. Set forth below is an explanation of the individual expense line items:

     Race Distributions. We pay the racing teams for their on-track performance. Race distributions include the following for each event:

     - event purse which is paid based on finishing position

     - contingency award payments

     - year-end point fund, which is paid based on year end finishing position

     - participation payments

     - entrant support payments

     - team assistance

     We pay awards to the teams, based on their cumulative performance for the season, out of the year-end point fund. Participation payments are being made in 2003 to each of our entries (to a maximum of 20 cars) on a per car, per race basis. In addition, entrant support payments are being made to participating teams as part of a financial incentive plan to attract and retain teams to compete in our series. The payments are made to teams in exchange for logo advertising space on their cars. We have the opportunity to sell and retain the revenue from the advertising. In 2003, we are providing assistance to certain teams to ensure that there are a sufficient number of race cars competing in our series. We will spend up to $33.0 million in team assistance, spread out over the race season, to make sure there are a sufficient number of viable competitors for the 2003 season. Through September 30, 2003, we have expensed $23.9 million in team assistance. In exchange for the team assistance, we receive certain sponsorship rights from the team.

     Race Expenses. We are responsible for officiating and administering all of our events. Costs primarily include officiating fees, travel, per diem and lodging expenses for the following officiating groups:

     - medical services

     - race administration

     - race officiating and rules compliance

     - registration

     - safety

     - technical inspection

     - timing and scoring

     Race Promotion Expenses. In 2003, we promoted six of our own events, all of which occurred during the first nine months of 2003. Race promotion expenses relate to all costs associated with staging a Champ Car event, including track rental, personnel costs and promotion of the event.

     Television Expenses. In 2003, we bought the air time for our seven CBS races and a one hour preseason preview show at a cost of $3.5 million. Speed Channel is providing the air time for the races aired on its network, including Champ Car practice and qualifying and a half-hour pre-race show. We pay for production costs associated with the races to be broadcast on the Speed Channel network. One of our races was broadcast on HD Net TV which provided the air time and we shared the production costs. We also incur expenses for our international production for all of our races.

     Administrative and Indirect Expenses. Administrative and indirect expenses include all operating costs not directly incurred for a specific event, including:

     - administration

     - marketing and advertising

     - sponsorship sales and service

     - public relations

RESULTS OF OPERATIONS

  THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2002

     Revenues. Total revenues for the quarter ended September 30, 2003 were $18.2 million, compared to $18.5 million during the same period in the prior year. The decrease was due to a decrease in sanction fees, sponsorship revenue, television revenue and other revenue partially offset by an increase in race promotion and engine lease revenue as described below.

     Sanction fees for the quarter ended September 30, 2003 were $7.8 million, a decrease of $4.7 million, or 38%, from the same period in the prior year. The decrease was partially attributable to running five races that paid sanction fees in the third quarter of 2003 compared to seven races that paid sanction fees in the same period in the prior year. The decrease was also due to negotiated reductions in sanction fees with certain promoters. We ran three self-promoted races in the third quarter of 2003, compared to zero in the prior year. Revenues from self-promoted races are reflected in race promotion revenue.

     Sponsorship revenue for the quarter ended September 30, 2003 was $2.6 million, a decrease of $311,000, or 11%, from the same period in the prior year. This decrease was primarily attributable to the loss of sponsorship income from our former title sponsor. The decrease was partially offset by new sponsorship from our two presenting sponsors Bridgestone/Firestone North American Tire, LLC and Ford Motor Company.

     Television revenue for the quarter ended September 30, 2003 was $831,000, a decrease of $1.1 million, or 58%, from the same period in the prior year. The decrease was primarily attributable to a reduction in rights sales for our international television rights, and a decrease in advertising revenue from our races broadcast on CBS, partially offset by advertising revenue from our Speed Channel shows. In 2003, we pay for the production for all of our shows and we receive the television advertising inventory. In 2002, Speed Channel paid for the production of the shows aired on its network and received the advertising inventory.

     Race promotion revenue for the quarter ended September 30, 2003 was $5.6 million, with no corresponding revenue in the same period in the prior year. The increase was attributable to promoting three races in Cleveland, Ohio, Lexington, Ohio and Miami, Florida in the quarter ended September 30, 2003.

     Engine lease revenue for the quarter ended September 30, 2003 was $475,000, with no corresponding revenue in the prior period. We purchased the engines that will be used in our series for the 2003 and 2004 seasons. The engines are leased to the teams for $100,000 per car per year payable in four installments.

     Other revenue for the quarter ended September 30, 2003 was $803,000, which was a decrease of $278,000, from the same period in the prior year. Other revenue includes membership and entry fees, contingency awards money, royalty income, commission on parts sales and other miscellaneous revenue. The decrease was primarily due to a decrease in entry fees in CART due to a waiver of those fees for 2003, fewer participants in the Toyota Atlantic series and a decrease in merchandise sales from licensed merchandise.

     Expenses. Total expenses for the quarter ended September 30, 2003 were $53.1 million, an increase of $20.9 million, or 65%, from the same period in the prior year. This increase was due to an increase in race distributions, race promotion expense, television expense, litigation expense, merger and strategic charges, asset impairment and depreciation expense partially offset by a decrease in race expenses and administrative and indirect expenses, as described below.

     Race distributions for the quarter ended September 30, 2003 were $21.1 million, an increase of $12.6 million from the same period in the prior year. Race distributions are made up of purse payments, year-end points fund, participation payments, entrant support payments and team assistance. The increase was partially due to an increase in participation payments that we make to all of our teams, from $10,000 per car per race in 2002 to $20,000 per car per race in 2003. In addition, for the 2003 Champ Car World Series we began an entrant support program where we make payments of $22,500 per car per race to each participating team. The total increase in participation and entrant support payments are $5.0 million compared to the same period in the prior year. In the quarter ended September 30, 2003, we have also provided, in aggregate, team assistance payments of $8.0 million to substantially all of our teams to ensure their participation in our series for the 2003 season compared with $774,000 in the same period in the prior year.

     Race expenses for the quarter ended September 30, 2003 were $2.6 million, a decrease of $1.5 million, or 37%, from the same period in the prior year. The decrease was primarily attributable to a reduction in staff and officials and their related travel expenses in the areas of logistics, safety, competition and timing and scoring.

     Race promotion expenses for the quarter ended September 30, 2003, were $9.9 million, an increase of $4.4 million, or 81% from the same period in the prior year. The increase in expenses is due to promoting three races in the quarter ended September 30, 2003, compared to one race in the same period in the prior year. The expenses relate to administrative expenses and direct expenses for the races we promoted in the quarter ended September 30, 2003 in Cleveland, Ohio, Lexington, Ohio and Miami, Florida. Race promotion expenses relate to all costs associated with staging a Champ Car event. Administrative expenses are recognized when incurred; expenses directly related to the event are recorded as deferred or prepaid expenses and are recognized in the period the race takes place, unless it can be determined that prepaid expenses will not be recovered from revenues from the event. Prepaid expenses are then recognized in the statements of operations, to the extent they are determined unrecoverable, in the period when it is determined they are unrecoverable. Race promotion expenses for the three months ended September 30, 2002, were $5.5 million. We entered into an agreement with Raceworks, LLC to act as the co-promoter of the Miami event in 2002. We funded substantially all of the costs associated with the race in Miami and incurred $5.5 million of race promotion expenses. The race which took place on October 6, 2002 was included in our results for the period ended September 30, 2002. We included expenses that were determined to be unrecoverable as they were in excess of revenues from the race.

     Television expense for the quarter ended September 30, 2003 was $6.5 million, an increase of $1.6 million, or 33%, from the same period in the prior year. The increase was partially due to a change in our television agreement with Speed Channel from the previous year. In 2002, Speed Channel paid for the production and received the advertising inventory for shows broadcast on its network. In 2003, we pay for the production and we receive the advertising inventory. There were four Speed Channel races in the quarter ended September 30, 2003. One of our races appeared on HD Net TV where production costs were shared. We also incur incremental expenses to provide an international feed for all of our races.

     Administrative and indirect expenses for the quarter ended September 30, 2003 were $6.1 million, a decrease of $2.9 million, or 32%, from the same period in the prior year. This decrease was primarily attributable to a decrease in marketing, advertising and sponsor fulfillment costs partially offset by an increase in insurance expense, legal fees, sales staff and related sales costs.

     Litigation and settlements expense was $1.3 million for the quarter ended September 30, 2003, with no corresponding expense in the same prior year period. The expense was attributable to an arbitration award to Action Performance Companies, Inc. in a breach of contract case in regard to a licensed merchandise contract and settlement of an early termination of a sanction agreement with International Motorsports Association, Inc. ("IMSA") in regard to a race in Miami, Florida.

     Merger and strategic charges were $1.4 million for the quarter ended September 30, 2003, with no corresponding expense in the same prior year period. The expense is attributable to financial and legal consulting expenses related to the proposed merger with Open Wheel.

     Asset impairment charges were $3.3 million for the quarter ended September 30, 2003, with no corresponding expense in the same prior year period. The expense relates to non-cash asset impairment associated with the reduction of carrying value of property and equipment in the amount of $2.0 million and the write-off of intangible assets, including goodwill in the amount of $1.3 million, with respect to Raceworks, LLC.

     Depreciation and amortization for the quarter ended September 30, 2003 was $1.0 million, compared to depreciation and amortization of $357,000 for the same period in the prior year. The increase was primarily due to depreciation on engines that we purchased for use in our series for the 2003 and 2004 seasons.

     Operating Loss. Operating loss for the quarter ended September 30, 2003 was $34.9 million, compared to operating loss of $13.7 million in the corresponding period in the prior year due to the items discussed above.

     Interest Income. Interest income for the quarter ended September 30, 2003 was $248,000, a decrease of $634,000, or 72%, from the same period in the prior year. This is primarily due to a decrease in cash and short-term investments and in interest rates.

     Loss Before Income Taxes. Loss before income taxes for the quarter ended September 30, 2003 was $34.4 million, compared to loss before income taxes of $12.8 million for the same period in the prior year due to the items discussed above.

     Income Tax Expense/Benefit. There was no income tax expense or benefit for the quarter ended September 30, 2003, compared to an income tax benefit of $4.5 million for the corresponding period in the prior year. Income tax expense/benefit for the quarter ended September 30, 2003 reflects management's decision to record a valuation allowance for all net deferred tax assets. The effective tax rate was 35.0% for the quarter ended September 30, 2002.

     Net Loss. Net loss for the quarter ended September 30, 2003 was $34.4 million compared to a net loss of $8.3 million for the same period in the prior year due to the items discussed above.

  NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     Revenues. Total revenues for the nine months ended September 30, 2003 were $38.7 million, compared to $43.4 million during the same period in the prior year. The decrease was due to a decrease in sanction fees, sponsorship revenue, television revenue and other revenue partially offset by an increase in race promotion and engine leases as described below.

     Sanction fees for the nine months ended September 30, 2003 were $16.1 million, a decrease of $11.0 million, or 40%, from the same period in the prior year. The decrease was partially attributable to running eleven races that paid sanction fees in the period ended September 30, 2003 compared to thirteen races in the same period in the prior year. The decrease was also due to negotiated reductions in sanction fees with certain promoters. In addition, one of the races that was not run in 2003 was the race in Motegi, Japan, a higher paying international race.

     Sponsorship revenue for the nine months ended September 30, 2003 was $6.6 million, a decrease of $1.4 million, or 18%, from the same period in the prior year. This decrease was primarily attributable to the loss of sponsorship income from our former title sponsor. The decrease was partially offset by new sponsorship from our two presenting sponsors Bridgestone/Firestone North American Tire, LLC and Ford Motor Company.

     Television revenue for the nine months ended September 30, 2003 was $1.7 million, a decrease of $2.5 million, or 59%, from the same period in the prior year. The decrease was primarily attributable to a reduction in rights sales for our international television rights and a decrease in television advertising revenue from our seven races broadcast on CBS, partially offset by advertising revenue from our Speed Channel broadcasts. In 2003, we pay for the production for all of our shows and we receive the television advertising inventory. In 2002, Speed Channel paid for the production of the shows aired on its network and received the advertising inventory.

     Race promotion revenue for the nine months ended September 30, 2003 was $10.6 million, an increase of $9.2 million, from the same period in the prior year. The increase was attributable to promoting six races in Kent, England, Lausitz, Germany, Portland, Oregon, Cleveland, Ohio, Lexington, Ohio and Miami, Florida in the nine months ended September 30, 2003 compared to one race in Chicago, Illinois in the same prior year period.

     Engine lease revenue for the nine months ended September 30, 2003 was $1.4 million, with no corresponding revenue in the prior period. We purchased the engines that will be used in our series for the 2003 and 2004 seasons. The engines are leased to the teams for $100,000 per car per year payable in four installments.

     Other revenue for the nine months ended September 30 2003 was $2.2 million, which was a decrease of $431,000, or 16%, from the same period in the prior year. Other revenue includes membership and entry fees, contingency awards money, royalty income, commission on parts sales and other miscellaneous revenue. The decrease was primarily due to a decrease in entry fees in CART due to a waiver of those fees for 2003, fewer participants in the Toyota Atlantic series and a decrease in merchandise sales from licensed merchandise.

     Expenses. Total expenses for the nine months ended September 30, 2003 were $117.4 million, an increase of $51.6 million, or 78%, from the same period in the prior year. This increase was due to an increase in race distributions, race promotion, television expense, litigation, merger and strategic charges, asset impairment and depreciation expense partially offset by a decrease in race expenses, administrative and indirect expenses and relocation expenses, as described below.

     Race distributions for the nine months ended September 30, 2003 were $49.7 million, an increase of $34.0 million, or 215% from the same period in the prior year. Race distributions are made up of purse payments, year-end points fund, participation payments, entrant support payments and team assistance. The increase was partially due to having sixteen races in the nine months ended September 30, 2003 compared to fifteen races in the same period in the prior year. The increase was also due to an increase in participation payments that we make to all of our teams, from $10,000 to $20,000 per car per race. In addition, for the 2003 Champ Car World Series we began an entrant support program where we make payments of $22,500 per car per race to each participating team. The total increase in participation and entrant support payments are $10.1 million compared to the same period in the prior year. In the nine months ended September 30, 2003, we have also provided, in aggregate, team assistance payments of $23.9 million to substantially all of our teams to ensure their participation in our series for the 2003 season, compared to $1.3 million in the same period in the prior year.

     Race expenses for the nine months ended September 30, 2003 were $6.5 million, a decrease of $1.9 million, or 23%, from the same period in the prior year. The decrease was primarily attributable to a reduction in staff and officials and their related travel expenses in the areas of logistics, safety, competition and timing and scoring, partially offset by having one more race in the nine months ended September 30, 2003 when compared to the same prior year period.

     Race promotion expenses for the nine months ended September 30, 2003, were $20.8 million, an increase of $11.8 million, or 133%, from the same period in the prior year. The increase in expenses is due to promoting six races in the nine months ended September 30, 2003 compared to two races in the same prior year period. The expenses relate to administrative and direct expenses incurred for all the races we promoted. During the nine months ended September 30, 2003, we promoted races in Kent, England, Lausitz, Germany, Portland, Oregon, Cleveland, Ohio, Lexington, Ohio and Miami, Florida. During the nine months ended September 30, 2002 we promoted races in Chicago, Illinois and Miami, Florida. Race promotion expenses relate to all costs associated with staging a Champ Car event. Administrative expenses are recognized when incurred. Expenses directly related to the event are recorded as deferred or prepaid expenses and are recognized in the period the race takes place, unless it can be determined that prepaid expenses will not be recovered from revenues from the event. Prepaid expenses are then recognized in the statements of operations, to the extent they are determined unrecoverable, in the period when it is determined they are unrecoverable. Race promotion expenses for the nine month period ended September 30, 2002 included $3.5 million of expenses incurred in connection with our self-promoted race, the CART Grand Prix of Chicago, and include all expenses associated with promoting that race. In 2002, we entered into an agreement with Raceworks, LLC to act as the co-promoter of the Miami event. We funded substantially all of the costs associated with the race in Miami and incurred $5.5 million of race promotion expenses. The race, which took place on October 6, 2002, was included in our results for the period ended September 30, 2002. We included expenses that were deemed to be unrecoverable as they were in excess of revenues from the race.

     Television expense for the nine months ended September 30, 2003 was $13.9 million, an increase of $4.3 million, or 45%, from the same period in the prior year. The increase was partially due to a change in our television agreement with Speed Channel from the previous year. In 2002, Speed Channel paid for the production and received the advertising inventory for shows broadcast on its network. In 2003, we pay for the production and we receive the advertising inventory. For the nine months ended September 30, 2003, we had eight races broadcast on Speed Channel. In addition, in 2003 we had one show broadcast on HD Net TV with whom we shared the production expenses and we produced and paid for air-time for a preseason preview show that aired on CBS. We also incur incremental expenses to provide an international feed for all of our races.

     Administrative and indirect expenses for the nine months ended September 30, 2003 were $16.3 million, a decrease of $4.4 million, or 21%, from the same period in the prior year. This decrease was primarily attributable to a decrease in marketing and advertising and sponsor fulfillment expenses partially offset by an increase in insurance expense, legal fees, sales staff and related sales costs.

     Litigation and settlements expense was $2.7 million for the nine months ended September 30, 2003, with no corresponding expense in the same prior year period. This expense was partially attributable to an arbitration settlement of $1.75 million paid to Engine Developments Ltd. in a breach of contract case over a contract to purchase engines; settlement of a breach of contract suit filed by two former team owners, DellaPenna Motorsports and Precision Preparation, Inc.; settlement of contract disputes with ESPN television over the canceled Texas Motor Speedway race; an arbitration award to Action Performance Companies, Inc. in a breach of contract case in regard to a licensed merchandise contract; a settlement of $1.7 million paid to Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in a breach of contract case; and settlement of an early termination of a sanction agreement with IMSA in regard to a race in Miami, Florida. The expenses were partially offset by receipt of $1.0 million from proceeds received from a bankruptcy settlement regarding claims filed against EuroSpeedway Lausitz for loss of sanction fees and other damages that occurred when the 2002 event was canceled as a result of the bankruptcy of the promoter.

     Relocation expense was $1.3 million for the nine months ended September 30, 2002 with no corresponding expense in the current year period. The expense related to the companies relocation from Troy, MI to Indianapolis, IN.

     Merger and strategic charges were $1.4 million for the nine months ended September 30, 2003, with no corresponding expense in the same prior year period. The expense is attributable to financial and legal consulting expenses related to the proposed merger with Open Wheel.

     Asset impairment charges were $3.3 million for the nine months ended September 30, 2003, with no corresponding expense in the same prior year period. The expense relates to asset impairment associated with the reduction of carrying value of property and equipment in the amount of $2.0 million and the write-off of intangible assets, including goodwill in the amount of $1.3 million, with respect to Raceworks, LLC.

     Depreciation and amortization for the nine months ended September 30, 2003 was $2.8 million, compared to depreciation and amortization of $1.0 million for the same period in the prior year. The increase was primarily due to depreciation on engines that we purchased for use in our series for the 2003 and 2004 seasons.

     Operating Loss. Operating loss for the nine months ended September 30, 2003 was $78.7 million, compared to operating loss of $22.4 million in the corresponding period in the prior year due to the items discussed above.

     Interest Income. Interest income for the nine months ended September 30, 2003 was $1.1 million, a decrease of $2.0 million, or 64%, from the same period in the prior year. This is primarily due to a decrease in interest rates and in cash and short-term investments.

     Loss Before Income Taxes. Loss before income taxes for the nine months ended September 30, 2003 was $77.2 million, compared to loss before income taxes of $19.3 million for the same period in the prior year due to the items discussed above.

     Income Tax Expense/Benefit. Income tax expense for the nine months ended September 30, 2003 was $660,000, compared to an income tax benefit of $6.8 million for the corresponding period in the prior year. Income tax expense for the nine months ended September 30, 2003 reflects management's decision to record a valuation allowance for all net deferred tax assets. The effective tax rate was 35.0% for the nine months ended September 30, 2002.

     Loss Before Cumulative Effect of Accounting Change. Loss before cumulative effect of accounting change for the nine months ended September 30, 2003 was $77.9 million compared to $12.6 million for the corresponding period in the prior year.

     Cumulative Effect of Accounting Change (Net of Tax). There was no cumulative effect of accounting change for the nine months ended September 30, 2003 compared to $956,000 for the corresponding period in the prior year. The amount relates to our implementation of Statement of Financial Account Standard No. 142 pursuant to which we wrote off our impaired goodwill.

     Net Loss. Net loss for the nine months ended September 30, 2003 was $77.9 million compared to a net loss of $13.5 million for the same period in the prior year due to the items discussed above.

SEASONALITY AND QUARTERLY RESULTS

     A substantial portion of our total revenues during the race season is expected to remain seasonal, based on our race schedule. Our quarterly results vary based on the number of races held during the quarter. In addition, whether the race pays a sanction fee or is self promoted and whether the races are aired on network television or Speed Channel will affect our quarterly results. Consequently, changes in race schedules from year to year, with races held in different quarters, will result in fluctuations in our quarterly results and affect comparability. During each of the quarters ended September 30, 2003 and 2002, we held eight races. In the quarter ended September 30, 2003, we held races in: Cleveland, Ohio; Toronto, Canada; Vancouver, Canada; Elkhart Lake, Wisconsin; Lexington, Ohio; Montreal, Canada; Denver, Colorado and Miami, Florida. In the quarter ended September 30, 2002, we held races in: Toronto, Canada; Cleveland, Ohio; Vancouver, Canada; Lexington, Ohio; Elkhart Lake, Wisconsin; Montreal, Canada; Denver, Colorado and Rockingham, England. We have provided unaudited quarterly revenues for the third quarter of 2003 and 2002 in the following table.

                                                         QUARTER ENDED
                                                         SEPTEMBER 30,
                                                    -----------------------
                                                       2003         2002
                                                    ----------   ----------
                                                    (DOLLARS IN THOUSANDS)
Revenues..........................................   $18,170      $18,537
Number of races...................................         8            8

LIQUIDITY AND CAPITAL RESOURCES

     As announced previously, in light of the significant near term financial challenges facing the Company, we retained the investment banking firm of Bear Stearns & Co. Inc. to assist us in exploring financing and other strategic alternatives that may be available to us. On August 18, 2003, the Company announced it had received a proposal from Open Wheel and was engaged in negotiations regarding a possible transaction with Open Wheel. Subsequently, on September 10, 2003, the Company and Open Wheel announced that they had signed a definitive merger agreement providing for Open Wheel to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of Company common stock then outstanding (which we will not take any action to increase while the proposed transaction is pending). Specified events leading up to the proposed merger are discussed below. For a more complete description of the proposed merger, see the preliminary proxy statement filed by the Company with the Securities and Exchange Commission on October 7, 2003.

     In the past two years, our financial condition has deteriorated significantly. CART, Inc., our wholly owned subsidiary that operates the Champ Car World Series, has experienced a significant reduction in revenue from all of its previous revenue sources, including sanction fees, television programming and sponsorship fees. At the same time, race promoters, who are critical partners in the Champ Car World Series, also experienced a deterioration in their financial condition. This deterioration was primarily attributable to a decrease in promotional and advertising expenditure by corporations due to the general downturn in the economy, decreased attendance at some race venues as a result of the split with the Indy Racing League and competition from NASCAR, which has experienced rapid growth during this period. In addition, during this period, two of the three engine manufacturers which supplied engines for the Champ Car World Series left the series to participate in the Indy Racing League. Our teams, which were supported to a significant degree by engine manufacturers and their suppliers, were being encouraged to follow those manufacturers to the Indy Racing League. The teams that elected to participate in the Champ Car World Series experienced a dramatic loss of sponsorship revenue related to the departed engine manufacturers as well as the adverse economic conditions that caused companies to cut back promotion and advertising of their brands. In addition, the teams experienced increased costs because they were required to pay for the lease of engines as compared to receiving free engine leases in the past. These conditions required CART, Inc. to expend significant amounts of capital on entry support programs and team participation payments to encourage teams to remain in the Champ Car World Series.

     Beginning in 2001, CART, Inc. lost several important race venues. Three of CART, Inc.'s more profitable international races were lost due to, in the case of Brazil, an adverse political climate, in the case of Germany, bankruptcy of the promoter and, in the case of Japan, the decision by the race venue, which was owned by Honda Motor Company, not to renew with CART, Inc. but rather to run an Indy Racing League event in which participating teams were using Honda engines. CART, Inc. was also forced to cancel another race due to safety concerns. Promoters of CART, Inc.'s other events were also experiencing weakening revenue streams and therefore began demanding lower sanction fees or sanction fees that were based either in whole or in part on a revenue or net income sharing model. CART, Inc. lost some promoters altogether. In order to preserve important markets, CART, Inc. began self-promoting some of its series races rather than utilizing third party promoters. In 2002, CART, Inc. promoted two of its races and in 2003 it promoted six of its races. Unfortunately, due to unfavorable trends in consumer and corporate spending, the overall economic conditions affecting advertising in open-wheel motorsports and the entertainment industry in general and the declining popularity of open-wheel motorsports in the United States, the expenses of self-promoted races were significantly greater than the revenues generated.

     During 2001, CART, Inc. began negotiations for a new television agreement to replace its existing fixed fee television agreement that was due to expire at the end of the 2001 season. The existing agreement guaranteed that at least half of the Champ Car World Series races would be shown on network television (ABC) and the balance of the races would be shown on the ESPN cable network. The existing agreement provided a guaranteed amount of income with no offsetting expenses. Unfortunately, CART, Inc. was unable to negotiate an acceptable fixed fee television agreement to replace the existing agreement. Therefore, beginning in 2002, CART, Inc. began buying the air-time and bearing the production costs for its television broadcasts in order to provide its race sponsors, race promoters and team sponsors with adequate television coverage of its races. CART, Inc.'s television revenue thus became dependent solely upon advertising and international rights sales. In addition, the new television agreements provided for fewer network broadcasts and a significant number of races broadcast on a cable network with less exposure than ESPN. Due to the adverse economic and industry developments described in the previous paragraph and CART, Inc.'s limited experience with selling television advertising, the revenue generated from sales of television advertising was significantly less than the costs to produce and air the television broadcasts.

     Also in 2001 and 2002, difficult economic conditions and other factors adversely affected CART, Inc.'s sponsorship revenues. Beginning in 1999, CART, Inc. had outsourced its sponsorship sales function pursuant to a long-term contract which guaranteed CART, Inc. a minimum amount of annual sponsorship revenue plus escalations on an annual basis. At the beginning of 2001, however, CART, Inc.'s sponsorship sales partner defaulted on its contract, ceased operations and filed for bankruptcy protection. As a result, CART, Inc. was required to build an internal sponsorship sales force. This sales force had to operate under adverse economic conditions that caused corporate sponsors to reduce their expenditures for both teams and the Champ Car World Series. The decline in sponsorship revenue was also attributable to our weakened television package, as sponsors value a sponsorship opportunity largely on the amount of exposure they receive on television. In some cases, corporate sponsors left the Champ Car World Series to align themselves with a rival series. In other cases, corporate sponsors left motorsports altogether. Our title sponsor for the previous four years decided not to renew its title sponsorship and withdrew from the Champ Car World Series after the 2002 season.

     Other factors also contributed to our declining financial condition during this time period. During 2001, CART, Inc. was in negotiations to change the engine specifications for the Champ Car World Series beginning with the 2003 race season. At the time, American Honda Motor Company, Toyota Motor Sales, U.S.A., Inc. and Ford Motor Company supplied engines for the Champ Car World Series. In some cases, these car manufacturers supplied free engines and provided other financial support to certain teams. In addition, the manufacturers were major sponsors for race promoters and also purchased large quantities of television advertising. At the end of the 2002 season, however, Honda and Toyota left the Champ Car World Series to participate in the Indy Racing League. Several of the teams participating in the Champ Car World Series followed Honda and Toyota to the rival series. Although CART, Inc. was able to enter into a contract with a subsidiary of Ford to purchase and service engines for the Champ Car World Series for the 2003 and 2004 seasons, the loss of Honda and Toyota had an adverse effect on CART, Inc. and the Champ Car World Series promoters and teams.

     As a result of the foregoing, by the middle of 2002 it had become apparent to CART, Inc. that it would need to find a way to retain its remaining teams and attract new teams in order to have 18 to 20 race cars in the field for the 2003 season. Failure to field 18 to 20 race cars would, depending on the agreements, have resulted in defaults under certain promoter and television agreements. In light of the circumstances, CART, Inc. believed that the only way to retain existing teams and attract new teams would be to provide participating teams with additional financial support. CART, Inc. believed that this support would result in increased team participation in 2003 and would give it the opportunity to market its television and sponsorship rights on a profitable basis. Therefore, in August 2002, CART, Inc. announced its entry support program and increased its existing team participation payments in order to ensure adequate team participation in the 2003 Champ Car World Series. The entry support program and the team participation payments provide a total of $42,500 in cash payments to teams, per race, for each car entered in the 2003 Champ Car World Series. Management estimates that these payments will amount to a total of $15,342,500 for the 2003 Champ Car World Series. These payments are in addition to prize money and other non-monetary benefits that accrue to participating teams. In October 2002, recognizing the difficulties the teams were having in securing sponsorship, CART, Inc. announced its commitment to spend an aggregate amount of $30 million in team assistance payments, which would be in addition to the entry support program and team participation payments. In exchange for the entry support, team participation and team assistance payments, the teams agreed to participate in the Champ Car World Series for the entire 2003 season and granted CART, Inc. the right to sell certain advertising space on the teams' racecars. CART, Inc. planned to package this advertising opportunity with its advertising inventory from television and self-promoted races. CART, Inc. believed this would provide an integrated marketing opportunity to sponsors whereby they could participate at the team, race event and series levels. However, CART, Inc. was unsuccessful in selling the integrated advertising packages.

     On October 29, 2002, the Company retained Bear Stearns to act as its financial advisor in its consideration of strategic alternatives to increase stockholder value.

     At this time, management, at the direction of the board of directors, began developing a four-year business plan incorporating the changing business model discussed above, including financial forecasts for the four fiscal years ending December 31, 2006. From October 2002 to April 2003, the Company's management worked with an outside consultant to develop the business plan.

     During the spring and summer of 2003, the overall economic, financial and operating conditions affecting our business continued to deteriorate. These developments were reflected in a series of deteriorating financial forecasts provided to our board of directors and publicly disclosed on June 16, 2003, July 22, 2003 and August 11, 2003. Consequently, the expectations of management and our board of directors as to our future performance diminished and it became clear to management that we would not have sufficient resources to fund the Champ Car World Series in 2004, even if the entry support, team participation and team assistance payments were reduced.

     On August 18, 2003, the Company publicly announced that it had received a proposal from Open Wheel and that it was engaged in negotiations regarding a possible transaction with Open Wheel.

     On August 24, 2003, the Company publicly announced that its board of directors had instructed management to continue negotiating with Open Wheel with respect to all terms related to a possible acquisition of the Company. The Company, Open Wheel and their respective advisors continued to engage in negotiations regarding the terms of a possible transaction and related definitive agreements.

     On September 10, 2003, representatives of the Company, Open Wheel and Open Wheel Acquisition Corp., a wholly-owned subsidiary of Open Wheel, executed and delivered the merger agreement and other related agreements and issued a joint press release announcing the proposed transaction.

     A preliminary proxy statement related to the proposed merger has been filed with the SEC. A definitive proxy statement will be mailed to stockholders an appropriate period of time prior to a special meeting of the stockholders to vote to adopt the merger agreement. The special meeting is anticipated to take place prior to the end of 2003.

     Expenses related to the merger are expected to be approximately $3.3 million.

     We have relied on our cash reserves generated in previous years to finance working capital, contractual commitments, operating losses, investments and capital expenditures during the past year. In 2003, we anticipate that we will use all available funds to fund expected operating losses, capital expenditures and other cash needs for 2003. If the proposed merger with Open Wheel is not completed for any reason, and if no strategic transaction that is an alternative to the merger is available to us at that time, it is expected that we will be required immediately to cease our operations, wind up our affairs and seek to liquidate our remaining assets because our cash resources and other sources of liquidity would be substantially depleted by that time. In that event, we expect that CART, Inc. and our other subsidiaries would discontinue racing and other operations and commence liquidation. Although the definitive merger agreement permits our board of directors to consider proposals for a competing transaction and accept a superior proposal, no such competing proposal is currently being considered by us as an alternative to the proposed transaction with Open Wheel and no superior proposal is available.

     Our cash balance on September 30, 2003 was $2.1 million, a net decrease of $4.7 million from December 31, 2002. This decrease was primarily the result of net cash used in operating activities of $61.0 million and net cash used in financing activities of $1.0 million, partially offset by proceeds from investing activities of $57.3 million.

     Our short term investment balance on September 30, 2003 was $17.6 million, a net decrease of $61.9 million from December 31, 2002. This decrease was primarily due to funding of operations for the nine months ended September 30, 2003.

     In May 2003, the Company entered into an agreement with a third party where we paid for the costs of capital improvements retained by the third party necessary to stage an event where we are the promoter. We accepted an unsecured note of $750,000 for said improvements, to be received, without interest over five years. Payment in the amount of $75,000 will be due in each of the first four years with a final payment of $450,000 due in the fifth year. These payments are payable each November 1st, beginning in 2003. The Company imputed interest on the note at a rate of 6% and recorded a discount on the note receivable which reduced the note by $146,000.

     In June 2003, the Company entered into an amendment to a sanction agreement with a promoter where we accepted a note in the amount of $400,000 as payment for a portion of the sanction fee. This note is payable in 36 equal monthly installments, bearing interest at 10% per annum, beginning January 1, 2004. The note is secured by all products and proceeds of all other events staged by the promoter at the promoter's facility.

     In April 2002, we entered into a lease for our new corporate headquarters in Indianapolis, Indiana. The lease commenced on May 1, 2002 and expires on October 31, 2010. The total amount due through the life of the lease is $2.6 million.

     In March 2003, we entered into a lease for office space in Miami, Florida. The lease commenced on June 1, 2003 and expires on May 31, 2008. The total amount due through the life of the lease is $478,198.

     The following table summarizes our contractual obligations as of September 30, 2003.

                                                      PAYMENTS DUE BY PERIOD
                                  --------------------------------------------------------------
                                                 LESS THAN                               AFTER
CONTRACTUAL OBLIGATIONS              TOTAL        1 YEAR      1-3 YEARS    4-5 YEARS    5 YEARS
-----------------------           -----------   -----------   ----------   ----------   --------
Operating Leases................  $ 2,945,649   $   399,613   $  806,563   $  786,830   $952,643
Team Assistance Payments........    6,216,055     4,216,055    2,000,000           --         --
Entrant Support Program.........    2,422,500     2,422,500           --           --         --
Television Buys.................    4,107,000     4,107,000           --           --         --
Other Long-Term Obligations.....    7,489,376     4,177,376    2,981,953      330,048
                                  -----------   -----------   ----------   ----------   --------
  Total Contractual Cash
     Obligations................  $23,180,580   $15,322,544   $5,788,516   $1,116,878   $952,643
                                  ===========   ===========   ==========   ==========   ========

     In July 2002, we guaranteed a $1.8 million commercial term loan in connection with our acquisition of Raceworks, LLC. The Company subsequently acquired this loan in conjunction with the acquisition of Raceworks, LLC and has recorded the loan in its long-term debt as of September 30, 2003. The principal on the loan shall be paid quarterly, commencing on October 31, 2003 and on the last day of each January, April, July and October thereafter, in the amount of $50,000 per quarter. The entire unpaid principal amount of the loan and all accrued and unpaid interest and other amounts payable thereunder shall be due and payable in July 2007. The loan may be prepaid, in whole or in part, without a penalty. The rate of interest on the outstanding principal amount of the loan will be equal to The Wall Street Journal prime rate (the "prime rate") plus 150 basis points. (As of September 30, 2003, the rate of interest was 5.5 %.)

     At June 30, 2003 and September 30, 2003, the Company was in default of certain financial covenants for which a waiver will be requested. As a result the entire amount of the note has been classified as current.

     On March 7, 2003, we acquired 100% of the equity in Raceworks, LLC. The purchase price was $1.2 million, including $473,000 of cash and a contingent promissory note of $722,000, without interest, and assumption of liabilities of $4.7 million. At September 30, 2003, the Company was in default of certain payment obligations and the contingent promissory note became due and payable and has been classified as current. Operating results and cash flows of Raceworks, LLC were significantly lower than expected during the quarter ended September 30, 2003. Based on those results and other qualitative information, the future earnings forecasts were revised. The Company recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks, LLC. The fair value of the reporting unit was estimated using the present value of expected future cash flows.

     Litigation and settlements expense was $2.7 million for the nine months ended September 30, 2003. This expense was partially attributable to an arbitration settlement of $1.75 million paid in August 2003, to Engine Developments Ltd. in a breach of contract case over a contract to purchase engines, a settlement of a breach of contract suit filed by two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., settlement of contract disputes with ESPN television over the canceled Texas Motor Speedway race, an arbitration award to Action Performance Companies, Inc. in a breach of contract case in regard to a licensed merchandise contract, and settlement of an early termination of a sanction agreement with IMSA in regard to a race in Miami, Florida. The expenses were partially offset by receipt of $1.0 million from proceeds received from a bankruptcy settlement regarding claims filed against EuroSpeedway Lausitz for loss of sanction fees and other damages that occurred when the 2002 event was canceled as a result of the bankruptcy of the promoter.

     In addition, in August 2003 we paid $1.7 million to Joseph Heitzler, our former CEO, in complete settlement of all actions brought by Mr. Heitzler in claims related to his employment with the Company. The charge to expense related to this settlement had been taken in the year-ended December 31, 2001.

FUTURE TRENDS IN OPERATING RESULTS

     If the proposed merger with Open Wheel is not completed for any reason, and if no strategic transaction that is an alternative to the merger is available to us at that time, it is expected that we will be required immediately to cease our operations, wind up our affairs and seek to liquidate our remaining assets because our cash resources and other sources of liquidity would be substantially depleted by that time. In that event, we expect that CART, Inc. and our other subsidiaries would discontinue racing and other operations and commence liquidation. Although the definitive merger agreement permits our board of directors to consider proposals for a competing transaction and accept a superior proposal, no such proposal is currently being considered by us as an alternative to the proposed transaction with Open Wheel and no superior proposal is available.

RELATED PARTY TRANSACTIONS

     We have historically entered into transactions with related parties, because several of our directors and one of our significant stockholders are team owners. We believe that all the transactions which we have entered into with our directors or significant stockholders have terms that are comparable to the terms that we have in the past or could in the future enter into with unaffiliated third parties with respect to each of these transactions. In order to avoid conflicts of interest, any of our directors who are affiliated with an entity that is entering into a transaction with us have not and will not vote on any matters related to such transactions and may, in certain circumstances, refrain from participating in any discussions related to such transactions.

     On August 18, 2003, the Company announced that it had received a proposal from Open Wheel and was engaged in negotiations regarding a possible transaction with Open Wheel. Subsequently, on September 10, 2003, the Company and Open Wheel announced that they had signed a definitive merger agreement providing for Open Wheel to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of Company stock then outstanding (which we will not take any action to increase while the proposed transaction is pending). Open Wheel is owned indirectly by a group of investors and Champ Car World Series team owners, including Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe. Because the members of Open Wheel beneficially own 3,377,400 shares, or 23%, of our common stock contributed to Open Wheel by Mr. Forsythe on September 26, 2003, the proposed merger with Open Wheel may constitute, if completed, a "going-private transaction" subject to Rule 13e-3 of the Securities Exchange Act of 1934.

     In addition to the proposed merger with Open Wheel, during the nine months ended September 30, 2003, we entered into related party transactions with U.E. Patrick and Mario Andretti, directors that did not stand for reelection when their terms ended on July 17, 2003, Derrick Walker and Carl
A. Haas, directors until they resigned their positions on August 18, 2003 and September 22, 2003, respectively, Rafael Sanchez, a current director, and Gerald
R. Forsythe, a 23.0% stockholder of the Company until September 26, 2003, when he contributed all of his shares of our common stock to Open Wheel, and currently the beneficial owner of a substantial membership interest in Open Wheel.

     The related party transactions under "Purse Distributions, Entry Support Program and Lease Arrangements" are all payments or transactions that are made on an identical basis to all race teams, whether they are affiliated with directors or significant stockholders or not affiliated. The payments payable to related parties under the caption "Team Assistance Program" relate to further assistance that we are providing to race teams to assure their participation in the 2003 race season. The amounts payable to each race team vary, depending upon the team's ability to raise third party sponsorship, the number of cars that the team will race in 2003, their budget and other factors. We believe that these payments are necessary to ensure that there will be 18 to 20 competitive race cars in the field for the 2003 season. We believe that the amounts payable to each of the race teams affiliated with a director or a substantial stockholder are consistent with arrangements that we could enter into with unaffiliated third parties. Both of these programs were developed to ensure the necessary participation in the series. Without this additional funding, it was unlikely that there would have been the necessary number of teams for the 2003 Champ Car World Series, which would result in defaults under certain of our promoter and television agreements. This could have resulted in severe financial consequences to us.

     Purse Distributions, Entry Support Program and Lease Arrangements. We have entered into, and we will continue to enter into, transactions with entities that are affiliated with our directors and/or 5% stockholders who are owners of our race teams. Race teams that participate in the Champ Car World Series receive purse distributions on a per race basis and from the year-end point fund, which amounts have been paid based solely upon their performance in specific races. All of these payments are made to our race teams regardless of the affiliation with our directors or significant stockholders. The following table provides information with respect to expenses incurred through September 30, 2003 by us to race teams that are or were affiliated with our directors and/or significant stockholders:

RACE TEAM/AFFILIATED PERSON                                   PURSE DISTRIBUTIONS
---------------------------                                   -------------------
Forsythe Racing, Inc./Gerald R. Forsythe....................      $1,420,250
Newman/Haas Racing/Carl A. Haas.............................       1,373,000
Derrick Walker Racing, Inc./Derrick Walker..................         538,500
Patrick Racing, Inc./U.E. Patrick...........................         430,000
Rocketsports, Inc./Paul Gentilozzi..........................         386,000
PK Racing LLC/Kevin Kalkhoven...............................         287,000

     In 2003, we lease engines and provide financial assistance to every team that participates in the Champ Car World Series, including teams affiliated with our directors and/or 5% stockholders. The financial assistance payments relate to two programs instituted for the 2003 season, the Entry Support Program (ESP) and the Team Assistance Program. ESP will provide up to $42,500 in cash payments to teams, per race, for each car entered into the series.

     We have entered into a sponsorship agreement with Ford Motor Company, which provides in part, that Ford will lease to each of the teams Ford vehicles for their use in 2003. For ease of administration, Ford has leased these vehicles to us and we have subleased the vehicles to each team on a net basis. There is no net cost or benefit to us related to this arrangement.

     We purchased 100 race engines from Cosworth Racing, Inc. for a total purchase price of $4.0 million and agreed to pay for track support in the amount of $1.5 million for the 2003 and 2004 seasons. We in turn have leased these engines to each team on the basis of $100,000 per entrant per race season.

     The following table lists the amount of engine lease income we have earned and ESP expenses we have incurred to related parties through September 30, 2003.

                                                           ENGINE LEASE      ESP PAYMENTS
RACE TEAM/AFFILIATED PERSON                              INCOME FROM TEAMS     TO TEAMS
---------------------------                              -----------------   ------------
Newman/Haas Racing/Carl A. Haas........................      $150,000         $1,360,000
Forsythe Racing, Inc./Gerald R. Forsythe...............       150,000          1,360,000
Derrick Walker Racing, Inc./Derrick Walker.............       150,000          1,360,000
Patrick Racing, Inc./U.E. Patrick......................        75,000            680,000
PK Racing LLC/Kevin Kalkhoven..........................        75,000            680,000
Rocketsports, Inc./Paul Gentilozzi.....................        75,000            680,000

     Team Assistance Program. The Team Assistance Program will supply up to an additional $33.0 million in team assistance spread over the 2003 race season as described above. The following table sets forth the Team Assistance Program expenses incurred to teams affiliated with directors and/or 5% stockholders through September 30, 2003.

RACE TEAM/AFFILIATED PERSON                                   TEAM ASSISTANCE
---------------------------                                   ---------------
Derrick Walker Racing, Inc./Derrick Walker..................    $4,443,750
Newman/Haas Racing/Carl A. Haas.............................     1,500,000
Rocketsports, Inc./Paul Gentilozzi..........................     1,500,000
Patrick Racing, Inc./U.E. Patrick...........................     1,050,000
PK Racing LLC/Kevin Kalkhoven...............................       750,000

PROMOTER AGREEMENTS

     Some of our directors or stockholders either control or are affiliated with others who control racing venues which stage Champ Car and other racing events. We have entered into the following agreements with entities associated with directors or 5% stockholders:

     Carl A. Haas, who resigned as a director on September 22, 2003, is a principal owner of Carl Haas Racing Teams, Ltd. which has entered into a Promoter Agreement with respect to the Champ Car World Series race at the Wisconsin State Park Speedway in West Allis, Wisconsin. The agreement granted Carl Haas Racing Teams, Ltd. the option to promote the race in 2003 and 2004. Carl Haas Racing Teams, Ltd. has elected to exercise the option for 2003, but not for 2004. Pursuant to the Promoter Agreement, entities affiliated with Mr. Haas have paid sanction fees to us of $1.4 million for the 2003 event. Beginning in 2004, the Champ Car World Series race at West Allis, Wisconsin will be promoted by the Wisconsin State Fair Grounds and Mr. Haas will no longer have an affiliation with the promotion of this event.

     Gerald R. Forsythe is a principal owner of the entities which entered into Promoter Agreements with respect to Champ Car World Series races in Monterrey, Mexico and Mexico City, Mexico. These agreements were amended in 2003 to reduce the amount of the sanctions fees payable to us. Pursuant to terms thereof, a Champ Car World Series race will be held at Monterrey through 2005 and Mexico City through 2006. These entities affiliated with Mr. Forsythe have paid or will pay sanction fees to us in the aggregate amount of $4.9 million for 2003, $5.0 million for 2004, $5.2 million for 2005 and $2.7 million for 2006.

OTHER RELATED PARTY TRANSACTIONS

     In addition to the above, we have entered into the following transactions with related parties:

     Mr. Forsythe is also a principal owner of the entity that holds our Mexican television rights. In return for granting the Mexican television rights, CART, Inc. will receive a minimum guaranteed payment of $325,000 in 2003 and is due to receive a minimum guaranteed payment of $350,000 in 2004, $375,000 for 2005, and $400,000 for 2006. In addition to the guaranteed minimum payments due in 2004, 2005 and 2006, CART, Inc. will receive a guaranteed payment of up to 70% of the net profits of the entity holding our Mexican television rights, if any, until CART, Inc. receives an aggregate amount of $550,000 in 2003, $600,000 in 2004, $650,000 in 2005 and $700,000 in 2006.

     Rafael Sanchez is a principal owner of RAS Development, Inc. which in March 2003 entered into a five year lease agreement with CART, Inc. for office space in Miami, Florida. Payments to RAS Development, Inc. under this lease agreement total $52,528, $91,098, $93,456, $96,812, $101,259 and $43,045 for 2003, 2004,
2005, 2006, 2007 and 2008, respectively.

     Mario Andretti, a director who did not stand for reelection when his term ended on July 17, 2003, has entered into agreements with us whereby he participates in certain public relations events in exchange for compensation totaling $250,000.

     Paul Gentilozzi is the managing member of Trans Am Racing, L.L.C. which has entered into a sanction agreement with CART, Inc. relating to the participation of the Trans Am Series at CART, Inc.'s self promoted event in Miami. In 2003, the agreement was amended to move the 2003 race from Miami to Cleveland. CART, Inc. has paid or will pay sanction fees to Trans Am Racing, L.L.C. totaling $200,000 in 2003 and $200,000 in 2004.

     We entered into a sponsorship agreement with PacifiCare Health Services, Inc. (PacifiCare), which provides that PacifiCare will be the "Official Health Care Provider" for the Champ Car World Series for 2003. PacifiCare will also be provided with two thirty second advertising slots at no cost (other than production costs) if slots are available on each of the Champ Car race broadcasts during 2003. As consideration for the Sponsorship Agreement, PacifiCare agreed to become a sponsor of Newman/Haas Racing for 2003 and has granted to us the right to negotiate a sponsorship agreement with PacifiCare for 2004. Carl A. Haas is a principal owner of Newman/Haas Racing.

PAYMENTS TO CART

     In addition to the payments described above, we receive revenue from our race teams, including those affiliated with our directors and/or 5% stockholders, for miscellaneous items based solely on participation in our events. As of September 30, 2003, no race teams affiliated with our directors and/or 5% stockholders made payments to us in an amount greater than $50,000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     With the exception of historical information contained in this Form 10-Q, certain matters discussed are forward-looking statements. These forward-looking statements involve risks that could cause the actual results and plans for the future to differ from these forward-looking statements. The factors listed below, among others, could cause the forward-looking statements to differ from actual results and plans:

     - the failure of the proposed merger with Open Wheel to be completed for any reason

     - competition in the sports and entertainment industry

     - participation by race teams

     - continued industry sponsorship

     - regulation of tobacco and alcohol advertising and sponsorship

     - competition by the Indy Racing League

     - liability for personal injuries

     - success of television contracts

     - renewal of sanction agreements

     - participation by suppliers

     - success of co-promoted and self-promoted races

     - current uncertain economic environment and weak advertising market

     - impact of engine specifications

     - availability of financing and financial resources in the amounts, at the times and on the terms required to support our business

     Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's SEC filings made from time to time, including, but not limited to, the Form 10-K for the year ended December 31, 2002, as amended, and subsequent 10-Qs. Copies of those filings are available from the Company and the Company's website www.champcarworldseries.com and at the SEC's website www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise.

ITEM 3:  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Foreign Currency Exchange Risk. Because we collect the revenues and fund the expenses of two events in currencies other than the United States dollar, we are exposed to the risk of foreign currency exchange valuation differences. Our policy is to minimize exposure to foreign currency exchange risk. Based on the relatively short periods of exposure, our foreign currency exchange risk is not considered significant.

     Interest Rate Risk. Our investment policy was designed to maximize safety and liquidity while maximizing yield within those constraints. At September 30, 2003, our investments consisted of U.S. Agency issues, letters of credit, and money market funds. The weighted average maturity of our portfolio is 228 days. Because of the relatively short-term nature of our investments, our interest rate risk is not considered significant.

ITEM 4:  CONTROLS AND PROCEDURES

     (a) Within the 90 days prior to the date of filing of this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to us (including our consolidated subsidiaries) required to be included in our periodic SEC filings.

     (b) There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date we carried out this evaluation.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                          PART II -- OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     On March 26, 2002, the Company filed a complaint against Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleged that Mr. Heitzler breached his employment contract, breached his fiduciary duties and intentionally or recklessly omitted to disclose information to the Company in order to induce the continuation of Mr. Heitzler's employment agreement. The suit sought damages of an unspecified amount. On March 28, 2002, Mr. Heitzler filed a complaint against the Company in the Superior Court of the State of California, County of Los Angeles. The suit sought compensatory, exemplary and punitive damages in excess of $2.0 million for breach of contract, fraud, negligent misrepresentation, breach of covenant of good faith and fair dealing and declaratory relief. An amended complaint adding a count for tortious breach of contract in violation of public policy was filed on April 9, 2002. These claims were settled in August 2003 and the Company paid $1.7 million in settlement of any and all claims.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     In July 2002, the Company guaranteed a $1.8 million commercial term loan in connection with the operations of Raceworks, LLC. The Company subsequently acquired this loan in conjunction with the acquisition of Raceworks, LLC and has recorded the loan in its long-term debt as of September 30, 2003. The principal on the loan shall be paid quarterly, commencing on October 31, 2003 and on the last day of each January, April, July and October thereafter, in the amount of $50,000 per quarter. The entire unpaid principal amount of the loan and all accrued and unpaid interest and other amounts payable thereunder shall be due and payable in July 2007. At June 30, 2003 and September 30, 2003, the Company was in default of certain financial covenants for which a waiver will be requested. These financial covenants require that total stockholders' equity of the Company not be below $75 million. As a result the entire amount of the note has been classified as current.

     On March 7, 2003, the Company issued a promissory note of $722,000 in conjunction with the acquisition of Raceworks, LLC. Commencing on the payment due dates, any unpaid principal bears interest at ten percent (10%) per annum. A payment of $473,000 was due on October 8, 2003. The Company was in default of the payment provisions of the note by not presenting payment by that date. As a result, the entire amount of the note is due and payable and has been classified as current

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The annual meeting of stockholders of the Company was held on July 17, 2003 in Indianapolis, Indiana, and the following directors were elected to serve a term of one year:

             Robert D. Biggs                          Christopher R. Pook
               Carl A. Haas                            Rafael A. Sanchez
            James F. Hardymon                           Frederick Tucker
            James A. Henderson                           Derrick Walker

     At such annual meeting of stockholders, the following item was voted on by the stockholders:

        To ratify the appointment of Deloitte & Touche LLP as the independent accountants for the year ended December 31, 2003:

   VOTES IN FAVOR      VOTES AGAINST/WITHHELD   ABSTENTIONS/BROKER NON-VOTES
   --------------      ----------------------   ----------------------------
     12,018,781           104,647                     0

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

     (a) Exhibits.

31.1     Form 10-Q Certification by Christopher R. Pook, Chief
         Executive Officer dated as of November   , 2003.
31.2     Form 10-Q Certification by Thomas L. Carter, Chief Financial
         Officer dated as of November   , 2003.
32.1     Section 906 Certification by Christopher R. Pook, Chief
         Executive Officer dated as of November   , 2003.
32.2     Section 906 Certification by Thomas L. Carter, Chief
         Financial Officer dated as of November   , 2003.

     (b) Reports on Form 8-K.

99.4 Item 9. Regulation FD Disclosure dated July 23, 2003, releasing updated annual guidance information.
99.5     Item 9. Regulation FD Disclosure/Item 12. Results of
         Operations and Financial Condition dated August 11, 2003, releasing earnings information.
99.6 Item 9. Regulation FD Disclosure dated August 18, 2003, announced the receipt by the Company of a proposal from Open
         Wheel Racing Series LLC to enter into a letter of intent contemplating the acquisition of all of the outstanding shares of the Company for approximately $0.50 cash per share.
99.7     Item 5. Other Events and Regulation FD Disclosure dated
         August 19, 2003, announced the resignation of Derrick Walker from the Company's Board of Directors.
99.8     Item 5. Other Events and Regulation FD Disclosure dated
         August 21, 2003, announced the resignation of Robert Biggs from the Company's Board of Directors.
99.9 Item 9. Regulation FD Disclosure dated August 24, 2003, announced continued negotiations with Open Wheel Racing
         Series LLC with respect to all terms related to a possible acquisition of the Company.
99.10    Item 5. Other Events and Regulation FD Disclosure dated
         September 10, 2003, announced signed a definitive agreement providing for Open Wheel Racing Series LLC to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of the Company's common stock currently outstanding.
99.11    Item 5. Other Events and Regulation FD Disclosure dated
         September 18, 2003, announced that Open Wheel Racing Series
         LLC had not exercised its right to terminate the merger agreement on or prior to September 18, 2003.
99.12    Item 5. Other Events and Regulation FD Disclosure dated
         October 3, 2003, announced the resignation of Carl Haas from the Company's Board of Directors.
99.13    Item 5. Other Events and Regulation FD Disclosure dated
         October 6, 2003, announced the receipt of formal notification from the New York Stock Exchange that the Company had fallen below the NYSE continued listing criteria
99.14    Item 5. Other Events and Regulation FD Disclosure dated
         October 16, 2003, announced that effective Wednesday,
         October 15, 2003, the Company's common stock will be quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol
         CPNT.OB.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                          By:    /s/ THOMAS L. CARTER

                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

Date: October 30, 2003

                                                                    EXHIBIT 31.1

     I, Christopher R. Pook, certify that:

          1. I have reviewed this Form 10-Q of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

          3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

          4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

             (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

             (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

             (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

          5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

             (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

             (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                                /s/ CHRISTOPHER R. POOK
                                          --------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

Date: October 30, 2003

                                                                    EXHIBIT 31.2

     I, Thomas L. Carter, certify that:

          1. I have reviewed this Form 10-Q of Championship Auto Racing Teams, Inc.;

          2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

          3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

          4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

             (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

             (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

             (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

          5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

             (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

             (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                                 /s/ THOMAS L. CARTER
                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

Date: October 30, 2003

                                                                    EXHIBIT 32.1

                           CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Championship Auto Racing Teams, Inc. (the "Company") on Form 10-Q for the quarter ending September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Christopher R. Pook, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                /s/ CHRISTOPHER R. POOK
                                          --------------------------------------
                                                   Christopher R. Pook
                                                 Chief Executive Officer

October 30, 2003

A signed original of this written statement required by Section 906 has been provided to Championship Auto Racing Teams, Inc. and will be retained by Championship Auto Racing Teams, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

                                                                    EXHIBIT 32.2

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Championship Auto Racing Teams, Inc. (the "Company") on Form 10-Q for the quarter ending September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Thomas L. Carter, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                 /s/ THOMAS L. CARTER
                                          --------------------------------------
                                                     Thomas L. Carter
                                                 Chief Financial Officer

October 30, 2003

     A signed original of this written statement required by Section 906 has been provided to Championship Auto Racing Teams, Inc. and will be retained by Championship Auto Racing Teams, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                              DECEMBER [  ], 2003


                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

                              FOLD AND DETACH HERE

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         FOR THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER [  ], 2003



     The undersigned hereby appoints Thomas L. Carter and J. Carlisle Peet III and each of them with the power of substitution and revocation, as attorneys and proxies to appear and vote all shares of Championship Auto Racing Teams, Inc. common stock held by the undersigned at the special meeting of stockholders of Championship Auto Racing Teams, Inc. to be held on December [ ], 2003 and at any and all adjournments or postponements thereof, and the undersigned hereby instructs said proxies to vote as indicated on the matter referred to on the reverse side and described in the proxy statement for the meeting, and in accordance with their judgment on all other matters that may properly come before the meeting.


     All proxies will vote as specified on the reverse side. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL VOTE FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER. To vote FOR the Board of Directors' recommendation, just sign and date the reverse side -- no boxes need be checked.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

[X] Please mark your votes as in this example.

THE BOARD OF DIRECTORS OF CHAMPIONSHIP AUTO RACING TEAMS, INC. RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

     To adopt the Agreement and Plan of Merger, dated as of September 10, 2003, among Open Wheel Racing Series LLC, Open Wheel Acquisition Corporation, a wholly owned subsidiary of Open Wheel Racings Series LLC, and Championship Auto Racing Teams, Inc., pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Championship Auto Racing Teams, Inc., other than those held by Open Wheel Racing Series LLC or Open Wheel Acquisition Corporation, or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive the amount of cash, without interest, equal to: (1) $8,242,156, divided by (2) the total number of shares of our common stock outstanding immediately prior to the completion of the merger.


           FOR [  ]                      AGAINST [  ]                     ABSTAIN [  ]

                  Mark box at right if an address change [  ]
                   or comment has been made and note at left.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.

Signature: ------------------------------------------  Date: -----------------------------------------------

Signature: ------------------------------------------  Date: -----------------------------------------------